Form 10-K, Exhibit 13
period 2005-09-30
AMERICAN BANCORP OF NEW JERSEY INC
filed 2005-12-28
CIK 1330039

2005 ANNUAL REPORT TO STOCKHOLDERS

                                TABLE OF CONTENTS


Letter from the Chief Executive Officer.......................................................1

Financial Highlights..........................................................................3

Management's Discussion and Analysis of Financial Condition and Results of Operations.........5

Report of Independent Registered Public Accounting Firm......................................32

Consolidated Statements of Financial Condition...............................................33

Consolidated Statements of Income............................................................34

Consolidated Statements of Changes in Equity.................................................35

Consolidated Statements of Cash Flows........................................................37

Notes to Consolidated Financial Statements...................................................39

Directors and Officers.......................................................................68

Investor and Corporate Information...........................................................69

Office Locations.............................................................................70

                     LETTER FROM THE CHIEF EXECUTIVE OFFICER



Dear Fellow Stockholders:

       On behalf of the Board of Directors and employees, I am pleased to present the 2005 Annual Report to Stockholders.

         This was a significant year for American Bank of New Jersey. On October 5, 2005, we completed our conversion from the mutual to the stock form and became a fully public company. A newly incorporated holding company, American Bancorp of New Jersey, Inc. became the successor to ASB Holding Company. In a stock offering completed as part of the conversion, American Bancorp sold the 70% ownership interest previously held by the mutual holding company, American Savings, MHC, and the 30% ownership interest held by the ASB Holding Company stockholders was converted into an equivalent ownership of American Bancorp of New Jersey, Inc. Shares of American Bancorp began trading on October 6, 2005 on the Nasdaq National Market under the symbol "ABNJ." After offering expenses and funding the employee stock ownership plan's purchase of 8% of the shares sold in the offering, investable net proceeds were approximately $89.6 million. We believe this additional capital and the flexibility afforded by our new structure will better position us to achieve our business plan.

         During 2005, we commenced payment of a regular quarterly dividend, which was an important step in our evolution as a public company that began with the completion of the initial 30% stock offering by ASB Holding Company in 2003. The Board was pleased to continue providing a return to stockholders, and American Bancorp paid its first quarterly dividend of $0.04 per share in December 2005.

         In addition to our continued development as a public company, during 2005 we also expanded our management team as we welcomed our new President and Chief Operating Officer Fred G. Kowal. We believe that Mr. Kowal has the skills and background necessary to assist us as we pursue the goals of our business plan, which includes expanding our deposit branch network and commercial lending activities.

         Movements in market interest rates present a challenge for financial institutions and 2005 was no exception as rates continued to increase from the historical lows of prior periods. Through the first half of fiscal 2005, we realized improvements in our net interest margin as increases in yields on our interest-earning assets outpaced the increases in costs of our interest bearing-liabilities. However, that trend reversed in the latter half of 2005 when upward pressure on our cost of deposits resulted in greater increases in the cost of our interest-bearing liabilities than in the yield on our interest earning assets. On the whole, during 2005 we saw our average yield on interest-earning assets improve to 4.84% from 4.68% while our average cost of interest-bearing liabilities increased to 2.56% from 2.41%. Thus, our net interest margin remained unchanged at 2.60% for 2005, the same as 2004. Our net interest spread also remained constant at 2.28%. Average interest-earning assets grew by $36.9 million to $425.9 million for fiscal 2005, while average interest-bearing liabilities grew by $36.3 million to $372.6 million.

         Loans receivable, net grew by 10.4% to $341.0 million at September 30, 2005 from $309.0 million at September 30, 2004. Deposits increased by 5.6% to $340.9 million at September 30, 2005 from $322.7 million at September 30, 2004. This overall growth in loans and deposits contributed significantly to a $956,000, or 9.5%, improvement in net interest income. This, however, was more than offset by higher noninterest expense which increased by $1.3 million, or 16.5% primarily due to salaries and benefits expense and legal, professional and consulting fees.

         On behalf of the Board of Directors and the employees, I thank you for your investment and your continued confidence. We are excited about our vision for American Bank of New Jersey, and we are committed to steady progress toward our #1 goal - enhancing your investment in us.

                                        Sincerely,

                                        /s/Joseph Kliminski

                                        Joseph Kliminski
                                        Chief Executive Officer

                              FINANCIAL HIGHLIGHTS

                                                         At September 30,
                                         2005       2004       2003       2002       2001
                                         ----       ----       ----       ----       ----
                                                          (In thousands)

SELECTED FINANCIAL DATA:
Total assets                          $555,860   $424,944   $427,066   $334,879   $258,208
Cash and cash equivalents              125,773      8,034     38,365     17,330     22,109
Securities available-for-sale           62,337     89,495    107,391     90,134     52,022
Securities held-to-maturity              7,824      2,794      2,839      6,970     10,187
Loans held for sale                        280          -        500          -          -
Loans receivable, net                  341,006    308,970    262,844    208,374    166,322
Federal Home Loan Bank stock             3,119      2,890      3,150      2,200      2,300
Deposits                               340,925    322,716    292,826    264,587    188,828
Stock subscriptions received           115,201          -     52,137          -          -
Total borrowings                        53,734     57,491     55,000     44,000     46,000
Total equity                            39,506     39,314     22,339     21,872     20,155

                                                           Years ended
                                                           September 30,
                                        2005       2004       2003       2002       2001
                                        ----       ----       ----       ----       ----
                                                          (In thousands)
SELECTED OPERATING DATA:
Total interest income                 $ 20,601   $ 18,204   $ 17,476   $ 17,578   $ 16,052
Total interest expense                   9,546      8,105      8,870      8,829      9,140
                                      --------   --------   --------   --------   --------
    Net interest income                 11,055     10,099      8,606      8,749      6,912
Provision for loan losses                   81        207        254        105          2
                                      --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses                       10,974      9,892      8,352      8,644      6,910
Noninterest income                       1,196      1,298        718        595        458
Noninterest expense                      8,924      7,657      6,862      6,274      4,923
                                      --------   --------   --------   --------   --------
Income before income taxes               3,246      3,533      2,208      2,965      2,445
Income tax provision                     1,203      1,371        805      1,075        888
                                      --------   --------   --------   --------   --------

    Net income                        $  2,043   $  2,162   $  1,403   $  1,890   $  1,557
                                      ========   ========   ========   ========   ========

                                                                At or for the year ended
                                                                     September 30,
                                                   2005       2004       2003      2002      2001
                                                   ----       ----       ----      ----      ----
SELECTED FINANCIAL DATA*:
Performance Ratios:
    Return on average assets (1)                   0.46%      0.54%      0.39%     0.63%     0.68%
    Return on average equity (2)                   5.30       5.77       6.48      9.30      8.28
    Net interest rate spread (3)                   2.28       2.28       2.14      2.63      2.49
    Net interest margin (4)                        2.60       2.60       2.44      3.00      3.10
    Operating (noninterest) expense to
      average total assets                         2.02       1.92       1.89      2.09      2.16
    Efficiency ratio (5)                          72.84      67.18      73.60     67.14     66.80
    Average interest-earning assets to
      average interest-bearing liabilities       114.30     115.67     111.69    112.30    115.01

Capital Ratios:
    Equity to total assets at end of period        7.11       9.25       5.23      6.53      7.81
    Average equity to average assets               8.74       9.37       5.98      6.78      8.24

Asset Quality Ratios:
    Non-performing loans to total
      loans (6)                                    0.34       0.17       0.20      0.27      0.36
    Non-performing assets to total
      assets (6)                                   0.21       0.12       0.12      0.17      0.24
    Net charge-offs to average loans
      outstanding                                  0.00       0.00       0.00      0.00      0.00
    Allowance for loan losses to
      non-performing loans (6)                   142.62     304.05     265.18    195.96    160.67
    Allowance for loan losses to total
      loans                                        0.48       0.50       0.52      0.53      0.58

PER SHARE DATA:
Earnings per share: (7)
    Basic                                         $0.38      $0.40      $0.36     $0.49     $0.40
    Diluted                                       $0.37      $0.40      $0.36     $0.49     $0.40

Cash Dividends Paid                               $0.93      $0.00      $0.00     $0.00     $0.00

   * Certain ratios were significantly affected by stock subscriptions received pending completion of the Company's first and second public offerings. At September 30, 2003, stock subscriptions received relating to the Company's first public offering which closed October 3, 2003 totaled $52.1 million. At the time of closing, approximately $15.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions. At September 30, 2005, stock subscriptions received relating to the Company's second public offering which closed October 5, 2005 totaled $115.2 million. At the time of closing, approximately $91.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions.

(1)  Net income  divided  by average  total  assets.
(2)  Net income divided by average total equity.
(3) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)  Net interest income as a percentage of average interest-earning assets.
(5) Noninterest expense divided by the sum of net interest income and noninterest income.
(6) Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.
(7) Earnings per share for the fiscal years ended September 30, 2003, 2002 and 2001 have been restated to reflect the conversion of 100 shares of Bank stock into 3,888,150 shares of Company stock representing 100% ownership of the Bank prior to the minority stock offering which closed on October 3, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

         This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 as amended and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; real estate values in northern New Jersey; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Business Strategy

         Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. During recent years, we have experienced significant growth, with total loans receivable, net growing from $208.4 million at September 30, 2002 to $341.0 million at September 30, 2005 and total deposits growing from $264.6 million at September 30, 2002 to $340.9 million at September 30, 2005.

         Our current strategy seeks to continue the growth of the last several years. The highlights of our business strategy include the following:

          o Grow and diversify the deposit mix by emphasizing non-maturity account relationships acquired through de novo branching and existing deposit growth. We currently plan to open up to five de novo branches over approximately the next three years.

          o Grow and diversify the loan mix by (i) increasing commercial real estate and business lending capacity and (ii) enhancing the Bank's one-to-four family mortgage loan origination capacity.

          o    Grow  and  diversify   noninterest  income  through  supplemental
               deposit and lending related services and strategies.

          o Explore alternative loan and deposit product and service delivery channels.

          o Broaden and strengthen customer relationships by bolstering cross marketing strategies and tactics with a focus on multiple account/service relationships.

          o Utilize capital markets tools to grow capital and enhance shareholder value.

Summary

         The Company's results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential mortgage loans, multi-family and commercial real estate mortgage loans, residential mortgage-related securities and U.S. Agency debentures. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York.

         Declining interest rates in the three-year period ended September 30, 2003 resulted in acceleration of asset prepayments due primarily to mortgage refinancing. The negative impact on interest income from earning assets refinancing to lower market interest rates was exacerbated during that period by the accelerated amortization of the remaining balance of net deferred origination costs and net premiums relating to such assets. This reduction in earning asset yields was partially offset by a reduction in the Company's cost of retail deposits. However, the reduction in the Company's overall cost of liabilities lagged that of its deposits due to its balance of higher costing, long-term, fixed rate FHLB borrowings previously drawn for interest rate risk management purposes. Together, these factors resulted in reduction of the Company's net interest margin and its net income.

         During the Company's fiscal year ended September 30, 2004, the general level of market interest rates increased from the historical lows of the prior periods. Such increases slowed the pace of loan refinancing thereby reducing the rate at which the Company's earning assets prepaid. Slowing prepayments resulted in a corresponding reduction in the amortization of deferred costs and premiums thereby increasing the Company's earning asset yields. The Company's cost of interest-bearing liabilities lagged the upward movement in current market interest rates. After decreasing for thirteen consecutive quarters, the Company's cost of interest-bearing liabilities remained unchanged for the quarters ended March 31, 2004 and June 30, 2004 before increasing modestly in the final quarter of the fiscal year ended September 30, 2004. As a result, the Company reported a 16 basis point improvement in its net interest margin to 2.60% for the year ended September 30, 2004 from 2.44% for the year ended September 30, 2003.

         Through the first half of fiscal 2005, the Company continued to realize improvements in its net interest margin as increases in earning asset yields continued to outpace those of its interest bearing-liabilities. However, that trend reversed in the latter half of 2005 when upward pressure on the Company's cost of deposits resulted in an increase in the Company's cost of interest-bearing liabilities greater than the increase in the yield of its interest earning assets. For the year ended September 30, 2005, the Company experienced a 16 basis point increase in its yield on earning assets to 4.84% from 4.68% for year ended September 30, 2004. This increase was attributable to a 22 basis point increase in the yield on investment securities and a 207 basis point increase in the yield on interest-bearing deposits and other earning assets. These increases were offset by a 7 basis point decline in the yield on loans. Offsetting this overall improvement in earning asset yields was an equivalent 15 basis point increase in the cost of interest-bearing liabilities to 2.56%from 2.41%. This increase resulted, in part, from a 26 basis point increase in the cost of interest-bearing deposits. This increase was offset by an 18 basis point decrease in the cost of borrowings resulting primarily from increased utilization of overnight borrowings. In total, the Company's net interest margin remained unchanged at 2.60% for fiscal 2005 and fiscal 2004.

         Our results of operations also depend on our provision for loan losses, noninterest income, and noninterest expense. Non-performing loans as a percentage of total assets have increased modestly to 0.21% of total assets at September 30, 2005 from 0.12% of total assets at September 30, 2004. However, management did not perceive this increase in nonperforming assets to require additional loan loss provisions. Consequently, loan loss provisions in the current year continue to be made primarily in connection with the overall growth in portfolio loans.

         Noninterest income includes deposit service fees and charges, income on the cash surrender value of life insurance, gains on sales of loans and securities, gains on sales of other real estate owned and loan related fees and charges. Excluding gains and losses on sale of assets, annualized noninterest income as a percentage of average assets totaled 0.27% for the year ended September 30, 2005 matching that of fiscal 2004.

         Gains and losses on sale of loans, excluded in the comparison above, typically result from the Company selling long term, fixed rate mortgage loan originations into the secondary market for interest rate risk management purposes. Demand for such loans typically fluctuates with market interest rates. As interest rates rise, market demand for long term, fixed rate mortgage loans diminishes in favor of hybrid ARMs which the Company retains in the portfolio rather than selling into the secondary market. Consequently, the gains and losses on sale of loans reported by the Company will fluctuate with market conditions.

         Noninterest expense includes salaries and employee benefits, occupancy and equipment expenses and other general and administrative expenses. Generally, certain operating costs have increased since the Company's initial public offering in the beginning of fiscal 2004. Operating as a public entity resulted in comparatively higher legal, accounting and compliance costs throughout fiscal 2004 than had been recorded in earlier years. This trend is expected to continue as the Company incurs additional compliance costs associated with the Sarbanes-Oxley Act of 2002. Additionally, the Company is recording higher employee compensation and benefit expense than it had in the years preceding its minority stock offering. Much of this increase is attributable to the implementation of an employee stock ownership plan benefit that did not exist prior to fiscal 2004. More recently, benefit costs have increased as the Company implemented the restricted stock and stock option plans approved by shareholders at the Company's annual meeting held on January 20, 2005.

         During fiscal 2004, we recognized a $125,000 penalty to prepay $3.0 million of fixed rate FHLB advances with a weighted average cost of 6.28%. In the future, we may evaluate the costs and benefits of further prepayments, which may result in additional one-time charges to earnings in the form of FHLB prepayment penalties to further improve the Bank's net interest spread and margin and enhance future earnings.

         Excluding penalties for prepayment of borrowed funds, noninterest expense as a percentage of average assets totaled 2.02% for the year ended September 30, 2005 - an increase of 13 basis points from 1.89% for fiscal 2004. In part, this increase is attributable to the implementation of the restricted stock plan benefits noted above. A portion of this increase is also attributable to the restructuring of the Company's Director Retirement Plan which resulted in a pre tax charge of $444,000 during fiscal 2005. Additionally, during fiscal 2005 the Company recorded higher consulting and professional fees associated with evaluating and executing the Company's balance sheet growth and diversification strategies.

         These sharp increases in compensation, benefit and professional service costs have been partially offset by slower increases - as well as outright reductions - in other noninterest expenses. For the year ended September 30, 2005, both occupancy and equipment and data processing costs have been reduced as an absolute dollar amount as well as a percentage of average assets when compared with fiscal 2004. Together, reductions in these expenses totaled 4 basis points which partially offset the 17 basis point combined increase in all other noninterest expenses for the same period. In large part, these reductions result from reduced depreciation and core processing expenses and the absence in the current period of certain charges associated with information technology infrastructure upgrades that were incurred in fiscal 2004.

         Management expects occupancy and equipment expense to increase in future periods as we implement our de novo branching strategy to expand our branch office network. Our current plan is to open up to five de novo branches over approximately the next three years. As discussed in our financial statements, we have identified three specific sites for de novo branches while we continue to evaluate and pursue additional retail branching opportunities. Costs for land purchase and branch construction will impact earnings going forward. The expenses associated with opening new offices, in addition to the personnel and operating costs that we will have once these offices are open, will significantly increase noninterest expenses. Additional expenses are also expected in connection with our need to augment the office space available for our lending and administrative operations in order to add the personnel called for by our growth plans.

         In total, our return on average assets decreased 8 basis points to 0.46% for the year ended September 30, 2005 from 0.54% for fiscal 2004 while return on average equity decreased 47 basis points to 5.30% from 5.77% for the same comparative periods. However, absent the after-tax charge for restructuring the Company's Director Retirement Plan of approximately $267,000, our return on average assets and return on average equity for the year ended September 30, 2005 would have been 0.52% and 5.99%, respectively.

         Our net interest margin may be adversely affected in either a rising or falling rate environment. A decrease in interest rates could trigger another wave of loan refinancing that could result in the margin compression previously experienced. Conversely, notwithstanding the earning asset yield improvement during fiscal 2004 and the first half of fiscal 2005, further increases in interest rates from current levels could trigger increases in the Bank's cost of interest-bearing liabilities that continue to outpace that of its yield on earning assets causing further net interest margin compression. Such compression occurred during the three months ended September 30, 2005 when our net interest spread shrank 10 basis point to 2.14% from 2.24% for the three-month period ended June 30, 2005. This net interest spread compression was due, in part, to yield on earning assets decreasing from 4.91% for the June quarter to 4.84% for the September quarter. This reduction resulted largely from the increased investment in short term, liquid assets funded by the receipt of stock subscriptions. That reduction was exacerbated by a 4 basis point increase in the cost of interest-bearing liabilities from 2.67% to 2.71% during the same comparative period. This increased cost was largely attributable to the disintermediation of lower cost, non-maturity deposits into higher cost certificates of deposit whose impact on earnings was diminished by the balance of stock subscriptions held during the period on which the Bank paid a passbook savings rate of interest.

         The risk of continued disintermediation of our deposits into higher cost accounts continues to be noteworthy given the Bank's substantial net growth in non-maturity deposits during the prior three years. Like many banks, we were successful in growing deposits while interest rates decreased to their historical lows. However, our ability to retain and grow such deposits at a reasonable cost, while a highly competitive marketplace adjusts its pricing strategies to an environment of rising interest rates, is now being rigorously tested.

         Finally, our results of operations may also be affected significantly by other economic and competitive conditions in our market area as well as changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in northern New Jersey, downturns in the regional economy encompassing New Jersey could have a negative impact on our earnings.

Comparison of Financial Condition at September 30, 2005 and September 30, 2004

         Our total assets increased by $130.9 million, or 30.8%, to $555.9 million at September 30, 2005 from $424.9 million at September 30, 2004. The increase reflected growth in cash and cash equivalents, securities held to maturity, and loans receivable, net offset by declines in securities available for sale.

         At September 30, 2005, the Bank's total assets were inflated by $115.2 million of stock subscriptions held pending the closing of the Company's second step conversion. To better reflect the allocation of the Company's interest earning assets and interest costing liabilities, the 2005 information presented in the tables below utilizes the pro forma balance of total assets discussed in
Note 2 of the financial statements in percentage of total assets calculations.

         Cash and cash equivalents increased by $117.8 million, or 1,472.5%, to $125.8 million at September 30, 2005 from $8.0 million at September 30, 2004. The increase in cash and cash equivalents is largely attributable to the $115.2 million of stock subscriptions held at September 30, 2005 pending the closing of the Company's second step conversion.

         Securities classified as available-for-sale decreased $27.2 million, or 30.4%, to $62.3 million at September 30, 2005 from $89.5 million at September 30, 2004 as the Bank continued to reinvest cash flows from the investment securities portfolio into loans. This decrease was partially offset by an increase in securities held to maturity of $5.0 million or 178.6% to $7.8 million at June 30, 2005 from $2.8 million at September 30, 2004.

         The following table compares the composition of the Company's investment securities portfolio by security type as a percentage of total assets at September 30, 2005 and September 30, 2004. Amounts reported exclude unrealized gains and losses on the available for sale portfolio.

                                 September 30, 2005        September 30, 2004
                                 ------------------        ------------------
                                           Percent of
                                           Pro Forma
                                           ---------              Percent of
Type of Securities              Amount    Total Assets    Amount  Total Assets
------------------              ------    ------------    ------  ------------
                                            (Dollars in thousands)

Fixed rate MBS                 $13,007        2.49%      $15,923       3.75%
ARM MBS                          7,770        1.49         8,755       2.06
Fixed rate CMO                  26,111        5.00        43,982      10.36
Floating rate CMO                2,809        0.54           435       0.10
ARM mutual fund                 10,000        1.92        10,000       2.35
Fixed rate agency debentures    11,998        2.30        13,997       3.29
                               -------       -----       -------      -----
Total                          $71,695       13.74%      $93,092      21.91%
                               =======       =====       =======      =====

         Assuming no change in interest rates, the estimated average life of the investment securities portfolio, excluding the ARM mutual fund, was 2.26 years and 2.23 years at September 30, 2005 and September 30, 2004, respectively. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio extends to 2.67 years and 3.12 years at September 30, 2005 and September 30, 2004, respectively.

         Loans receivable, net increased by $32.0 million, or 10.4%, to $341.0 million at September 30, 2005 from $309.0 million at September 30, 2004. The growth was primarily comprised of a $15.4 million net increase in multi-family and commercial real estate loans coupled with a $15.6 million net increase in one-to-four family mortgages.

         The following table compares the composition of the Company's loan portfolio by loan type as a percentage of total assets at September 30, 2005 with that of September 30, 2004. Amounts reported exclude allowance for loan losses and net deferred origination costs.

                                  September 30, 2005        September 30, 2004
                                  ------------------        ------------------
                                           Percent of
                                           Pro Forma
                                           ---------                 Percent of
Type of Loans                    Amount   Total Assets     Amount   Total Assets
-------------                    ------   ------------     ------   ------------
                              (Dollars in thousands)

Construction                   $  1,100        0.21%     $  3,075       0.72%
1/1 and 3/3 ARMs                  3,664        0.70         1,800       0.42
3/1 and 5/1 ARMs                115,878       22.22        89,694      21.11
5/5 and 10/10 ARMs               37,079        7.11        24,619       5.79
7/1 and 10/1 ARMs                 1,743        0.33         1,675       0.40
15 year fixed or less           108,731       20.85       112,238      26.41
Greater than 15 year fixed       58,852       11.28        64,702      15.23
Home equity lines of credit      13,413        2.57        10,666       2.51
Consumer                            702        0.13           746       0.18
Commercial                          746        0.14           398       0.09
                               --------       -----      --------      -----

Total                          $341,908       65.54%     $309,613      72.86%
                               ========       =====      ========      =====

         Total deposits increased by $18.2 million, or 5.6%, to $340.9 million at September 30, 2005 from $322.7 million at September 30, 2004. The increase was primarily due to increases in certificates of deposit, interest-bearing checking deposits and non interest-bearing deposits, partially offset by a decline in savings deposits. Certificate of deposit accounts increased $34.8 million or 29.5% to $152.8 million. This growth in certificates resulted, in part, from the disintermediation of savings deposits which decreased by $20.1 million, or 14.0% to $123.3 million. Checking deposits, including demand, NOW and money market checking accounts, increased $3.6 million or 5.8% to $64.8 million.

         The following table compares the composition of the Company's deposit portfolio by category as a percentage of total assets at September 30, 2005 with that of September 30, 2004.

                               September 30, 2005        September 30, 2004
                               ------------------        ------------------
                                         Percent of
                                         Pro Forma
                                         ---------               Percent of
Deposit category              Amount    Total Assets    Amount   Total Assets
----------------              ------    ------------    ------   ------------
                                           (Dollars in thousands)

Money market checking      $ 25,759        4.94%      $ 25,834       6.08%
Other checking               39,088        7.49         35,461       8.34
Money market savings         32,736        6.28         44,880      10.56
Other savings                90,534       17.36         98,521      23.18
Certificates of deposit     152,808       29.29        118,020      27.78
                           --------       -----       --------      -----

Total                      $340,925       65.36%      $322,716      75.94%
                           ========       =====       ========      =====

         FHLB advances decreased $3.8 million, or 6.6%, to $53.7 million at September 30, 2005 from $57.5 million at September 30, 2004. The net decrease of $3.8 million comprised a net decrease of $2.7 million drawn on overnight repricing lines of credit, the repayment of a maturing $1.0 million fixed rate term advance and $57,000 of amortization on fixed rate amortizing advances.

         The following table compares the composition of the Company's borrowing portfolio by remaining term to maturity as a percentage of total assets at September 30, 2005 with that of September 30, 2004. Scheduled principal payments on amortizing borrowings are reported as maturities.


                           September 30, 2005         September 30, 2004
                           ------------------         ------------------
                                    Percent of
                                    Pro Forma
                                    ---------                   Percent of
Remaining Term          Amount     Total Assets     Amount     Total Assets
--------------          ------     ------------     ------     ------------
                                    (Dollars in thousands)

Overnight              $     -          -%         $ 2,700          0.64%
One year or less         8,060       1.55            1,057          0.25
One to two years         8,062       1.55            8,060          1.90
Two to three years      12,065       2.30            8,062          1.90
Three to four years      7,547       1.45           12,065          2.84
Four to five years       6,000       1.15            7,547          1.77
More than five years    12,000       2.30           18,000          4.23
                       -------      -----          -------         -----

Total                  $53,734      10.30%         $57,491         13.53%
                       =======      =====          =======         =====

         Equity increased $192,000, or 0.50% to $39.5 million at September 30, 2005 from $39.3 million at September 30, 2004. The increase reflects net income of $2.0 million for the fiscal year ended September 30, 2005, offset by dividends paid of $1.4 million. In addition, the amount reclassified on ESOP shares increased $421,000 due to a change in the fair value and the number of shares of common stock in the ESOP subject to a contingent repurchase obligation as discussed in Note 11 to the consolidated financial statements. On October 5, 2005, the Company completed its second step offering (as discussed in Note 2 to the consolidated financial statements). On October 6, 2005, the Company began trading on Nasdaq which is considered to be an established market under ERISA regulations. As a result, effective October 6, 2005, the Company is no longer required to establish a liability to reflect this repurchase obligation.

Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

         General. Net income for the year ended September 30, 2005 was $2.0 million, a decrease of $119,000, or 5.5% from 2004. The decrease in net income resulted from an increase in noninterest expense offset by an increase in net interest income coupled with decreases in non-interest income, the provision for loan losses and the provision for income taxes.

         Interest Income. Total interest income increased 13.2% or $2.4 million to $20.6 million for the year ended September 30, 2005 from $18.2 million for the year ended September 30, 2004. For those same years, the average yield on interest-earning assets increased 16 basis points to 4.84% from 4.68% while the average balance of interest-earning assets increased $37.0 million or 9.5% to $425.9 million from $388.9 million.

         Interest income on loans increased $2.5 million or 16.77%, to $17.5 million for the year ended September 30, 2005 from $15.0 million for 2004. This increase was due, in part, to a $49.3 million increase in the average balance of loans receivable to $327.9 million for the year ended September 30, 2005 from $278.6 million 2004. The impact on interest income attributable to this growth more than offset the 7 basis points decrease in the average yield on loans which declined to 5.32% from 5.39% for those same comparative periods. The increase in the average balance of loans receivable was the result of loan originations exceeding repayments due to strong borrower demand and a growing strategic emphasis on commercial real estate lending.

         The rise in interest income on loans was partially offset by lower interest income on securities, which decreased $391,000 or 12.5% to $2.7 million for the year ended September 30, 2005 from $3.1 million for 2004. The decrease was due in part, to a $19.4 million decline in the average balance of investment securities to $84.6 million for the year ended September 30, 2005 from $104.0 million for 2004. The impact on interest income attributable to this decline was partly offset by a 22 basis point increase in the average yield on securities which grew to 3.23% from 3.01% for those same comparative periods. This increase in yield primarily resulted from slowing prepayments which reduced net premium amortization and higher yields on adjustable rate securities which have repriced upward in accordance with the general movement of market interest rates.

         Further, interest income on federal funds sold and other interest-bearing deposits increased $346,000 to $408,000 for the year ended September 30, 2005 from $62,000 for the same period in 2004. This increase was due, in part, to an increase of $7.0 million in the average balance of these assets to $13.3 million for the year ended September 30, 2005 from $6.3 for 2004. The impact on interest income attributable to this growth was further augmented by a 207 basis point rise in the average yield on these assets which increased to 3.06% from 0.98%.

         Interest Expense. Total interest expense increased by $1.4 million or 17.8% to $9.5 million for the year ended September 30, 2005 from $8.1 million for 2004. For those same comparative periods, the average cost of interest-bearing liabilities increased 15 basis points from 2.41% to 2.56% while the average balance of interest bearing liabilities increased 36.3 million or 10.8% to $372.6 million for fiscal 2005 from $336.2 million for 2004.

         Interest expense on deposits increased $1.5 million or 27.8% to $6.7 million for the year ended September 30, 2005 from $5.2 million for 2004. This increase was due, in part, to a $34.4 million increase in the average balance of interest-bearing deposits to $310.5 million for the year ended September 30, 2005 from $276.1 million for 2004. The components of this net increase for the comparative periods include an increase of $18.6 million in the average balance of certificates of deposit, a $1.6 million increase in the average balance of savings accounts and a $14.2 million increase in the average balance of interest-bearing checking accounts.

         The impact on interest expense attributable to the net growth in these average balances was exacerbated by a 26 basis point increase in the average cost of interest-bearing deposits to 2.16% for the year ended September 30, 2005 from 1.90% for 2004. The components of this increase include a 52 basis point increase in the average cost of certificates of deposit and a 35 basis point increase in the average cost of interest-bearing checking accounts while the average cost of savings accounts remained the same at 1.55%.

         Interest expense on FHLB advances decreased $15,000 to $2.8 million for the year ended September 30, 2005 from $2.9 million for the same period in 2004. This decrease was due, in part, to an 18 basis point decline in the average cost of advances from 4.76% in 2004 to 4.58% in 2005. The impact on expense attributable to this decrease in average cost was partly offset by a $1.9 million increase in the average balances to $62.1 million for the year ended September 30, 2005 from $60.1 million for 2004. The lower average cost is primarily due to utilization of overnight repricing line of credit borrowings whose current cost is less than that of the remaining portfolio of fixed-rate term advances.

         Net Interest Income. Net interest income increased by $956,000 or 9.5%, to $11.1 million for the year ended September 30, 2005 from $10.1 million for the year ended September 30, 2004. The net interest rate spread remained the same in fiscal 2005 at 2.28%, while the net interest margin also remained the same at 2.60%.

         Provision for Loan Losses. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2005 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonable to estimate.

         The provision for loan losses totaled $81,000 for the year ended September 30, 2005 representing a decrease of $126,000 over 2004. The current year's loss provision was reduced by the reversal of a $42,000 reserve previously established against an impaired loan which paid off in full during fiscal 2005. Notwithstanding this reversal, other provisions for specific nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and the relative stability of nonperforming asset balances. However, the application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. For example, as a result of recent loan growth, a large part of the Bank's loan portfolio is considered "unseasoned," meaning the loans were originated less than three years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above. Both historical and environmental loss factors are reviewed and updated quarterly as part of management's assessment of the allowance for loan losses.

         Specific changes to environmental factors used in the Bank's loss provision calculations reflected the Company's strategic focus on commercial real estate and construction lending. Environmental factors applied to the outstanding balance of construction and commercial mortgages reflect increased balances of unseasoned loans and concerns about potentially inflated real estate values. However, the impact of these increases has been partially offset by reductions in environmental factors attributable to the experience, ability and depth of lending management and staff both of which were enhanced during the year.

       Using this methodology, incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied results in additional loss provisions. For the year ended September 30, 2005, loans receivable, net increased 10.4% to $341.0 million from $309.0 million at September 30, 2004. Total gross loan balances, excluding loans held for sale, net deferred loan costs and the allowance for loan loss, grew $32.0 million or 10.3%. The growth was primarily comprised of net increases in multi-family and commercial real estate loans totaling $15.4 million coupled with net increases in one-to-four family mortgages totaling $15.5 million. Additional components of the net change in gross loan balances included increases in home equity loans of $2.7 million and net increases in commercial and consumer loans totaling $304,000. This growth was offset by a decline in the disbursed balance of construction loans totaling $1.9 million.

         By comparison, loan growth for the year ended September 30, 2004 totaled $46.4 million or $14.0 million more than the same comparative period this year. The growth in this prior comparative period was primarily comprised of an increase in one-to-four family mortgages totaling $36.3 million, an increase of $7.0 million in multi-family and commercial real estate loans, an increase of $2.6 million in the disbursed balances of construction loans and an increase of $1.8 million in home equity loans, offset by net decreases in consumer loans and commercial loans totaling $1.2 million.

         In total, the allowance for loan losses as a percentage of gross loans outstanding decreased 2 basis points to 0.48% at September 30, 2005 from 0.50% at September 30, 2004. These ratios reflect allowance for loan loss balances of $1.7 million and $1.6 million, respectively. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

         Noninterest Income. Noninterest income decreased $102,000 to $1.2 million for the year ended September 30, 2005 compared to the same period in 2004. A significant portion of that decrease resulted from the absence in 2005 of $176,000 in gain on sale of other real estate that had been recorded during 2004. The remaining components of the decrease are attributable to a $16,000 loss on sale of available-for-sale securities coupled with a decline of $7,000 in deposit service fees resulting from reduced customer utilization of deposit services introduced in the prior fiscal year. In addition, there was a decrease of $11,000 in gains on sale of held for sale loans as fewer long term, fixed rate loans were originated and sold into the secondary market. These decreases were offset by an increase in income from cash surrender value of life insurance which grew $63,000 from $207,000 for the year ended September 30, 2004 to $270,000 for fiscal 2005 reflecting higher policy balances held by the Company. Other non-interest income increased $45,000 from year to year primarily due to collection of comparatively higher loan prepayment penalties.

         Noninterest Expense. Noninterest expense increased $1.3 million, or 16.6% to $8.9 million for the year ended September 30, 2005 from $7.7 million for the year ended September 30, 2004. The increase was primarily a result of higher expenses for salaries and employee benefits, advertising and other non-interest expenses, partially offset by decreases in occupancy and equipment, data processing and borrowed funds prepayment penalty.

         Salaries and employee benefits increased $1.1 million or 22.5% to $5.9 million for the year ended September 30, 2005 as compared to $4.8 million for 2004. A significant portion of this increase was attributable to a charge of $444,000 resulting from restructuring the Bank's director retirement plan. The plan was amended to provide that retirement benefits will be calculated based upon the sum of the annual retainer and regular meeting fees paid by the Company as well as the Bank. Previously, such retirement plan benefits were based upon only the annual retainer paid by the Bank. Additionally, deferred compensation benefits costs increased $207,000 due to the implementation of a restricted stock plan during fiscal 2005 while expenses associated with the employee stock ownership plan grew $54,000 due to increases in the market value of the shares of Company's stock held by the plan. Salaries and wages including bonus and payroll taxes, increased $324,000 or 9.3% due, in part, to executive and lending staffing additions coupled with overall annual increases in employee compensation. Finally, medical insurance benefit premiums increased $36,000 or 8.9%.

         Occupancy and equipment expense decreased $23,000 to $830,000 for the year ended September 30, 2005 as compared to $853,000 for 2004. This decrease is primarily attributable to a $67,000 decrease in computer depreciation expense. For the same comparative periods, data processing costs also decreased $19,000 from $652,000 to $633,000 due to the absence in the current period of information technology conversion and upgrade expenses that were recognized during 2004.

         Legal fees increased $129,000 to $234,000 for the year ended September 30, 2005 from $105,000 for 2004. A portion of the increase in legal fees is attributable to organizational and benefits related matters presented to shareholders at the Company's annual meeting held January 20, 2005. Additionally, professional and consulting fees, including auditing and accounting fees, increased $131,000 to $274,000 for the year ended September 30, 2005 as compared to 2004. A portion of this increase is attributable to the Company's operation as a public company including implementation costs associated with the Sarbanes-Oxley Act of 2002. Other comparative increases in both legal and professional and consulting fees are attributable to ongoing evaluation and implementation of growth and diversification strategies relating to the execution of the Company's business plan.

         The Bank did not prepay any borrowings during the year ended September 30, 2005. As such, no borrowed funds prepayment penalties were incurred during the year. By comparison, in fiscal 2004 the Bank prepaid $3.0 million of FHLB advances with a weighted average cost of 6.28% which resulted in prepayment penalties totaling $125,000.

         Finally, other noninterest expenses increased $85,000 for the year ended September 30, 2005 as compared 2004 due, in large part, to increases in net loan processing charges and other general and administrative expenses.

         Notwithstanding these increases mentioned above, management expects ongoing compliance costs of the Sarbanes-Oxley Act of 2002 to continue to grow. Furthermore, we currently intend to expand our branch office network over the next several years, and expenses related to such expansion may impact earnings in future periods.

         Provision for Income Taxes. The provision for income taxes decreased $168,000 for the year ended September 30, 2005 from 2004. The effective tax rate was 37.1% and 38.8% for the years ended September 30, 2005 and 2004. The modest decrease in the effective tax rate is primarily attributable to the Company's funding of American Savings Investment Corporation in November 2004, a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the State of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, increases in the Bank's balance of bank-owned life insurance, which generates tax-exempt income from growth in the cash surrender value of policies, has also contributed to reductions in the Company's effective income tax rate.

Comparison of Operating Results for the Years Ended September 30, 2004 and 2003

         General. Net income for the year ended September 30, 2004 was $2.2 million, an increase of $759,000, or 54.1% from 2003. The increase in net income resulted from an increase in net interest income and non-interest income, offset by increases in non-interest expense and the provision for income taxes.

         Interest Income. Total interest income increased by $728,000 or 4.2%, to $18.2 million for the year ended September 30, 2004 from $17.5 million for the year ended September 30, 2003. The primary factor for the increase in interest income was an increase of $36.2 million or 10.3% in the average balance of interest earnings assets for the year ended September 30, 2004 to $388.9 million from $352.7 million for the year ended September 30, 2003. This increase in the average balance was partially offset by a 27 basis points decline in the average yield to 4.68% in fiscal 2004 from 4.95% in fiscal 2003.

         Interest income on loans increased $674,000 or 4.7%, to $15.0 million for the year ended September 30, 2004 from $14.3 million for the 2003 period. The average balance of loans receivable, net increased $40.2 million to $278.6 million for the year ended September 30, 2004, which more than offset the decrease in the average yield on loans receivable, net from 6.01% in fiscal 2003 to 5.39% in fiscal 2004.

         The increase in interest income on loans was offset by a decrease in interest income on federal funds sold and other interest-bearing deposits, which declined $153,000 or 71.2% to $62,000 for the year ended September 30, 2004. The decrease resulted from declines in the average yield and average balance of those assets. There was a 62 basis point decrease in the average yield on federal funds sold and other interest-bearing deposits from 1.60% in fiscal 2003 to 0.98% in fiscal 2004. This decrease in interest income was exacerbated by a decline in the average balance of federal funds sold and other interest-bearing deposits from $13.5 million for fiscal 2003 to $6.3 million for fiscal 2004.

         Interest income on securities increased $207,000 or 7.1% to $3.1 million for the year ended September 30, 2004. The average balance of securities increased $3.2 million to $104.0 million for the year ended September 30, 2004 from $100.8 million for the year ended September 30, 2003. Additionally, the average yield on securities increased 11 basis points in the current fiscal year to 3.01% from 2.90% in fiscal 2003.

         Interest Expense. Total interest expense decreased by $765,000 or 8.6% to $8.1 million for the year ended September 30, 2004 from $8.9 million in 2003. For those same periods, the average cost of interest-bearing liabilities decreased 40 basis points from 2.81% to 2.41. This decline in the average cost was offset by an increase of $20.4 million in the average balance of interest bearing liabilities to $336.2 million in fiscal 2004 from $315.8 million in fiscal 2003.

         The average balance of interest bearing deposits increased $15.2 million or 5.8% for the year ended September 30, 2004. The average balance of certificates of deposit decreased $4.4 million to $116.9 million in fiscal 2004 from $121.3 million in fiscal 2003. In addition, the average cost of certificates of deposit decreased from 2.83% to 2.49%. The average cost of savings accounts decreased from 1.97% in 2003 to 1.55% in 2004, which more than offset the increase of $19.0 million or 16.3% in the average balance of savings accounts.

         Interest expense on FHLB advances increased $25,000 to $2.9 million as a result of an increase in the average balance from $54.9 million in fiscal 2003 to $60.1 million in fiscal 2004. This was partially offset by a decrease in the average cost of advances from 5.16% in 2003 to 4.76% in 2004. The lower average cost is primarily due to utilization of overnight line of credit borrowings and new term borrowings with an average cost that is less than those that matured or were prepaid by the Company during the year.

         Net Interest Income. Net interest income increased by $1.5 million or 17.4%, to $10.1 million for the year ended September 30, 2004 from $8.6 million for the year ended September 30, 2003. The net interest rate spread increased 14 basis points to 2.28% in 2004 from 2.14% in 2003 while the net interest margin increased 16 basis points to 2.60% from 2.44%. Both increases reflect interest-bearing liabilities repricing downward slightly more rapidly than assets.

         Provision for Loan Losses. Provisions for loan losses are charged to operations at a level required to reflect probable incurred credit losses in the loan portfolio. The provision for loan losses decreased $47,000 to $207,000 for the year ended September 30, 2004 compared to $254,000 for the year ended September 30, 2003. Provisions for nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and relative stability of nonperforming assets. However, the application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. For the year ended September 30, 2004, total one-to-four family mortgages increased $36.3 million representing an increase of 16.8% and reflecting the majority of the Bank's loan growth. Multi-family and commercial real estate loans increased $7.0 million or 19.3% and commercial loans decreased $1.2 million or 75.3%. Consumer loans decreased $34,000 or 4.4% and home equity loans increased $1.8 million or 19.9% while construction loans, net of loans in process, increased $2.6 million or 581.1%.

         As a result of recent loan growth, a large part of the Bank's loan portfolio is considered "unseasoned," meaning the loans were originated less than two years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above.

         This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change. The allowance for loan losses as a percentage of gross loans outstanding declined slightly to 0.50% for September 30, 2004 compared to 0.52% at September 30, 2003 reflecting balances of $1.6 million and $1.4 million, respectively. Non-performing loans as a percentage of gross loans was 0.17% at September 30, 2004 compared to 0.20% at September 30, 2003. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

         Noninterest Income. Noninterest income increased $580,000, or 80.8% to $1.3 million for the year ended September 30, 2004 compared to 2003. A significant portion of that increase resulted from the absence in 2004 of $188,000 in loss on sale of available-for-sale securities that had been recorded during 2003. Additionally, service charges on deposit accounts increased by $245,000 primarily due to the implementation of new deposit services. Gains on sale of held-for-sale loans decreased $124,000 to $27,000 for the year ended September 30, 2004 from $151,000 for 2003. Income from cash surrender value of life insurance decreased $20,000 for the comparative periods due to reduced yields reflecting lower market interest rates. Finally, gain on sale of other real estate owned increased $173,000 and other non-interest income increased by $118,000, due in large part to collection of comparatively higher loan related fees, which were primarily prepayment penalties.

         Noninterest Expense. Noninterest expense increased $795,000, or 11.6% to $7.7 million for the year ended September 30, 2004 from $6.9 million for the year ended September 30, 2003. The increase was primarily a result of higher expenses for salaries and employee benefits, occupancy and equipment, data processing, advertising, and other non-interest expenses.

         Salaries and benefits increased $305,000 or 6.8% for the year ended September 30, 2004. A large portion of the increase was due to $215,000 in employee stock ownership plan expense arising from the implementation of the plan during the current fiscal year. Medical and related benefit plan premiums increased $35,000 while salaries and wages including bonus and payroll taxes, increased $178,000 or 5.3% for the year ended September 30, 2004 as compared to the same period in 2003. These increases were offset by lower deferred compensation plan benefit expenses of $98,000, which had been adjusted in the prior year for a decrease in the discount rate used to calculate the liability in a lower rate environment. In addition, expense for temporary help declined $23,000 in 2004 as a result of decreased utilization of temporary services that were required in 2003 to augment loan processing and accounting staff and due to strong loan origination volume and extended staff absences.

         Occupancy and equipment expense increased $31,000 to $853,000 for the year ended September 30, 2004 as compared to $822,000 for 2003, due to higher computer expenses primarily related to upgrades and enhancements to information technology support and security services. Data processing costs also increased $109,000 mainly due to increases in service bureau core processing costs resulting from growth in deposit and loan accounts as well as non-recurring costs associated with comprehensive system upgrades.

         Advertising expenses were higher by $18,000 for 2004 resulting from increased print, radio, and television ads, and higher agency fees. Professional and consulting fees, including legal fees, increased $12,000 due to expenses associated with being a public company.

         The Bank recognized $125,000 in borrowed funds prepayment penalties for the year ended September 30, 2004 compared to none in fiscal 2003. The current year's expense resulted from the prepayment of $3.0 million of FHLB advances with a weighted average cost of 6.28%.

         Other non-interest expenses increased $195,000 for the year ended September 30, 2004 as compared to 2003. General and administrative expenses increased $74,000 consisting primarily of $38,000 in comparatively higher expenses relating to printing and the bulk purchase of brochures and forms and $25,000 in higher costs associated with new deposit service programs. Other expense increases included $4,000 for corporate insurance, $9,000 in transfer agent fees and $18,000 for regulatory fees resulting from increased regulatory assessments due to asset growth and the establishment of a holding company. These additional costs were offset by minor decreases in other miscellaneous expenses. Further, net loan processing charges increased primarily due to reduced recognition of loan modification fees offsetting related costs as a result of the deferral of loan modification fees and related costs in the current period.

         Management expects increased expenses in the future resulting from the ongoing expenses associated with the employee stock ownership plan and the potential stock benefit plans, as well the ongoing costs associated with being a public company such as periodic reporting, annual meeting materials, transfer agent services, and accounting and other professional fees. Furthermore, we intend to expand our branch office network in the future, and expenses related to such expansion may impact earnings in future periods.

         Provision for Income Taxes. The provision for income taxes increased $566,000 for the year ended September 30, 2004 from the same period in 2003. The effective tax rate was 38.8% and 36.5% for the years ended September 30, 2004 and 2003. The slight increase in the effective tax rate results primarily from an increase in nondeductible expenses related to the employee stock ownership plan.

Critical Accounting Policies

         Note 1 to our Consolidated Financial Statements for the year ended September 30, 2005 contains a summary of our significant accounting policies. Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The following is a description of our critical accounting policy and an explanation of the methods and assumptions underlying its application.

ALLOWANCE FOR LOAN LOSSES

         Our policy with respect to the methodologies used to determine the allowance for loan losses is our most critical accounting policy. This policy is important to the presentation of our financial condition and results of operations, and it involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions and estimates could result in material differences in our results of operations or financial condition.

         In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

         Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of September 30, 2005 was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonably estimable.

         Based on the allowance for loan loss methodology discussed above, management expects provisions for loan losses to increase as a result of the net growth in loans called for in the Company's business plan. Specifically, as discussed earlier, our business strategy calls for increased strategic emphasis in commercial real estate and business lending. The loss factors used in the Bank's loan loss calculations are generally higher for such loans compared with those applied to one-to-four family mortgage loans. Consequently, future net growth in commercial real estate and business loans may result in required loss provisions that exceed those recorded in prior years when comparatively greater strategic emphasis had been placed on growing the 1-4 family mortgage loan portfolio.

Liquidity and Commitments

         We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

         The Bank's short term liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. The Bank also generates cash through borrowings. The Bank utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer-term basis, the Bank maintains a strategy of investing in various loan products and in securities collateralized by loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At September 30, 2005, the total approved loan origination commitments outstanding amounted to $21.3 million. At the same date, unused lines of credit were $16.0 million and construction loans in process were $350,000. Certificates of deposit scheduled to mature in one year or less at September 30, 2005, totaled $97.6 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. In addition, the Bank has the ability at September 30, 2005 to borrow an additional $85.2 million from the Federal Home Loan Bank of New York as a funding source to meet commitments and for liquidity purposes. In calculating our borrowing capacity, the Bank utilizes the Federal Home Loan Bank's guideline, which generally limits advances secured by residential mortgage collateral to 25% of the Bank's total assets. At September 30, 2005, the Bank's total assets were inflated by $115.2 million of stock subscriptions held pending the closing of the Company's second step conversion, which increased the Bank's reported borrowing capacity by approximately $28.7 million as of that date. Upon completion of the conversion, $33.7 million of the $115.2 million was returned on oversubscriptions.

         The  following   tables  disclose  our   contractual   obligations  and
commercial commitments as of September 30, 2005. Scheduled principal payments on amortizing borrowings are reported as maturities.

                                                        Less Than                                      After
                                           Total         1 Year        1-3 Years      4-5 Years       5 Years
                                           -----         ------        ---------      ---------       -------
                                                                    (In thousands)
     Time Deposits                      $   152,808    $   97,646    $    38,563    $     6,518    $    10,081
     Federal Home Loan Bank
       advances(1)                           53,734         8,060         20,127         13,547         12,000
                                        -----------    ----------    -----------    -----------    -----------

         Total                          $   206,542    $  105,706    $    58,690    $    20,065    $    22,081
                                        ===========    ==========    ===========    ===========    ===========

     (1)  At September 30, 2005, the total  collateralized   borrowing limit was
          $140 million of which we had $53.7 million outstanding.

                                           Total
                                          Amounts       Less Than                                      Over
                                         Committed       1 Year        1-3 Years      4-5 Years       5 Years
                                           -----         ------        ---------      ---------       -------
                                                                    (In thousands)
                                                                        (In thousands)

     Lines of credit(1)                 $    15,956    $    1,273    $       311    $       149    $    14,223
     Construction loans in
       process                                  350           350              -              -              -
     Other commitments to
       extend credit                         21,284        21,284              -              -              -
                                        -----------    ----------    -----------    -----------    -----------

         Total                          $    37,590    $   22,907    $       311    $       149    $    14,223
                                        ===========    ==========    ===========    ===========    ===========

     (1)  Represents amounts committed to customers.

         In addition to the above commitments, the Company has financial obligations regarding outstanding contracts for sale relating to future branch sites. As of September 30, 2005, the Bank has paid deposits totaling $417,500 on sale contracts for future branch locations. Upon closing, the Bank is committed to disbursing an additional $4,957,500 to fulfill its obligations under these contracts. These commitments are contingent upon the fulfillment of certain conditions outlined in the sale contracts.

Capital

         Consistent with its goals to operate a sound and profitable financial organization, American Bank of New Jersey actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. The Bank's total equity was $35.1 million at September 30, 2005, or 6.33% of total assets on that date. As of September 30, 2005, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2005 were as follows: core capital 6.49%; Tier I risk-based capital, 13.54%; and total risk-based capital, 14.13%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

         The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturity structure of our assets and liabilities are critical to the maintenance of acceptable performance levels.

         The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

Recent Regulatory and Accounting Developments

FAS 123(R) (As Amended) - Share Based Payments

                  FAS 123(R) requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after December 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Notwithstanding options granted in the future, management has evaluated the pro forma cost of the options granted during fiscal 2005. The pro forma cost and impact on earnings per share for the year ended September 30, 2005 are presented in Note 1 to the Consolidated Financial Statements.

         We will begin to record compensation costs for stock options granted during fiscal 2005 beginning on October 1, 2005. The estimated after tax cost of these options for each of the next five fiscal years is as follows:

                    2006                               $ 223,302
                    2007                                 223,302
                    2008                                 223,302
                    2009                                 223,302
                    2010                                  58,278

         Notwithstanding this additional cost, there will be no significant effect on our financial position for options that vest after the adoption date as total equity will not change.

Average Balances, Interest, and Average Yields/Cost

The following table presents certain information at and for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances were derived from average daily balances.

                                 At September 30,
                                  Years Ended      --------------------------------Years Ended September 30,------------------------
                                -------2005------  -------------2005----------- -------------3004---------- ----------2003----------
                                                              Interest Average             Interest Average         Interest Average
                                           Yield/   Average    Earned/  Yield/   Average    Earned/ Yield/  Average Earned/   Yield/
                                 Balance    Cost    Balance     Paid     Cost    Balance     Paid    Cost   Balance  Paid      Cost
                                 -------    ----    -------     ----     ----    -------     ----    ----   -------  ----      ----
                                                                                (Dollars in thousands)
Interest-earning assets:
   Loans receivable, net(1)    $ 341,286   5.38%   $327,948  $17,459    5.32%  $278,632   $ 15,017   5.39% $ 238,474 $14,343   6.01%
   Investment securities(2)       70,161   3.27      84,565    2,734    3.23    103,978      3,125   3.01    100,787   2,918   2.90
   Other interest-earning
     assets(3)                   108,970   3.74      13,343      408    3.06      6,302         62   0.98     13,462     215   1.60
                               ---------   ----    --------  -------    ----   --------   --------   ----   -------- -------   ----
   Total interest-earning assets 520,417   4.75     425,856   20,601    4.84    388,912     18,204   4.68    352,723  17,476   4.95
   Non-interest-earning assets    35,443             15,286  -------             10,755   --------             9,459 -------
                               ---------           --------                    --------                     --------
   Total assets                $ 555,860           $441,142                    $399,667                     $362,182
                               =========           ========                    ========                     ========
Interest-bearing liabilities:
   NOW & money market          $  39,264   1.87%   $ 37,243      490    1.32%  $ 23,086        225   0.97%  $ 22,511 $   290   1.29%
   Savings deposits(4)           238,471   1.13     137,723    2,130    1.55    136,100      2,109   1.55    117,052   2,307   1.97
   Certificates of deposit       152,808   3.45     135,547    4,082    3.01    116,926      2,912   2.49    121,310   3,439   2.83
                               ---------   ----    --------  -------    ----   --------   --------   ----   -------- -------   ----
   Total interest-bearing
     deposits                    430,543   2.02     310,513    6,702    2.16    276,113      5,246   1.90    260,873   6,036   2.31
   FHLB advances                  53,734   4.84      62,056    2,844    4.58     60,125      2,859   4.76     54,923   2,834   5.16
                               ---------   ----    --------  -------    ----   --------   --------   ----   -------- -------   ----
   Total interest-bearing
     liabilities                 484,277   2.33     372,569    9,546    2.56    336,238      8,105   2.41    315,796   8,870   2.81
   Non-interest-bearing deposits  25,583             23,954  -------             22,080   --------            20,303 -------
   Other non-interest-bearing
     liabilities                   6,494              6,070                       3,884                        4,441
                               ---------           --------                    --------                     --------
   Total liabilities             516,354            402,593                     362,202                      340,540
   Accumulated other
     comprehensive income           (959)              (649)                       (508)                          74
   Retained earnings &
     other equity                 40,465             39,198                      37,973                       21,568
                               ---------           --------                    --------                     --------
   Total liabilities and
     equity                    $ 555,860           $441,142                    $399,667                     $362,182
                               =========           ========                    ========                     ========

   Net interest spread(5)                  2.42%             $11,055    2.28%              $ 10,099   2.28%          $ 8,606   2.14%
                                           ====              =======    ====               ========   ====           =======   ====
   Net interest margin(6)                  2.58%                        2.60%                         2.60%                    2.44%
                                           ====                         ====                          ====                     ====
   Ratio of interest-earning
     assets to interest-bearing
     liabilities                  107.46%                     114.30%                        115.67%                  111.69%
                                  ======                      ======                         ======                   ======

--------------------
(1) Calculated net of deferred fees and loss reserves. Non-accruing loans have been included as loans carrying a zero yield. Includes loans held for sale.
(2)  Calculated   based  on  amortized  cost  excluding  FAS  115  market  value adjustment.
(3) Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)  2003  average  balances  include  money market  savings  accounts and stock subscriptions received in connection with the Company's first public offering which closed October 3, 2003. 2005 average balances include money market savings accounts and stock subscriptions received in connection with the Company's second public offering which closed October 5, 2005.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

         The following table presents the effects of changing rates and volumes on the interest income and interest expense of the Company. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate/volume column shows changes attributable to changes in both rate and volume, which cannot be segregated.


                                                                    2005 - 2004
                                                                    -----------
                                                                 Increase (Decrease)
                                                                              Rate/
                                                        Volume      Rate      Volume      Net
                                                        ------      ----      ------      ---
                                                               (Dollars in thousands)
Interest-earning assets:
    Loans receivable                                   $ 2,658    $  (183)   $   (32)   $ 2,442
    Securities                                            (583)       236        (44)      (391)
    Other interest-earning assets                           69        131        146        346
                                                       -------    -------    -------    -------
       Total interest-earning assets                     2,144        184         70      2,397

Interest-bearing liabilities:
    NOW and money market accounts                          138         79         48        265
    Savings accounts                                        25         (4)         -         21
    Certificates of deposit                                464        609         97      1,170
                                                       -------    -------    -------    -------
       Total interest bearing deposits                     627        684        145      1,456
    Federal Home Loan Bank advances                         92       (104)        (3)       (15)
                                                       -------    -------    -------    -------
       Total interest-bearing liabilities                  719        580        142      1,441
                                                       -------    -------    -------    -------
          Increase (decrease) in net interest income   $ 1,425    $  (396)   $   (72)   $   956
                                                       =======    =======    =======    =======

                                                                      2004 - 2003
                                                                      -----------
                                                                 Increase (Decrease)
                                                                               Rate/
                                                        Volume      Rate      Volume      Net
                                                        ------      ----      ------      ---
                                                               (Dollars in thousands)
Interest-earning assets:
    Loans receivable                                   $ 2,416    $(1,491)   $  (251)   $   674
    Securities                                              91        112          4        207
    Other interest-earning assets                         (114)       (83)        44       (153)
                                                       -------    -------    -------    -------
       Total interest-earning assets                     2,393     (1,462)      (203)       728

Interest-bearing liabilities:
    NOW and money market accounts                            7        (70)        (2)       (65)
    Savings accounts                                       375       (493)       (80)      (198)
    Certificates of deposit                               (124)      (418)        15       (527)
                                                       -------    -------    -------    -------
       Total interest bearing deposits                     258       (981)       (67)      (790)
    Federal Home Loan Bank advances                        268       (222)       (21)        25
                                                       -------    -------    -------    -------
       Total interest-bearing liabilities                  526     (1,203)       (88)      (765)
                                                       -------    -------    -------    -------

          Increase (decrease) in net interest income   $ 1,867    $  (259)   $  (115)   $ 1,493
                                                       =======    =======    =======    =======

Management of Interest Rate Risk and Market Risk

Qualitative Analysis. Because the income on the majority of our assets and the cost of the majority of our liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk, or changes in interest rates. Notwithstanding the unpredictability of future interest rates, we expect that changes in interest rates may have a significant, adverse impact on our net interest income.

         Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

          o The interest income we earn on our interest-earning assets such as loans and securities; and

          o The interest expense we pay on our interest-bearing liabilities such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. We, like many savings
institutions,   have  liabilities   that  generally  have  shorter   contractual
maturities than our assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities. In a period of declining interest rates the interest income earned on our assets may decrease more rapidly, due to accelerated prepayments, than the interest paid on our liabilities.

         In addition, changes in interest rates can affect the average lives of loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayments at rates that are comparable to the rates we previously earned on the prepaid loans or securities. At September 30, 2005, 78.1% of our loan portfolio was comprised of one- to four-family mortgage loans, which experienced very high prepayment rates during recent years.

         Tables presenting the composition and allocation of the Company's interest earning assets and interest costing liabilities from an interest rate risk perspective are presented in the preceding section of this report titled "Comparison of Financial Condition at September 30, 2005 and September 30, 2004". These tables present the Company's investment securities, loans, deposits and borrowings by categories that reflect the contractual repricing characteristics of the underlying assets or liabilities. Presented as a percentage of total assets, the year-to-year comparative data presents changes in the repricing characteristics of the Company's balance sheet - an important component of interest rate risk.

         Our net interest rate spread, which is the difference between the yields we receive on assets and the rates we pay on liabilities, remained flat during fiscal 2005 after increasing from 2003 levels during fiscal 2004. For the years ended September 30, 2005 and September 30, 2004, our net interest rate spread was 2.28%, as compared to 2.14% for the year ended September 30,

2003. In large part, the improvement in net interest rate spread in 2004 resulted from slowing asset prepayments attributable to interest rates rising from their historical lows of fiscal 2003. During fiscal 2003, decreases in market interest rates triggered rapid loan and security prepayments which caused our net interest rate spread to shrink. Our spread shrank because the decrease in the yields on our securities and loan portfolios was greater than the decrease in the rates we paid on deposits and borrowings during that year. This caused a decrease in our earnings, sometimes referred to as an "earnings squeeze" which eased somewhat in fiscal 2004.

         As noted earlier, through the first half of fiscal 2005, the Company continued to realize improvements in its net interest margin as increases in earning asset yields continued to outpace increases in the cost of its interest bearing-liabilities. However, that trend reversed in the latter half of 2005 when upward pressure on the Company's cost of deposits resulted in greater increases in the Company's cost of interest-bearing liabilities than those of its interest earning assets.

         Depending upon the movement of market interest rates, our earnings may continue to be impacted by an "earnings squeeze" in the future. For example, we are vulnerable to an increase in interest rates because the majority of our loan portfolio consists of longer-term, fixed rate loans and recently originated hybrid ARMs that are fixed rate for an initial period of time. At September 30, 2005, excluding allowance for loan losses and net deferred origination costs and including loans held for sale, loans totaled $341.6 million comprising 61.5% of total assets. Of those loans, fixed rate mortgages totaled $167.6 million or 30.1% of total assets while hybrid ARMs, including 3/1, 5/1, 7/1 and 10/1 ARMs totaled $158.4 million of 28.5% of total assets. In an increasing rate environment, our cost of funds may increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially shorter maturities than the maturities on our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets will be detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings. This could cause a decrease in our earnings and an "earnings squeeze" just as the decrease in interest rates in prior periods had impacted our earnings.

         The Board of Directors has established an Asset/Liability Management Committee, comprised of the Bank's Chief Executive Officer, the Bank's President and Chief Operating Officer, the Bank's Executive Vice President and Corporate Secretary, the Bank's Senior Vice President and Chief Financial Officer, the Bank's Senior Vice President and Chief Lending Officer, the Bank's Vice President of Branch Administration, and the Bank's Vice President and Controller which is responsible for monitoring interest rate risk. The committee conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of the Bank, including review of the Bank's short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee meets quarterly to formally review such matters. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the Bank's interest rate risk policy and strategies, as it considers necessary and appropriate.

         To reduce the effect of interest rate changes on net interest income, we seek to utilize various strategies aimed at improving the matching of interest-earning asset maturities to interest-bearing liability maturities. The main elements of these strategies include seeking to:

         (1) Originate and retain loans with adjustable rate features and fixed rate loans with shorter maturities including commercial real estate, construction and business loans;

         (2) Originate longer-term, fixed rate loans eligible for sale in the secondary market and, if warranted, sell such loans;

         (3) Lengthen the maturities of our liabilities through utilization of Federal Home Loan Bank advances;

         (4) Attract low cost checking and transaction accounts which tend to be less interest rate sensitive; and

         (5) Purchase short to intermediate term securities and maintain a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

         Quantitative Aspects of Market Risk. The following table presents American Bank of New Jersey's net portfolio value as of September 30, 2005, the latest date for which information is available. The net portfolio value was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

                                      Net Portfolio
                                      Value as % of                    Board
         Net Portfolio Value      Present Value of Assets         Established Limits
         -------------------      -----------------------         ------------------
                                                 Net                 Net
                                              Portfolio    Basis  Portfolio   Basis
Changes in                                      Value      Point    Value     Point
 Rates (1)    $ Amount   $ Change  % Change     Ratio     Change    Ratio    Change
 ---------    --------   --------  --------     -----     ------    -----    ------
             (Dollars in thousands)

  +300 bp       46,276    -14,300    -24%       8.32%     -213 bp    5.00%  -450 bp
  +200 bp       51,487     -9,089    -15%       9.12%     -132 bp    6.00%  -300 bp
  +100 bp       56,389     -4,187     -7%       9.85%      -59 bp    7.00%  -150 bp
     0 bp       60,576                         10.44%                8.00%
  -100 bp       62,471      1,895     +3%      10.68%      +22 bp    7.00%  -150 bp
  -200 bp       60,645         69     +0%      10.32%      -12 bp    6.00%  -300 bp

----------------------
(1) The -300bp scenario is not shown due to the low prevailing interest rate environment.


         Future interest rates or their effect on net portfolio value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in this type of computation. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on certain types of assets and liabilities such as demand deposits and savings accounts, may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets such as adjustable rate mortgages generally have features, which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

         Notwithstanding the discussion above, the qualitative interest rate analysis findings presented herein indicate that a rapid increase in interest rates would adversely affect our net interest margin and earnings. Given the low interest rates prevalent in the current marketplace, management is continuing to evaluate a variety of strategies to manage the earnings risks presented by an upward movement in interest rates. These strategies include the continued sale of longer-term, fixed rate conforming loan originations into the secondary market and the use of wholesale borrowings to match fund longer term, fixed rate loan originations that are retained in portfolio. For the year ended September 30, 2005, we sold a total of $2.4 million of loans to the Federal National Mortgage Association. Gains on sales of mortgage loans held for sale totaled $16,000 for 2005. Such sales contributed to a 9% or $5.9 million reduction in the balance of fixed rate mortgage loans with original maturities exceeding fifteen years during 2005.

         We offer borrowers the option to lock in their interest rate prior to closing their mortgage loans. Once a loan's rate is locked, we are exposed to market value risk because the price at which we can sell the loan will vary with movements in market interest rates. To manage that risk, we may take forward commitments to sell loans at a fixed price. At September 30, 2005, the Bank had two outstanding contracts to sell long term, fixed rate mortgage loans totaling $640,000 to Federal National Mortgage Association. Loans sold under contracts drawn in the future may generate additional gains or losses on sale of mortgage loans in subsequent periods.

         Finally, during fiscal 2004 we recognized a $125,000 penalty to prepay $3.0 million of fixed rate FHLB advances with a weighted average cost of 6.28%. Although no such prepayments were transacted in fiscal 2005, we may evaluate the costs and benefits of further prepayments, which may result in additional one-time charges to earnings in the form of FHLB prepayment penalties to further improve the Bank's net interest spread and margin and enhance future earnings.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
ASB Holding Company
Bloomfield, New Jersey


We have audited the accompanying consolidated statements of financial condition of ASB Holding Company and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of income, changes in equity, and cash flows for the three years ended September 30, 2005, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASB Holding Company and subsidiaries as of September 30, 2005 and 2004, and the results of its operations and its cash flows for the three years ended September 30, 2005, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.


                                           /s/Crowe Chizek and Company LLC

                                           Crowe Chizek and Company LLC

Livingston, New Jersey
November 4, 2005

                               ASB HOLDING COMPANY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           September 30, 2005 and 2004
                        (In thousands except share data)

----------------------------------------------------------------------------------------------

                                                                          2005          2004
                                                                     -----------   -----------
ASSETS
Cash and cash equivalents
    Cash and due from banks                                          $     2,622   $     2,256
    Interest-bearing deposits                                            105,851         5,778
    Federal funds sold                                                    17,300             -
                                                                     -----------   -----------
       Total cash and cash equivalents                                   125,773         8,034

Securities available-for-sale                                             62,337        89,495
Securities held-to-maturity (fair value: 2005 - $7,694,
  2004 - $2,806)                                                           7,824         2,794
Loans held for sale                                                          280             -
Loans receivable, net of allowance for loan losses
  2005 - $1,658; 2004 - $1,578                                           341,006       308,970
Premises and equipment                                                     4,131         3,910
Federal Home Loan Bank stock, at cost                                      3,119         2,890
Cash surrender value of life insurance                                     7,512         6,242
Accrued interest receivable                                                1,468         1,359
Other assets                                                               2,410         1,250
                                                                     -----------   -----------
    Total assets                                                     $   555,860   $   424,944
                                                                     ===========   ===========

LIABILITIES AND EQUITY
Deposits
    Non-interest-bearing                                             $    25,583   $    22,599
    Interest-bearing                                                     315,342       300,117
                                                                     -----------   -----------
       Total deposits                                                    340,925       322,716

Stock subscriptions received                                             115,201             -
Advance payments by borrowers for taxes
  and insurance                                                            2,443         2,322
Federal Home Loan Bank advances                                           53,734        57,491
Accrued expenses and other liabilities                                     3,578         3,049
Common Stock in ESOP subject to contingent repurchase obligation             473            52
                                                                     -----------   -----------
    Total liabilities                                                    516,354       385,630

Commitments and contingent liabilities

Equity
    Preferred stock $.10 par value; 5,000,000 shares authorized
      Common stock $.10 par value; 20,000,000 shares
      authorized; 5,554,500 shares issued and outstanding                    555           555
    Additional paid in capital                                            17,242        15,687
    Unearned ESOP shares                                                  (1,064)       (1,200)
    Unearned RSP shares                                                   (1,212)            -
    Retained earnings                                                     25,417        24,806
    Accumulated other comprehensive loss                                    (959)         (482)
    Amount reclassified on ESOP shares                                      (473)          (52)
                                                                     -----------   -----------
       Total equity                                                       39,506        39,314
                                                                     -----------   -----------

          Total liabilities and equity                               $   555,860   $   424,944
                                                                     ===========   ===========

----------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               ASB HOLDING COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended September 30, 2005, 2004, and 2003
                        (In thousands except share data)

--------------------------------------------------------------------------------------------
                                                             2005        2004       2003
                                                             ----        ----       ----
Interest and dividend income
    Loans, including fees                                $ 17,459    $ 15,017   $ 14,343
    Securities                                              2,734       3,125      2,918
    Federal funds sold and other                              408          62        215
                                                         --------    --------   --------
       Total interest income                               20,601      18,204     17,476

Interest expense
    NOW and money market                                      490         225        290
    Savings                                                 2,130       2,109      2,307
    Certificates of deposit                                 4,082       2,912      3,439
    Federal Home Loan Bank advances                         2,844       2,859      2,834
                                                         --------    --------   --------
       Total interest expense                               9,546       8,105      8,870
                                                         --------    --------   --------

Net interest income                                        11,055      10,099      8,606

Provision for loan losses                                      81         207        254
                                                         --------    --------   --------

Net interest income after provision for loan losses        10,974       9,892      8,352

Noninterest income
    Deposit service fees and charges                          690         697        452
    Income from cash surrender value of life insurance        270         207        227
    Gain on sale of loans                                      16          27        151
    Loss on sales of securities available-for- sale           (16)          -       (188)
    Gain on sale of other real estate owned                     -         176          3
    Other                                                     236         191         73
                                                         --------    --------   --------
       Total noninterest income                             1,196       1,298        718

Noninterest expense
    Salaries and employee benefits                          5,896       4,812      4,507
    Occupancy and equipment                                   830         853        822
    Data processing                                           633         652        543
    Advertising                                               252         247        229
    Professional & Consulting                                 274         143        129
    Legal                                                     234         105        107
    Borrowed funds prepayment penalty                           -         125          -
    Other                                                     805         720        525
                                                         --------    --------   --------
       Total noninterest expense                            8,924       7,657      6,862
                                                         --------    --------   --------

Income before provision for income taxes                    3,246       3,533      2,208

Provision for income taxes                                  1,203       1,371        805
                                                         --------    --------   --------
Net income                                               $  2,043    $  2,162   $  1,403
                                                         ========    ========   ========
Earnings per share:
    Basic                                                $   0.38    $   0.40   $   0.36
    Diluted                                              $   0.37    $   0.40   $   0.36

--------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                               ASB HOLDING COMPANY
                                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                                  Years Ended September 30, 2005, 2004 and 2003
                                                 (In thousands)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                            Accumulated
                                                                                               Other     Amount
                                                                                              Compre- Reclassified
                                                 Additional  Unearned   Unearned              hensive      on                Compre-
                                         Common    Paid-in     ESOP        RSP    Retained    Income      ESOP       Total   hensive
                                          Stock    Capital    Shares     Shares   Earnings    (Loss)     Shares     Equity   Income
                                          -----    -------    ------     ------   --------    ------     ------     ------   ------

Balance at September 30, 2002           $      -   $     -   $      -   $      -  $ 21,341   $    531  $      -   $ 21,872

Initial funding of ASB Holding
  Company                                      -       100          -          -      (100)         -         -          -

Comprehensive income
   Net income                                  -         -          -          -     1,403          -         -      1,403  $ 1,403
   Unrealized holding loss on
     securities available-for-sale,
     net of reclassification and
     tax effects                               -         -          -          -         -       (936)        -       (936)    (936)
                                                                                                                            -------
      Total comprehensive income                                                                                            $   467
                                             ---    ------     ------   --------    ------       ----       ---     ------  =======


Balance at September 30, 2003                  -       100          -               22,644       (405)        -     22,339

Issuance of common stock,
  net of issuance costs                      555    15,506     (1,333)                   -          -         -     14,728

ESOP shares earned                             -        81        133                    -          -         -        214

Reclassification of common stock
  in ESOP to contingent repurchase
  obligation                                   -         -          -                    -          -       (52)       (52)

Comprehensive income
   Net income                                  -         -          -                2,162          -         -      2,162  $ 2,162
   Change in unrealized gain (loss)
     on securities available-for-sale,
     net of taxes                              -         -          -                    -        (77)        -        (77)     (77)
                                                                                                                            -------
      Total comprehensive income                                                                                            $ 2,085
                                             ---    ------     ------   --------    ------       ----       ---     ------  =======

Balance at September 30, 2004                555    15,687     (1,200)              24,806       (482)      (52)    39,314

------------------------------------------------------------------------------------------------------------------------------------

                                                  (Continued)

                                              ASB HOLDING COMPANY
                                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
                                  Years Ended September 30, 2005, 2004 and 2003
                                                 (In thousands)

------------------------------------------------------------------------------------------------------------------------------------


                                                                                            Accumulated
                                                                                               Other     Amount
                                                                                              Compre- Reclassified
                                                 Additional  Unearned   Unearned              hensive      on                Compre-
                                         Common    Paid-in     ESOP        RSP    Retained    Income      ESOP       Total   hensive
                                          Stock    Capital    Shares     Shares   Earnings    (Loss)     Shares     Equity   Income
                                          -----    -------    ------     ------   --------    ------     ------     ------   ------


RSP stock grants                        $      -   $ 1,419   $      -   $ (1,419) $      -   $      -  $      -   $      -

RSP shares earned                              -         -          -        207         -          -         -        207

ESOP shares earned                             -       136        136          -         -          -         -        272

Cash dividends paid -
$0.93 per share                                -         -          -          -    (1,432)         -         -     (1,432)

Reclassification of
  common stock in ESOP
  to contingent repurchase
  obligation                                   -         -          -          -         -          -      (421)      (421)

Comprehensive income
   Net income                                  -         -          -          -     2,043          -         -      2,043  $ 2,043
   Change in unrealized
     gain (loss) on securities
     available-for-sale,
     net of taxes                              -         -          -          -         -       (477)        -       (477)    (477)
                                                                                                                            -------
      Total comprehensive
        income                                                                                                              $ 1,566
                                        --------   -------   --------   --------  --------   --------  --------   --------  =======
Balance at September 30, 2005           $    555   $17,242   $ (1,064)  $ (1,212) $ 25,417   $   (959) $   (473)  $ 39,506
                                        ========   =======   ========   ========  ========   ========  ========   ========

------------------------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               ASB HOLDING COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended September 30, 2005, 2004, and 2003
                                 (In thousands)

-------------------------------------------------------------------------------------------------------------

                                                                              2005         2004         2003
                                                                              ----         ----         ----
Cash flows from operating activities
    Net income                                                           $   2,043    $   2,162    $   1,403
    Adjustments to reconcile net income to net cash
      provided by operating activities
       Depreciation and amortization                                           353          417          371
       Net amortization of premiums and discounts                              126          292        1,036
       Losses on sales of securities available-for-sale                         16            -          188
       ESOP compensation expense                                               272          214            -
       RSP compensation expense                                                207            -            -
       Provision for loan losses                                                81          207          254
       Increase in cash surrender value of life insurance                     (270)        (207)        (227)
       Gain on sale of other real estate owned                                   -         (176)          (3)
       Gain on sale of loans                                                   (16)         (27)        (151)
       Proceeds from sales of loans                                          2,431        4,774        9,561
       Origination of loans held for sale                                   (2,695)      (4,247)      (9,910)
       Decrease (increase) in accrued interest receivable                     (109)        (104)          58
       Decrease (increase) in other assets                                    (732)         591         (979)
       Change in deferred income taxes                                        (174)         (34)         142
       Increase (decrease) in other liabilities                                529          364          (22)
                                                                         ---------    ---------    ---------
          Net cash provided by operating activities                          2,062        4,226        1,721

Cash flows from investing activities
    Net increase in loans receivable                                       (32,117)     (46,542)     (54,784)
    Purchases of securities held-to-maturity                                (6,227)        (922)           -
    Principal paydowns on securities held-to-maturity                        1,183          954        4,133
    Purchases of securities available-for-sale                                   -      (21,459)    (111,503)
    Sales of securities available-for-sale                                   1,984            -       21,026
    Calls of securities available-for-sale                                   2,000       13,560            -
    Principal paydowns on securities available-for-sale                     22,315       25,387       70,435
    Purchase of Federal Home Loan Bank stock                                (2,734)      (2,222)      (1,660)
    Redemption of Federal Home Loan Bank stock                               2,505        2,482          710
    Purchase of bank-owned life insurance                                   (1,000)      (1,007)        (324)
    Purchase of premises and equipment                                        (574)        (388)        (524)
    Proceeds from sale of other real estate owned                                -          385           63
                                                                         ---------    ---------    ---------
       Net cash used in investing activities                               (12,665)     (29,772)     (72,428)

Cash flows from financing activities
    Net increase in deposits                                                18,209       29,890       28,239
    Stock subscriptions held for parent received (refunded or applied)     115,201      (52,137)      52,137
    Net change in advance payments by borrowers for taxes and
      insurance                                                                121          243          366
    Repayment of Federal Home Loan Bank of New York advances               (16,057)      (7,009)      (4,000)
    Federal Home Loan Bank of New York advances                             15,000        6,800       15,000
    Net change in Federal Home Loan Bank of New York overnight
      lines of credit                                                       (2,700)       2,700            -
    Cash dividends paid                                                     (1,432)           -            -
    Net proceeds from stock issuance                                             -       14,728            -
                                                                         ---------    ---------    ---------
       Net cash provided by (used in) financing activities                 128,342       (4,785)      91,742
                                                                         ---------    ---------    ---------

Net change in cash and cash equivalents                                    117,739      (30,331)      21,035

Cash and cash equivalents at beginning of year                               8,034       38,365       17,330
                                                                         ---------    ---------    ---------

Cash and cash equivalents at end of year                                 $ 125,773    $   8,034    $  38,365
                                                                         =========    =========    =========

-------------------------------------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years Ended September 30, 2005, 2004, and 2003
                                 (In thousands)

-----------------------------------------------------------------------------------------------------------------

                                                                           2005           2004          2003
                                                                           ----           ----          ----

Supplemental cash flow information:
    Cash paid during the period for
       Interest                                                         $     9,544   $     8,101   $     8,839
       Income taxes, net of refunds                                           1,675         1,166         1,049

Supplemental disclosures of noncash investing transactions:
    Conversion of loans to other real estate owned                      $         -   $       209   $        60

-----------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: ASB Holding Company is a federally chartered corporation organized in June 2003 that was formed for the purpose of acquiring all of the capital stock of American Bank of New Jersey, which was previously owned by American Savings, MHC, a federally chartered mutual holding company. American Bank of New Jersey converted from a mutual to a stock savings bank in a mutual holding company reorganization in 1999 in which no stock was sold to any person other than American Savings, MHC.

On October 3, 2003, the Company completed a minority stock offering and sold 1,666,350 shares of common stock in a subscription offering at $10 per share and received proceeds of $16,060,000 net of offering costs of $603,000.

After the sale of the stock, the MHC held 70%, or 3,888,150 shares, of the outstanding stock of the Company, with the remaining 30% or, 1,666,350 shares held by persons other than the MHC. The Company holds 100% of the Bank's outstanding common stock. The Bank may not pay dividends to the Company if the dividends would cause the Bank to fall below the "well capitalized" capital threshold.

On October 5, 2005, the Company completed a second step conversion at which time ASB Holding Company ceased to exist and American Bancorp of New Jersey, Inc. became the new holding company for the Bank. See Note 2 for further discussion.

The consolidated financial statements include ASB Holding Company and its wholly owned subsidiaries, American Bank of New Jersey ("the Bank") and ASB Investment Corp ("the Investment Corp"), together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

The only business of the Company is the ownership of the Bank and the Investment Corp. The Bank provides a full range of banking services to individual and corporate customers in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Investment Corp was organized for the purpose of selling insurance and investment products, including annuities, to customers of the Bank and the general public, with initial activities limited to the sale of fixed rate annuities. The Investment Corp has had no activity to date.

The accounting and reporting policies of the Company are based upon accounting principles generally accepted in the United States of America and conform to predominant practices within the banking industry. Significant accounting polices followed by the Company are presented below.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures provided. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, prepayment speed assumptions related to mortgage-backed securities and collateralized mortgage obligations, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. In addition, a substantial portion of real estate owned is located in that same market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions.

Cash and Cash Equivalents: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and in banks; interest-bearing deposits; and federal funds sold, which are generally sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions, and federal funds purchased.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available for sale when they might be sold before maturity. Equity securities, including mutual funds, with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts are amortized using the level yield method. Gains and losses on sales are based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Mortgages on real estate and other loans are stated at the outstanding principal amount of the loans, net of deferred loan fees and the allowance for loan losses. Interest income on loans is accrued and credited to interest income as earned. Loans are generally placed on nonaccrual status when they become delinquent 90 days or more as to principal or interest or when it appears that principal or interest is uncollectible. Interest accrued prior to a loan being placed on nonaccrual status is subsequently reversed. Interest income on nonaccrual loans is recognized only in the period in which it is ultimately collected. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.

The Bank defines the population of impaired loans to be all nonaccrual commercial real estate, multi-family, and land loans. Impaired loans are individually assessed to determine whether the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that may be collectively evaluated for impairment such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

Loans Held-For-Sale: Loans held-for-sale are carried at the lower of cost or market, using the aggregate method. Gains and losses on sales of mortgage loans are recognized at the time of sale.

Allowance For Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, peer group information, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flow using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Loan Fees: Loan fees and certain direct loan origination costs for originating mortgage loans are deferred and the net fee or cost is recognized into interest income using the interest method over the contractual lives of the loans.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Real Estate Owned: When properties are acquired through foreclosure, they are transferred at the lower of the carrying value or estimated fair value of the collateral and any required write-downs are charged to the allowance for loan losses. Subsequently, such properties are carried at the lower of the adjusted cost or fair value less estimated selling costs. Estimated fair value of the property is generally based on an appraisal. The Bank maintains an allowance for real estate owned losses for subsequent declines in estimated fair value. Expenses of holding foreclosed properties, net of other income, are charged to operations as incurred. Gains and losses from sales of such properties are recognized at the time of sale.

Premises and Equipment: Land is carried at cost. Office properties and equipment are carried at cost, less accumulated depreciation. Office buildings and improvements are depreciated using the straight-line method with useful lives ranging from 20 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

Mortgage Servicing Rights: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights totaled $77,667 and $80,930 at September 30, 2005 and 2004 and are included with other assets on the balance sheet.

Income Taxes: The provision for income taxes is the total of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements' carrying amounts of existing assets and liabilities and their respective tax bases, computed using enacted tax rates. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Participants may put their ESOP shares back to the Company upon termination, and an amount of equity equal to these shares times current market price is reclassified out of shareholders' equity.

Stock-Based Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.


                                                             September 30, 2005
                                                             ------------------

    Net income as reported                                      $     2,043
    Deduct:  Stock-based compensation expense determined
      under fair value based method                                     223
                                                                -----------
         Pro forma net income                                   $     1,820
                                                                ===========

    Basic earnings per share as reported                        $      0.38
    Pro forma basic earnings per share                          $      0.33
    Diluted earnings per share as reported                      $      0.37
    Pro forma diluted earnings per share                        $      0.33

For accounting purposes, the Bank is recognizing compensation expense for shares of common stock awarded under the 2005 Restricted Stock Plan. Expense is recognized over the vesting period of five years from the date of award at the fair market value of the shares on the date they were awarded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards. The weighted average common shares outstanding were 5,445,820 for basic and 5,474,122 for diluted for the year ended September 30, 2005 and 5,427,906

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

for the year ended September 30, 2004. Earnings per share for the year ended September 30, 2003 has been restated to reflect the conversion of 100 shares of Bank stock into 3,888,150 shares of Company stock representing 100% ownership of the Bank prior to the minority stock offering. There were no potentially dilutive securities for the years ended September 30, 2004 and 2003.

As described in Note 2, on October 5, 2005, the Company completed a public offering associated with its second step conversion in which a total of 9,918,750 common shares were issued while each outstanding public share was converted into 2.55102 shares of the new holding company. This transaction would have materially changed the number of common shares outstanding if this change had occurred before the end of the period.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Recent Regulatory and Accounting Developments: FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Notwithstanding options granted in the future, management has evaluated the pro forma cost of the options granted on during fiscal 2005.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We will begin to record compensation costs for stock options granted during fiscal 2005 beginning on October 1, 2005. The estimated after tax cost of these options for each of the next five fiscal years is as follows:

                          2006           $     223
                          2007                 223
                          2008                 223
                          2009                 223
                          2010                  58

Notwithstanding this additional cost, there will be no significant effect on our financial position for options that vest after the adoption date as total equity will not change.


NOTE 2 - SUBSEQUENT EVENT

On October 5, 2005, the Company completed a second step conversion in which the 3,888,150 shares of ASB Holding Company held by American Savings, MHC were converted and sold in a subscription offering. Through this transaction, ASB Holding company ceased to exist and was supplanted by American Bancorp of New Jersey as the holding company for the Bank. A total of 9,918,750 shares of common stock were sold in the offering at $10 per share through which the Company received proceeds of $97,524,302 net of offering costs of $1,663,198. The Company contributed $48,762,151 or approximately 50% of the net proceeds to the Bank in the form of a capital contribution. The Company loaned $7,935,000 to the Bank's employee stock ownership plan and the ESOP used those funds to acquire 793,500 shares of common stock at $10 per share.

As part of the conversion, the 1,666,350 outstanding shares ASB Holding Company were each exchanged for 2.55102 shares of American Bancorp of New Jersey, the new holding Company of American Bank of New Jersey. This exchange resulted in an additional 4,250,719 of outstanding shares of American Bancorp of New Jersey, Inc. for a total of 14,269,469 outstanding shares.

The Company had stock subscriptions received totaling $115,201,806 at September 30, 2005 pending completion of the conversion and stock offering. At the time of closing on October 5, 2005, approximately $91,252,500, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions. The following table summarizes the pro forma impact of the conversion and stock offering results on the Company's September 30, 2005 balance sheet.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

   Actual and Pro Forma Summary Consolidated Statement of Financial Condition
                               September 30, 2005

                                                                         Actual    Pro Forma
ASSETS
Cash and cash equivalents(1)                                          $ 125,773    $  92,166
Securities available-for-sale                                            62,337       62,337
Securities held-to-maturity                                               7,824        7,824
Loans held for sale                                                         280          280
Loans receivable, net of allowance for loan losses                      341,006      341,006
Premises and equipment                                                    4,131        4,131
Federal Home Loan Bank stock, at cost                                     3,119        3,119
Cash surrender value of life insurance                                    7,512        7,512
Accrued interest receivable                                               1,468        1,468
Other assets                                                              2,410        1,797
                                                                      ---------    ---------
    Total assets                                                      $ 555,860    $ 521,640
                                                                      =========    =========

LIABILITIES AND EQUITY
Deposits(2)                                                             340,925      331,167
Stock subscriptions received(3)                                         115,201            -
Advance payments by borrowers for taxes and insurance                     2,443        2,443
Federal Home Loan Bank advances                                          53,734       53,734
Accrued expenses and other liabilities                                    3,578        4,629
Common stock in ESOP subject to contingent repurchase obligation(6)         473            -
                                                                      ---------    ---------
    Total liabilities                                                   516,354      391,973

Equity
    Common stock and additional paid in capital(4)                       17,797      115,420
    Unearned ESOP shares(5)                                              (1,064)      (8,999)
    Unearned RSP shares                                                  (1,212)      (1,212)
    Retained earnings                                                    25,417       25,417
    Accumulated other comprehensive loss                                   (959)        (959)
    Amount reclassified on ESOP shares(6)                                  (473)           -
                                                                      ---------    ---------
       Total equity                                                      39,506      129,667
                                                                      ---------    ---------

          Total liabilities and equity                                $ 555,860    $ 521,640
                                                                      =========    =========

(1) Pro forma balance reflects reduction of cash for funding the return of approximately $33.7 million in oversubscriptions.
(2) Pro forma balance reflects approximately $9.8 million of deposit balances withdrawn to purchase shares in the stock offering.
(3) Pro forma balance reflects refund of $33.7 million of oversubscriptions plus the utilization of $81.5 million of subscriptions to purchase shares in the stock offering.
(4) Pro forma balance reflects additional capital from deposits, subscriptions and ESOP purchases of $9.8 million, $81.5 million and $7.9 million, respectively. An additional $99,000 of capital was received through the merger of American Savings, MHC into the Bank. These additions to capital were offset by stock offering expenses of approximately $1.6 million.
(5) Pro forma balance reflects of the addition of $7.9 million of unearned shares purchased by the ESOP during the stock offering.
(6) Pro forma balance reflects the elimination of ESOP contingent repurchase obligation of $473,000.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES

The fair value of securities available-for-sale was as follows:

                                                                        Gross          Gross
                                                          Fair       Unrealized     Unrealized
                                                          Value         Gains         Losses
                                                          -----         -----         ------
     2005
     ----
         U.S. Government and federal agency           $      9,805    $       -     $    (193)
         Mortgage-backed
              FHLMC                                          4,090            1           (25)
              FNMA                                          12,782            9          (498)
              GNMA                                             148            1             -
         Collateralized mortgage obligations
              Agency                                        25,763            2          (580)
              Non-agency                                         -            -             -
         Mutual fund                                         9,749            -          (251)
                                                      ------------    ---------     ---------

                                                      $     62,337    $      13     $  (1,547)
                                                      ============    =========     =========

     2004
     ----
         U.S. Government and federal agency           $     13,840    $       -     $    (157)
         Mortgage-backed
              FHLMC                                          5,219           20           (26)
              FNMA                                          16,261           54          (359)
              GNMA                                             202            1             -
         Collateralized mortgage obligations
              Agency                                        42,870           41          (246)
              Non-agency                                     1,234            3            (3)
         Mutual fund                                         9,869            -          (131)
                                                      ------------    ---------     ---------
                                                      $     89,495    $     119     $    (922)
                                                      ============    =========     =========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:

                                                                    Gross       Gross
                                                    Amortized     Unrealized  Unrealized    Fair
                                                      Cost           Gains      Losses      Value
                                                      ----           -----      ------      -----
     2005
     ----
         U.S. Government and federal agency          $2,000         $  -        $ (38)      $1,962
         Mortgage-backed
              FHLMC                                     385            1           (1)         385
              FNMA                                    2,616            6          (31)       2,591
              GNMA                                      244            2            -          246
         Collateralized mortgage obligations
              Agency                                     76            1            -           77
              Non-agency                              2,503            -          (70)       2,433
                                                     ------         ----        -----       ------

                                                     $7,824         $ 10        $(140)      $7,694
                                                     ======         ====        =====       ======
     2004
     ----
         Mortgage-backed
              FHLMC                                  $  490         $  2        $  (1)      $  491
              FNMA                                    1,870           11           (6)       1,875
              GNMA                                      327            3            -          330
         Collateralized mortgage obligations
              Agency                                    107            3            -          110
                                                     ------         ----        -----       ------

                                                     $2,794         $ 19        $  (7)      $2,806
                                                     ======         ====        =====       ======

Proceeds from sales of securities amounted to $1,983,620 and $21,026,000 during the years ended September 30, 2005 and 2003 resulting in gross gains of $0 both years and gross losses of $16,380 and $188,000. There were no securities sold during the year ended September 30, 2004.

The fair value of debt securities and carrying amount, if different, at September 30, 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.


                                                                             Available
                                                Held-to-Maturity             for Sale
                                            Carrying          Fair             Fair
                                             Amount           Value            Value
                                             ------           -----            -----

     Due from one to five years              $2,000          $1,962          $ 9,805
     Mortgage-backed                          5,824           5,732           42,783
     Mutual fund                                  -               -            9,749
                                             ------          ------          -------
         Total                               $7,824          $7,694          $62,337
                                             ======          ======          =======


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Securities with carrying values of $11,805,048 and $11,386,213 at September 30, 2005 and 2004, respectively, were pledged to secure public deposits and advances as required or permitted by law.

Available-for-sale securities with unrealized losses at September 30, 2005 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

                                   Less than 12 Months          12 Months or More                 Total
                                   -------------------          -----------------                 -----
                                     Fair       Unrealized       Fair       Unrealized        Fair      Unrealized
Description of Securities           Value          Loss         Value          Loss          Value         Loss
-------------------------           -----          ----         -----          ----          -----         ----
U.S. Government and federal
 agency                           $       -     $       -     $   9,805     $   (193)    $     9,805    $    (193)
Mortgage backed                       3,456           (70)        9,777         (453)         13,233         (523)
Collateralized mortgage
 obligations                          6,651           (89)       18,880         (491)         25,531         (580)
Mutual fund                               -             -         9,749         (251)          9,749         (251)
                                  ---------     ---------     ---------     --------      ----------    ---------

   Total temporarily impaired     $  10,107     $    (159)    $  48,211     $ (1,388)     $   58,318    $  (1,547)
                                  =========     =========     =========     ========      ==========    =========

Available-for-sale securities with unrealized losses at September 30, 2004 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

                                   Less than 12 Months           12 Months or More                 Total
                                   -------------------           -----------------                 -----
                                     Fair       Unrealized       Fair       Unrealized        Fair      Unrealized
Description of Securities           Value          Loss         Value          Loss          Value         Loss
-------------------------           -----          ----         -----          ----          -----         ----
U.S. Government and federal
 agency                           $   8,885     $    (112)    $   4,955     $    (45)    $    13,840    $    (157)
Mortgage backed                       6,520           (80)        8,649         (305)         15,169         (385)
Collateralized mortgage
 obligations                         29,307          (209)        4,831          (40)         34,138         (249)
Mutual fund                               -             -         9,869         (131)          9,869         (131)
                                  ---------     ---------     ---------     --------      ----------    ---------

   Total temporarily impaired     $  44,712     $    (401)    $  28,304     $   (521)     $   73,016    $    (922)
                                  =========     =========     =========     ========      ==========    =========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

Held-to-maturity securities with unrealized losses at September 30, 2005 not recognized in income are as follows:

                                   Less than 12 Months           12 Months or More                 Total
                                   -------------------           -----------------                 -----
                                     Fair       Unrealized       Fair       Unrealized        Fair      Unrealized
Description of Securities           Value          Loss         Value          Loss          Value         Loss
-------------------------           -----          ----         -----          ----          -----         ----
U.S. Government and federal
 agency                           $   1,962     $     (38)    $       -     $      -     $     1,962    $     (38)
Mortgage-backed                       1,538           (23)           382          (9)          1,920          (32)
Collateralized mortgage
 obligations                          2,434           (70)            -            -           2,434          (70)
                                  ---------     ---------     ---------     --------      ----------    ---------
   Total temporarily impaired     $   5,934     $    (131)    $     382     $     (9)     $    6,316    $    (140)
                                  =========     =========     =========     ========      ==========    =========

Held-to-maturity securities with unrealized losses at September 30, 2004 not recognized in income are as follows:

                                   Less than 12 Months           12 Months or More                Total
                                   -------------------           -----------------                -----
                                     Fair       Unrealized       Fair       Unrealized        Fair      Unrealized
Description of Securities           Value          Loss         Value          Loss          Value         Loss
-------------------------           -----          ----         -----          ----          -----         ----
Mortgage-backed                   $     562     $      (6)    $     117     $     (1)     $      679    $      (7)
                                  ---------     ---------     ---------     --------      ----------    ---------
   Total temporarily impaired     $     562     $      (6)    $     117     $     (1)     $      679    $      (7)
                                  =========     =========     =========     ========      ==========    =========

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 3 - SECURITIES (Continued)

At September 30, 2005, securities with unrealized losses had depreciated 2.4% from the Company's amortized cost basis. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company concluded that the financial strength of the issuers of its securities - primarily U.S. agencies - did not contribute to any impairment of value. Rather, these unrealized losses related principally to changes in market interest rates. The Company then evaluated the expected timeframe and conditions within which a recovery of such impairments could be reasonably forecasted. For example, the Company's debenture, mortgage backed security and collateralized mortgage obligation portfolios are expected to reprice, amortize, prepay or mature within a timeframe that is supported by the Company's ability and intent to hold such securities. Forecasted repricing of the Company's adjustable rate investments to market levels is one means by which an impairment resulting from a security's "below market" yields can be recovered. Another means of impairment recovery is through the timely return of principal invested. Given the relatively short duration of these investment securities, the Company can reasonably forecast a timely and full return of the principal invested thereby recovering the impairment that had resulted from movements in market interest rates.

The mutual fund held by the Company is also comprised primarily of adjustable rate and other short duration mortgage-related securities. The fund's net asset value directly reflects the market value of the securities underlying the fund. The mutual fund itself generates no regular repayment of principal to the investor. However, the securities underlying the fund regularly reprice and/or amortize, prepay or mature. The principal proceeds received by the fund are regularly reinvested into similar securities at current market yields. Given the relatively short duration of the investment securities underlying the fund, the Company can reasonably forecast a timely recovery of the impairment that had resulted from movements in market interest rates.

Based on that evaluation and the Company's ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those securities to be other-than-temporarily impaired at September 30, 2005.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 4 - LOANS

Loans at period-end were as follows:

                                                      2005             2004
                                                      ----             ----
     Mortgage loans:
         One-to-four-family                     $    267,052    $    251,531
         Multi-family and commercial                  58,615          43,197
         Construction                                  1,450           7,175
     Consumer                                            702             746
     Home equity                                      13,413          10,666
     Commercial                                          746             398
                                                ------------    ------------
         Total loans                                 341,978         313,713
     Allowance for loan losses                        (1,658)         (1,578)
     Net deferred loan costs                           1,036             935
     Loans in process                                   (350)         (4,100)
                                                ------------    ------------
         Loans, net                             $    341,006    $    308,970
                                                ============    ============

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

                                                     2005            2004
                                                     ----            ----

     Beginning balance                          $      1,007    $      1,142
         New loans                                         1               3
         Effect of changes in related parties              -              32
         Repayments                                      (86)           (170)
                                                ------------    ------------
              Ending balance                    $        922    $      1,007
                                                ============    ============

Mortgage loans serviced for others are not included in the accompanying financial statements. At September 30, 2005 and 2004, the unpaid principal balances of these loans totaled $15,898,971 and $16,936,826, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 4 - LOANS (Continued)

Activity in the allowance for loan losses was as follows:

                                                              2005     2004     2003
                                                              ----     ----     ----
     Balance at beginning of year                           $1,578   $1,371   $1,117
     Provision charged to income                                81      207      254
     Charge-offs                                                 -        -        -
     Recoveries                                                  -        -        -
                                                            ------   ------   ------
         Balance at end of year                             $1,658   $1,578   $1,371
                                                            ======   ======   ======

Impaired loans were as follows:

                                                              2005     2004     2003
                                                              ----     ----     ----
     Period-end loans with no allocated allowance
       for loan losses                                      $    -   $    -   $  294
     Period-end loans with allocated allowance
       for loan losses                                         174      259      250
                                                            ------   ------   ------
         Total                                              $  174   $  259   $  544
                                                            ======   ======   ======

                                                              2005     2004     2003
                                                              ----     ----     ----
     Amount of the allowance for loan losses allocated      $   87   $  129   $  125
     Average of impaired loans during the period               225      398      623
     Interest income recognized during impairment               10       19       18
     Cash-basis interest income recognized                      10       19       18

Nonperforming loans were as follows:

                                                              2005     2004     2003
                                                              ----     ----     ----

     Loans past due over 90 days still on accrual           $    -   $    -   $    -
     Nonaccrual loans                                        1,163      519      517

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                               2005     2004
                                                               ----     ----

     Securities                                              $  249   $  307
     Loans receivable                                         1,219    1,052
                                                             ------   ------
                                                             $1,468   $1,359
                                                             ======   ======


NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                               2005     2004
                                                               ----     ----

     Land                                                    $  840   $  840
     Office buildings and improvements                        3,295    3,206
     Furniture and equipment                                  3,611    3,528
     Future branch site costs                                   584      207
                                                             ------   ------
                                                              8,330    7,781
     Less accumulated depreciation                            4,199    3,871
                                                             ------   ------
         Total                                               $4,131   $3,910
                                                             ======   ======

An agreement dated February 22, 2004 was signed to purchase real estate at a cost of $1,700,000 for the acquisition of a future branch site in Essex County. The above amounts include $249,381 incurred for a deposit on the contract of sale and professional fees in connection with the acquisition. The balance of $1,530,000 is due in cash at closing and will be recorded upon closing.

A second agreement dated December 17, 2004 was signed to purchase real estate for the acquisition of a future branch site in Passaic County. Total purchase price is $1,475,000. The March 31, 2005 amounts above include $158,651 incurred for a deposit on the contract of sale and professional fees in connection with the acquisition. The balance of $1,327,500 is due in cash at closing and will be recorded upon closing.

A third agreement dated April 15, 2005 to purchase real estate was signed for the acquisition of a future branch site in Essex County. Total purchase price is $2,200,000. The September 30, 2005 amounts above include $107,195 incurred for a deposit on the contract of sale and professional fees in connection with the acquisition. The balance of $2,100,000 is due in cash at closing and will be recorded upon closing.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT (Continued)

The three agreements noted above are contingent on certain items as detailed in the contract including but not limited to (i) Title to be conveyed shall be marketable and insurable; (ii) Municipal and county approvals shall be obtained by the buyer and the closing will be extended to the extent such approvals are delayed by no fault of the buyer; and (iii) To the extent environmental inspections result in a clean up or other action by governmental authorities the seller will have completed all environmental requests made by the buyer including removal of underground tanks at its own cost and expense and complete any and all site investigation and remediation activities.


NOTE 7 - DEPOSITS

Deposit accounts are summarized as follows:

                                                         2005          2004
                                                         ----          ----

     Demand deposits                                 $   25,583    $   22,599
     NOW and money market accounts                       39,264        38,696
     Savings accounts                                   123,270       143,401
     Certificates of deposit                            152,808       118,020
                                                     ----------    ----------
         Total deposits                              $  340,925    $  322,716
                                                     ==========    ==========

Certificates of deposit accounts with balances over $100,000 totaled $47,856,093 and $31,536,775 at September 30, 2005 and 2004, respectively. All other deposit accounts with balances over $100,000 totaled $97,558,011 and $97,668,361 at September 30, 2005 and 2004, respectively. Generally, deposit balances over $100,000 are not federally insured.

Scheduled maturities of certificates of deposit were as follows:

                  2006                               $     97,646
                  2007                                     30,961
                  2008                                      7,602
                  2009                                      5,391
                  2010 and thereafter                      11,208
                                                     ------------
                                                     $    152,808
                                                     ============

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 8 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank has multiple advances with the Federal Home Loan Bank with maturities through 2013 and fixed rate rates ranging from 2.80% to 6.19% at September 30, 2005. None of the advances are callable prior to maturity. One advance for $1.7 million with a coupon of 4.57% has a five-year final maturity in June 2009, with a twenty-year amortization schedule. The remaining $52 million of Federal Home Loan Bank advances are non-amortizing term advances. The Bank also has an overnight line of credit with the ability to borrow $42.2 million of which none is drawn at September 30, 2005. Scheduled repayments and maturities of fixed rate advances from the Federal Home Loan Bank are as follows:

                                      Weighted
                                    Average Rate
                                        2005              2005           2004
                                        ----              ----           ----

     Maturing in 2005                      -%       $         -    $     1,057
     Maturing in 2006                   3.51              8,060          8,060
     Maturing in 2007                   4.39              8,062          8,062
     Maturing in 2008                   5.51             12,065         12,065
     Maturing in 2009                   4.88              7,547          7,547
     Maturing in 2010                   5.15              6,000          6,000
     Maturing in 2011                   5.18              6,000          6,000
     Maturing in 2012                   5.22              5,000          5,000
     Maturing in 2013                   4.79              1,000          1,000
     Overnight line of credit              -                  -          2,700
                                        ----        -----------    -----------
                                        4.84%       $    53,734    $    57,491
                                        ====        ===========    ===========

At September 30, 2005, advances are secured primarily by mortgage loans totaling $120,845,601, and all stock in the Federal Home Loan Bank totaling $3,118,700 under a blanket collateral agreement for the amount of the notes outstanding. Additionally, specific investment securities with a carrying value totaling $11,766,890 also secure such advances. At September 30, 2005, the Bank's borrowing limit with the Federal Home Loan Bank was approximately $85.2 million.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                                                             2005            2004           2003
                                                             ----            ----           ----
     Current
         Federal                                        $     1,227    $     1,078    $       687
         State and local                                        228            327            205
                                                        -----------    -----------    -----------
                                                              1,455          1,405            892
     Deferred
         Federal                                               (224)           (16)           (64)
         State and local                                        (48)           (18)           (23)
                                                        -----------    -----------    -----------
                                                               (272)           (34)           (87)
     Change in valuation allowance                               20              -              -
                                                        -----------    -----------    -----------
                                                        $     1,203    $     1,371    $       805
                                                        ===========    ===========    ===========

A reconciliation of income tax expense at the statutory federal income tax rate and the actual income tax expense was as follows:

                                                             2005           2004            2003
                                                             ----           ----            ----
     Federal income tax expense at statutory rate       $     1,104    $     1,201    $       751
     Increase in taxes resulting from
         State income taxes, net of federal benefit             132            204            120
         Tax-exempt income from life insurance                  (92)           (70)           (77)
         Nondeductible ESOP expense                              46             28              -
         Other, net                                              13              8             11
                                                        -----------    -----------    -----------
              Income tax expense                        $     1,203    $     1,371    $       805
                                                        ===========    ===========    ===========

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                                          2005       2004
                                                          ----       ----
Deferred tax assets
    Unrealized loss on securities available-for-sale   $   575    $   321
    Provision for loan losses                              662        630
    Deferred loan origination fees                           3          3
    Accrued expenses and other liabilities               1,027        693
                                                       -------    -------
         Total gross deferred tax assets                 2,267      1,647

Deferred tax liabilities
    Depreciation                                          (218)      (203)
    Deferred loan origination costs                       (703)      (623)
    Other                                                 (197)      (198)
                                                       -------    -------
         Total gross deferred tax liabilities           (1,118)    (1,024)
         Valuation allowance                               (20)         -
                                                       -------    -------

             Net deferred tax asset                    $ 1,129    $   623
                                                       =======    =======

The valuation allowance consists of the tax effect of state net operating losses of the stand-alone holding company which will not be utilized upon the dissolution of the company upon completion of the second step conversion.

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $1,500,000 through September 30, 2005 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $599,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.


NOTE 10 - BENEFIT PLANS

The Bank has a directors' retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the years ended September 30, 2005, 2004, and 2003 the Bank accrued expenses related to the plan totaling $476,860, $55,179, and $124,404, respectively.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 10 - BENEFIT PLANS (Continued)

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan are made at the discretion of the Board of Directors and charged to expense annually. The plan also allows participant salary deferrals into the plan along with a matching contribution provided by the Bank. Total expenses related to the plan, including employer match and profit sharing contributions, were $247,906, $248,163, and $242,450 for the years ended September 30, 2005, 2004, and 2003.

During 2002, the Bank implemented a supplemental executive retirement plan that provides benefits to certain key officers in accordance with the plan document. During the years ended September 30, 2005, 2004, and 2003, Bank expenses related to the plan totaled $235,611, $204,632, and $233,332. During 2002, the Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan.

The Bank has entered into employment agreements with its Chief Executive Officer
(CEO),  President & Chief  Operating  Officer  (COO),  Executive  Vice President
(EVP), and two Senior Vice Presidents (SVPs). The CEO's and President & COO's employment agreements have a term of three years while the EVP's and SVPs' agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of the CEO and President & COO, and two years, in the case of the EVP and SVPs. If the Bank terminates the officer without "just cause" as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement at a minimum. The agreements also provide for various payouts if the officer is terminated without just cause following a change in control.

The Company has also entered into an employment agreement with the Chief Executive Officer with terms of which are substantially the same as the employment agreement with the Bank. However, it provides that if employment is terminated without just cause as defined in the agreement, he will be entitled to a continuation of his salary for three years from the date of termination.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 11 - ESOP PLAN

Employees participate in an employee stock option plan (ESOP). The ESOP borrowed from the Company to purchase 133,308 shares of stock at $10.00 per share. The Company makes discretionary contributions to the ESOP, as well as pays dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts.

Participants receive the shares at the end of employment. Under the terms of the plan and in accordance with ERISA regulation, a participant may require stock received to be repurchased unless the stock is traded on an established market. The Over The Counter Bulletin Board is not considered to be an established market for purposes of this regulation and a liability has been established to reflect this repurchase obligation. On October 6, 2005, the Company began trading on Nasdaq which is considered to be an established market under ERISA regulations. As a result, effective October 6, 2005, the Company is no longer required to establish a liability to reflect this repurchase obligation.

There were no discretionary contributions to the ESOP during the years ended September 30, 2005 and September 30, 2004. ESOP expense for the years ended September 30, 2005 and 2004 was $269,360 and $215,237, respectively.

Shares held by the ESOP were as follows:

                                                2005       2004
                                                ----       ----

Allocated to participants                    $ 16,913   $  3,333
Unearned                                      116,395    129,975
                                             --------   --------

    Total ESOP shares                         133,308    133,308
                                             --------   --------

    Fair value of unearned shares            $  3,256   $  2,015
                                             ========   ========

    Fair value of allocated shares subject
      to repurchase obligation               $    473   $     52
                                             ========   ========


--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION

At the annual meeting held on January 20, 2005, stockholders of ASB Holding Company approved the ASB Holding Company 2005 Stock Option Plan and the American Savings Bank of NJ 2005 Restricted Stock Plan. Subject to regulatory approval, 272,171 options of common stock were made available under the 2005 Stock Option Plan of which all received regulatory approval for award. On January 20, 2005, 259,923 options were awarded at a strike price of $17.35 with the remaining 12,248 shares awarded on May 6, 2005 at a strike price of $17.83. The weighted average strike price of options awarded is $17.37. Also subject to regulatory approval, 108,868 shares of common stock were made available under the 2005 Restricted Stock Plan of which 81,651 received regulatory approval for award. On January 20, 2005, 76,752 shares of restricted stock were awarded with the remaining 4,899 shares awarded on May 6, 2005. Options to buy stock are granted to directors, officers and employees under the Company's Stock Option Plan. Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is ten years, and options vest over five years.

A summary of the activity in the plan for the period ended September 30, 2005 is as follows.

                                                                       Weighted
                                                                        Average
                                                                       Exercise
                                                    Shares               Price
                                                    ------               -----

         Outstanding at beginning
           of period                                       -         $         -
         Granted                                     272,171               17.37
         Exercised                                         -                   -
         Forfeited or expired                              -                   -
                                                     -------         -----------
         Outstanding at
           end of period                             272,171         $     17.37
                                                     =======         ===========

         Options exercisable at
           period end                                      -                   -
                                                     =======         ===========
         Weighted average remaining
           contractual life                                            9.3 years

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 12 - STOCK-BASED COMPENSATION (continued)

The fair value of options granted are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of grant date.

                                                   January 20, 2005  May 6, 2005
                                                   ----------------  -----------

         Risk free interest rate                         3.67%            3.95%
         Expected option life                            5.00             5.00
         Expected stock price volatility                22.00            22.00
         Dividend yield                                  0.00             0.00
         Weighted average fair value of options
           granted during year                          $4.75            $5.00


NOTE 13 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items.

The contract amounts of these financial instruments are summarized as follows:

                                                         2005           2004
                                                         ----           ----

     Commitments to extend credit                    $    21,284    $    14,771
     Unused lines of credit                               15,956         13,130
     Construction loans in process                           350          4,100

Fixed rate loan commitments totaled $5,727,200 at September 30, 2005 and have interest rates ranging from 4.99% to 8.25%.

Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 14 - EARNINGS PER SHARE (EPS)

The factors used in the earnings per share computation follow.

                                                    2005     2004     2003
                                                    ----     ----     ----

      Net income                                  $2,043   $2,162   $1,403
                                                  ======   ======   ======

      Weighted average common shares
        outstanding                                5,446    5,428    3,888
      Add:  Dilutive effects of assumed
        exercises of stock options                    23        -        -
      Add:  Dilutive effects of assumed
        exercises of stock awards                      5        -        -
                                                  ------   ------   ------

          Average shares and dilutive potential
            common shares                          5,474    5,428    3,888
                                                   =====    =====    =====

      Basic earnings per common share             $  .38   $  .40   $  .36
                                                  ======   ======   ======

      Diluted earnings per common share           $  .37   $  .40   $  .36
                                                  ======   ======   ======


NOTE 15 - REGULATORY CAPITAL REQUIREMENTS

ASB Holding Company as a unitary thrift holding company is not subject to specific regulatory capital guidelines. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The Bank's actual and required capital amounts and ratios are presented below.

                                                                                                  To Be Well
                                                                        For Capital            Capitalized Under
                                                                         Adequacy              Prompt Corrective
                                                    Actual               Purposes                   Action
                                          ------------------------ ---------------------   -----------------------
                                              Amount      Ratio       Amount      Ratio      Amount        Ratio
                                              ------      -----       ------      -----      ------        -----
As of September 30, 2005
------------------------
    Total capital (to risk-weighted
      assets)                              $   37,639     14.13%   $   21,308      8.00%    $  26,635      10.00%
    Tier I capital (to risk-weighted)
      assets)                                  36,068     13.54        10,654      4.00        15,981       6.00
    Tier I (core) capital (to adjusted
      total assets)                            36,068      6.49        22,221      4.00        27,776       5.00

As of September 30, 2004
------------------------
    Total capital (to risk-weighted
      assets)                              $   34,857     15.93%   $   17,505      8.0%     $  21,881      10.0%
    Tier I capital (to risk-weighted)
      assets)                                  33,279     15.21         8,752      4.0         13,129       6.0
    Tier I (core) capital (to adjusted
      total assets)                            33,279      7.89        16,865      4.0         21,081       5.0

As of September 30, 2005, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Upon the closing of the second step conversion on October 5, 2005, approximately $48.8 million - representing 50% of stock offering proceeds, net of offering costs - were added to the Bank's capital. This growth in capital was partially offset by the additional unearned ESOP which reduced capital by approximately $7.9 million. In total, the second step conversion resulted in a net increase to the Bank's capital totaling approximately $40.8 million. Had this additional capital been recorded at September 30, 2005, the Bank's pro forma capital amounts and ratios would be as follows:

                                                            Amount       Ratio
                                                            ------       -----

         Total capital (to risk-weighted assets)         $   78,466      30.58%
         Tier 1 capital (to risk-weighted assets)            76,895      29.97
         Tier 1 capital (to adjusted total assets)           76,895      13.84

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (Continued)

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital as of the dates indicated:

                                                          2005         2004
                                                          ----         ----

     GAAP equity                                       $  35,123    $  32,818
     Accumulated other comprehensive loss                    945          461
                                                       ---------    ---------
         Tier I capital                                   36,068       33,279
     General regulatory allowance for loan losses          1,571        1,578
                                                       ---------    ---------

         Total capital                                 $  37,639    $  34,857
                                                       =========    =========


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

                                                              2005                              2004
                                                              ----                              ----
                                                                     Estimated                       Estimated
                                                    Carrying           Fair           Carrying         Fair
                                                     Amount            Value           Amount          Value
                                                     ------            -----           ------          -----
     Financial assets
         Cash and cash equivalents              $    125,773    $     125,773     $      8,034    $      8,034
         Securities available-for-sale                62,337           62,337           89,495          89,495
         Securities held-to-maturity                   7,824            7,694            2,794           2,806
         Loans receivable, net                       341,006          340,176          308,970         309,268
         Loans held for sale                             280              278                -               -
         Federal Home Loan Bank stock                  3,119            3,119            2,890           2,890
         Accrued interest receivable                   1,468            1,468            1,359           1,359

     Financial liabilities
         Deposits                                    340,925          340,654          322,716         323,434
         Stock subscriptions received                115,201          115,201                -               -
         Advance payments by
           borrowers for taxes and
           insurance                                   2,443            2,443            2,322           2,322
         Federal Home Loan Bank
           advances                                   53,734           54,307           57,491          59,959
         Accrued interest payable                        266              266              264             264

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, stock subscriptions received, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt, including Federal Home Loan Bank advances, is based on current rates for similar financing. The fair value of off- balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of these off-balance-sheet items is not material.


NOTE 17 - OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related taxes were as follows.

                                                     2005       2004       2003
                                                     ----       ----       ----

Unrealized holding losses on available-for-sale
  Securities                                      $  (810)   $  (129)   $(1,746)
Reclassification adjustments for losses later
  recognized in income                                 16          -        188
                                                  -------    -------       ----
Net unrealized gains and (losses)                    (794)      (129)    (1,558)
Tax effect                                            317         52        622
                                                  -------    -------       ----

    Other comprehensive income (loss)             $  (477)   $   (77)      (936)
                                                  =======    =======       ====

--------------------------------------------------------------------------------

                                  (Continued)

                               ASB HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       September 30, 2005, 2004, and 2003
                              (Tables in Thousands)

--------------------------------------------------------------------------------

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                         Earnings per Share
                                 Interest        Net Interest           Net              ------------------
                                  Income            Income            Income           Basic       Fully Diluted
                                  ------            ------            ------           -----       -------------
2005
----
    First quarter             $      4,904      $      2,724       $     610        $    0.11      $     0.11
    Second quarter                   5,089             2,846             584             0.11            0.11
    Third quarter(1)                 5,223             2,744             325             0.06            0.06
    Fourth quarter                   5,385             2,741             524             0.10            0.09

2004
----
    First quarter             $      4,453      $      2,367       $     474        $    0.09      $     0.09
    Second quarter                   4,564             2,622             587             0.11            0.11
    Third quarter                    4,471             2,510             537             0.10            0.10
    Fourth quarter                   4,716             2,600             564             0.10            0.10

(1) Net income in the third quarter of fiscal 2005 included an after tax charge of approximately $267,000 resulting from restructuring the Bank's director retirement plan.


--------------------------------------------------------------------------------


                                       DIRECTORS AND OFFICERS

Directors of American Bancorp          Officers of American                     Officers of American Bank
  of New Jersey and American           Bancorp of New Jersey                    of New Jersey
  Bank of New Jersey                    --------------------                    -------------
  ------------------
                                           Joseph Kliminski                         Joseph Kliminski
    Joseph Kliminski                       Chief Executive Officer                  Chief Executive Officer
    Chief Executive Officer
                                           Fred G. Kowal                            Fred G. Kowal
    Fred G. Kowal                          President and Chief                      President and Chief
    President and Chief                    Operating Officer                        Operating Officer
    Operating Officer
                                           Richard M. Bzdek                         Richard M. Bzdek
    W. George Parker                       Executive Vice President,                Executive Vice President,
    Chairman of the Board                  Corporate Secretary                      Corporate Secretary
    President and Chief
    Executive Officer of Adco              Eric B. Heyer                            Eric B. Heyer
    Chemical Company                       Sr. Vice President, Treasurer            Sr. Vice President, Treasurer
                                           and Chief Financial Officer              and Chief Financial Officer
    James H. Ward III
    Vice Chairman,                                                                  Catherine M. Bringuier
    Retired Investor                                                                Sr. Vice President and Chief
                                                                                    Lending Officer
    Robert A. Gaccione
    Partner of the law firm                                                         Josephine Castaldo
    Gaccione, Pomaco &                                                              Vice President Branch
    Malanga P.C.                                                                    Administration

    H. Joseph North                                                                 John Scognamiglio
    Retired Town Administrator                                                      Vice President Controller
    of Bloomfield, NJ
                                                                                    Robert A. Gaccione, Jr.
    Stanley Obal                                                                    Vice President
    Retired owner of Obal's Inn
    tavern and restaurant                                                           Christopher R. Ford
                                                                                    Vice President
    Vincent S. Rospond
    Attorney and majority
    stockholder of the law firm
    Rospond,  Rospond & Conte,
    P.A.


                       INVESTOR AND CORPORATE INFORMATION


Stock Listing

American Bancorp of New Jersey common stock is listed on the Nasdaq National Market under the symbol "ABNJ."

Stockholder and General Inquiries              Transfer Agent

American Bancorp of New Jersey                 Registrar and Transfer Company
365 Broad Street                               10 Commerce Drive
Bloomfield, New Jersey 07003                   Cranford, New Jersey 07016
(973) 748-3600                                 (800) 525-7686
Attention:  Eric B. Heyer
Investor Relations


Annual Reports

A copy of the Annual Report on Form 10-K without exhibits for the year ended September 30, 2005, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Eric B. Heyer, Investor Relations, American Bancorp of New Jersey, 365 Broad Street, Bloomfield, New Jersey, 07003.

                                OFFICE LOCATIONS

Main Office
-----------
     365 Broad Street
     Bloomfield, New Jersey 07003
     (973) 748-3600

              Main Office Drive Up Facility
              16 Pitt Street
              Bloomfield, New Jersey 07003

Cedar Grove Branch
------------------
     310 Pompton Avenue
     Cedar Grove, New Jersey 07009
     (973) 239-6450