Form 10-K, Exhibit 13
period 2006-09-30
AMERICAN BANCORP OF NEW JERSEY INC
filed 2006-12-14
CIK 1330039

EXHIBIT 13

TABLE OF CONTENTS

Letter from the Chief Executive Officer	1
Financial Highlights	3
Management's Discussion and Analysis of Financial Condition and Results of Operations	5
Management's Report on Internal Control Over Financial Reporting	37
Report of Independent Registered Public Accounting Firm	38
Consolidated Statements of Financial Condition	41
Consolidated Statements of Income	42
Consolidated Statements of Changes in Equity	43
Consolidated Statements of Cash Flows	46
Notes to Consolidated Financial Statements	48
Directors and Officers	86
Investor and Corporate Information	87
Office Locations	89
NEXT PAGE

LETTER FROM THE CHIEF EXECUTIVE OFFICER

Dear Fellow Stockholders:

             On behalf of the Board of Directors and employees, I am pleased to present the 2006 Annual Report to Stockholders.

             This was a significant year for American Bank of New Jersey. On October 5, 2005, we completed our conversion from the mutual to the stock form and became a fully public company. Our holding company, American Bancorp of New Jersey, Inc. became the successor to ASB Holding Company. In a stock offering completed as part of the conversion, American Bancorp sold the 70% ownership interest previously held by the mutual holding company, American Savings, MHC, and the 30% ownership interest held by the ASB Holding Company stockholders was converted into an equivalent ownership of American Bancorp of New Jersey, Inc. Shares of American Bancorp began trading on October 6, 2005 on the Nasdaq Global Market under the symbol "ABNJ." After offering expenses and funding the employee stock ownership plan's purchase of 8% of the shares sold in the offering, investable net proceeds were approximately $89.6 million. We believe this additional capital and the flexibility afforded by our new structure has better positioned us to achieve the goals set out in our business plan.

             Movements in market interest rates during 2006 presented a challenge for community financial institutions. The inversion of the yield curve placed significant upward pressure on our cost of funds which outpaced the growth in our yield on earning assets for the year. As such, our net interest spread declined from 2.28% for fiscal 2005 to 1.80% for fiscal 2006. The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression were more than offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 14 basis points from 2.60% for fiscal 2005 to 2.73%% for fiscal 2006.

             Notwithstanding these near term earnings challenges, we continued to execute the growth and diversification strategies called for in our business plan. Loans receivable, net grew $57.6 million or 16.9% to $398.6 million at September 30, 2006 from $341.0 million at September 30, 2005. The growth was comprised of net increases in multi-family, nonresidential real estate and construction loans totaling $30.5 million, coupled with net increases in business loans totaling $5.3 million. Together, net growth in these loan balances totaled $35.8 million or 59.3% comprising nearly two-thirds of the Company's net increase in loans receivable for the year.

             Deposits decreased by 4.0% to $327.1 million at September 30, 2006 from $340.9 million at September 30, 2005. However, the $13.8 million decline in deposits included approximately $9.8 million of deposit balances withdrawn to purchase shares in the Company's stock offering. Such outflows also included a net reduction of $6.7 million from one municipal account relationship whose declining balances funded the completed stages of a capital improvement project. Offsetting these two deposit outflows were net increases to deposits totaling $2.7 million for the year.

NEXT PAGE

             The overall growth in loans and capital contributed significantly to a $2.5 million, or 22.5%, improvement in net interest income. This increase, however, was significantly offset by higher noninterest expense which increased by $1.7 million, or 19.4% primarily due to comparatively higher compensation, occupancy, professional and consulting, and administrative costs. In large part, these additional costs were an outgrowth of the completion of our second step conversion and the resulting operating costs attributable to the growth and diversification strategies which we are now executing as a fully public company.

             In total, net income increased 4.4% to $2.1 million for the fiscal year ended September 30, 2006. Payment of a regular quarterly dividend continued throughout fiscal 2006 - a process that had been initiated during our tenure as ASB Holding Company. The Board was pleased to provide a quarterly dividend of $0.04 to stockholders for each of the four fiscal quarters of 2006.

             Fiscal 2007 will continue to be a building year for American Bancorp of New Jersey. Under the leadership of Fred G. Kowal, President and Chief Operating Officer of the Company, we will continue to pursue the strategies of our business plan. These strategies include expanding our deposit branch network, enhancing non-traditional service delivery channels, such as online cash management and remote capture services, and expanding the Company's commercial lending activities. These strategies have been complemented by our current stock repurchase program announced in October 2006. While these strategies are expected to greatly enhance shareholder value over time, we understand that their execution will come at a cost to near term earnings. Toward that end, the Company expects to face significant earnings challenges in fiscal 2007 as we continue to execute these strategies in the midst of the adverse interest rate environment presented by the inverted yield curve.

             On behalf of the Board of Directors and the employees, I thank you for your investment and your continued confidence in our people and our plan. We are genuinely pleased about our vision for American Bancorp of New Jersey, and are committed to making steady progress toward our #1 goal - enhancing your investment in us.

Sincerely, Joseph Kliminski Chief Executive Officer

NEXT PAGE

FINANCIAL HIGHLIGHTS

	At September 30,
	2006	2005	2004	2003	2002
	(In thousands)
SELECTED FINANCIAL DATA:
Total assets	$ 514,319	$ 555,860	$ 424,944	$ 427,066	$ 334,879
Cash and cash equivalents	7,165	125,773	8,034	38,365	17,330
Securities available-for-sale	74,523	62,337	89,495	107,391	90,134
Securities held-to-maturity	10,547	7,824	2,794	2,839	6,970
Loans held for sale	-	280	-	500	-
Loans receivable, net	398,624	341,006	308,970	262,844	208,374
Federal Home Loan Bank stock	3,356	3,119	2,890	3,150	2,200
Cash surrender value of life insurance	8,747	7,512	6,242	5,028	4,477
Deposits	327,147	340,925	322,716	292,826	264,587
Stock subscriptions received	-	115,201	-	52,137	-
Total borrowings	56,075	53,734	57,491	55,000	44,000
Total equity	124,861	39,506	39,314	22,339	21,872

	Years Ended September 30,
	2006	2005	2004	2003	2002
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$ 25,344	$ 20,601	$ 18,204	$ 17,476	$ 17,578
Total interest expense	11,802	9,546	8,105	8,870	8,829
Net interest income	13,542	11,055	10,099	8,606	8,749
Provision for loan losses	465	81	207	254	105
Net interest income after provision for loan losses	13,077	10,974	9,892	8,352	8,644
Noninterest income	1,021	1,196	1,298	718	595
Noninterest expense	10,657	8,924	7,657	6,862	6,274
Income before income taxes	3,441	3,246	3,533	2,208	2,965
Income tax provision	1,308	1,203	1,371	805	1,075
Net income	$ 2,133	$ 2,043	$ 2,162	$ 1,403	$ 1,890

NEXT PAGE

	At or for the year ended September 30,
	2006	2005	2004	2003	2002
SELECTED FINANCIAL DATA*:
Performance Ratios:
Return on average assets (1)	0.42%	0.46%	0.54%	0.39%	0.63%
Return on average equity (2)	1.68	5.30	5.77	6.48	9.30
Net interest rate spread (3)	1.80	2.28	2.28	2.14	2.63
Net interest margin (4)	2.73	2.60	2.60	2.44	3.00
Operating (noninterest) expense to average total assets	2.08	2.02	1.92	1.89	2.09
Efficiency ratio (5)	73.18	72.84	67.18	73.60	67.14
Average interest-earning assets to average interest-bearing liabilities	139.21	114.30	115.67	111.69	112.30
Capital Ratios:
Equity to total assets at end of period	24.28	7.11	9.25	5.23	6.53
Average equity to average assets	24.72	8.74	9.37	5.98	6.78
Asset Quality Ratios:
Non-performing loans to total loans (6)	0.52	0.34	0.17	0.20	0.27
Non-performing assets to total assets (6)	0.41	0.21	0.12	0.12	0.17
Net charge-offs to average loans outstanding	0.00	0.00	0.00	0.00	0.00
Allowance for loan losses to non-performing loans (6)	101.64	142.62	304.05	265.18	195.96
Allowance for loan losses to total loans	0.53	0.48	0.50	0.52	0.53
PER SHARE DATA:
Earnings per share: (7)
Basic	$ 0.16	$ 0.15	$ 0.16	$ 0.14	$ 0.19
Diluted	$ 0.16	$ 0.15	$ 0.16	$ 0.14	$ 0.19
Cash dividends paid (8)	$ 0.16	$ 0.36	$ 0.00	$ 0.00	$ 0.00
Dividend payout ratio	99.02%	70.09%	-%	-%	-%

*	Certain ratios were significantly affected by stock subscriptions received pending completion of the Company's first and second public offerings. At September 30, 2003, stock subscriptions received relating to the Company's first public offering which closed October 3, 2003 totaled $52.1 million. At the time of closing, approximately $15.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions. At September 30, 2005, stock subscriptions received relating to the Company's second public offering which closed October 5, 2005 totaled $115.2 million. At the time of closing, approximately $91.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions.
(1)	Net income divided by average total assets.
(2)	Net income divided by average total equity.
(3)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.
(7)	Earnings per share for the fiscal years ended September 30, 2003 and 2002 have been restated to reflect the conversion of 100 shares of Bank stock into 9,918,750 shares of Company stock representing 100% ownership of the Bank prior to the minority stock offering which closed on October 3, 2003
(8)	Cash dividends paid in fiscal 2005 include special dividend of $0.294 per share paid in December 2004 and $0.035 regular quarterly dividends paid in June 2005 and September 2005. American Savings, MHC waived receipt of all dividends in 2005. Consequently, cash dividends were paid to public shareholders only durign fiscal 2005.

NEXT PAGE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

             This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; and demand for financial services in the Company's market area. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

Business Strategy

             Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. During recent years, we have experienced significant growth, with total loans receivable, net growing from $208.4 million at September 30, 2002 to $398.6 million at September 30, 2006 and total deposits growing from $264.6 million at September 30, 2002 to $327.1 million at September 30, 2006.

             Our current strategy seeks to continue the growth of the last several years. The highlights of our business strategy include the following:

  Grow and diversify the deposit mix by emphasizing non-maturity account relationships acquired through de novo branching and existing deposit growth. We currently plan to open up to five de novo branches over approximately the next three to five years.

  Grow and diversify the loan mix by increasing commercial real estate and business lending capacity.

  Grow and diversify noninterest income through supplemental deposit and lending related services and strategies.

NEXT PAGE

  Continue to implement alternative loan and deposit product and service delivery channels.

  Broaden and strengthen customer relationships by bolstering cross marketing strategies and tactics with a focus on multiple account/service relationships.

  Utilize capital markets tools to effectively manage capital and enhance shareholder value.

Executive Summary

             The Company's results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments and the cost of those deposits and borrowed funds. Our interest-earning assets consist primarily of residential mortgage loans, multi-family and nonresidential real estate mortgage loans, residential mortgage-related securities, and U.S. Agency debentures. Interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York.

             Through the first half of fiscal 2005, the Company continued to realize improvements in its net interest margin that had begun in fiscal 2004 as the general level of market interest rates increased from the historical lows of the prior periods. The improvements in net interest margin during that time resulted from increases in earning asset yields that outpaced those of its interest bearing-liabilities. However, that trend reversed in the latter half of 2005 when upward pressure on the Company's cost of deposits resulted in a greater increase in the Company's cost of interest-bearing liabilities than the increase in the yield on its interest-earning assets. For the year ended September 30, 2005, the Company experienced a 16 basis point increase in its yield on earning assets to 4.84% from 4.68% for year ended September 30, 2004. This increase was attributable to a 22 basis point increase in the yield on investment securities and a 207 basis point increase in the yield on interest-earning deposits and other earning assets. These increases were partially offset by a 7 basis point decline in the yield on loans. Offsetting this overall improvement in earning asset yields was a 15 basis point increase in the cost of interest-bearing liabilities to 2.56% from 2.41%. This increase resulted, in part, from a 26 basis point increase in the cost of interest-bearing deposits. This increase was partially offset by an 18 basis point decrease in the cost of borrowings resulting primarily from increased utilization of overnight borrowings. In total, the Company's net interest margin remained unchanged at 2.60% for fiscal 2005 and fiscal 2004.

             For the most recent fiscal year ended September 30, 2006, the Company's net interest spread declined to 1.80% in comparison to 2.28% for fiscal 2005 as increases in the Company's cost of interest-bearing liabilities continued to outpace the increase in the Company's yield on earning assets. This decline was largely attributable to continued upward pressure on the cost of retail deposits resulting in increases in interest expense which outpaced the increase in interest income resulting from improved yields on loans. The average cost of interest-bearing deposits increased 87 basis points from 2.16% for fiscal 2005 to 3.03% for the year ended September 30, 2006. For the same comparative periods, yield on loans increased 17 basis points from 5.32% to 5.49%.

NEXT PAGE

             The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression were more than offset by the impact of the additional capital raised in the Company's second-step conversion. As a result, the Company's net interest margin increased 14 basis points from 2.60% for fiscal 2005 to 2.73%% for the year ended September 30, 2006.

             Our results of operations are also affected by our provision for loan losses. Provisions for specific nonperforming assets and historical losses based on net charge-offs continue to be nominal due to a history of low charge-offs and the relative stability of nonperforming asset balances. Non-performing loans as a percentage of total assets have increased modestly to 0.41% of total assets at September 30, 2006 from 0.21% of total assets at September 30, 2005. However, management's quarterly assessment of the valuation and collectibility of these non-performing loans resulted in no required additions to the allowance for loan loss attributable to these loans. Consequently, loan loss provisions in the current year continue to be made primarily in connection with the overall growth in portfolio loans.

             Our results of operations also depend on our noninterest income and noninterest expense. Noninterest income includes deposit service fees and charges, income on the cash surrender value of life insurance, gains on sales of loans and securities, gains on sales of other real estate owned and loan related fees and charges. Excluding gains and losses on sale of assets, annualized noninterest income as a percentage of average assets totaled 0.25% for the year ended September 30, 2006 - a reduction of 2 basis points from 0.27% from fiscal 2005. This decrease is primarily attributable to overall growth in average earning assets outpacing that of fee income from deposits and loans. Such growth resulted from the closing of the Company's second step conversion.

             Gains and losses on sale of assets, excluded in the comparison above, typically result from the Company selling long term, fixed rate mortgage loan originations into the secondary market for interest rate risk management purposes. Demand for such loans typically fluctuates with market interest rates. As interest rates rise, market demand for long term, fixed rate mortgage loans diminishes in favor of hybrid ARMs which the Company has historically retained in the portfolio rather than selling into the secondary market. Consequently, the gains and losses on sale of loans reported by the Company will fluctuate with market conditions. Additionally, such gains and losses may also reflect the impact of infrequent investment security sales for asset/liability management purposes. This was the case in fiscal 2006 when the Company realized a $271,000 loss on sale of an underperforming investment security.

             Noninterest expense includes salaries and employee benefits, occupancy and equipment expenses, data processing and other general and administrative expenses. Generally, certain operating costs have increased since our first public offering in the beginning of fiscal 2004. Operating as a public entity resulted in comparatively higher legal, accounting and compliance costs throughout fiscal 2004 and fiscal 2005 than had been recorded in earlier years. This trend continued through fiscal 2006, as the Company incurred additional compliance costs associated with the Sarbanes-Oxley Act of 2002. Additionally, the Company is recording higher employee compensation and benefit expense than it had in the years preceding the stock offerings. A portion of this increase is attributable to additional personnel costs associated with the Company's increased strategic focus on commercial lending. This increase is also attributable, in part, to the implementation of ESOP benefits resulting from the first and second step conversions that did not exist prior to fiscal 2004. Additionally, benefit costs have also increased as we granted shares under the restricted stock and stock option plans approved by shareholders during both fiscal 2005 and fiscal 2006. In the aggregate, noninterest expense as a percentage of average assets totaled 2.08% for the year ended September 30, 2006 - an increase of 6 basis points from 2.02% for fiscal 2005.

NEXT PAGE

             Management expects occupancy and equipment expense to increase in future periods as we implement our de novo branching strategy to expand our branch office network. Our plan is to open up to five de novo branches over approximately the next three to five years. Toward that end, we opened our Verona branch in November, 2006. As discussed in our financial statements, we have also identified a site in Clifton, New Jersey for another de novo branch. Additionally, we continue to evaluate and pursue other retail branching opportunities. Costs for land purchases or leases and branch construction costs will impact earnings going forward. The expenses associated with opening new offices, in addition to the personnel and operating costs that we will have once these offices are open, are expected to significantly increase noninterest expenses.

             The Company also expects compensation and occupancy expense to increase in future periods as additional lending staff is added to support the Bank's commercial loan growth and diversification strategies. Implementation of these strategies will likely result in the need to augment the office space available for our lending and administrative operations in order to add the personnel called for by our growth plans.

             Finally, management expects the costs associated with the Sarbanes-Oxley Act of 2002 to continue into fiscal 2007, albeit at a comparatively lower level than that recorded in fiscal 2006 - the first year of compliance with Section 404 of the Act. In particular, management expects the cost of the Company's outsourced internal audit services and, to a lesser extent, that of its external auditors, to be reduced as the Company transitions from building and implementing its Sarbanes Oxley compliance program to managing and maintaining it.

             In total, our annualized return on average assets decreased 4 basis point to 0.42% for the year ended September 30, 2006 from 0.46% for fiscal 2005 while annualized return on average equity decreased 362 basis points to 1.68% from 5.30% for the same comparative periods. The reduction in return on average equity reflects the increase in shareholder's equity resulting from the closing of the Company's second step conversion during the quarter ended December 31, 2005.

             Our net interest margin may continue to be adversely affected in either a rising or falling rate environment. A decrease in interest rates could trigger another wave of loan refinancing that could result in the margin compression experienced in prior years when rates fell to their historical lows. Conversely, further increases in interest rates from current levels could trigger increases in the Bank's cost of interest-bearing liabilities that continue to outpace its yield on earning assets causing further net interest spread compression. As noted earlier, such compression occurred during the year ended September 30, 2006 when our net interest spread shrank 48 basis points to 1.80% from 2.28% for the fiscal year ended September 30, 2005. During that time, the continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets, which increased 28 basis points from 4.84% to 5.12%. However, these improved yields were more than offset by increases in the cost of interest-bearing liabilities which grew by 76 basis points from 2.56% to 3.32%. This increased cost was attributable, in large part, to overall increases in market interest rates and the resulting increases in the Company's cost of retail deposits which were - and continue to be - subject to significant upward pressure due to highly competitive market pricing for deposits.

NEXT PAGE

             The risk of continued disintermediation of our deposits into higher cost accounts continues to be noteworthy given the Bank's substantial net growth in non-maturity deposits prior to fiscal 2006. Like many banks, we were successful in growing deposits while interest rates decreased to their historical lows. However, our ability to retain such deposits at a reasonable cost, while a highly competitive marketplace adjusts its pricing strategies to an environment of rising interest rates, continues to be rigorously challenged.

             Finally, our results of operations may also be affected significantly by other economic and competitive conditions in our market area as well as changes in applicable laws, regulations or governmental policies. Furthermore, because our lending activity is concentrated in loans secured by real estate located in New Jersey and the New York metropolitan area, downturns in the regional economy could have a negative impact on our earnings.

Comparison of Financial Condition at September 30, 2006 and September 30, 2005

             Our total assets decreased by $41.5 million, or 7.5%, to $514.3 million at September 30, 2006 from $555.9 million at September 30, 2005. The decrease reflected reductions in cash and cash equivalents, partially offset by increases in securities available for sale, securities held to maturity and loans receivable, net.

             At September 30, 2005, the Bank's total assets were inflated by $115.2 million of stock subscriptions held pending the closing of the Company's second step conversion. To better reflect the allocation of the Company's interest-earning assets and interest-costing liabilities, the September 30, 2005 information presented in the tables below utilizes the pro forma balance of total assets discussed in Note 3 of the financial statements in percentage of total assets calculations.

             Cash and cash equivalents decreased by $118.6 million, or 94.3%, to $7.2 million at September 30, 2006 from $125.8 million at September 30, 2005. The decrease in cash and cash equivalents was largely attributable to the investment of capital proceeds received following the closing of the Company's second step conversion into loans receivable, net, securities available-for-sale and securities held-to-maturity. Additionally, the Company refunded $33.7 million of oversubscriptions upon closing the second step conversion.

             Securities classified as available-for-sale increased $12.2 million, or 19.6%, to $74.5 million at September 30, 2006 from $62.3 million at September 30, 2005. Additionally, securities held to maturity increased $2.7 million, or 34.8% to $10.5 million at September 30, 2006 from $7.8 million at September 30, 2005. The net growth in investments reflects the purchase of $57.5 million of securities during the first quarter of fiscal 2006 funded by a portion of the net proceeds received in the Company's second step conversion and the proceeds of a mutual fund sale. The sale comprised the Company's entire investment in a mutual fund whose underlying assets consisted primarily of adjustable rate and other shorter duration mortgage-related securities.

NEXT PAGE

             The securities purchased comprised a combination of fixed and adjustable rate MBS, fixed rate CMOs and fixed rate, non-callable U.S. agency debentures. Securities were selected to be consistent with the short average life and stable cash flow characteristics of the Company's existing securities portfolio. During the latter three quarters of fiscal 2006, the Company utilized these cash flows and a substantial portion of the balance of cash and cash equivalents noted above to fund its growth in commercial real estate and business loans.

             The following table compares the composition of the Company's investment securities portfolio by security type as a percentage of total assets at September 30, 2006 and September 30, 2005. Amounts reported exclude unrealized gains and losses on the available for sale portfolio.

	September 30, 2006		September 30, 2005
Type of Securities	Amount	Percent of Total Assets	Amount	Percent of Pro Forma Total Assets
	(Dollars in thousands)

Fixed rate MBS	$ 14,406	2.80%	$ 13,007	2.49%
ARM MBS	23,773	4.62	7,770	1.49
Fixed rate CMO	32,930	6.40	26,111	5.00
Floating rate CMO	2,369	0.46	2,809	0.54
ARM mutual fund	-	-	10,000	1.92
Fixed rate agency debentures	12,989	2.53	11,998	2.30
Total	$ 86,467	16.81%	$ 71,695	13.74%

             Assuming no change in interest rates, the estimated average life of the investment securities portfolio, excluding the ARM mutual fund, was 2.37 years and 2.26 years, respectively, at September 30, 2006 and September 30, 2005. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio extends to 2.83 years and 2.67 years at September 30, 2006 and September 30, 2005, respectively.

             Loans receivable, net increased by $57.6 million, or 16.9%, to $398.6 million at September 30, 2006 from $341.0 million at September 30, 2005. The growth was comprised of net increases in multi-family, nonresidential real estate and construction loans totaling $30.5 million coupled with net increases in business loans totaling $5.3 million. Together, net growth in these loan balances totaled 59.3% or $35.8 million for the year ended September 30, 2006 and comprised approximately 62.2% of the Company's net increase in loans receivable for the year. The remaining net growth in loans included increases in one-to-four family mortgages, including home equity loans and home equity lines of credit, totaling $22.2 million. This growth in 1-4 family mortgages included increases in prime-based, floating rate home equity lines of credit which grew approximately $5.7 million or 42.6% from $13.5 million to $19.2 million for fiscal 2006. Finally, growth in loans receivable, net was partially offset by net increases to the allowance for loan losses totaling 28.0% or $465,000 attributable primarily to the net growth in those loans.

NEXT PAGE

             The following two tables compare the composition of the Company's loan portfolio by loan type as a percentage of total assets at September 30, 2006 with that of September 30, 2005. Amounts reported exclude allowance for loan losses and net deferred origination costs.

             The table below generally defines loan type by loan maturity and/or repricing characteristics:

	September 30, 2006		September 30, 2005
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Pro Forma Total Assets
	(Dollars in thousands)

Construction	$ 16,238	3.16%	$ 1,100	0.21%
1/1 and 3/3 ARMs	5,835	1.13	3,664	0.70
3/1 and 5/1 ARMs	140,124	27.24	115,878	22.22
5/5 and 10/10 ARMs	43,770	8.51	37,079	7.11
7/1 and 10/1 ARMs	2,061	0.40	1,743	0.33
15 year fixed or less	111,725	21.72	108,731	20.85
Greater than 15 year fixed	53,984	10.50	58,852	11.28
HELOC	19,122	3.72	13,413	2.57
Consumer	720	0.14	702	0.13
Business	6,068	1.18	746	0.14
Total	$ 399,647	77.70%	$ 341,908	65.54%

             At September 30, 2006 and 2005, the balance of one- to four-family mortgage loans included $20.0 million and $2.9 million, respectively, of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan's remaining term to maturity.

NEXT PAGE

             The table below generally defines loan type by collateral or purpose:

	September 30, 2006		September 30, 2005
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Pro Forma Total Assets
	(Dollars in thousands)
Construction	$ 16,238	3.16%	$ 1,100	0.21%
1-4 family mortgage	283,469	55.11	267,332	51.25
Multifamily (5+) mortgage	35,088	6.82	27,519	5.28
Nonresidential mortgage	38,408	7.47	31,096	5.96
Land	534	0.10	-	-
1-4 family HELOC	19,122	3.72	13,413	2.57
Consumer	720	0.14	702	0.13
Business	6,068	1.18	746	0.14
Total	$ 399,647	77.70%	$ 341,908	65.54%

             Total deposits decreased by $13.8 million, or 4.0%, to $327.1 million at September 30, 2006 from $340.9 million at September 30, 2005. This decrease was primarily attributable to $9.8 million of deposit balances withdrawn to purchase shares in the Company's stock offering. Additionally, the decrease included net outflows of $6.7 million from one municipal account relationship of which a significant portion related to disbursements made by the municipality to fund the completed stages of a capital improvement project. Net of these outflows, total deposit growth was limited to $2.7 million which reflected the aggressive level of deposit competition in the markets served by the Company. In total, savings deposits declined $16.3 million or 13.2% while checking deposits, including demand, NOW and money market checking accounts, also declined $9.9 million or 15.2%. Notwithstanding, the specific deposit outflows noted above, the declines in savings and checking largely reflected disintermediation between deposit account types as certificates of deposit increased $12.4 million or 8.1%.

             At September 30, 2006, the Bank held approximately $16.9 million of municipal deposits. These deposits include the one municipal account relationship noted above whose balances at September 30, 2006 totaled approximately $11.8 million. The Bank expects these funds to be withdrawn during the first fiscal quarter of 2007 due to the municipality's closing of that account relationship.

NEXT PAGE

             The following table compares the composition of the Company's deposit portfolio by category as a percentage of total assets at September 30, 2006 with that of September 30, 2005.

	September 30, 2006		September 30, 2005
Deposit category	Amount	Percent of Total Assets	Amount	Percent of Pro Forma Total Assets
	(Dollars in thousands)

Money market checking	$ 20,474	3.98%	$ 25,759	4.94%
Noninterest bearing checking	23,545	4.58	25,583	4.90
Interest bearing checking	10,955	2.13	13,505	2.59
Money market savings	13,396	2.60	32,736	6.28
Other savings	93,612	18.20	90,534	17.36
Certificates of deposit	165,165	32.12	152,808	29.29
Total	$ 327,147	63.61%	$ 340,925	65.36%

             FHLB advances increased $2.3 million, or 4.4%, to $56.1 million at September 30, 2006 as the Company's utilization of overnight repricing borrowings more than offset the impact of maturities and scheduled principal repayments of amortizing advances.

             The following table compares the composition of the Company's borrowing portfolio by remaining term to maturity as a percentage of total assets at September 30, 2006 with that of September 30, 2005. Scheduled principal payments on amortizing borrowings are reported as maturities.

	September 30, 2006		September 30, 2005
Remaining Term	Amount	Percent of Total Assets	Amount	Percent of Pro Forma Total Assets
	(Dollars in thousands)

Overnight	$ 10,400	2.02%	$ -	-%
One year or less	8,063	1.57	8,060	1.55
One to two years	12,065	2.36	8,062	1.55
Two to three years	7,547	1.47	12,065	2.30
Three to four years	6,000	1.16	7,547	1.45
Four to five years	6,000	1.16	6,000	1.15
More than five years	6,000	1.16	12,000	2.30

Total	$ 56,075	10.90%	$ 53,734	10.30%

             Equity increased $85.4 million, or 216.1% to $124.9 million at September 30, 2006 from $39.5 million at September 30, 2005. The increase was primarily due to capital proceeds of $89.6 million resulting from the Company's closing of its second step conversion. The increase also reflects net income of $2.1 million for fiscal 2006. Offsetting these increases to equity were dividends paid of approximately $2.1 million and repurchases of ABNJ shares to fund the Company's restricted stock plans. Finally, the amount reclassified on ESOP shares decreased from $473,000 to $0. On October 6, 2005, the Company began trading on Nasdaq which is considered to be an established market under ERISA regulations. As a result, the Company is no longer required to establish a liability to reflect this repurchase obligation.

NEXT PAGE

Comparison of Operating Results for the Years Ended September 30, 2006 and 2005

             General. Net income for the year ended September 30, 2006 was $2.1 million, an increase of $90,000, or 4.4% from the year ended September 30, 2005. The increase in net income resulted from an increase in net interest income offset by a decrease in noninterest income coupled with increases in noninterest expense, the provision for loan losses and the provision for income taxes.

             Interest Income. Total interest income increased 23.0% or $4.7 million to $25.3 million for the year ended September 30, 2006 from $20.6 million for the year ended September 30, 2005. For those same comparative years, the average yield on interest-earning assets increased 28 basis points to 5.12% from 4.84% while the average balance of interest-earning assets increased $69.5 million or 16.3% to $495.4 million from $425.9 million.

             Interest income on loans increased $2.8 million or 16.2%, to $20.3 million for the year ended September 30, 2006 from $17.5 million for the same period in 2005. This increase was due, in part, to a $42.0 million increase in the average balance of loans receivable to $369.9 million for the year ended September 30, 2006 from $327.9 million for the year ended September 30, 2005. In addition, the average yield on loans increased 17 basis points to 5.49% from 5.32% for those same comparative periods. The increase in the average balance of loans receivable was the result of loan originations exceeding repayments due to strong borrower demand and a growing strategic emphasis on commercial lending.

             The rise in interest income on loans was augmented by higher interest income on securities, which increased $1.2 million or 43.7% to $3.9 million for the year ended September 30, 2006 from $2.7 million for fiscal 2005. The increase was due in part, to a 76 basis point increase in the average yield on securities which grew to 3.99% from 3.23% for the same comparative periods. The impact on interest income attributable to this increase was further augmented by a $13.8 million increase in the average balance of investment securities to $98.4 million for the year ended September 30, 2006 from $84.6 million for the same 2005 period. The increase in yield primarily resulted from purchases of investment securities with the proceeds of the Company's second step conversion and higher yields on adjustable rate securities which have repriced upward in accordance with the general movement of market interest rates.

             Further, interest and dividend income on federal funds sold, other interest-bearing deposits and FHLB stock increased $717,000 to $1.1 million for the year ended September 30, 2006 from $408,000 for fiscal 2005. This increase was due, in part, to an increase of $13.7 million in the average balance of these assets to $27.1 million for the year ended September 30, 2006 from $13.3 million for the year ended September 30, 2005. The impact on interest income attributable to this growth was further augmented by a 110 basis point rise in the average yield on these assets which increased to 4.16% from 3.06%.

NEXT PAGE

             Interest Expense. Total interest expense increased by $2.3 million or 23.6% to $11.8 million for the year ended September 30, 2006 from $9.5 million for fiscal 2005. For those same comparative periods, the average cost of interest-bearing liabilities increased 76 basis points from 2.56% to 3.32%, while the average balance of interest-bearing liabilities decreased $16.7 million or 4.5% to $355.9 million for the year ended September 30, 2006 from $372.6 million for fiscal 2005.

             Interest expense on deposits increased $2.5 million or 37.15% to $9.2 million for the year ended September 30, 2006 from $6.7 million for fiscal 2005. This increase was due, in part, to the disintermediation of lower cost transaction account balances into higher yielding certificates of deposit. The average balance of interest-bearing deposits, including stock subscriptions received, decreased $7.4 million to $303.1 million for the year ended September 30, 2006 from $310.5 million for fiscal 2005. The components of this net decrease for the comparative periods include a decline in the average balance of savings and interest bearing checking deposits of $26.3 million and $864,000 respectively. These decreases were largely offset by an increase in the average balance of higher costing certificates of deposit totaling $19.8 million.

             The impact on interest expense attributable to the disintermediation noted above was exacerbated by an 87 basis point increase in the average cost of interest-bearing deposits to 3.03% for the year ended September 30, 2006 from 2.16% for fiscal 2005. The components of this increase include an 86 basis point increase in the average cost of certificates of deposit, an 84 basis point increase in the average cost of interest-bearing checking accounts and a 60 basis point increase in the average cost of savings accounts.

             Interest expense on FHLB advances decreased $233,000 to $2.6 million for the year ended September 30, 2006 from $2.8 million for the fiscal 2005. This decrease was due, in part, to a $9.3 million decrease in the average balance to $52.7 million for the year ended September 30, 2006 from $62.1 million for fiscal 2005. The impact on expense attributable to this decrease in average balance was partly offset by a 37 basis point increase in the average cost of advances from 4.58% for the year ended September 30, 2005 to 4.95% for fiscal 2006. The higher average cost for the current period was partly due to the lower average balance of overnight repricing line of credit borrowings compared with that held during the earlier comparative period. The cost of such overnight borrowings during that earlier period was significantly less than that of the remaining portfolio of fixed-rate term advances. Additionally, the maturity of lower costing term advances in fiscal 2006 have resulted in comparatively higher costs for the remaining portfolio of fixed-rate term advances.

             Net Interest Income. Net interest income increased by $2.5 million or 22.5%, to $13.5 million for the year ended September 30, 2006 from $11.1 million for fiscal 2005. The net interest rate spread declined 48 basis points from 2.28% to 1.80% for the same comparative periods, while the net interest margin increased 13 basis points from 2.60% to 2.73%.

NEXT PAGE

             Provision for Loan Losses. Using the allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $465,000 for the year ended September 30, 2006 representing an increase of $384,000 over fiscal 2005. The Company's net loan loss provision for the earlier comparative period reflected the reversal of a previously recorded loss provision of $42,000. After adjusting for the reversal in that earlier period, the increase in loan loss provision is generally attributable to the comparatively higher net growth in our commercial loan portfolio. Specifically, each year's comparative provision resulted from the incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied. For the year ended September 30, 2006, outstanding loan balances, excluding the allowance for loan loss, increased 16.8% or $57.8 million to $400.7 million from $342.9 million at September 30, 2005. The growth comprised a net increase in the disbursed balances of construction loans of $15.1 million, net increases in multi-family and nonresidential real estate loans totaling $15.4 million and a net increase in business loans totaling $5.3 million. Additional components of the net change in gross loan balances included net increases in one-to-four family mortgages totaling $13.0 million coupled with increases in home equity loans and lines of credit of $9.2 million.

             By comparison, for the year ended September 30, 2005, outstanding loan balances, excluding the allowance for loan loss, grew $32.4 million or 10.4% from $310.5 million at September 30, 2004 to $342.9 million at September 30, 2005. The growth was primarily comprised of net increases in multi-family and nonresidential real estate loans totaling $15.4 million coupled with net increases in one-to-four family mortgages totaling $15.8 million. Additional components of the net change in gross loan balances included increases in home equity loans of $2.7 million and net increases in business and consumer loans totaling $304,000. This growth was offset by a decline in the disbursed balance of construction loans totaling $1.9 million.

             In total, the allowance for loan losses as a percentage of gross loans outstanding increased 5 basis points to 0.53% at September 30, 2006 from 0.48% at September 30, 2005. These ratios reflect allowance for loan loss balances of $2.1 million and $1.7 million, respectively. The increase in the ratio of allowance to gross loans reflects the changing composition of the portfolio which reflects comparatively greater net growth in loans with higher risk factors. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

             Noninterest Income. Noninterest income decreased $175,000 to $1.0 million for the year ended September 30, 2006 compared to $1.2 million for fiscal 2005. This reduction was primarily attributable to a $271,000 loss on sale of an underperforming investment security during the first quarter of fiscal 2006 compared with a similar loss on sale of $16,000 in fiscal 2005. This net $255,000 variance was offset, in part, by increases to other noninterest income categories. Deposit service fees and charges increased $32,000 due primarily to increased receipts of deposit account service charges offset by reduced levels of fee income from annuity sales. The Company also recorded comparatively higher income from cash surrender value of life insurance of approximately $45,000 reflecting higher policy balances held by the Company and increases in policy yields attributable to increases in market interest rates.

             Noninterest Expense. Noninterest expense increased $1.7 million, or 19.4% to $10.7 million for the year ended September 30, 2006 from $8.9 million for the year ended September 30, 2005. This increase was attributable to higher expenses for salaries and benefits, occupancy and equipment, advertising, legal, professional and consulting fees, and other noninterest expenses partially offset by decreases in data processing expenses.

NEXT PAGE

             Salaries and employee benefits increased $1.0 million or 17.2% to $6.9 million for the year ended September 30, 2006 as compared to $5.9 million for fiscal 2005. Salaries and wages including bonus and payroll taxes, increased $448,000 Such increases were primarily attributable to growth in the Company's commercial lending staff and additions to retail deposit personnel in anticipation of the Company's next branch opening coupled with overall annual increases in employee compensation.

             Retirement and stock benefit plan costs increased $809,000 resulting primarily from increased ESOP costs stemming from completion of Company's second step conversion and the subsequent implementation of the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. ESOP costs increased $310,000 from $270,000 for fiscal 2005 to $580,000 for fiscal 2006 (See Note 5 Employee Stock Ownership Plan). For those same comparative periods, restricted stock plan costs increased $430,000 from $207,000 to $637,000. The amount recorded in fiscal 2005 reflected only nine months of RSP expenses reflecting plan approval by shareholders in January 2005. By comparison, the amount recorded in fiscal 2006 included a full year of RSP benefits approved in 2005 plus a pro rata portion of the annual RSP benefits relating to the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. Finally, the Company began recognizing stock options expense upon the adoption of FAS 123R on October 1, 2005. For the year ended September 30, 2006, the Company recorded $384,000 in stock options expense for which no comparative expense was recorded in the prior fiscal year. Together, these factors contributed $1.1 million to the comparative increase in retirement and stock benefit plan costs. These benefit cost increases were partly offset by a comparative decrease in profit sharing expense of $306,000 resulting from $131,000 of accrued plan expenses that were reversed in fiscal 2006 due to the Company's discontinuation of that plan. By comparison, profit sharing plan expenses in fiscal 2005 totaled $175,000.

             Medical and other insurance benefit premiums, net of employee co-payments, increased approximately $64,000 while other employee expenses increased approximately $71,000 resulting primarily from comparatively greater costs associated with employee training and personnel procurement expenses.

             Finally, offsetting these net increases in salaries and employee benefits for the year ended September 30, 2006 was a net decrease in director compensation expense of $382,000 due largely to costs recognized in the earlier comparative period relating to changes in the Company's director retirement plan for which no comparable costs were incurred in fiscal 2006.

             Occupancy and equipment expense increased $119,000 to $949,000 for the year ended September 30, 2006 as compared to $830,000 for fiscal 2005 while data processing costs decreased by approximately $17,000. The increase in occupancy and equipment costs was attributable, in large part, to the recognition of approximately $91,000 of deposit branch acquisition costs in the more recent period relating to sites for which the Bank and/or Seller were unable to fulfill the conditional terms of the sales contract. Such expenses would have been capitalized into the depreciable cost of the branch had they come to fruition. Notwithstanding these challenges, the Company continues to pursue its deposit branch growth strategy. Toward that end, the Bank opened a full service branch located on Bloomfield Avenue in Verona, New Jersey in November 2006. The remaining increase in occupancy and equipment costs is attributable primarily to additional property tax expense relating to that branch. Additionally, the Company recently received the requisite municipal approvals needed to construct a full service branch on a site in Clifton, New Jersey.

NEXT PAGE

             Increases in noninterest expense also included increases in advertising and marketing expenses of approximately $62,000 attributable primarily to costs associated with enhanced corporate and lending marketing programs. Legal expenses for the year ended September 30, 2006 were $52,000 higher than those recorded for fiscal 2005. This comparative increase in legal expenses was attributable, in large part, to the Company's annual meeting held in May, 2006 and matters addressed by shareholders at that time. Additionally, professional and consulting fees increased $257,000 to $531,000 for the year ended September 30, 2006 from $274,000 for fiscal 2005. In large part, these increases were attributable to audit and consulting costs incurred by the Company relating to compliance with the Sarbanes Oxley Act of 2002 and the outsourcing of other internal audit and compliance-related services.

             Finally, the Company recognized noteworthy increases in a variety of other noninterest expenses in fiscal 2006 compared with fiscal 2005. Other noninterest expenses increased $247,000 from $752,000 for the year ended September 30, 2005 to $999,000 for the year ended September 30, 2006. A significant portion of this increase was directly attributable to the Company's conversion into a fully public entity. Such cost increases include those associated with corporate insurance, transfer agent services, NASDAQ membership fees and regulatory oversight costs. Additional increases in other noninterest expense resulted from the implementation of the Company's strategic growth and business diversification strategies. For example, the Company recognized a substantial portion of the general and administrative "start up costs" of its new deposit branch in the fourth quarter of fiscal 2006. The Verona branch location opened in the first quarter of fiscal 2007.

             Provision for Income Taxes. The provision for income taxes increased $195,000 for the year ended September 30, 2006 compared with fiscal 2005. For those same comparative periods, the Company's effective tax rate was 38.0% and 37.1%, respectively. The net increase in the effective tax rate was attributable, in part, to the decline in the average balance of investment securities held by the Bank's investment subsidiary, American Savings Investment Corporation ("ASIC"). ASIC is a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the state of New Jersey at an effective rate lower than the statutory corporate state income tax rate.

             Throughout fiscal 2006, cash flows from ASIC were utilized by the Bank to fund loan growth. This resulted in comparatively lower net income recorded by the investment subsidiary offset by greater net income recorded by the Bank resulting in the increase in the Company's effective income tax rate.

             Additionally, the Company recorded comparatively higher non-deductible expenses associated with incentive stock options due to the adoption of FAS 123R in the current fiscal year. Partially offsetting these factors were comparatively higher levels of tax exempt income in fiscal 2006 from the cash surrender value of bank owned life insurance compared with that recorded in fiscal 2005.

NEXT PAGE

Comparison of Operating Results for the Years Ended September 30, 2005 and 2004

             General. Net income for the year ended September 30, 2005 was $2.0 million, a decrease of $119,000, or 5.5% from fiscal 2004. The decrease in net income resulted from an increase in noninterest expense offset by an increase in net interest income coupled with decreases in non-interest income, the provision for loan losses and the provision for income taxes.

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

             Interest income on loans increased $2.5 million or 16.77%, to $17.5 million for the year ended September 30, 2005 from $15.0 million for fiscal 2004. This increase was due, in part, to a $49.3 million increase in the average balance of loans receivable to $327.9 million for the year ended September 30, 2005 from $278.6 million fiscal 2004. The impact on interest income attributable to this growth more than offset the 7 basis points decrease in the average yield on loans which declined to 5.32% from 5.39% for those same comparative periods. The increase in the average balance of loans receivable was the result of loan originations exceeding repayments due to strong borrower demand and a growing strategic emphasis on commercial lending.

             The rise in interest income on loans was partially offset by lower interest income on securities, which decreased $391,000 or 12.5% to $2.7 million for the year ended September 30, 2005 from $3.1 million for fiscal 2004. The decrease was due in part, to a $19.4 million decline in the average balance of investment securities to $84.6 million for the year ended September 30, 2005 from $104.0 million for fiscal 2004. The impact on interest income attributable to this decline was partly offset by a 22 basis point increase in the average yield on securities which grew to 3.23% from 3.01% for those same comparative periods. This increase in yield primarily resulted from slowing prepayments which reduced net premium amortization and higher yields on adjustable rate securities which have repriced upward in accordance with the general movement of market interest rates.

             Further, interest income on federal funds sold and other interest-bearing deposits increased $346,000 to $408,000 for the year ended September 30, 2005 from $62,000 for the same period in 2004. This increase was due, in part, to an increase of $7.0 million in the average balance of these assets to $13.3 million for the year ended September 30, 2005 from $6.3 for fiscal 2004. The impact on interest income attributable to this growth was further augmented by a 207 basis point rise in the average yield on these assets which increased to 3.06% from 0.98%.

             Interest Expense. Total interest expense increased by $1.4 million or 17.8% to $9.5 million for the year ended September 30, 2005 from $8.1 million for fiscal 2004. For those same comparative periods, the average cost of interest-bearing liabilities increased 15 basis points from 2.41% to 2.56% while the average balance of interest bearing liabilities increased $36.3 million or 10.8% to $372.6 million for fiscal 2005 from $336.2 million for fiscal 2004.

NEXT PAGE

             Interest expense on deposits increased $1.5 million or 27.8% to $6.7 million for the year ended September 30, 2005 from $5.2 million for fiscal 2004. This increase was due, in part, to a $34.4 million increase in the average balance of interest-bearing deposits to $310.5 million for the year ended September 30, 2005 from $276.1 million for fiscal 2004. The components of this net increase for the comparative periods include an increase of $18.6 million in the average balance of certificates of deposit, a $1.6 million increase in the average balance of savings accounts and a $14.2 million increase in the average balance of interest-bearing checking accounts.

             The impact on interest expense attributable to the net growth in these average balances was exacerbated by a 26 basis point increase in the average cost of interest-bearing deposits to 2.16% for the year ended September 30, 2005 from 1.90% for fiscal 2004. The components of this increase include a 52 basis point increase in the average cost of certificates of deposit and a 35 basis point increase in the average cost of interest-bearing checking accounts while the average cost of savings accounts remained the same at 1.55%.

             Interest expense on FHLB advances decreased $15,000 to $2.8 million for the year ended September 30, 2005 from $2.9 million for the same period in 2004. This decrease was due, in part, to an 18 basis point decline in the average cost of advances from 4.76% in 2004 to 4.58% in 2005. The impact on expense attributable to this decrease in average cost was partly offset by a $1.9 million increase in the average balances to $62.1 million for the year ended September 30, 2005 from $60.1 million for fiscal 2004. The lower average cost is primarily due to utilization of overnight repricing line of credit borrowings whose current cost is less than that of the remaining portfolio of fixed-rate term advances.

             Net Interest Income. Net interest income increased by $956,000 or 9.5%, to $11.1 million for the year ended September 30, 2005 from $10.1 million for the year ended September 30, 2004. The net interest rate spread remained the same in fiscal 2005 at 2.28%, while the net interest margin also remained the same at 2.60%.

             Provision for Loan Losses. Using the allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $81,000 for the year ended September 30, 2005 representing a decrease of $126,000 over 2004. The loss provision in fiscal 2005 was reduced by the reversal of a $42,000 reserve previously established against an impaired loan which paid off in full during the year. Notwithstanding this reversal, other provisions for specific nonperforming assets and historical losses based on net charge-offs were nominal due to a history of low charge-offs and the relative stability of nonperforming asset balances. As such, incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied accounted for the additional loss provisions for the year. For the year ended September 30, 2005, loans receivable, net increased 10.4% to $341.0 million from $309.0 million at September 30, 2004. Total gross loan balances, excluding loans held for sale, net deferred loan costs and the allowance for loan loss, grew $32.0 million or 10.3%. The growth was primarily comprised of net increases in multi-family and nonresidential real estate loans totaling $15.4 million coupled with net increases in one-to-four family mortgages totaling $15.5 million. Additional components of the net change in gross loan balances included increases in home equity loans of $2.7 million and net increases in business and consumer loans totaling $304,000. This growth was offset by a decline in the disbursed balance of construction loans totaling $1.9 million.

NEXT PAGE

             By comparison, loan growth for the year ended September 30, 2004 totaled $46.4 million or $14.0 million more than the same comparative period this year. The growth in this prior comparative period was primarily comprised of an increase in one-to-four family mortgages totaling $36.3 million, an increase of $7.0 million in multi-family and nonresidential real estate loans, an increase of $2.6 million in the disbursed balances of construction loans and an increase of $1.8 million in home equity loans, offset by net decreases in consumer loans and business loans totaling $1.2 million.

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

NEXT PAGE

             Occupancy and equipment expense decreased $23,000 to $830,000 for the year ended September 30, 2005 as compared to $853,000 for 2004. This decrease is primarily attributable to a $67,000 decrease in computer depreciation expense. For the same comparative periods, data processing costs also decreased $18,000 from $704,000 to $686,000 due to the absence in the current period of information technology conversion and upgrade expenses that were recognized during 2004.

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

             Finally, other noninterest expenses increased $84,000 for the year ended September 30, 2005 as compared to 2004 due, in large part, to increases in net loan processing charges and other general and administrative expenses.

             Notwithstanding these increases mentioned above, management expects ongoing compliance costs of the Sarbanes-Oxley Act of 2002 to continue to grow. Furthermore, we currently intend to expand our branch office network over the next several years, and expenses related to such expansion may impact earnings in future periods.

NEXT PAGE

             Provision for Income Taxes. The provision for income taxes decreased $168,000 for the year ended September 30, 2005 from fiscal 2004. The effective tax rate was 37.1% and 38.8% for the years ended September 30, 2005 and 2004. The modest decrease in the effective tax rate is primarily attributable to the Company's funding of American Savings Investment Corporation in November 2004, a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the State of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, increases in the Bank's balance of bank-owned life insurance, which generates tax-exempt income from growth in the cash surrender value of policies, has also contributed to reductions in the Company's effective income tax rate.

NEXT PAGE

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

			Years Ended September 30,
	At September 30, 2006		2006			2005			2004
	Balance	Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)	$ 398,624	5.71%	$ 369,916	$ 20,291	5.49%	$ 327,948	$ 17,459	5.32%	$ 278,632	$ 15,017	5.39%
Investment securities(2)	86,466	4.13	98,405	3,928	3.99	84,565	2,734	3.23	103,978	3,125	3.01
Other interest-earning assets(3)	3,850	5.25	27,058	1,125	4.16	13,343	408	3.06	6,302	62	0.98
Total interest-earning assets	488,940	5.43	495,379	25,344	5.12	425,856	20,601	4.84	388,912	18,204	4.68
Non-interest-earning assets	25,379		17,415			15,286			10,755
Total assets	$ 514,319		$ 512,794			$ 441,142			$ 399,667
Interest-bearing liabilities:
NOW & money market	$ 31,429	2.25%	$ 36,379	$ 785	2.16%	$ 37,243	$ 490	1.32%	$ 23,086	$ 225	0.97%
Savings deposits(4)	107,008	2.62	111,398	2,389	2.14	137,723	2,130	1.55	136,100	2,109	1.55
Certificates of deposit	165,165	4.48	155,350	6,017	3.87	135,547	4,082	3.01	116,926	2,912	2.49
Total interest-bearing deposits	303,602	3.59	303,127	9,191	3.03	310,513	6,702	2.16	276,113	5,246	1.90
FHLB advances	56,075	5.16	52,725	2,611	4.95	62,056	2,844	4.58	60,125	2,859	4.76
Total interest-bearing liabilities	359,677	3.84	355,852	11,802	3.32	372,569	9,546	2.56	336,238	8,105	2.41
Non-interest-bearing deposits	23,545		23,664			23,954			22,080
Other non-interest-bearing liabilities	6,236		6,522			6,070			3,884
Total liabilities	389,458		386,038			402,593			362,202
Accumulated other comprehensive income	(881)		(1,129)			(649)			(508)
Retained earnings & other equity	125,742		127,885			39,198			37,973
Total liabilities and equity	$ 514,319		$ 512,794			$ 441,142			$ 399,667
Net interest spread(5)		1.59%		$ 13,542	1.80%		$ 11,055	2.28%		$ 10,099	2.28%
Net interest margin(6)		2.60%			2.73%			2.60%			2.60%
Ratio of interest-earning assets to interest-bearing liabilities	135.94%		139.21%			114.30%			115.67%
_____________
(1)	Calculated net of deferred fees and loss reserves. Includes loans held for sale.
(2)	Calculated based on amortized cost and excludes FAS 115 market value adjustment.
(3)	Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)	2005 average balances include money market savings accounts and stock subscriptions received in connection with the Company's second public offering which closed October 5, 2005.
(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

NEXT PAGE

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

	2006-2005
	Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$ 2,234	$ 529	$ 68	$ 2,831
Securities	447	642	105	1,194
Other interest-earning assets	419	147	151	717
Total interest-earning assets	3,100	1,318	324	4,742

Interest-bearing liabilities:
NOW and money market accounts	(12)	314	(7)	295
Savings accounts	(408)	824	(157)	259
Certificates of deposit	596	1,168	171	1,935
Total interest bearing deposits	176	2,306	7	2,489
Federal Home Loan Bank advances	(428)	229	(34)	(233)
Total interest-bearing liabilities	(252)	2,535	(27)	2,256
Increase (decrease) in net interest income	$ 3,352	$ (1,217)	$ 351	$ 2,486

	2005-2004
	Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$ 2,658	$ (183)	$ (32)	$ 2,442
Securities	(583)	236	(44)	(391)
Other interest-earning assets	69	131	146	346
Total interest-earning assets	2,144	184	70	2,397

Interest-bearing liabilities:
NOW and money market accounts	138	79	48	265
Savings accounts	25	(4)	-	21
Certificates of deposit	464	609	97	1,170
Total interest bearing deposits	627	684	145	1,456
Federal Home Loan Bank advances	92	(104)	(3)	(15)
Total interest-bearing liabilities	719	580	142	1,441
Increase (decrease) in net interest income	$ 1,425	$ (396)	$ (72)	$ 956

NEXT PAGE

Critical Accounting Policies

             Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions and other subjective assessments. The following is a description of our critical accounting policy and an explanation of the methods and assumptions underlying its application.

             Allowance for Loan Losses. Our policy with respect to the methodologies used to determine the allowance for loan losses is our most critical accounting policy. This policy is important to the presentation of our financial condition and results of operations, and it involves a higher degree of complexity and requires management to make difficult and subjective judgments, which often require assumptions or estimates about highly uncertain matters. The use of different judgments, assumptions, and estimates could result in material differences in our results of operations or financial condition.

             In evaluating the level of the allowance for loan losses, management considers the Company's historical loss experience as well as various "environmental factors" including the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, industry condition information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family, nonresidential real estate and construction loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

             Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses in the periods presented was maintained at a level that represented management's best estimate of losses in the loan portfolio to the extent they were both probable and reasonable to estimate.

             Application of the Bank's loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. For example, as a result of continued loan growth, a part of the Bank's loan portfolio is considered "unseasoned," meaning the loans were originated less than three years ago. Generally, unseasoned loans demonstrate a greater risk of credit losses than their seasoned counterparts. Moreover, in many cases, these unseasoned loans are obligations of borrowers with whom the Bank has had no prior payment experience. These risks are considered in the environmental factors used in the Bank's loss provision calculations as described above. Both historical and environmental loss factors are reviewed and updated quarterly, where appropriate, as part of management's assessment of the allowance for loan losses.

NEXT PAGE

             During fiscal 2005, changes to environmental factors used in the Bank's loss provision calculations generally reflected the Company's increased strategic focus on commercial lending. Environmental factors applied to the outstanding balance of commercial mortgages reflected increased balances of unseasoned loans and concerns about potential changes in real estate values. However, the impact of these increases were partially offset by reductions in environmental factors attributable to the experience, ability, and depth of lending management and staff both of which were enhanced during the prior fiscal year. No significant changes to environmental factors used in the Bank's loss provision calculations were made during fiscal 2006.

             Management generally expects provisions for loan losses to increase as a result of the net growth in loans called for in the Company's business plan. Specifically, our business strategy calls for increased strategic emphasis in commercial lending. The loss factors used in the Bank's loan loss calculations are generally higher for such loans compared with those applied to one-to-four family mortgage loans. Consequently, future net growth in commercial loans may result in required loss provisions that exceed those recorded in prior years when comparatively greater strategic emphasis had been placed on growing the 1-4 family mortgage loan portfolio.

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

             The Bank's short term liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the level of market interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. The Bank also generates cash through borrowings. The Bank utilizes Federal Home Loan Bank advances to leverage its capital base by providing funds for its lending activities, and to enhance its interest rate risk management.

             Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer-term basis, the Bank maintains a strategy of investing in various loan products and in securities collateralized by loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and

NEXT PAGE

savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At September 30, 2006, the total approved loan origination commitments outstanding amounted to $19.0 million. At the same date, unused lines of credit were $23.5 million and construction loans in process were $16.9 million.

             Certificates of deposit scheduled to mature in one year or less at September 30, 2006, totaled $135.3 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Additionally, at September 30, 2006 the Bank has $18.5 million of borrowings from the Federal Home Loan Bank of New York ("FHLB") maturing in one year or less. Of those advances, $10.4 million represents funds drawn on the Bank's overnight line of credit. Repayment of such advances increases the Bank's unused borrowing capacity from the FHLB which, at September 30, 2006 totaled $66.2 million. In calculating our borrowing capacity, the Bank utilizes the FHLB's guideline, which generally limits advances secured by residential mortgage collateral to 25% of the Bank's total assets.

             The following tables disclose our contractual obligations and commercial commitments as of September 30, 2006. Scheduled principal payments on amortizing borrowings are reported as maturities.

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Time Deposits	$ 165,165	$135,329	$ 17,030	$ 2,828	$ 9,978
FHLB advances(1)	56,075	18,463	19,612	12,000	6,000
Total	$ 221,240	$153,792	$ 36,642	$ 14,828	$ 15,978
___________
(1) At September 30, 2006, the total collateralized borrowing limit was $122.3 million, of which we had $56.1 million outstanding.

NEXT PAGE

	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Lines of credit(1)	$ 23,541	$ 2,016	$ 1,064	$ 527	$ 19,934
Land lease	2,407	69	277	277	1,784
Construction loans in process(1)	16,917	1,686	15,231	-	-
Other commitments to extend credit(1)	19,045	19,045	-	-	-
Total	$ 61,910	$ 22,816	$ 16,572	$ 804	$ 21,718
_____________

(1) Represents amounts committed to customers.

             In addition to the above commitments, the Company has financial obligations regarding outstanding contracts for purchase and leases relating to branch sites. As of September 30, 2006, the Bank has paid a deposit totaling $147,500 on a purchase contract for a future branch location. Upon closing, the Bank is committed to disbursing an additional $1,327,500 to fulfill its obligations under this contract. This commitment is contingent upon the fulfillment of certain conditions outlined in the purchase contract.

             As noted in the table above, the Bank has entered into a land lease agreement through which it is committed to pay $2,407,079 over a 15 year term. This commitment relates to the relocation of the Bank's Bloomfield branch site. Such relocation will significantly upgrade and modernize the Bloomfield branch facility supporting the Company's deposit growth and customer service enhancement objectives. The relocation will also support expansion of the administrative and lending office space within the Company's existing headquarters facility where the branch is currently located. This commitment is contingent upon the fulfillment of certain conditions outlined in the lease contract.

Regulatory Capital

             Consistent with its goals to operate a sound and profitable financial organization, American Bank of New Jersey actively seeks to maintain its classification as a "well capitalized" institution in accordance with regulatory standards. The Bank's total equity was $81.8 million at September 30, 2006, or 16.73% of total assets on that date. As of September 30, 2006, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2006 were as follows: core capital 16.86%; Tier I risk-based capital, 27.83%; and total risk-based capital, 28.52%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

             The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America.

NEXT PAGE

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

Recent Accounting Pronouncements

             In July 2006, the FASB released Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This Interpretation revises the recognition tests for tax positions taken in tax returns such that a tax benefit is recorded only when it is more likely than not that the tax position will be allowed upon examination by taxing authorities. The amount of such a tax benefit to record is the largest amount that is more likely than not to be allowed. Any reduction in deferred tax assets or increase in tax liabilities upon adoption will correspondingly reduce retained earnings. The Company has not yet determined the effect of adopting this Interpretation, which is effective for it on October 1, 2007.

             In February 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 155 "Accounting for Certain Hybrid Financial Instruments" ("SFAS No. 155"), which amends FASB Statements No. 133, "Accounting For Derivative Instruments and Hedging Activities" and No. 140, "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. Management is currently evaluating the impact of SFAS No. 155 on the Corporation's consolidated financial statements.

             In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 "Accounting for Servicing of Financial Assets" ("SFAS No. 156"), which amends FASB Statement No. 140, "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to impact the Corporation's consolidated financial statements.

NEXT PAGE

             In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 "Fair Value Measurements" ("SFAS No. 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to impact the Corporation's consolidated financial statements.

             In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158 "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS No. 158"). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position. The recognition and disclosure provisions of SFAS No. 158 are effective for fiscal years ending after December 15, 2006. The requirement to measure the funded status of a plan as of the date of its year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of this standard is not expected to impact the Corporation's consolidated financial statements.

             On September 13, 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for financial statements issued for fiscal years ending after November 15, 2006. Management is currently evaluating the impact of SAB 108 on the Corporation's consolidated financial statements.

NEXT PAGE

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

             The prepayment characteristics of our loans and mortgage-backed and related securities are greatly influenced by movements in market interest rates. For example, a reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayments at rates that are comparable to the rates we previously earned on the prepaid loans or securities. By contrast, increases in interest rates reduce the incentive for borrowers to refinance their debt. In such cases, prepayments on loans and mortgage-backed and related securities may decrease thereby extending the average lives of such assets and reducing the cash flows that are available to be reinvested by the Company at higher interest rates.

             Tables presenting the composition and allocation of the Company's interest-earning assets and interest-costing liabilities from an interest rate risk perspective are set forth in the preceding section of this report titled "Comparison of Financial Condition at September 30, 2006 and September 30, 2005." These tables present the Company's investment securities, loans, deposits, and borrowings by categories that reflect the contractual repricing characteristics of the underlying assets or liabilities. Shown as a percentage of total assets, the comparative data presents changes in the repricing characteristics of the Company's balance sheet - an important component of interest rate risk.

NEXT PAGE

             Our net interest rate spread is the difference between the yields we receive on our interest-earning assets and the rates we pay on our interest-costing liabilities. Through the first half of fiscal 2005, the Company continued to realize improvements in its net interest spread as increases in earning asset yields continued to outpace increases in the cost of its interest-bearing liabilities. However, that trend reversed in the latter half of fiscal 2005 when upward pressure on the Company's cost of deposits resulted in greater increases in the Company's cost of interest-bearing liabilities than those of its interest earning assets. The trend of net interest spread compression continued throughout fiscal 2006 during which our net interest spread decreased to 1.80% from 2.28% for the year ended September 30, 2005.

             In large part, this net interest rate spread compression resulted from an increase in the Company's cost of interest-bearing liabilities which outpaced the increase in the Company's yield on earning assets. This decline was attributable, in part, to the Company maintaining a comparatively higher average balance of lower yielding, shorter duration investment securities and short term, liquid assets during the current fiscal year. These balances resulted from the initial receipt of capital proceeds from the Company's second step conversion which were deployed into such investment securities throughout the quarter ended December 31, 2005. Additionally, continued upward pressure on the cost of retail deposits resulted in increases in interest expense which outpaced the increase in interest income resulting from improved yields on loans.

             Depending upon the movement of market interest rates, our earnings may continue to be impacted by an "earnings squeeze" in the future. For example, we are vulnerable to an increase in interest rates because the majority of our loan portfolio consists of longer-term, fixed rate loans and hybrid ARMs that are fixed rate for an initial period of time. At September 30, 2006, excluding allowance for loan losses and net deferred origination costs and including loans held for sale, loans totaled $399.6 million comprising 77.7% of total assets. Of those loans, fixed rate mortgages totaled $165.7 million or 32.2% of total assets while hybrid ARMs, including 3/1, 5/1, 7/1, and 10/1 ARMs totaled $191.8 million or 37.3% of total assets. In an increasing rate environment, our cost of funds may increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially greater repricing sensitivity than that of our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets is detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings. This could cause a decrease in our earnings and an "earnings squeeze" just as the decrease in interest rates in prior periods had impacted our earnings.

             The Board of Directors has established an Asset/Liability Management Committee which is responsible for monitoring interest rate risk. The committee comprises the Bank's Chief Executive Officer, the Bank's President and Chief Operating Officer, the Bank's Executive Vice President and Corporate Secretary, the Bank's Senior Vice President and Chief Financial Officer, the Bank's Senior Vice President and Chief Lending Officer and the Bank's Vice President and Controller. Management conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of the Bank, including review of the Bank's short term liquidity position; loan and deposit pricing and

NEXT PAGE

production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee meets quarterly to formally review such matters. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the Bank's interest rate risk policy and strategies, as it considers necessary and appropriate.

             To reduce the effect of interest rate changes on net interest income, we may utilize various strategies aimed at improving the matching of interest-earning asset maturities to interest-bearing liability maturities. The strategies may include:

(1)	Originate and retain loans with adjustable rate features and fixed rate loans with shorter maturities including commercial loans;
(2)	Originate 1-4 family mortgage loans eligible for sale in the secondary market and, if warranted, sell such loans on either a servicing retained or servicing released basis;
(3)	Lengthen the maturities of our liabilities through utilization of FHLB advances and other wholesale funding alternatives;
(4)	Attract low cost checking and transaction accounts which tend to be less interest rate sensitive; and
(5)	Purchase short to intermediate term securities and maintain a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

NEXT PAGE

             Quantitative Aspects of Market Risk. The following table presents American Bank of New Jersey's net portfolio value as of September 30, 2006. The net portfolio value was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets			Board Established Limits
Changes in Rates(1)	$ Amount	$ Change	% Change	Net Portfolio Value Ratio	Basis Point Change	Net Portfolio Value Ratio	Basis Point Change
(Dollars in thousands)
+300 bp	64,266	-21,293	-25%	13.89%	-344bp	5.00%	-450bp
+200 bp	72,082	-13,478	-16%	15.23%	-211bp	6.00%	-300bp
+100 bp	79,173	-6,387	-7%	16.37%	-97bp	7.00%	-150bp
0 bp	85,559			17.34%		8.00%
-100 bp	90,833	5,274	+6%	18.07%	+73bp	7.00%	-150bp
-200 bp	94,180	8,620	+10%	18.46%	+112bp	6.00%	-300bp
_____________
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

             Notwithstanding the discussion above, the qualitative interest rate analysis findings presented herein indicate that further increases in interest rates would continue to adversely affect our net interest margin and earnings. Management is continuing to evaluate and implement a variety of strategies to manage the earnings risks presented by the continued upward movement in interest rates and flattening of the yield curve. The most significant of these are the Company's lending diversification and growth strategies complemented by strategies focused on growing core deposits. Such deposit strategies highlight both retail branch expansion as well as enhancing business banking products and services.

NEXT PAGE

             Additionally, the Company expects to continue the sale of longer-term, fixed rate conforming loan originations into the secondary market while evaluating greater use of the secondary markets for selling other conforming and non-conforming 1-4 family mortgage loan originations. For the year ended September 30, 2006, we sold a total of $5.8 million of loans to the Federal National Mortgage Association which resulted in gains on sales of mortgage loans held for sale of $15,000. Because we offer borrowers the option to lock in their interest rate prior to closing their mortgage loans, we may be exposed to market risk on the loans we sell into the secondary market. Once a loan's rate is locked, the price at which we can sell the loan will vary with movements in market interest rates. To manage that risk, we may take forward commitments to sell loans at a fixed price. At September 30, 2006, the Bank had no outstanding contracts to sell long term, fixed rate mortgage loans into the secondary market. Loans sold under contracts drawn in the future may generate additional gains or losses on sale of mortgage loans in subsequent periods.

             Finally, during fiscal 2004 we recognized a $125,000 penalty to prepay $3.0 million of fixed rate FHLB advances with a weighted average cost of 6.28%.  Although no such prepayments were transacted in fiscal 2005 or fiscal 2006, we may evaluate the costs and benefits of further borrowing prepayments or other balance sheet restructuring transactions, which may result in additional one-time charges to earnings to further improve the Bank's net interest spread and margin and enhance future earnings.

NEXT PAGE

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of American Bancorp of New Jersey, Inc. ("the Company") is responsible for establishing and maintaining an effective system of internal control over financial reporting. The Company's system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. There are inherent limitations in the effectiveness of any system of internal control over financial reporting, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective system of internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the Company's systems of internal control over financial reporting as of September 30, 2006. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of September 30, 2006, the Company maintained effective internal control over financial reporting based on those criteria.

The Company's independent registered public accounting firm that audited the financial statements that are included in this annual report on Form 10-K, has issued an attestation report on management's assessment of the Company's internal control over financial reporting. The attestation report of Crowe Chizek and Company LLC appears on the following page.

NEXT PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Bancorp of New Jersey, Inc.
Bloomfield, New Jersey

We have audited management's assessment, included in the accompanying Report by Management On Internal Control Over Financial Reporting, that American Bancorp of New Jersey, Inc. maintained effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). American Bancorp of New Jersey, Inc.'s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

NEXT PAGE

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that American Bancorp of New Jersey, Inc. maintained effective internal control over financial reporting as of September 30, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, American Bancorp of New Jersey, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of American Bancorp of New Jersey, Inc. as of September 30, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended September 30, 2006, and our report dated December 8, 2006 expressed an unqualified opinion on those consolidated financial statements.

Crowe Chizek and Company LLC
Livingston, New Jersey December 8, 2006

NEXT PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Bancorp of New Jersey, Inc.
Bloomfield, New Jersey

We have audited the accompanying consolidated statements of financial condition of American Bancorp of New Jersey, Inc. as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of American Bancorp of New Jersey, Inc.'s internal control over financial reporting as of September 30, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 8, 2006 expressed an unqualified opinion thereon.

Crowe Chizek and Company LLC
Livingston, New Jersey December 8, 2006

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2006 and 2005
(In thousands except share data)

	2006	2005
ASSETS
Cash and cash equivalents
Cash and due from banks	$ 6,671	$ 2,622
Interest-bearing deposits	494	105,851
Federal funds sold	-	17,300
Total cash and cash equivalents	7,165	125,773

Securities available-for-sale	74,523	62,337
Securities held-to-maturity (fair value: 2006-$10,423, 2005 - $7,694)	10,547	7,824
Loans held for sale	-	280
Loans receivable, net of allowance for loan losses (2006-$2,123, 2005 - $1,658)	398,624	341,006
Premises and equipment	6,523	4,131
Federal Home Loan Bank stock, at cost	3,356	3,119
Cash surrender value of life insurance	8,747	7,512
Accrued interest receivable	1,979	1,468
Other assets	2,855	2,410
Total assets	$ 514,319	$ 555,860
LIABILITIES AND EQUITY
Deposits
Non-interest-bearing	$ 23,545	$ 25,583
Interest-bearing	303,602	315,342
Total deposits	327,147	340,925
Stock subscriptions received	-	115,201
Advance payments by borrowers for taxes and insurance	2,466	2,443
Federal Home Loan Bank advances	56,075	53,734
Accrued expenses and other liabilities	3,770	3,578
Common Stock in ESOP subject to contingent repurchase obligation	-	473
Total liabilities	389,458	516,354

Commitments and contingent liabilities

Equity
Preferred stock, $.10 par value, 10,000,000 and 5,000,000 shares authorized at September 30, 2006 and 2005;	-	-

Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 and 5,554,500 shares issued and outstanding at September 30, 2006 and 2005	1,453	555
Additional paid in capital	111,780	16,030
Unearned ESOP shares	(8,549)	(1,064)
Retained earnings	25,438	25,417
Treasury Stock; 364,733 shares	(4,380)	-
Accumulated other comprehensive loss	(881)	(959)
Amount reclassified on ESOP shares	-	(473)
Total equity	124,861	39,506
Total liabilities and equity	$ 514,319	$ 555,860

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2006, 2005, and 2004
(In thousands except share data)

	2006	2005	2004
Interest and dividend income
Loans, including fees	$ 20,291	$ 17,459	$ 15,017
Securities	3,928	2,734	3,125
Federal funds sold and other	1,125	408	62
Total interest income	25,344	20,601	18,204

Interest Expense
Now and money market	785	490	225
Savings	2,389	2,130	2,109
Certificates of deposit	6,017	4,082	2,912
Federal Home Loan Bank advances	2,611	2,844	2,859
Total interest expense	11,802	9,546	8,105
Net interest income	13,542	11,055	10,099

Provision for loan losses	465	81	207

Net interest income after provision for loan losses	13,077	10,974	9,892

Noninterest income
Deposit service fees and charges	722	690	697
Income from cash surrender value of life insurance	315	270	207
Gain on sale of loans	15	16	27
Loss on sales of securities available-for-sale	(271)	(16)	-
Gain on sale of other real estate owned	-	-	176
Other	240	236	191
Total noninterest income	1,021	1,196	1,298

Noninterest expense
Salaries and employee benefits	6,910	5,896	4,812
Occupancy and equipment	949	830	853
Data processing	669	686	704
Advertising	314	252	247
Professional and consulting	530	274	143
Legal	286	234	105
Borrowed funds prepayment penalty	-	-	125
Other	999	752	668
Total noninterest expense	10,657	8,924	7,657

Income before provision for income taxes	3,441	3,246	3,533
Provision for income taxes	1,308	1,203	1,371
Net income	$ 2,133	$ 2,043	$ 2,162
Earnings per share:
Basic	$ 0.16	$ 0.15	$ 0.16
Diluted	$ 0.16	$ 0.15	$ 0.16

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years Ended September 30, 2006, 2005 and 2004
(In thousands)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Amount Reclassified On ESOP Shares	Total Equity	Compre hensive Income (Loss)
Balance at September 30, 2003	$ -	$ 100	$ -	$ -	$ 22,644	$ (405)	$ -	$ 22,339
Issuance of common stock, net of issuance costs	555	15,506	(1,333)	-	-	-	-	14,728
ESOP shares earned	-	81	133	-	-	-	-	214
Reclassification of common stock in ESOP to contingent repurchase obligation	-	-	-	-	-	-	(52)	(52)
Comprehensive income
Net income	-	-	-	-	2,162	-	-	2,162	$ 2,162
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	-	-	-	-	-	(77)	-	(77)	(77)
Total comprehensive income									$ 2,085
Balance at September 30, 2004	$ 555	$ 15,687	$ (1,200)	$ -	$ 24,806	$ (482)	$ (52)	$ 39,314

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years Ended September 30, 2006, 2005 and 2004
(In thousands)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Amount Reclassified On ESOP Shares	Total Equity	Compre hensive Income (Loss)
Balance at September 30, 2004	$ 555	$ 15,687	$ (1,200)	$ -	$ 24,806	$ (482)	$ (52)	$ 39,314

RSP stock grants	-	1,419	-	(1,419)	-	-	-	-

RSP shares earned	-		-	207	-	-	-	207

ESOP shares earned	-	136	136	-	-	-	-	272
Cash dividends paid - $0.93 per share	-	-	-	-	(1,432)	-	-	(1,432)
Reclassification due to change in fair value of common stock in ESOP subject to contingent repurchase obligation	-	-	-	-	-	-	(421)	(421)

Comprehensive income
Net income	-	-	-	-	2,043	-	-	2,043	$ 2,043
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	-	-	-	-	-	(477)	-	(477)	(477)
Total comprehensive income									$ 1,566
Balance at September 30, 2005	$ 555	$ 17,242	$ (1,064)	$ (1,212)	$ 25,417	$ (959)	$ (473)	$ 39,506

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years Ended September 30, 2006, 2005 and 2004
(In thousands)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Amount Reclassified On ESOP Shares	Total Equity	Compre hensive Income (Loss)
Balance at September 30, 2005	$ 555	$17,242	$ (1,064)	$ (1,212)	$ 25,417	$ (959)	$ -	$ (473)	$ 39,506
Transfer of Unearned RSP to APIC due to adoption of FAS 123R	-	(1,212)	-	1,212	-	-	-	-
Issuance and exchange of common stock, net of issuance costs (9,918,750 shares issued)	862	96,661	(7,935)	-	-	-	-	-	89,588
MHC capital infusion from merger	-	99	-	-	-	-	-	-	99
RSP stock grants (358,484 shares issued)	36	(36)	-	-	-	-	-
Share purchases (566,779 shares)	-	(2,254)	-	-	-	-	(4,282)	-	(6,536)
RSP shares earned including tax benefit of vested awards	-	668	-	-	-	-	-	-	668
RSP shares transfer from APIC	-	98	-	-	-	-	(98)	-	-

Stock options earned	-	384	-	-	-	-	-	-	384
ESOP shares earned	-	130	450	-	-	-	-	-	580
Cash dividends paid - $0.16 per share	-	-	-	-	(2,112)	-	-	-	(2,112)
Reclassification due to elimination of repurchase obligation	-	-	-	-	-	-	-	473	473

Comprehensive income
Net income	-	-	-	-	2,133	-	-	-	2,133	$ 2,133
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	-	-	-	-	-	78	-	-	78	78
Total comprehensive income										$ 2,211
Balance at September 30, 2006	$ 1,453	$ 111,780	$ (8,549)	$ -	$ 25,438	$ (881)	$ (4,380)	$ -	$ 124,861

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2006, 2005, and 2004
(In thousands)

	2006	2005	2004
Cash flows from operating activities	$ 2,133	$ 2,043	$ 2,162
Net Income
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	342	353	417
Net amortization of premiums and discounts	(89)	126	292
Losses on sales of securities available-for-sale	271	16	-
ESOP compensation expense	580	272	214
RSP compensation expense	668	207	-
SOP compensation expense	384	-	-
Provision for loan losses	465	81	207
Increase in cash surrender value of life insurance	(315)	(270)	(207)
Gain on sale of other real estate owned	-	-	(176)
Gain on sale of loans	(15)	(16)	(27)
Proceeds from sales of loans	5,820	2,431	4,774
Origination of loans held for sale	(5,525)	(2,695)	(4,247)
Decrease (increase) in accrued interest receivable	(511)	(109)	(104)
Decrease (increase) in other assets	16	(732)	591
Change in deferred income taxes	(520)	(174)	(34)
Increase (decrease) in other liabilities	192	529	364
Net cash provided by operating activities	3,896	2,062	4,226
Cash flows from investing activities
Net increase in loans receivable	(58,083)	(32,117)	(46,542)
Purchases of securities held-to-maturity	(4,935)	(6,227)	(922)
Principal paydowns on securities held-to-maturity	2,184	1,183	954
Purchases of securities available-for-sale	(52,606)	-	(21,459)
Sales of securities available-for-sale	9,750	1,984	-
Maturities of securities available-for-sale	11,000	-	-
Calls of securities available-for-sale	-	2,000	13,560
Principal paydowns on securities available-for-sale	19,654	22,315	25,387
Purchase of Federal Home Loan Bank stock	(2,836)	(2,734)	(2,222)
Redemption of Federal Home Loan Bank stock	2,599	2,505	2,482
Purchase of bank-owned life insurance	(920)	(1,000)	(1,007)
Purchase of premises and equipment	(2,734)	(574)	(388)
Proceeds from sale of other real estate owned	-	-	385
Net cash used in investing activities	(76,927)	(12,665)	(29,772)
Cash flows from financing activities
Net increase in deposits	(13,778)	18,209	29,890
Stock subscriptions held for parent received (refunded or applied)	(115,201)	115,201	(52,137)
Net change in advance payments by borrowers for taxes and insurance	22	121	243
Repayment of Federal Home Loan Bank of New York advances	(8,059)	(16,057)	(7,009)
Federal Home Loan Bank of New York advances	-	15,000	6,800
Net change in Federal Home Loan Bank of New York overnight lines of credit	10,400	(2,700)	2,700
Cash dividends paid	(2,112)	(1,432)	-
MHC Capital infusion	99	-	-
RSP and treasury share purchases	(6,536)	-	-
Net proceeds from stock issuance	89,588	-	14,728
Net cash provided by (used in) financing activities	(45,577)	128,342	(4,785)
Net change in cash and cash equivalents	(118,608)	117,739	(30,331)
Cash and cash equivalents at beginning of year	125,773	8,034	38,365
Cash and cash equivalents at end of year	$ 7,165	$ 125,773	$ 8,034

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2006, 2005, and 2004
(In thousands)

	2006	2005	2004
Supplemental cash flow information:
Cash paid during the period for
Interest	$ 11,814	$ 9,544	$ 8,101
Income taxes, net of refunds	1,797	1,675	1,166
Supplemental disclosures of noncash investing transactions:
Conversion of loans to other real estate owned	$ -	$ -	$ 209

See accompanying notes to consolidated financial statements.

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation:  American Bancorp of New Jersey, Inc. ("ABNJ") is a New Jersey chartered corporation organized in May, 2005 that was formed for the purpose of acquiring all of the capital stock of American Bank of New Jersey, which was previously owned by ASB Holding Company ("ASBH") and American Savings, MHC, a federally chartered mutual holding company. American Bank of New Jersey originally converted from a mutual to a stock savings bank in a mutual holding company reorganization in 1999 in which no stock was sold to any person other than American Savings, MHC.

On October 3, 2003, ASB Holding Company, the predecessor of American Bancorp of New Jersey, Inc., completed a minority stock offering and sold 1,666,350 shares of common stock in a subscription offering at $10 per share and received proceeds of $16,060,000 net of offering costs of $603,000. ASBH contributed $9,616,000 or approximately 60% of the net proceeds to the Bank in the form of a capital contribution. ASBH loaned $1,333,080 to the Bank's employee stock ownership plan and the ESOP used those funds to acquire 133,308 shares of common stock at $10 per share.

After the sale of the stock, the MHC held 70%, or 3,888,150 shares, of the outstanding stock of ASBH with the remaining 30% or, 1,666,350 shares, held by persons other than the MHC. ASBH held 100% of the Bank's outstanding common stock.

On October 5, 2005, the Company completed a second step conversion at which time ASB Holding Company ceased to exist and American Bancorp of New Jersey, Inc. became the new holding company for the Bank. See Note 2 for further discussion.

The consolidated financial statements include American Bancorp of New Jersey, Inc. and its wholly owned subsidiaries, American Bank of New Jersey ("the Bank") and ASB Investment Corp ("the Investment Corp"), and the Bank's wholly owned subsidiary American Savings Investment Corp ("ASIC"), together referred to as "the Company." Intercompany transactions and balances are eliminated in consolidation.

The only business of the Company is the ownership of the Bank and the Investment Corp. The Bank provides a full range of banking services to individual and corporate customers in New Jersey. ASIC was formed for the purpose of investing in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the State of New Jersey at an effective tax rate lower than the statutory state income tax rate. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Investment Corp was organized for the purpose of selling insurance and investment products, including annuities, to customers of the Bank and the general public, with initial activities limited to the sale of fixed rate annuities.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions.

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

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

The Bank defines the population of potentially impaired loans to be all nonaccrual commercial real estate and business loans. Commercial real estate loans are defined herein as multifamily and nonresidential real estate loans and construction loans. Potentially impaired loans are individually assessed to determine if the loan's carrying value exceeds the fair value of the collateral or the present value of the loan's expected future cash flows. If full repayment of the loan is not expected, the loan is identified as impaired. Smaller balance homogeneous loans that may be collectively evaluated for impairment such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

Loans Held-For-Sale: Loans held-for-sale are carried at the lower of cost or market, using the aggregate method. Gains and losses on sales of mortgage loans are recognized at the time of sale.

Allowance For Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, peer group information, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. If a loan is identified as impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flow using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

Loan Fees: Loan fees and certain direct loan origination costs for originating mortgage loans are deferred and the net fee or cost is recognized into interest income using the interest method over the actual lives of the loans.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

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

Mortgage Servicing Rights: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights totaled $99,484 and $77,667 at September 30, 2006 and 2005 and are included with other assets on the balance sheet.

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest. Participants may put their ESOP shares back to the Company upon termination, and an amount of equity equal to these shares times current market price is reclassified out of shareholders' equity at September 30, 2005. On October 6, 2005, the Company began trading on Nasdaq which is considered an established market under ERISA regulations and as a result the Company no longer is required to record this liability.

Stock-Based Compensation: For the year ended September 30, 2005, employee compensation expense under stock options was reported using the intrinsic value method. No stock-based compensation cost was reflected in net income, as all options granted had an exercise price equal to the market price of the underlying common stock at date of grant.

The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation for the year ended September 30, 2005. Actual and pro forma earnings per share reported for 2005 have been adjusted to reflect the exchange of shares resulting from the Company's second step conversion.

September 30, 2005
Net income as reported	$2,043
Deduct: Stock-based compensation expense determined under fair value based method, net of taxes	223
Pro forma net income	$1,820

Basic earnings per share as reported	$0.15
Pro forma basic earnings per share	$0.13
Diluted earnings per share as reported	$0.15
Pro forma diluted earnings per share	$0.13

For the year ended September 30, 2006, compensation expense regarding stock options was recorded using the fair value recognition provisions of FASB Statement No. 123R, Accounting for Stock-Based Compensation (see Note 12 Other Stock-Based Compensation).

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

For accounting purposes, the Bank is recognizing compensation expense for shares of common stock awarded under the 2005 and 2006 Restricted Stock Plans. Expense is recognized over the vesting period of five years from the date of award at the fair market value of the shares on the date they were awarded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards. Weighted average shares for 2005 and 2004 have been adjusted to reflect the exchange of shares resulting from our second step conversion.

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

Recent Accounting Developments: FAS 123, Revised, requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. FAS 123R is applied to awards granted or modified after the first year beginning after June 15, 2005 and also requires the recording of compensation cost for prior option grants that vest after the date of adoption. The impact of the Company's adoption of FAS 123R in fiscal 2006 is presented in Note 12 Other Stock-Based Compensation. Notwithstanding the additional expense disclosed in the footnote, there has been no significant effect on our financial position relating to the expensing of stock options as total equity does not change as a result thereof.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 2 - SECOND STEP CONVERSION

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

As part of the conversion, the 1,666,350 outstanding shares of ASB Holding Company were each exchanged for 2.55102 shares of American Bancorp of New Jersey, the new holding Company of American Bank of New Jersey. This exchange resulted in an additional 4,250,719 of outstanding shares of American Bancorp of New Jersey, Inc. for a total of 14,169,469 outstanding shares.

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

Actual and Pro Forma Summary Consolidated Statement of Financial Condition
September 30, 2005

	Actual	Pro Forma
Cash and cash equivalents(1)	$ 125,773	$ 92,166
Securities available-for-sale	62,337	62,337
Securities held-to-maturity	7,824	7,824
Loans held for sale	280	280
Loans receivable, net of allowance for loan losses	341,006	341,006
Premises and equipment	4,131	4,131
Federal Home Loan Bank stock, at cost	3,119	3,119
Cash surrender value of life insurance	7,512	7,512
Accrued interest receivable	1,468	1,468
Other assets	2,410	1,797
Total assets	$ 555,860	$ 521,640
LIABILITIES AND EQUITY
Deposits(2)	$ 340,925	$ 331,167
Stock subscriptions received(3)	115,201	-
Advance payments by borrowers for taxes and insurance	2,443	2,443
Federal Home Loan Bank advances	53,734	53,734
Accrued expenses and other liabilities	3,578	4,629
Common stock in ESOP subject to contingent repurchase obligation(6)	473	-
Total liabilities	516,354	391,973
Equity
Common stock and additional paid in capital(4)	17,797	115,420
Unearned ESOP shares(5)	(1,064)	(8,999)
Unearned RSP shares	(1,212)	(1,212)
Retained earnings	25,417	25,417
Accumulated other comprehensive loss	(959)	(959)
Amount reclassified on ESOP shares(6)	(473)	-
Total equity	39,506	129,667
Total liabilities and equity	$ 555,860	$ 521,640

(1)	Pro forma balance reflects reduction of cash for funding the return of approximately $33.7 million in oversubscriptions.
(2)	Pro forma balance reflects approximately $9.8 million of deposit balances withdrawn to purchase shares in the stock offering.
(3)	Pro forma balance reflects refund of $33.7 million of oversubscriptions plus the utilization of $81.5 million of subscriptions to purchase shares in the stock offering.
(4)	Pro forma balance reflects additional capital from deposits, subscriptions and ESOP purchases of $9.8 million, $81.5 million and $7.9 million, respectively. An additional $99,000 of capital was received through the merger of American Savings, MHC into the Bank. These additions to capital were offset by stock offering expenses of approximately $1.6 million.
(5)	Pro forma balance reflects of the addition of $7.9 million of unearned shares purchased by the ESOP during the stock offering.
(6)	Pro forma balance reflects the elimination of ESOP contingent repurchase obligation of $473,000.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES

The fair value of securities available-for-sale was as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2006
U.S. Government and federal agency	$ 10,917	$ -	$ (72)
Mortgage-backed
FHLMC	12,882	16	(64)
FNMA	18,223	18	(583)
GNMA	108	-	-
Collateralized mortgage obligations
Agency	32,393	1	(712)
	$ 74,523	$ 35	$ (1,431)
2005
U.S. Government and federal agency	$ 9,805	$ -	$ (193)
Mortgage-backed
FHLMC	4,090	1	(25)
FNMA	12,782	9	(498)
GNMA	148	1	-
Collateralized mortgage obligations
Agency	25,763	2	(580)
Mutual fund	9,749	-	(251)
	$ 62,337	$ 13	$ (1,547)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2006
U.S. Government and federal agency	$ 2,000	$ -	$ (24)	$ 1,976
Mortgage-backed
FHLMC	286	1	(1)	286
FNMA	5,866	2	(49)	5,819
GNMA	200	2	-	202
Collateralized mortgage obligations
Agency	58	1	-	59
Non-agency	2,137	-	(56)	2,081
	$ 10,547	$ 6	$ (130)	$ 10,423
2005
U.S. Government and federal agency	$ 2,000	$ -	$ (38)	$ 1,962
Mortgage-backed
FHLMC	385	1	(1)	385
FNMA	2,616	6	(31)	2,591
GNMA	244	2	-	246
Collateralized mortgage obligations
Agency	76	1	-	77
Non-agency	2,503	-	(70)	2,433
	$ 7,824	$ 10	$ (140)	$ 7,694

Proceeds from sales of securities amounted to $9,750,233 and $1,983,620 during the years ended September 30, 2006 and 2005 resulting in gross gains of $0 both years and gross losses of $271,084 and $16,380. There were no securities sold during the year ended September 30, 2004.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES (Continued)

The fair value of debt securities and carrying amount, if different, at September 30, 2006 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Available
	Held-to-Maturity		for Sale
	Carrying	Fair	Fair
	Amount	Value	Value

Due from one to five years	$ 2,000	$ 1,976	$ 10,917
Mortgage-backed	8,547	8,447	63,606
Total	$ 10,547	$ 10,423	$ 74,523

Securities with carrying values of $12,513,151 and $11,805,048 at September 30, 2006 and 2005, respectively, were pledged to secure public deposits and advances as required or permitted by law.

Available-for-sale securities with unrealized losses at September 30, 2006 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ 5,985	$ (4)	$ 4,932	$ (68)	$ 10,917	$ (72)
Mortgage backed	21,953	(68)	9,260	(579)	31,213	(647)
Collateralized mortgage obligations	15,593	(111)	16,800	(601)	32,393	(712)
Total temporarily impaired	$ 43,531	$ (183)	$ 30,992	$ (1,248)	$ 74,523	$ (1,431)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES (Continued)

Available-for-sale securities with unrealized losses at September 30, 2005 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ -	$ -	$ 9,805	$ (193)	$ 9,805	$ (193)
Mortgage backed	3,456	(70)	9,777	(453)	13,233	(523)
Collateralized mortgage obligations	6,651	(89)	18,880	(491)	25,531	(580)
Mutual fund	-	-	9,749	(251)	9,749	(251)
Total temporarily impaired	$ 10,107	$ (159)	$ 48,211	$ (1,388)	$ 58,318	$ (1,547)

Held-to-maturity securities with unrealized losses at September 30, 2006 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ -	$ -	$ 1,976	$ (24)	$ 1,976	$ (24)
Mortgage-backed	4,670	(7)	1,637	(43)	6,307	(50)
Collateralized mortgage obligations	59	-	2,081	(56)	2,140	(56)
Total temporarily impaired	$ 4,729	$ (7)	$ 5,694	$ (123)	$ 10,423	$ (130)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES (Continued)

Held-to-maturity securities with unrealized losses at September 30, 2005 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ 1,962	$ (38)	$ -	$ -	$ 1,962	$ (38)
Mortgage-backed	1,538	(23)	382	(9)	1,920	(32)
Collateralized mortgage obligations	2,434	(70)	-	-	2,434	(70)
Total temporarily impaired	$ 5,934	$ (131)	$ 382	$ (9)	$ 6,316	$ (140)

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

At September 30, 2006, securities with unrealized losses had depreciated 1.8% from the Company's amortized cost basis. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company concluded that the financial strength of the issuers of its securities - primarily U.S. agencies - did not contribute to any impairment of value. Rather, these unrealized losses related principally to changes in market interest rates. The Company then evaluated the expected timeframe and conditions within which a recovery of such impairments could be reasonably forecasted. For example, the Company's debenture, mortgage backed security and collateralized mortgage obligation portfolios are expected to reprice, amortize, prepay or mature within a timeframe that is supported by the Company's ability and intent to hold such securities. Forecasted repricing of the Company's adjustable rate investments to market levels is one means by which an impairment resulting from a security's "below market" yields can be recovered. Another means of impairment recovery is through the timely return of principal invested. Given the relatively short duration of these investment securities, the Company can reasonably forecast a timely and full return of the principal invested thereby recovering the impairment that had resulted from movements in market interest rates.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 3 - SECURITIES (Continued)

Based on that evaluation and the Company's ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those securities to be other-than-temporarily impaired at September 30, 2006.

NOTE 4 - LOANS

Loans at period-end were as follows:

	2006	2005
Mortgage loans:
One-to-four-family	$ 283,469	$ 267,052
Multi-family and nonresidential	73,496	58,615
Construction	33,155	1,450
Land	534	-
Consumer	720	702
Home equity	19,122	13,413
Business	6,068	746
Total loans	416,564	341,978
Allowance for loan losses	(2,123)	(1,658)
Net deferred loan costs	1,100	1,036
Loans in process	(16,917)	(350)

Loans, net	$ 398,624	$ 341,006

At September 30, 2006 and 2005, the balance of one- to four-family mortgage loans included $20.0 million and $2.9 million, respectively, of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan's remaining term to maturity.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 4 - LOANS (Continued)

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

	2006	2005
Beginning balance	$ 922	$ 1,007
New loans	103	1
Effect of changes in related parties	726	-
Repayments	(134)	(86)
Ending balance	$ 1,617	$ 922

Mortgage loans serviced for others are not included in the accompanying financial statements. At September 30, 2006 and 2005, the unpaid principal balances of these loans totaled $20,481,818 and $15,898,971, respectively.

Activity in the allowance for loan losses was as follows:

	2006	2005	2004
Balance at beginning of year	$ 1,658	$ 1,578	$ 1,371
Provision charged to income	465	81	207
Charge-offs	-	-	-
Recoveries	-	-	-
Balance at end of year	$ 2,123	$ 1,658	$ 1,578

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 4 - LOANS (Continued)

Impaired loans were as follows:

	2006	2005	2004
Period-end loans with no allocated allowance for loan losses	$ -	$ -	$ -
Period-end loans with allocated allowance for loan losses	172	174	259
Total	$ 172	$ 174	$ 259

	2006	2005	2004
Amount of the allowance for loan losses allocated	$ 86	$ 87	$ 129
Average of impaired loans during the period	173	225	398
Interest income recognized during impairment	10	10	19
Cash-basis interest income recognized	10	10	19

Nonperforming loans were as follows:

	2006	2005	2004
Loans past due over 90 days still on accrual	$ -	$ -	$ -
Nonaccrual loans	2,089	1,163	519

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	2006	2005
Securities	$ 406	$ 249
Loans receivable	1,573	1,219

Total	$ 1,979	$ 1,468

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2006	2005
Land	$ 840	$ 840
Office buildings and improvements	3,448	3,295
Furniture and equipment	3,743	3,611
Future branch site costs	3,032	584
	11,063	8,330
Less accumulated depreciation	4,540	4,199

Total	$ 6,523	$ 4,131

An agreement dated December 17, 2004 was signed to purchase real estate for the acquisition of a future branch site in Passaic County. Total purchase price is $1,475,000. The September 30, 2006 amounts above include $251,687 incurred for a deposit on the contract of sale and professional fees in connection with the acquisition. The balance of $1,327,500 is due in cash at closing and will be recorded upon closing.

The agreement noted above is contingent on certain items as detailed in the contract including but not limited to (i) Title to be conveyed shall be marketable and insurable; (ii) Municipal and county approvals shall be obtained by the buyer and the closing will be extended to the extent such approvals are delayed by no fault of the buyer; and (iii) To the extent environmental inspections result in a clean up or other action by governmental authorities the seller will have completed all environmental requests made by the buyer including removal of underground tanks at its own cost and expense and complete any and all site investigation and remediation activities.

Future branch site costs also includes $2,757,509 of construction in progress related to our Verona branch that was opened in November, 2006.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 7 - DEPOSITS

Deposit accounts are summarized as follows:

	2006	2005
Demand deposits	$ 23,545	$ 25,583
NOW and money market accounts	31,429	39,264
Savings accounts	107,008	123,270
Certificates of deposit	165,165	152,808

Total deposits	$ 327,147	$ 340,925

Certificates of deposit accounts with balances over $100,000 totaled $59,392,422 and $47,856,093 at September 30, 2006 and 2005, respectively. All other deposit accounts with balances over $100,000 totaled $86,490,684 and $97,558,011 at September 30, 2006 and 2005, respectively. Generally, deposit balances over $100,000 are not federally insured.

Scheduled maturities of certificates of deposit were as follows:

2007	$ 135,329
2008	12,067
2009	4,963
2010	1,108
2011 and thereafter	11,698
$ 165,165

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 8 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank has $45.7 million of fixed rate advances with the Federal Home Loan Bank with maturities through 2013 and fixed rate rates ranging from 3.07% to 6.18% at September 30, 2006. None of the advances are callable prior to maturity. One advance for $1.7 million with a coupon of 4.57% has a five-year final maturity in June 2009, with a twenty-year amortization schedule. The remaining $44.0 million of Federal Home Loan Bank advances are non-amortizing term advances. The Bank also has an overnight line of credit with the ability to borrow $47.8 million of which $10.4 million was drawn at September 30, 2006. For the years ended September 30, 2006 and 2005, the scheduled repayments and maturities of FHLB advances by fiscal year are as follows:

	September 30, 2006		September 30, 2005
	Balance	Weighted Average Rate	Balance	Weighted Average Rate

Maturing in 2006	$ -	- %	$ 8,060	3.51%
Maturing in 2007	8,063	4.39	8,062	4.39
Maturing in 2008	12,065	5.51	12,065	5.51
Maturing in 2009	7,547	4.88	7,547	4.88
Maturing in 2010	6,000	5.15	6,000	5.15
Maturing in 2011	6,000	5.18	6,000	5.18
Maturing in 2012	5,000	5.22	5,000	5.22
Maturing in 2013	1,000	4.79	1,000	4.79
Overnight line of credit	10,400	5.57	-	-
	$56,075	5.16%	$53,734	4.84%

At September 30, 2006, advances are secured primarily by mortgage loans totaling $94,977,950, and all stock in the Federal Home Loan Bank totaling $3,355,900 under a blanket collateral agreement for the amount of the notes outstanding. Additionally, specific investment securities with a carrying value totaling $10,540,291 also secure such advances. At September 30, 2006, the Bank's borrowing limit with the Federal Home Loan Bank was approximately $122.3 million.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

	2006	2005	2004
Current
Federal	$ 1,507	$ 1,196	$ 1,078
State and local	321	264	327
	1,828	1,460	1,405
Deferred
Federal	(404)	(193)	(16)
State and local	(96)	(84)	(18)
	(500)	(277)	(34)
Change in valuation allowance	(20)	20	-

	$ 1,308	$ 1,203	$ 1,371

A reconciliation of income tax expense at the statutory federal income tax rate and the actual income tax expense was as follows:

	2006	2005	2004
Federal income tax expense at statutory rate	$ 1,170	$ 1,104	$ 1,201
Increase in taxes resulting from
State income taxes, net of federal benefit	135	132	204
Tax-exempt income from life insurance	(107)	(92)	(70)
Nondeductible ESOP expense	44	46	28
Nondeductible stock options expense	49	-	-
Other, net	17	13	8

Income tax expense	$ 1,308	$ 1,203	$ 1,371

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2006	2005
Deferred tax assets
Unrealized loss on securities available-for-sale	$ 515	$ 575
Provision for loan losses	848	662
Deferred loan origination fees	-	3
Capital losses on security sales	114	-
Accrued expenses and other liabilities	1,346	1,027
Total gross deferred tax assets	2,823	2,267

Deferred tax liabilities
Depreciation	(198)	(203)
Deferred loan origination costs	(815)	(703)
Other	(207)	(198)
Total gross deferred tax liabilities	(1,220)	(1,104)
Valuation allowance	-	(20)

Net deferred tax asset	$ 1,603	$ 1,143

The valuation allowance reported in 2005 consisted of the tax effect of state net operating losses of the stand-alone holding company which were not utilized upon the dissolution of the company upon completion of the second step conversion.

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $4,034,000 through September 30, 2006 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $1,611,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 10 - BENEFIT PLANS

The Bank has a directors' retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the years ended September 30, 2006, 2005, and 2004 the Bank accrued expenses related to the plan totaling $64,165, $476,860 and $55,179, respectively. Accrued expenses in 2005 included $444,000 related to an amendment to the plan by which retirement benefits would be calculated based upon the sum of the annual retainer and regular meeting fees paid by the Company as well as the Bank. Previously, such retirement plan benefits were based upon the annual retainer paid by the Bank only.

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan in fiscal 2006 were limited to participant salary deferrals along with a matching contribution provided by the Bank. Related expenses in fiscal 2005 and fiscal 2004 also included the cost of annual plan contributions made at the discretion of the Board of Directors and charged to expense annually. For the year ended September 30, 2006, 401(k) matching contribution expense totaled $74,220. Offsetting that cost in fiscal 2006 was the reversal of $131,250 of profit sharing expense that had been accrued in fiscal 2005 for which no discretionary contribution to the plan was made in 2006. Total expenses related to the plan, including employer match and accrued profit sharing contributions, were $247,906 and $248,163 for the years ended September 30, 2005 and 2004.

The Bank implemented a supplemental executive retirement plan that provides benefits to certain key officers in accordance with the plan document. During the years ended September 30, 2006, 2005 and 2004, Bank expenses related to the plan totaled $226,371, $235,611 and $204,632. The Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan. The cash surrender value of the Company's bank-owned life insurance policies at September 30, 2006 was $8.7 million of which approximately $5.6 million relate to policies originally purchased to offset the costs of the Bank's supplemental executive retirement plans.

The Bank has entered into employment agreements with its Chief Executive Officer (CEO), President & Chief Operating Officer (COO), Executive Vice President (EVP), and two Senior Vice Presidents (SVPs). The CEO's and President & COO's employment agreements have a term of three years while the EVP's and SVPs' agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of the CEO and President & COO, and two years, in the case of the EVP and SVPs. If the Bank terminates the officer without "just cause" as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 10 - BENEFIT PLANS (Continued)

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

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN

As part of the minority stock offering, the Bank established an employee stock ownership plan ("ESOP") for the benefit of substantially all employees. The ESOP borrowed $1,333,080 from ASBH and used those funds to acquire 133,308 shares of ASBH stock at $10 per share. As part of the second step conversion, the ESOP borrowed $7,935,000 from the Company to acquire an additional 793,500 shares of the Company's stock at $10 per share. At the time of the closing of the second step conversion, the unpaid balance of the first ESOP borrowing of approximately $1,064,000 was combined with the balance of the second ESOP borrowing resulting in a total ESOP borrowing obligation of approximately $8,999,000 to the Company. Additionally, each of the 133,308 ASBH shares held by the ESOP from the minority offering were exchanged for 2.55102 shares of the Company.

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and is being repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on the ESOP's assets. Principal and interest payments are scheduled to occur over a twenty-year period.

At September 30, 2006, the ESOP held 1,132,046 shares of the Company's common stock and 80,408 of these shares had been allocated to the accounts maintained for participants. The reported number of total shares and allocated shares held by the ESOP each reflect the cumulative distribution of 1,525 allocated shares to participants in accordance with the plan. The original number of ESOP plan shares totaled 1,133,571 of which 81,933 have been allocated through September 30, 2006. Participants become eligible to receive payment of the vested benefits under the plan upon retirement, disability or termination of employment. Prior to the completion of the second step conversion, participants who elected to receive their benefit payments in the form of ASB Holding Company common stock could require ASBH to purchase the common stock distributed at fair value during two 60-day periods. The first purchase period began on the date the benefit was paid and the second purchase period began

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

on the first anniversary of the payment date. At September 30, 2005, this contingent repurchase obligation was reflected in the Company's financial statements as "Common stock in ESOP subject to contingent repurchase obligation" and reduced stockholder's equity by an amount that represents the fair value of all the shares of Company common stock held by the ESOP, without regard to whether it was likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require the Company to purchase the shares. At September 30, 2005, this contingent repurchase obligation reduced stockholders' equity by $473,000. On October 5, 2005, the Company completed its second step offering (as discussed in Note 2 to the consolidated financial statements). On October 6, 2005, the Company began trading on Nasdaq which is considered to be an established market under ERISA regulations. As a result, effective October 6, 2005, the Company is no longer required to establish a liability to reflect this repurchase obligation. Consequently, at September 30, 2006, this contingent repurchase obligation was no longer recorded as a reduction of stockholders' equity.

Shares held by the ESOP at September 30, 2006 and 2005 are presented below. The number of ESOP shares reported for 2005 reflect the exchange of shares resulting from the Company's second step conversion discussed in Note 2 above.

	2006	2005
Allocated to participants	80,408	43,146
Unearned	1,051,638	296,925
Total ESOP shares	1,132,046	340,071
Fair value of unearned shares	$ 12,462	$ 3,256
Fair value of allocated shares subject to repurchase obligation	$ -	$ 473
ESOP compensation expense	$ 580	$ 270

NOTE 12 - OTHER STOCK-BASED COMPENSATION

At the annual meeting held on January 20, 2005, stockholders of ASBH approved the ASB Holding Company 2005 Stock Option Plan and the American Bank of New Jersey 2005 Restricted Stock Plan. 272,171 shares of common stock were made available under the 2005 Stock Option Plan. On January 20, 2005, options to purchase 259,923 shares were awarded with

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 12 - OTHER STOCK-BASED COMPENSATION (Continued)

the remaining 12,248 shares awarded on May 6, 2005. In addition, 81,651 shares of common stock were made available under the 2005 Restricted Stock Plan. On January 20, 2005, 76,752 shares of restricted stock were awarded with the remaining 4,899 shares awarded on May 6, 2005.

As of the closing of the Company's second step conversion on October 5, 2005, each of the ASBH shares included in the 2005 Restricted Stock Plan and 2005 Stock Option Plan were exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. Consequently, awarded shares under the 2005 Restricted Stock Plan and 2005 Stock Option Plan totaled 208,295 and 694,315, respectively, at that time.

At the annual meeting held on May 23, 2006, stockholders of ABNJ approved the American Bancorp of New Jersey, Inc. 2006 Equity Incentive Plan. Under this plan, 722,633 options on shares of common stock and 358,484 restricted shares of common stock were made available. All options and restricted shares relating to this plan were awarded on May 23, 2006. As of that date, 358,484 shares of ABNJ common stock were issued by the Company to fund the restricted stock portion of the 2006 Equity Incentive Plan. On June 6, 2006 the Company announced the completion of its repurchase of the 208,295 shares relating to its 2005 Restricted Stock Plan and its intent to repurchase up to 358,484 shares of its outstanding common stock relating to the funding of the restricted stock portion of its 2006 Equity Incentive Plan. Share repurchases to fund the restricted stock portion of the 2006 Equity Incentive Plan were completed in the fourth quarter of fiscal 2006. The Company intends to reissue treasury shares to fund the exercise of stock options in future periods.

Shares of common stock issuable pursuant to outstanding options under the 2005 Stock Option Plan and 2006 Equity Incentive Plan are considered outstanding for purposes of calculating earnings per share on a diluted basis. The Financial Accounting Standards Board announced a change in the required accounting methods applicable to stock options that became effective during the first quarter of fiscal 2006. Under such accounting requirements, the Company is now required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. For the year ended September 30, 2006, the Company recognized approximately $384,000 of compensation expense relating stock options awarded through the 2005 Stock Option Plan and 2006 Equity Incentive Plan ("SOP" options). The Company recognized approximately $96,000 of income tax benefit resulting from this expense for that period.

For accounting purposes, the Company continues to recognize compensation expense for restricted shares of common stock awarded under the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan over the vesting period at the fair market value of the shares on the date they are awarded. For the year ended September 30, 2006 and 2005, the Company recognized

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 12 - OTHER STOCK-BASED COMPENSATION (Continued)

approximately $637,000 and $207,000 respectively, of compensation expense relating to restricted stock plan shares awarded through the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan ("RSP" shares). The Company recognized approximately $254,000 and $83,000 of income tax benefit in fiscal 2006 and 2005 respectively, resulting from this expense.

During the year ended September 30, 2006, 6,249 RSP shares and 19,094 SOP options that had been previously awarded were forfeited by a participant due to the participant's discontinued employment by the Bank. The Company reversed approximately $6,400 of accrued RSP compensation expense in the year ended September 30, 2006 resulting from that forfeiture. The Company may consider awarding such shares and options at a later date.

As of September 30, 2006, there were approximately $2.2 million and $4.7 million, respectively of total unrecognized compensation costs related to nonvested stock options and nonvested restricted stock plan shares. Those costs are expected to be recognized over a weighted-average period of 4.1 and 4.3 years respectively.

The fair value of options granted and actual effects are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of the grant dates.

	January 20, 2005	May 6, 2005	May 23, 2006
Options Awarded

Risk free interest rate	3.67%	3.95%	4.91%

Expected option life	5.00	5.00	5.00

Expected stock price volatility	22.00%	22.00%	11.00%

Dividend yield	0.00%	0.00%	1.39%

Weighted average fair value of options granted during year	$4.75	$5.00	$2.11

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 12 - OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the Company's stock option plans for the years ended September 30, 2006 and 2005 is as follows.

	For the years ended
	September 30, 2006		September 30, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	694,315	$ 6.81	-
Granted	722,633	$11.49	694,315	$6.81
Exercised	-	$ -	-
Forfeited of expired	(19,094)	$ 6.80	-	-
Outstanding at end of period	1,397,854	$ 9.23	694,315	$ 6.81

Options exercisable at period end	135,036	$ 6.81	-	-
Weighted average remaining contractual life		8.3 years		9.3 years

The aggregate intrinsic value of stock options outstanding and exercisable at September 30, 2006 was approximately $681,000. There were no stock options outstanding and exercisable at September 30, 2005.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 12 - OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the status of the Company's nonvested restricted stock plan shares as of September 30, 2006 and 2005 and changes during the year ended September 30, 2006 and 2005 are as follows.

	For the years ended
	September 30, 2006		September 30, 2005
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	208,295	$ 6.81	-
Granted	358,484	$11.49	208,295	$6.81
Vested	(40,404)	$ 6.81	-	-
Forfeited of expired	(6,249)	$ 6.80	-	-
Outstanding at end of period	520,106	$10.04	208,295	$ 6.81

The fair value at the vesting date of the restricted stock plan shares vested during the year ended September 30, 2006 was $413,700. No restricted stock plan shares vested in fiscal 2005.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

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

The contract amounts of these financial instruments are summarized as follows:

	2006	2005
Commitments to extend credit	$ 19,045	$ 21,284
Unused lines of credit	23,541	15,956
Construction loans in process	16,917	350

Fixed rate loan commitments totaled $6,965,000 at September 30, 2006 and have interest rates ranging from 5.375% to 14.95%.

Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 14 - EARNINGS PER SHARE (EPS)

Amounts reported as basic earnings per share of common stock reflect earnings available to common stockholders for the period divided by the weighted average number of common shares outstanding during the period less unearned ESOP shares. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock awards and options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing income by the weighted-average number of shares outstanding for the period plus common-equivalent shares computed using the treasury stock method. Weighted average shares for 2005 and 2004 have been adjusted to reflect the exchange of shares in the second step conversion.

The factors used in the earnings per share computation follow.

	2006	2005	2004
Basic
Net income	$ 2,133	$ 2,043	$ 2,162

Weighted average common shares outstanding	13,021,667	13,892,396	13,846,697

Basic earnings per common share	$ 0.16	$ 0.15	$ 0.16

Diluted
Net income	$ 2,133	$ 2,043	$ 2,162

Weighted average common shares outstanding for basic earnings per common share	13,021,667	13,892,396	13,846,697

Add: Dilutive effects of assumed exercises of stock options	111,925	60,418	-

Add: Dilutive effects of full vesting of stock awards	35,868	11,781	-

Average shares and dilutive potential common shares	13,169,460	13,964,595	13,846,697

Diluted earnings per common share	$ 0.16	$ 0.15	$ 0.16

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

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

The Bank's actual and required capital amounts and ratios are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2006
Total capital (to risk-weighted assets)	$ 84,658	28.52%	$ 23,750	8.00%	$ 29,687	10.00%
Tier I capital (to risk-weighted) assets)	82,621	27.83	11,875	4.00	17,812	6.00
Tier I (core) capital (to adjusted total assets)	82,621	16.86	19,597	4.00	24,497	5.00
As of September 30, 2005
Total capital (to risk-weighted assets)	$ 37,639	14.13%	$ 21,308	8.00%	$ 26,635	10.00%
Tier I capital (to risk-weighted) assets)	36,068	13.54	10,654	4.00	15,981	6.00
Tier I (core) capital (to adjusted total assets)	36,068	6.49	22,221	4.00	27,776	5.00

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 15 - REGULATORY CAPITAL REQUIREMENTS (Continued)

As of September 30, 2006, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

Upon the closing of the second step conversion on October 5, 2005, approximately $48.8 million - representing 50% of stock offering proceeds, net of offering costs - were added to the Bank's capital. This growth in capital was partially offset by the additional unearned ESOP which reduced capital by approximately $7.9 million. In total, the second step conversion resulted in a net increase to the Bank's capital totaling approximately $40.8 million. Had this additional capital been recorded at September 30, 2005, the Bank's pro forma capital amounts and ratios would have been as follows:

	Amount	Ratio
Total capital (to risk-weighted assets)	$ 78,466	30.58%
Tier 1 capital (to risk-weighted assets)	76,895	29.97
Tier 1 capital (to adjusted total assets)	76,895	13.84

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital as of the dates indicated:

	2006	2005
GAAP equity	$ 81,825	$ 35,123
Accumulated other comprehensive loss	796	945
Tier I capital	82,621	36,068
General regulatory allowance for loan losses	2,037	1,571
Total capital	$ 84,658	$ 37,639

Other than the funds held at the holding company level, the Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At fiscal year-end 2006, approximately $5.0 million was available to pay dividends to the holding company.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$ 7,165	$ 7,165	$ 125,773	$ 125,773
Securities available-for-sale	74,523	74,523	62,337	62,337
Securities held-to-maturity	10,547	10,423	7,824	7,694
Loans receivable, net	398,624	394,496	341,006	340,176
Loans held for sale	-	-	280	278
Federal Home Loan Bank stock	3,356	3,356	3,119	3,119
Accrued interest receivable	1,979	1,979	1,468	1,468

Financial liabilities
Deposits	327,147	326,781	340,925	340,654
Stock subscriptions received	-	-	115,201	115,201
Advance payments by borrowers for taxes and insurance	2,466	2,466	2,443	2,443
Federal Home Loan Bank advances	56,075	56,011	53,734	54,307
Accrued interest payable	254	254	266	266

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

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

NOTE 17 - OTHER COMPREHENSIVE LOSS

Other comprehensive loss components and related taxes were as follows.

	2006	2005	2004
Unrealized holding losses on available-for-sale Securities	$ (133)	$ (747)	$ (129)
Reclassification adjustments for losses later recognized in income	271	16	-
Net unrealized gains and (losses)	138	(731)	(129)
Tax effect	(60)	254	52
Other comprehensive income (loss)	$ 78	$ (477)	(77)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 18 - QUARTERLY FINANCIAL DATA (UNAUDITED)

				Earnings per Share
	Interest Income	Net Interest Income	Net Income	Basic	Fully Diluted
2006
First quarter	$ 6,081	$ 3,379	$ 663	$ 0.05	$ 0.05
Second quarter	6,239	3,466	688	0.05	0.05
Third quarter	6,432	3,399	464	0.04	0.04
Fourth quarter	6,592	3,298	318	0.02	0.02

2005
First quarter	$ 4,904	$ 2,724	$ 610	$ 0.04	$ 0.04
Second quarter	5,089	2,846	584	0.05	0.05
Third quarter(1)	5,223	2,744	325	0.02	0.02
Fourth quarter	5,385	2,741	524	0.04	0.04

(1)Net income in the third quarter of fiscal 2005 included an after tax charge of approximately $267,000 resulting from restructuring the Bank's director retirement plan.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 19 - PARENT COMPANY FINANCIAL STATMENTS

American Bancorp of New Jersey, Inc. Condensed Statement of Financial Condition (In thousands, except share data)	At September 30,
	2006	2005
ASSETS
Cash and cash equivalents	$ 8,944	$ 2,434
Securities available-for-sale	25,123	1,247
Investment in subsidiaries	81,824	35,122
ESOP note receivable from bank subsidiary	8,778	1,064
Accrued interest receivable	140	4
Other assets	71	120
Total assets	$ 124,880	$ 39,991
LIABILITIES AND EQUITY
Accrued expenses and other liabilities	$ 19	$ 12
Common stock in ESOP subject to contingent repurchase obligation	-	473
Total liabilities	19	485

Stockholders equity
Preferred stock, $.10 par value, 10,000,000 and 5,000,000 shares authorized at September 30, 2006 and 2005;	-
Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 and 5,554,500 shares issued and outstanding at September 30, 2006 and 2005	1,453	555
Additional paid in capital	111,780	16,030
Unearned ESOP shares	(8,549)	(1,064)
Retained earnings	25,438	25,417
Treasury Stock; 364,733 shares	(4,380)	-
Accumulated other comprehensive loss	(881)	(959)
Amount reclassified on ESOP shares	-	(473)
Total equity	124,861	39,506
Total liabilities and equity	$ 124,880	$ 39,991

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 19 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

American Bancorp of New Jersey, Inc. Condensed Statement of Income (In thousands, except share data)	For the years ended September 30,
	2006	2005	2004

Interest and dividend income	$ 2,081	$ 153	$ 151
Interest expense	-	-	-
Net interest income	2,081	153	151

Noninterest income
Income from subsidiary operations	1,109	2,191	2,137
Loss on sales of securities available-for-sale	-	(16)	-
Other	1	-	-
Total noninterest income	1,110	2,175	2,137

Noninterest expense
Operating expense	377	362	110
Total noninterest expense	377	362	110

Income before provision for income taxes	2,814	1,966	2,178
Provision (benefit) for income taxes	681	(77)	16

Net income	$ 2,133	$ 2,043	$ 2,162
Earnings per share:
Basic	$ 0.16	$ 0.15	$ 0.16
Diluted	$ 0.16	$ 0.15	$ 0.16

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006, 2005, and 2004
(Tables in Thousands)

NOTE 19 - PARENT COMPANY FINANCIAL STATEMENTS (continued)

American Bancorp of New Jersey, Inc. Condensed Statement Cash Flows (In thousands, except share data)	For the years ended September 30,
	2006	2005	2004

Cash flows from operating activities
Net Income	$ 2,133	$ 2,043	$ 2,162
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed earnings of subsidiary	(1,110)	(2,191)	(2,137)
Net amortization of premiums and discounts	(156)	3	3
Losses on securities available-for-sale	-	16	-
Decrease (increase) in accrued interest receivable	(140)	52	(56)
Decrease (increase) in other assets	(15)	(111)	-
Increase (decrease) in other liabilities	(4)	12	-
Net cash provided by operating activities	708	(176)	(28)

Cash flows from investing activities
Net increase in loans receivable	221	236	33
Purchases of securities available-for-sale	(33,795)	-	(4,011)
Sales of securities available-for-sale	-	1,984	-
Maturities of securities available-for-sale	6,000	-	-
Principal paydowns on securities available-for-sale	2,687	457	277
Net cash used in investing activities	(24,887)	2,677	(3,701)

Cash flows from financing activities
Net proceeds from stock issuance	89,588	-	14,728
MHC Capital infusion	99	-	-
RSP share purchases	(4,380)	-	-
Capital contribution to subsidiary	(52,506)	(118)	(9,616)
Cash dividends paid	(2,112)	(1,432)	-
Net cash provided by (used in) financing activities	30,689	(1,550)	5,112

Net change in cash and cash equivalents	6,510	951	1,383
Cash and cash equivalents at beginning of year	2,434	1,483	100
Cash and cash equivalents at end of year	8,944	2,434	1,483

(Continued)

NEXT PAGE

DIRECTORS AND OFFICERS

Directors of American Bancorp of
New Jersey and American
Bank of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

W. George Parker
Chairman of the Board
President and Chief Executive
Officer of Adco Chemical
Company

James H. Ward III
Vice Chairman,
Retired Investor

Robert A. Gaccione
Partner of the law firm Gaccione,
Pomaco & Malanga P.C.

H. Joseph North
Retired Town Administrator of
Bloomfield, NJ

Stanley Obal
Retired owner of Obal's Inn
tavern and restaurant

Vincent S. Rospond
Attorney and majority
stockholder of the law firm
Rospond, Rospond & Conte, P.A.

Officers of American
Bancorp of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

Richard M. Bzdek
Executive Vice President,
Corporate Secretary

Eric B. Heyer
Sr. Vice President, Treasurer and
Chief Financial Officer

Officers of American Bank
of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

Richard M. Bzdek
Executive Vice President,
Corporate Secretary

Eric B. Heyer
Sr. Vice President, Treasurer and
Chief Financial Officer

Catherine M. Bringuier
Sr. Vice President and Chief
Lending Officer

Glenn Miller III
Sr. Vice President Commercial
Real Estate Lending

Josephine Castaldo
Vice President Deposit
Operations/BSA Officer

Lois Anderson
Vice President Branch
Administration

John Scognamiglio
Vice President Controller

Steve Petropoulos
Vice President MIS

Robert A. Gaccione, Jr.
Vice President

Jack Clifton
Vice President

NEXT PAGE

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of Stock holders will be held at 8:00 a.m. local time, on February 27, 2007, at The Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey.

Stock Listing

American Bancorp of New Jersey common stock is listed on the Nasdaq Global Market under the symbol "ABNJ."

Price Range of Common Stock

Shares of American Bancorp of New Jersey, Inc. ("ABNJ") began trading on October 6, 2005 following the completion of the Company's second step conversion. The high and low closing prices for the common stock as reported on the NASDAQ Global Market, as well as the dividends declare per share, are reflected in the table below. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year 2006	High	Low	Dividends
First Quarter	$10.88	$ 9.75	$0.04
Second Quarter	$10.99	$ 9.90	$0.04
Third Quarter	$11.89	$10.80	$0.04
Fourth Quarter	$12.09	$11.57	$0.04

The combination of our regular quarterly dividends resulted in total cash dividends of $0.16 per share paid to public shareholders in fiscal 2006.

At December 8, 2006, there were 13,101,220 shares of American Bancorp of New Jersey, Inc. common stock issued and outstanding and approximately 884 stockholders of record.

Stockholder and General Inquiries	Transfer Agent
American Bancorp of New Jersey 365 Broad Street Bloomfield, New Jersey 07003 (973) 748-3600 Attention: Eric B. Heyer Investor Relations	Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (800) 525-7686

NEXT PAGE

Annual Reports

A copy of the Annual Report on Form 10-K without exhibits for the year ended September 30, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Eric B. Heyer, Investor Relations, American Bancorp of New Jersey, 365 Broad Street, Bloomfield, New Jersey, 07003.

NEXT PAGE

OFFICE LOCATIONS

Main Office

     365 Broad Street
     Bloomfield, New Jersey 07003
     (973) 748-3600

          Main Office Drive Up Facility
          16 Pitt Street
          Bloomfield, New Jersey 07003

Cedar Grove Branch

     310 Pompton Avenue
     Cedar Grove, New Jersey 07009
     (973) 239-6450

Verona Branch

     725 Bloomfield Avenue
     Verona, New Jersey 07044
     (973) 857-0856

NEXT PAGE