Form 10-K, Exhibit 13
period 2007-09-30
AMERICAN BANCORP OF NEW JERSEY INC
filed 2007-12-14
CIK 1330039

TABLE OF CONTENTS

Letter from the President & Chief Operating Officer	1

Financial Highlights	3

Management's Discussion and Analysis of Financial Condition and Results of Operations	5

Management's Report on Internal Control Over Financial Reporting	36

Report of Independent Registered Public Accounting Firm	37

Consolidated Statements of Financial Condition	39

Consolidated Statements of Income	40

Consolidated Statements of Changes in Stockholders' Equity	41

Consolidated Statements of Cash Flows	44

Notes to Consolidated Financial Statements	46

Directors and Officers	85

Investor and Corporate Information	86

Office Locations	88

NEXT PAGE

LETTER FROM THE PRESIDENT & CHIEF OPERATING OFFICER

Dear Fellow Stockholders:

On behalf of the Board of Directors and employees, I am pleased to present the 2007 Annual Report to Stockholders.

This was a challenging year for American Bank of New Jersey that was highlighted by a number of strategic accomplishments in the face of a difficult market environment. In accordance with our de novo branching strategy, we opened a total of three full service branches during fiscal 2007. Our newest branches, located in Verona, Nutley and Clifton, New Jersey, expanded our branch network to a total five locations. At September 30, 2007, total deposits at our three newest branches grew to $55.1 million, $23.5 million and $15.2 million, respectively. Deposits at our Bloomfield and Cedar Grove branches also increased to $223.6 million and $111.0 million, respectively. In total, our deposits increased $101.5 million or 31.0% from $327.1 million at September 30, 2006 to $428.6 million at September 30, 2007.

A portion of the increase in our total deposits provided the funding for continued growth in loans during the same period. Our loans receivable, net increased by $39.3 million, or 9.8%, from $398.6 million at September 30, 2006 to $437.9 million at September 30, 2007. Our loan growth during fiscal 2007 was highlighted by a $45.7 million or 47.5% increase in the balance of commercial loans. As a percentage of loans receivable, net, our commercial loans increased from 24.1% September 30, 2006 to 32.4% at September 30, 2007.

The level of market interest rates during 2007 continued to present a challenge for community financial institutions. The inversion of the yield curve which persisted throughout much of fiscal 2007 placed significant upward pressure on our cost of funds which outpaced the growth in our yield on earning assets for the year. As such, our net interest spread declined from 1.80% for fiscal 2006 to 1.44% for fiscal 2007. The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin which decreased from 2.73%% for fiscal 2006 to 2.39% for fiscal 2007.

In addition to the impact of the yield curve, the change in the Company's net interest margin was also significantly impacted by our capital management strategies. During fiscal 2007, we repurchased 2.2 million shares, or approximately 15% of the Company's stock. These share repurchases utilized approximately $26.0 million of our earning assets whose foregone interest income reduced the Company's net interest margin. Based upon the growth in the average balance of the Company's treasury stock account during fiscal 2007 and its average yield on earning assets reported for fiscal 2006, we estimate that approximately $777,000, or 63%,of the $1.2 million decrease in net interest income in fiscal 2007 from fiscal 2006 was attributable our share repurchases.

While the strategies noted above are expected to increase shareholder value over time, their execution during fiscal 2007 came at a near term cost. Noninterest expense increased by $1.9 million to $12.5 million from $10.7 million for fiscal 2006. A significant portion of this increase was attributable to additional personnel, occupancy and equipment and administrative

NEXT PAGE

costs associated with the expansion of our branch network and increased strategic focus on commercial lending.

In total, net income decreased to $557,000 for the fiscal year ended September 30, 2007 from $2.1 million for fiscal 2006. Notwithstanding, payment of a regular quarterly dividend continued throughout fiscal 2007. The Board was pleased to provide a quarterly dividend of $0.04 to stockholders for each of the four fiscal quarters of fiscal 2007.

Fiscal 2008 will be another building year for American Bancorp of New Jersey as we continue to execute the various strategies of our business plan. In addition to expanding the Company's commercial lending portfolio and enhancing non-traditional service delivery channels, such as online cash management and remote capture services, we expect to direct significant strategic effort toward achieving profitability within each of the three branches opened during fiscal 2007. With that strategic focus, we currently expect to revisit additional branching opportunities after fiscal 2008.

On behalf of the Board of Directors and the employees, I would like to thank you once again for your investment and your continued confidence in our people and our plan. We are genuinely pleased about our vision for American Bancorp of New Jersey, and are committed to making steady progress toward our #1 goal - enhancing your investment in us.

Sincerely, /s/ Fred G. Kowal Fred G. Kowal President & Chief Operating Officer

NEXT PAGE

FINANCIAL HIGHLIGHTS

	At September 30,
	2007	2006	2005	2004	2003
	(In thousands)
SELECTED FINANCIAL DATA:
Total assets	$ 573,738	$ 514,319	$ 555,860	$ 424,944	$ 427,066
Cash and cash equivalents	37,421	7,165	125,773	8,034	38,365
Securities available-for-sale	58,093	74,523	62,337	89,495	107,391
Securities held-to-maturity	6,730	10,547	7,824	2,794	2,839
Loans held for sale	1,243	-	280	-	500
Loans receivable, net	437,883	398,624	341,006	308,970	262,844
Federal Home Loan Bank stock	2,553	3,356	3,119	2,890	3,150
Cash surrender value of life insurance	13,214	8,747	7,512	6,242	5,028
Deposits	428,600	327,147	340,925	322,716	292,826
Stock subscriptions received	-	-	115,201	-	52,137
Federal Home Loan Bank advances	37,612	56,075	53,734	57,491	55,000
Total stockholders' equity	100,593	124,861	39,506	39,314	22,339

	Years Ended September 30,
	2007	2006	2005	2004	2003
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$ 29,029	$ 25,344	$ 20,601	$ 18,204	$ 17,476
Total interest expense	16,731	11,802	9,546	8,105	8,870
Net interest income	12,298	13,542	11,055	10,099	8,606
Provision for loan losses	445	465	81	207	254
Net interest income after provision for loan losses	11,853	13,077	10,974	9,892	8,352
Noninterest income	1,422	1,021	1,196	1,298	718
Noninterest expense	12,544	10,657	8,924	7,657	6,862
Income before income taxes	731	3,441	3,246	3,533	2,208
Income tax provision	174	1,308	1,203	1,371	805
Net income	$ 557	$ 2,133	$ 2,043	$ 2,162	$ 1,403

NEXT PAGE

	At or for the year ended September 30,
	2007	2006	2005	2004	2003
SELECTED FINANCIAL DATA*:
Performance Ratios:
Return on average assets (1)	0.10%	0.42%	0.46%	0.54%	0.39%
Return on average equity (2)	0.51	1.68	5.30	5.77	6.48
Net interest rate spread (3)	1.44	1.80	2.28	2.28	2.14
Net interest margin (4)	2.39	2.73	2.60	2.60	2.44
Operating (noninterest) expense to average total assets	2.31	2.08	2.02	1.92	1.89
Efficiency ratio (5)	91.43	73.18	72.84	67.18	73.60
Average interest-earning assets to average interest-bearing liabilities	129.35	139.21	114.30	115.67	111.69
Capital Ratios:
Equity to total assets at end of period	17.53	24.28	7.11	9.25	5.23
Average equity to average assets	20.23	24.72	8.74	9.37	5.98
Asset Quality Ratios:
Non-performing loans to total loans (6)	0.28	0.52	0.34	0.17	0.20
Non-performing assets to total assets (6)	0.22	0.41	0.21	0.12	0.12
Net charge-offs to average loans outstanding	0.00	0.00	0.00	0.00	0.00
Allowance for loan losses to non-performing loans (6)	205.56	101.64	142.62	304.05	265.18
Allowance for loan losses to total loans	0.58	0.53	0.48	0.50	0.52
PER SHARE DATA:
Earnings per share: (7)
Basic	$ 0.05	$ 0.16	$ 0.15	$ 0.16	$ 0.14
Diluted	$ 0.05	$ 0.16	$ 0.15	$ 0.16	$ 0.14
Cash Dividends Paid (8)	$ 0.16	$ 0.16	$ 0.36	$ 0.00	$ 0.00
Dividend Payout Ratio	335.19%	99.02%	70.09%	-%	-%
*	Certain ratios were significantly affected by stock subscriptions received pending completion of the Company's first and second public offerings. At September 30, 2003, stock subscriptions received relating to the Company's first public offering which closed October 3, 2003 totaled $52.1 million. At the time of closing, approximately $15.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions. At September 30, 2005, stock subscriptions received relating to the Company's second public offering which closed October 5, 2005 totaled $115.2 million. At the time of closing, approximately $91.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions.

(1)	Net income divided by average total assets.
(2)	Net income divided by average total equity.
(3)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming loans consist of nonaccrual loans and loans greater than 90 days delinquent and still accruing.
(7)	Earnings per share for the fiscal year ended September 30, 2003 have been restated to reflect the conversion of 100 shares of Bank stock into 9,918,750 shares of Company stock representing 100% ownership of the Bank prior to the minority stock offering which closed on October 3, 2003.
(8)	Cash dividends paid in fiscal 2005 include a special dividend of $0.294 per share paid in December 2004 and regular quarterly dividends paid in June 2005 and September 2005 of $0.035 each. American Savings, MHC waived receipt of all dividends in 2005. Consequently, cash dividends were paid only to public shareholders during fiscal 2005.

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

Business Strategy

Our business strategy has been to operate as a well-capitalized independent financial institution dedicated to providing convenient access and quality service at competitive prices. During recent years, we have experienced significant loan and deposit growth. Our current strategy seeks to continue that growth while we evolve from a traditional thrift institution into a full service, community bank. Our key business strategies are highlighted below accompanied by a brief overview of our progress in implementing each of these strategies:

    Grow and diversify the deposit mix by emphasizing non-maturity account relationships acquired through de novo branching and existing deposit growth. Our current business plan calls for us to open up to three de novo branches over approximately the next five years.

    Having opened three full service branches located in Verona, Nutley and Clifton, New Jersey during fiscal 2007, the Company currently has no plans or commitments to open additional de novo deposit branches during fiscal 2008. Rather, the Company expects to direct significant strategic effort toward achieving profitability within each of these three branches while revisiting additional branching opportunities after fiscal 2008. Notwithstanding this current focus, the Company would consider additional branching projects during fiscal 2008 if appropriate opportunities were to arise.

NEXT PAGE

    Grow and diversify the loan mix by increasing commercial loan origination volume while increasing the balance of such loans as a percentage of total loans.

    For the fiscal year ended September 30, 2007, our commercial loans, including multi-family, nonresidential real estate, construction and business loans, grew $45.7 million, or 47.5%, from $96.2 million to $141.9 million. This increase has resulted in commercial loans growing from 24.1% to 32.4% of loans receivable, net over that same twelve month period. We expect to continue our strategic emphasis on commercial lending during fiscal 2008 and thereafter.

    Continue to implement or enhance alternative delivery channels for the origination and servicing of loan and deposit products.

    In support of this objective, during fiscal 2007, we completed a significant overhaul of our Internet website which serves as a portal through which our customers access a growing menu of online services. While enhancing our online services for retail customers, we are concurrently addressing the growth in business demand for such services. Toward that end, we have expanded our business online banking product and service offering to now include remote check deposit, online cash management and online bill payment services for business.

    Broaden and strengthen customer relationships by bolstering cross marketing strategies and tactics with a focus on multiple account/service relationships.

    We will continue to cross market other products and services to promote multiple account/service relationships and the retention of long term customers and core deposits. These efforts are expected to be directed to customers within all five of the Bank's branches.

    Utilize capital markets tools to effectively manage capital and enhance shareholder value.

    Toward that end, during the quarter ended March 31, 2007, the Company completed the repurchase of ten percent of its outstanding shares in accordance with its share repurchase plan announced in October 2006. A second share repurchase plan for an additional five percent of its shares was announced in April 2007 and completed in August 2007. On August 29, 2007, the Company announced a third plan to repurchase an additional five percent of its shares. Of the 605,774 shares to be repurchased in accordance with this third plan, approximately 169,000 shares or 28% were repurchased by the year ended September 30, 2007.

A number of the strategies outlined above have had a detrimental impact on near term earnings. That impact was exacerbated by challenging market conditions during fiscal 2007 that resulted from an inverted yield curve.

Notwithstanding the near term earnings consequences, we expect to continue to execute these growth and diversification strategies designed to enhance future earnings and their

NEXT PAGE

resiliency to changes in market conditions toward the goal of enhancing shareholder value. Toward that end, we expect that our deposit pricing strategy in fiscal 2008 may reduce interest costs by continuing to incrementally lower interest rates paid on de novo branch deposits acquired during fiscal 2007 from the higher promotional rates initially offered. Additionally, we would expect that continued reductions in market interest rates and further steepening of the yield curve during fiscal 2008 may also have a beneficial impact on earnings. The resiliency of the Bank's de novo branch deposits to further interest rate reductions and movements in market interest rates and their respective impact on earnings, however, can not be assured.

Executive Summary

The Company's results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments versus the cost of those deposits and borrowed funds. Our loans consist primarily of residential mortgage loans, comprising first and second mortgages and home equity lines of credit, and commercial loans, comprising multi-family and nonresidential real estate mortgage loans, construction loans and business loans. Our investments primarily include residential mortgage-related securities and U.S. Agency debentures. Our interest-bearing liabilities consist primarily of retail deposits and borrowings from the Federal Home Loan Bank of New York.

During fiscal 2007, the Company's net interest spread declined 36 basis points to 1.44% in comparison to 1.80% for fiscal 2006, as increases in the yield on earning assets lagged the continued increases in the Company's cost of interest-bearing liabilities. This decline was primarily attributable to increases in the cost of retail deposits which outpaced the improved yields on loans. Contributing to this increase in the cost of deposits was the impact of higher promotional interest rates paid on new deposit accounts at the Bank's Verona, Nutley and Clifton branches which each opened during the current fiscal year - Verona in the quarter ended December 31, 2006, Nutley in the quarter ended June 30, 2007 and Clifton in the quarter ended September 30, 2007. However, a portion of that increase continued to be attributable to upward pressure on overall deposit interest rates in the highly competitive markets serviced by the Bank whose effects were exacerbated by the inverted yield curve.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. During fiscal 2007, the Company's net interest margin shrank 34 basis points to 2.39% from 2.73%. However, the change in the Company's net interest margin was also significantly impacted by the Company's share repurchase plans through which approximately $26.0 million of interest earning assets was utilized to repurchase 2.2 million shares, or approximately 15%, of the Company's stock.

The effects of net interest margin compression contributed significantly to decreases in net interest income. For the year ended September 30, 2007, net interest income decreased $1.2 million compared with that reported for fiscal 2006. Based upon the growth in the average balance of the Company's treasury stock account during fiscal 2007 and its average yield on earning assets reported for fiscal 2006, the Company estimates that approximately $777,000, or 63%, of the comparative decrease in net interest income was attributable to interest earned

NEXT PAGE

during fiscal 2006 on the earning assets that were subsequently utilized in fiscal 2007 to repurchase shares.

Our net interest spread and margin may be adversely affected throughout several possible interest rate environments. The risks presented by movements in interest rates is addressed more fully under Item 3. Quantitative and Qualitative Disclosures About Market Risk found later in this report.

Our results of operations are also affected by our provision for loan losses. For the year ended September 30, 2007, the Company recorded net loan loss provision expense of $445,000 representing a decrease of $20,000 from fiscal 2006. The decrease in fiscal 2007 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation during the quarter ended December 31, 2006. Excluding this adjustment, the Company's provision expense for the year ended September 30, 2007 increased $66,000 compared with that of fiscal 2006. The reported growth in the provision for loan losses reflects the Bank's increased strategic emphasis in commercial lending and the comparatively higher rate of growth in such loan balances in the fiscal 2007. No additions to the allowance for loan losses were required during fiscal 2007 for nonperforming loans which decreased to 0.22% of total assets at September 30, 2007 from 0.41% at September 30, 2006. Net loan loss provision expense reflected as a percentage of average earning assets was consistent with that reported for fiscal 2006 at 0.09%.

Our results of operations also depend on our noninterest income and noninterest expense. Noninterest income includes deposit service fees and charges, income on the cash surrender value of life insurance, gains on sales of loans and securities, gains on sales of other real estate owned and loan related fees and charges. Excluding gains and losses on sale of assets, noninterest income as a percentage of average assets increased 0.01% to 0.26% for fiscal 2007 from 0.25% in fiscal 2006. As described at greater length within the section titled Comparison of Operating Results for the Years Ended September 30, 2007 and 2006, the increase was primarily attributable to an increase in income from the cash surrender value of life insurance partially offset by reductions in other non-interest income resulting primarily from lower collections of loan prepayment penalties.

Gains and losses on sale of assets, excluded in the comparison above, typically resulted from the Company selling long term, fixed rate mortgage loan originations into the secondary market. Demand for such loans typically fluctuates with market interest rates. As interest rates rise, market demand for long term, fixed rate mortgage loans diminishes in favor of hybrid ARMs which the Company has historically retained in its portfolio rather than selling into the secondary market. Consequently, the gains and losses on sale of loans reported by the Company have fluctuated with market conditions. Additionally, such gains and losses also reflected the impact of infrequent investment security sales for asset/liability management purposes. This was the case in fiscal 2006 when the Company realized a $271,000 loss on sale of an underperforming investment security. For fiscal 2007, the gains and losses on asset sales resulted in net gains totaling approximately 0.01% of average assets. By comparison, the gains and losses on asset sales during 2006 resulted in net losses of -0.05% of average assets.

Noninterest expense includes salaries and employee benefits, occupancy and equipment expenses, data processing and other general and administrative expenses. Generally, operating

NEXT PAGE

costs have increased from those reported for fiscal 2006. As described at greater length within the section titled "Comparison of Operating Results for the Years Ended September 30, 2007 and 2006", a significant portion of this increase was attributable to additional personnel costs associated with executing the Company's business plan which calls for further branching and increased strategic focus on commercial lending. Benefit costs have also increased as we granted shares and options under the equity incentive plan approved by shareholders during fiscal 2006. In the aggregate, annualized noninterest expense as a percentage of average assets totaled 2.31% for fiscal 2007 - an increase of 23 basis points from 2.08% for fiscal 2006.

Management expects occupancy and equipment expense to increase in future periods as we continue to implement our de novo branching strategy to expand our branch office network. As noted earlier, having opened three full service branches located in Verona, Nutley and Clifton, New Jersey during fiscal 2007, the Company currently has no plans or commitments to open additional de novo branches during fiscal 2008. Rather, the Company expects to direct significant strategic effort toward achieving profitability within each of these three branches while revisiting additional branching opportunities after fiscal 2008. Notwithstanding the expected de novo branching hiatus for fiscal 2008, our current business plan targets the opening of up to three additional de novo branches over approximately the next five years. The costs for land purchases or leases, branch construction costs and ongoing operating costs for additional branches will impact future earnings as will those related to the three branches opened during fiscal 2007.

The Company also expects occupancy expense to increase in future periods as a result of the relocation of the Bank's Bloomfield branch site which is expected to commence in January, 2008. This relocation will significantly upgrade and modernize the Bloomfield branch facility supporting the Company's deposit growth and customer service enhancement objectives. The relocation will also support potential expansion of the administrative and lending office space within the Company's existing headquarters facility where the branch is currently located should such expansion be required to support the Company's business plan.

In an effort to reduce ongoing operating expenses, the Company enacted a reduction in workforce during the first quarter of fiscal 2008 resulting in the elimination of five managerial and administrative support positions. Salary and employee benefit expense reductions resulting from this strategy are expected to total approximately $388,000 per year beginning in the second quarter of fiscal 2008, equal to annual after-tax earnings of approximately $0.02 per share based upon the Company's outstanding shares at September 30, 2007. The Company will continue to monitor its employee staffing levels in relation to the goals and objectives of its business plan and may consider further opportunities to adjust such staffing levels, as appropriate, to support the achievement of those goals and objectives.

In total, our annualized return on average assets decreased 32 basis points to 0.10% for the fiscal 2007 from 0.42% for fiscal 2006, while annualized return on average equity decreased 117 basis points to 0.51% from 1.68% for the same comparative periods.

In addition to the items discussed above, our results of operations may also be affected significantly by other economic and competitive conditions in our market area as well as changes in applicable laws, regulations or governmental policies. Furthermore, because our

NEXT PAGE

lending activity is concentrated in loans secured by real estate located in New Jersey and the New York metropolitan area, downturns in the regional economy could have a negative impact on our earnings.

Comparison of Financial Condition at September 30, 2007 and September 30, 2006

Our total assets increased by $59.4 million, or 11.5%, to $573.7 million at September 30, 2007 from $514.3 million at September 30, 2006. The increase reflected net growth in cash and cash equivalents, loans receivable, net, premises and equipment and the cash surrender value of life insurance partially offset by decreases in securities available for sale and securities held to maturity.

Cash and cash equivalents increased by $30.3 million, or 422.3%, to $37.4 million at September 30, 2007 from $7.2 million at September 30, 2006. The increase in cash and cash equivalents was largely attributable to the accumulation of short term, interest earning investments which resulted from the net cash inflows associated with deposit growth during the year. The cash inflows from a portion of this deposit growth were retained in short term liquid assets given the favorable yields of such assets at the time compared with that of other shorter duration investment security alternatives. The Company may reinvest a portion of its short term liquid assets into investment securities when and if that comparative yield relationship changes.

Notwithstanding this short term investment strategy, the Company expects to reinvest proceeds received through its growth in deposits into the loan portfolio over time as lending opportunities arise. To the extent supported by commercial loan demand and origination volume , the Company expects to reinvest deposit proceeds into such loans. However, the net addition of residential mortgages to the loan portfolio, including longer term, fixed rate 1-4 family mortgages previously sold into the secondary market, is expected to augment the growth in commercial loans as a reinvestment alternative for a portion of the accumulated balance of cash and cash equivalents. (See further discussion in the subsequent section titled "Quantitative and Qualitative Disclosures About Market Risk".)

Securities classified as available-for-sale decreased $16.4 million, or 22.1%, to $58.1 million at September 30, 2007 from $74.5 million at September 30, 2006. Additionally, securities held to maturity decreased approximately $3.8 million, or 36.2% to $6.7 million at September 30, 2007 from $10.5 million at September 30, 2006. The net decline in investment balances reflects the Company's continued strategy of utilizing a portion of the cash flows from the investment securities portfolio to augment the funding of its growth in commercial real estate and business loans and repay maturing borrowings. However, the net declines in investment balances also reflect the purchase of approximately $18.8 million of available for sale securities during fiscal 2007.

The following table compares the composition of the Company's investment securities portfolio by security type as a percentage of total assets at September 30, 2007 and September 30, 2006. Amounts reported exclude unrealized gains and losses on the available for sale portfolio.

NEXT PAGE

	September 30, 2007		September 30, 2006
Type of Securities	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Fixed rate MBS	$11,454	2.00%	$14,406	2.80%
ARM MBS	14,470	2.52	23,773	4.62
Fixed rate CMO	35,280	6.14	32,930	6.40
Floating rate CMO	2,047	0.36	2,369	0.46
Fixed rate agency debentures	2,000	0.35	12,989	2.53
Total	$ 65,251	11.37%	$ 86,467	16.81%

Assuming no change in interest rates, the estimated average life of the investment securities portfolio was 2.24 years and 2.37 years, respectively, at September 30, 2007 and September 30, 2006. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio would have extended to 2.65 years and 2.83 years at September 30, 2007 and September 30, 2006, respectively.

Loans receivable, net increased by $39.3 million, or 9.8%, to $437.9 million at September 30, 2007 from $398.6 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $45.7 million or 47.5%. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable, net also included net increases in home equity loans and home equity lines of credit totaling $3.0 million. Offsetting the growth in these categories was an $8.9 million decrease in the balance of 1-4 family first mortgages resulting from reduced strategic emphasis on the origination of such loans and net increases to the allowance for loan losses totaling $445,000.

The following two tables compare the composition of the Company's loan portfolio by loan type as a percentage of total assets at September 30, 2007 with that of September 30, 2006. Amounts reported exclude allowance for loan losses and net deferred origination costs.

NEXT PAGE

The table below generally defines loan type by loan maturity and/or repricing characteristics:

	September 30, 2007		September 30, 2006
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Construction	$ 32,592	5.68%	$ 16,238	3.16%
1/1 and 3/3 ARMs	7,642	1.33	5,835	1.13
3/1 and 5/1 ARMs	142,254	24.80	140,124	27.24
5/5 and 10/10 ARMs	46,017	8.02	43,770	8.51
7/1 and 10/1 ARMs	3,500	0.61	2,061	0.40
15 year fixed or less	129,158	22.52	111,725	21.72
Greater than 15 year fixed	52,012	9.07	53,984	10.50
HELOC	19,756	3.44	19,122	3.72
Consumer	655	0.11	720	0.14
Business	7,024	1.22	6,068	1.18
Total	$ 440,610	76.80%	$ 399,647	77.70%

At September 30, 2007 and September 30, 2006, respectively, the balance of one- to four-family mortgage loans included $22.6 million and $20.0 million of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan's remaining term to maturity.

The table below generally defines loan type by collateral or purpose:

	September 30, 2007		September 30, 2006
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Construction	$ 32,592	5.68%	$ 16,238	3.16%
1-4 family mortgage	278,183	48.50	283,469	55.11
Multifamily (5+) mortgage	30,585	5.33	35,088	6.82
Nonresidential mortgage	68,474	11.94	38,408	7.47
Land	3,341	0.58	534	0.10
1-4 family HELOC	19,756	3.44	19,122	3.72
Consumer	655	0.11	720	0.14
Business	7,024	1.22	6,068	1.18
Total	$ 440,610	76.80%	$ 399,647	77.70%

NEXT PAGE

Total deposits increased by $101.5 million, or 31.0%, to $428.6 million at September 30, 2007 from $327.1 million at September 30, 2006. This increase was primarily attributable to the opening of the Bank's newest full service branches located in Verona, Nutley and Clifton, New Jersey which opened in the quarters ended December 31, 2006, June 30, 2007 and September 30, 2007, respectively. In total, noninterest bearing checking accounts increased approximately $6.9 million or 29.5% while interest bearing checking accounts, including a promotional, high yield money market account offered in conjunction with the Bank's newest branches, grew $80.4 million or 255.7%. For that same period, time deposits grew $28.4 million or 17.2% while savings deposit balances declined $14.2 million or 13.3%. The decline in savings account balances was due largely to the disintermediation of such balances into higher yielding accounts.

At September 30, 2007, the Bank held approximately $5.6 million of municipal deposits, representing a reduction of approximately $11.3 million from $16.9 million at September 30, 2006. The outflow of municipal deposits included the closing of one municipal account relationship whose balances at September 30, 2006 totaled approximately $11.8 million.

The following table compares the composition of the Company's deposit portfolio by category as a percentage of total assets at September 30, 2007 with that of September 30, 2006.

	September 30, 2007		September 30, 2006
Deposit category	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Money market checking	$ 92,550	16.13%	$ 20,474	3.98%
Noninterest bearing checking	30,494	5.31	23,545	4.58
Interest bearing checking	19,245	3.35	10,955	2.13
Money market savings	10,263	1.79	13,396	2.60
Other savings	82,515	14.38	93,612	18.20
Certificates of deposit	193,533	33.74	165,165	32.12
Total	$ 428,600	74.70%	$ 327,147	63.61%

NEXT PAGE

The following table compares the composition of the Company's deposit portfolio by branch as a percentage of total assets at September 30, 2007 with that of September 30, 2006.

	September 30, 2007		September 30, 2006
Deposit category	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Bloomfield	$223,557	38.97%	$227,369	44.21%
Cedar Grove	111,030	19.35	99,778	19.40
Verona	55,193	9.62	-	-
Nutley	23,534	4.10	-	-
Clifton	15,286	2.66	-	-
Total	$428,600	74.70%	$327,147	63.61%

FHLB advances decreased $18.5 million, or 32.9%, to $37.6 million at September 30, 2007 from $56.1 million at September 30, 2006. The reduction was primarily attributable to the repayment of fixed rate FHLB advances totaling $8.1 million and the repayment of overnight borrowings totaling $10.4 million.

The following table compares the composition of the Company's borrowing portfolio by remaining term to maturity as a percentage of total assets at September 30, 2007 with that of September 30, 2006. Scheduled principal payments on amortizing borrowings are reported as maturities.

	September 30, 2007		September 30, 2006
Remaining Term	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)

Overnight	$ -	-%	$ 10,400	2.02%
One year or less	12,065	2.10	8,063	1.57
One to two years	7,547	1.32	12,065	2.36
Two to three years	6,000	1.05	7,547	1.47
Three to four years	6,000	1.05	6,000	1.16
Four to five years	5,000	0.87	6,000	1.16
More than five years	1,000	0.17	6,000	1.16
Total	$ 37,612	6.56%	$ 56,075	10.90%

Equity decreased $24.3 million, or 19.4% to $100.6 million at September 30, 2007 from $124.9 million at September 30, 2006. The reported decrease in equity was primarily attributable to a $26.0 million increase in Treasury stock resulting from the Company's share repurchases during fiscal 2007.

NEXT PAGE

Comparison of Operating Results for the Years Ended September 30, 2007 and 2006

General. Net income for the year ended September 30, 2007 was $557,000, a decrease of $1.6 million, or 73.9% from the year ended September 30, 2006. The decrease in net income resulted from a decrease in net interest income and an increase in noninterest expense partially offset by a decrease in the provision for loan losses, an increase in noninterest income and a decrease in the provision for income taxes.

Interest Income. Total interest income increased 14.5% or $3.7 million to $29.0 million for the year ended September 30, 2007 from $25.3 million for the year ended September 30, 2006. For those same comparative years, the average yield on interest-earning assets increased 52 basis points to 5.64% from 5.12% while the average balance of interest-earning assets increased $19.0 million to $514.4 million from $495.4 million.

Interest income on loans increased $4.4 million or 21.5%, to $24.7 million for fiscal 2007 from $20.3 million for fiscal 2006. This increase was due, in part, to a $49.1 million increase in the average balance of loans receivable, including loans held for sale, to $419.0 million for fiscal 2007 from $369.9 million for fiscal 2006. In addition, the average yield on loans increased 39 basis points to 5.88% from 5.49% for those same comparative periods. The increase in the average balance and yield on loans receivable was primarily attributable to the Company's strategic emphasis on commercial lending.

The rise in interest income on loans was partially offset by lower interest income on securities, which decreased $975,000 or 24.8% to $3.0 million for fiscal 2007 from $3.9 million for fiscal 2006. The decrease was due in part, to a $28.1 million decline in the average balance of investment securities to $70.3 million for fiscal 2007 from $98.4 million for fiscal 2006. The impact on interest income attributable to this decrease was partially offset by a 21 basis point increase in the average yield on securities which grew to 4.20% from 3.99% for the same comparative periods. The increase in yield primarily resulted from the maturity and repayment of lower yielding investment securities coupled with higher yields on newly purchased securities and existing adjustable rate securities in portfolio which have repriced upward in accordance with the general movement of market interest rates.

Further, interest and dividend income on federal funds sold, other interest-bearing deposits and FHLB stock increased $295,000 to $1.4 million for fiscal 2007 from $1.1 million for fiscal 2006. This growth in income was due, in part, to an increase in the average yield on these assets which grew 150 basis points to 5.66% in fiscal 2007 from 4.16% in fiscal 2006. The impact of the increase in average yield was partially offset by a decline in the average balance of these assets which decreased $2.0 million to $25.1 million in fiscal 2007 from $27.1 million in fiscal 2006. The average balances reported and used for yield calculations reflect, where appropriate, the reduction for outstanding checks issued against such accounts. This has the effect of increasing the reported yield on such assets.

Interest Expense. Total interest expense increased by $4.9 million or 41.8% to $16.7 million for fiscal 2007 from $11.8 million for fiscal 2006. For those same comparative years, the average cost of interest-bearing liabilities increased 89 basis points from 3.32% to 4.21%, while

NEXT PAGE

the average balance of interest-bearing liabilities increased $41.8 million or 11.7% to $397.6 million for fiscal 2007 from $355.9 million for fiscal 2006.

Interest expense on deposits increased $5.3 million or 57.3% to $14.5 million for fiscal 2007 from $9.2 million for fiscal 2006. This increase was due largely to growth in the average balance of interest-bearing deposits which grew $50.3 million to $353.4 million for fiscal 2007 from $303.1 million for fiscal 2007. The reported net growth in average interest-bearing deposits comprised $39.7 million and $21.3 million of growth in the average balance of interest-bearing checking accounts and certificates of deposit, respectively. Offsetting this growth was a net decline in the average balance of savings accounts totaling $10.7 million.

The growth in the average balance of interest-bearing deposits for fiscal 2007 was primarily attributable to the Bank's branch in Verona, New Jersey which opened in the first quarter of fiscal 2007. To a lesser extent, average balance of interest bearing deposits was also influenced by the growth in the Nutley and Clifton branches which opened later in the year. The growth in deposits at the Bank's three newest branches, coupled with higher promotional interest rates paid on those deposits, contributed significantly to the reported increase in deposit interest expense. However, a portion of this increase was also attributable to continued upward pressure on deposit interest rates in the other highly competitive markets serviced by the Bank.

In total, the average cost of interest-bearing deposits increased 106 basis points to 4.09% for fiscal 2007 from 3.03% for fiscal 2006. The components of this increase include a 225 basis point increase in the average cost of interest-bearing checking accounts to 4.41% from 2.16%, a 90 basis point increase in the average cost of certificates of deposit to 4.77% from 3.87%, and a 52 basis point increase in the average cost of savings accounts to 2.66% from 2.14%.

Interest expense on FHLB advances decreased $337,000 to $2.3 million for fiscal 2007 from $2.6 million for fiscal 2006. This decrease was due, in part, to a $8.5 million decrease in the average balance of advances to $44.3 million for fiscal 2007 from $52.7 million for fiscal 2006. The impact on interest expense from the lower average balances reported were offset, in part, by a 19 basis point increase in the average cost of advances to 5.14% for fiscal 2007 from 4.95% for fiscal 2006. The higher average cost for the current period was primarily attributable to the repayment of maturing term advances since the close of the earlier comparative period whose total weighted average cost was below that of the average outstanding balance of the remaining advances during fiscal 2007.

Net Interest Income. Net interest income decreased by $1.2 million or 9.2%, to $12.3 million for fiscal 2007 from $13.5 million for fiscal 2006. The Company's net interest rate spread declined 36 basis points to 1.44% from 1.80% for the same comparative periods, while the net interest margin decreased 34 basis points to 2.39% from 2.73%. As noted earlier, the change in the Company's net interest margin was also significantly impacted by the Company's share repurchase plans through which approximately $26.0 million of interest earning assets was utilized to repurchase 2.2 million shares, or approximately 15%, of the Company's stock. Based upon the growth in the average balance of the Company's treasury stock account during fiscal 2007 and its average yield on earning assets reported for fiscal 2006, the Company estimates that approximately $777,000, or 63%, of the $1.2 million decrease in net interest income was

NEXT PAGE

attributable to interest earned during fiscal 2006 on the earning assets that were subsequently utilized in fiscal 2007 to repurchase shares.

Provision for Loan Losses. Using the allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $445,000 for fiscal 2007, representing a decrease of $20,000 from fiscal 2006. The provision expense for 2007 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation. Management's review of the loan conducted as of December 31, 2006 concluded that, based upon the loan's consistent payment history and the improved financial performance of the underlying commercial property, the loan was no longer impaired resulting in the reversal of the prior impairment reserve. The loan's classification was also upgraded from doubtful to substandard. Excluding this adjustment, the Bank's provision expense for 2007 totaled $531,000 or an increase of $66,000 compared with that recorded during fiscal 2006. This adjusted variance reflects the increase in loan loss provision generally attributable to the comparatively higher net growth in our commercial loan portfolio between the two fiscal years. Specifically, as adjusted, each period's provision resulted largely from the incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied. For the year ended September 30, 2007, outstanding loan balances, excluding the allowance for loan loss and loans held for sale, increased $39.8 million to $440.5 million from $400.7 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $45.7 million. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable net also included net increases in home equity loans and home equity lines of credit totaling $3.0 million. Offsetting the growth in these categories was a $8.9 million decrease in the balance of 1-4 family first mortgages.

By comparison, for the year ended September 30, 2006, total outstanding loan balances, excluding the allowance for loan loss and loans held for sale, grew by $58.1 million - an amount exceeding that of the current year. However, the growth was comprised of net increases in the outstanding balance of commercial loans, as defined above, of approximately $35.8 million - comparatively lower net growth on those loans on which the Bank applies relatively higher historical and environment loss factors. Loan growth in the earlier period also included net increases in one- to four-family mortgages totaling $13.0 million coupled with increases in home equity loans and home equity lines of credit of $9.2 million - loan types for which the Bank applies comparatively lower historical and environmental loss factors.

In total, the allowance for loan losses as a percentage of gross loans outstanding increased to 0.58% at September 30, 2007- an increase of 5 basis points from 0.53% at September 30, 2006. These ratios reflect allowance for loan loss balances of $2.6 million and $2.1 million, respectively. The overall increase in the ratio of allowance to gross loans reported reflects the changing composition of the portfolio with greater strategic emphasis on loans with higher risk factors. As noted earlier, no additions to the allowance for loan losses were required for nonperforming loans, which decreased to 0.22% of total assets at September 30, 2007 from 0.41% at September 30, 2006. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

NEXT PAGE

Noninterest Income. Noninterest income increased $401,000 to $1.4 million for fiscal 2007 from $1.0 million for fiscal 2006. The net increase was attributable, in large part, to a comparative decrease in losses on sale of investment securities totaling $260,000. The losses reported in the prior period included a $271,000 loss on sale of one underperforming investment security. The Company also reported an increase of $153,000 in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. The Company also recognized a $28,000 increase in the gain on sale of loans resulting from comparatively greater 1-4 family mortgage loan sales than had been recorded in the prior period. Offsetting these increases in noninterest income were comparative reductions in other noninterest income of $39,000. This decline resulted primarily from comparatively lower receipts of loan prepayment penalties due to lower commercial loan prepayments partially offset by increases in loan withdrawal fees and loan servicing fees.

Noninterest Expense. Noninterest expense increased $1.9 million to $12.5 million for fiscal 2007 from $10.7 million for fiscal 2006. Significant components of this growth in operating costs include comparative increases to salaries and employee benefits of $1.7 million, increased occupancy and equipment costs of $149,000, increases in data processing costs of $95,000, increases in advertising and marketing costs of $95,000 and increases to other noninterest expenses of $124,000. Offsetting these increases were decreases of $150,000 and $123,000 in legal costs and professional and consulting fees, respectively.

The $1.7 million increase in salaries and employee benefits for the comparative periods includes increases of approximately $551,000 that were directly attributable to the Bank's three full service branches that were opened during fiscal 2007. Salary and employee benefit expenses for 2007 also increased approximately $113,000 due to net staffing additions in the Bank's commercial lending department. Other noteworthy increases to salaries and employee benefits resulted from the implementation of the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. Specifically, total expenses associated with the Company's restricted stock and stock option plans increased approximately $653,000 in fiscal 2007 compared with that reported for fiscal 2006. Finally, the variance for the comparative years also reflects the reversal of $131,000 of profit sharing expense recorded in the first quarter of the earlier comparative period resulting from the discontinuation of that benefit.

The remaining $190,000 increase in noninterest expense during fiscal 2007 included increases in occupancy and equipment, advertising and other noninterest expense totaling $368,000 which were largely attributable to the start up and ongoing operation of the Bank's three newest branches opened during fiscal 2007. The Company also recognized an increase in data processing costs of $95,000 in 2007. A portion of this increase was also attributable to the start up and ongoing operation of the Bank's newest branches. However, the increase in data processing costs for fiscal 2007 also included approximately $64,000 of one-time expenses attributable to upgrading the Bank's public website and online banking services and the implementation of certain outsourced network infrastructure management services. The latter expense resulted from the Bank's decision to consolidate the provision of a variety of information technology administration support services under a single outsourced service provider. Such services had previously been rendered by a combination of other outsourced and in-house resources. This decision also resulted in the elimination of one managerial position within the Bank's MIS department during the fourth quarter ended September 30, 2007.

NEXT PAGE

The reported decrease in legal fees was primarily attributable to comparatively lower utilization of legal services during fiscal 2007. The earlier comparative period included expenses for legal services resulting from the completion of the Company's second step conversion for which similar expenses were not incurred during the current year. Legal expenses during the earlier comparative period included those relating to the modification of the Bank's employee benefit plans, including the Bank's 401k and ESOP, as well as the development of the 2006 Equity Incentive Plan.

Finally, comparative decreases in professional and consulting fees were primarily the result of lower internal and external audit costs associated with the Sarbanes Oxley Act of 2002 during the current year. The expense incurred for fiscal 2006 included a portion of the first year costs associated with the development, implementation and audit of controls over financial statement reporting in accordance with Section 404 of the Act. The lower costs in fiscal 2007 reflect the reduced financial burden of maintaining and updating those controls as required to ensure ongoing compliance with the Act.

Provision for Income Taxes. The provision for income taxes decreased $1.1 million for fiscal 2007 compared with fiscal 2006. For those same comparative years, the Company's effective tax rate was 23.8% and 38.0%, respectively. The lower effective tax rate in the current period rate was largely the result of the level of "tax favored" income reported by the Company for the comparative years in relation to the level of pretax net income reported by the Company for those same periods. "Tax favored" income arises from revenue sources on which the Company pays income taxes at a comparatively lower effective tax rate than it generally pays on other sources of income.

Specifically, the Company's effective tax rate is influenced by the level of interest income on investment securities held by the Bank's investment subsidiary, American Savings Investment Corporation ("ASIC"). ASIC is a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the state of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, the Company also recognizes tax exempt income from the cash surrender value of bank owned life insurance.

The Company recognized income from these two "tax favored" sources during both fiscal 2007 and fiscal 2006. However, the comparatively lower pretax net income reported for fiscal 2007 resulted in the items discussed above having a proportionally greater net beneficial impact on the Company's reported effective tax rate in the current year.

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

NEXT PAGE

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

NEXT PAGE

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

Provision for Loan Losses. Using the allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $465,000 for the year ended September 30, 2006 representing an increase of $384,000 over fiscal 2005. The Company's net loan loss provision for the earlier comparative period reflected the reversal of a previously recorded loss provision of $42,000. After adjusting for the reversal in that earlier period, the increase in loan loss provision is generally attributable to the comparatively higher net growth in our commercial loan portfolio. Specifically, each year's comparative provision resulted from the incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied. For the year ended September 30, 2006, outstanding loan balances, excluding the allowance for loan loss, increased 16.8% or $57.8 million to $400.7 million from $342.9 million at September 30, 2005. The growth comprised a net increase in the disbursed balances of construction loans of $15.1 million, net increases in multi-family and nonresidential real estate loans totaling $15.4 million and a net increase in business loans totaling $5.3 million. Additional components of the net change in gross loan balances included net increases in one- to four-family mortgages totaling $13.0 million coupled with increases in home equity loans and lines of credit of $9.2 million.

NEXT PAGE

By comparison, for the year ended September 30, 2005, outstanding loan balances, excluding the allowance for loan loss, grew $32.4 million or 10.4% from $310.5 million at September 30, 2004 to $342.9 million at September 30, 2005. The growth was primarily comprised of net increases in multi-family and nonresidential real estate loans totaling $15.4 million coupled with net increases in one- to four-family mortgages totaling $15.8 million. Additional components of the net change in gross loan balances included increases in home equity loans of $2.7 million and net increases in business and consumer loans totaling $304,000. This growth was offset by a decline in the disbursed balance of construction loans totaling $1.9 million.

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

NEXT PAGE

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

NEXT PAGE

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

	At September 30,		Years Ended September 30,
	2007		2007			2006			2005
	Balance	Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)	$439,126	6.03%	$418,969	$24,656	5.88%	$369,916	$20,291	5.49%	$327,948	$17,459	5.32%
Investment securities(2)	65,250	4.56	70,301	2,953	4.20	98,405	3,928	3.99	84,565	2,734	3.23
Other interest-earning assets(3)	29,991	5.13	25,085	1,420	5.66	27,058	1,125	4.16	13,343	408	3.06
Total interest-earning assets	534,367	5.80	514,355	29,029	5.64	495,379	25,344	5.12	425,856	20,601	4.84
Non-interest-earning assets	39,371		28,130			17,415			15,286
Total assets	$573,738		$542,485			$512,794			$441,142
Interest-bearing liabilities:
NOW & money market	$111,795	4.51%	$76,114	$3,358	4.41%	$36,379	$785	2.16%	$37,243	$490	1.32%
Savings deposits(4)	92,778	2.54	100,665	2,674	2.66	111,398	2,389	2.14	137,723	2,130	1.55
Certificates of deposit	193,533	4.92	176,601	8,425	4.77	155,350	6,017	3.87	135,547	4,082	3.01
Total interest-bearing deposits	398,106	4.25	353,380	14,457	4.09	303,127	9,191	3.03	310,513	6,702	2.16
FHLB advances	37,612	5.21	44,256	2,274	5.14	52,725	2,611	4.95	62,056	2,844	4.58
Total interest-bearing liabilities	435,718	4.33	397,636	16,731	4.21	355,852	11,802	3.32	372,569	9,546	2.56
Non-interest-bearing deposits	30,494		28,183			23,664			23,954
Other non-interest-bearing liabilities	6,933		6,905			6,522			6,070
Total liabilities	473,145		432,724			386,038			402,593
Accumulated other comprehensive income	(273)		(620)			(1,129)			(649)
Retained earnings & other equity	100,866		110,381			127,885			39,198
Total liabilities and equity	$573,738		$542,485			$512,794			$441,142
Net interest spread(5)		1.47%		$12,298	1.44%		$13,542	1.80%		$11,055	2.28%
Net interest margin(6)		2.27%			2.39%			2.73%			2.60%
Ratio of interest-earning assets to interest-bearing liabilities	122.64%		129.35%			139.21%			114.30%
_____________________________
(1)	Calculated net of deferred fees and loss reserves. Includes loans held for sale.
(2)	Calculated based on amortized cost and excludes FAS 115 market value adjustment.
(3)	Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)	2005 average balances include money market savings accounts and stock subscriptions received in connection with the Company's second public offering which closed October 5, 2005.
(5)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

	2007-2006 Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,691	$1,478	$ 196	$4,365
Securities	(1,122)	206	(59)	(975)
Other interest-earning assets	(82)	407	(30)	295
Total interest-earning assets	1,487	2,091	107	3,685

Interest-bearing liabilities:
NOW and money market accounts	857	820	896	2,573
Savings accounts	(230)	570	(55)	285
Certificates of deposit	823	1,394	191	2,408
Total interest bearing deposits	1,450	2,784	1,032	5,266
Federal Home Loan Bank advances	(419)	98	(16)	(337)
Total interest-bearing liabilities	1,031	2,882	1,016	4,929

Increase (decrease) in net interest income	$ 456	$ (791)	$ (909)	$(1,244)

	2006-2005 Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,234	$ 529	$ 68	$2,831
Securities	447	642	105	1,194
Other interest-earning assets	419	147	151	717
Total interest-earning assets	3,100	1,318	324	4,742

Interest-bearing liabilities:
NOW and money market accounts	(12)	314	(7)	295
Savings accounts	(408)	824	(157)	259
Certificates of deposit	596	1,168	171	1,935
Total interest bearing deposits	176	2,306	7	2,489
Federal Home Loan Bank advances	(428)	229	(34)	(233)
Total interest-bearing liabilities	(252)	2,535	(27)	2,256

Increase (decrease) in net interest income	$3,352	$(1,217)	$351	$2,486

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

In evaluating the level of the allowance for loan losses, management considers the Company's historical loss experience as well as various "environmental factors" including the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, industry condition information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family, nonresidential real estate, construction and business loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

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

During fiscal 2007, changes to environmental factors used in the Bank's allowance for loan loss calculations generally reflected the Company's increased strategic focus on commercial lending. Such changes were made during the first fiscal quarter of 2007. Environmental factors applied to the outstanding balance of commercial loans reflected the changes to overall lending policies, procedures and practices associated with that strategic emphasis, the increased volume

NEXT PAGE

of commercial loans in relation to total loan originations, changes in credit concentration reflecting larger loan balances to borrowers and concerns about potential changes in regional real estate values. However, the impact of these increases were largely offset by reductions in environmental factors attributable to the experience, ability, and depth of lending management and staff, all of which were enhanced through expanded staffing during the prior fiscal year. No significant changes to environmental factors used in the Bank's loss provision calculations had been made during fiscal 2006.

Management generally expects provisions for loan losses to continue to increase as a result of the net growth in loans called for in the Company's business plan. Specifically, our business strategy calls for increased strategic emphasis in commercial lending. The loss factors used in the Bank's allowance for loan loss calculations are generally higher for such loans compared with those applied to one- to four-family mortgage loans. Consequently, management expects the net growth in commercial loans called for in the Company's strategic business plan to result in required loss provisions that exceed those recorded in prior years when comparatively greater strategic emphasis had been placed on growth in 1-4 family mortgage loans.

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

Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer-term basis, the Bank maintains a strategy of investing in various loan products and in securities collateralized by loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-

NEXT PAGE

backed securities and investment securities. At September 30, 2007, the total approved loan origination commitments outstanding amounted to $22.4 million. At the same date, unused lines of credit were $29.2 million and construction loans in process were $16.0 million.

Certificates of deposit scheduled to mature in one year or less at September 30, 2007, totaled $155.6 million. Management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Additionally, at September 30, 2007 the Bank has $12.1 million of borrowings from the Federal Home Loan Bank of New York ("FHLB") maturing in one year or less which are currently expected to repaid without renewal at maturity. Repayment of such advances increases the Bank's unused borrowing capacity from the FHLB which, at September 30, 2007 totaled $102.6 million. In calculating our borrowing capacity, the Bank utilizes the FHLB's guideline, which generally limits advances secured by residential mortgage collateral to 25% of the Bank's total assets.

The following tables disclose our contractual obligations and commercial commitments as of September 30, 2007. Scheduled principal payments on amortizing borrowings are reported as maturities.

	Total	Less Than 1 Year	After 1-3 Years	4-5 Years	5 Years
	(In thousands)
Time Deposits	$ 193,533	$155,610	$ 23,516	$ 4,143	$ 10,264
FHLB advances(1)	37,612	12,065	13,547	11,000	1,000
Total	$ 231,145	$167,675	$ 37,063	$ 15,143	$ 11,264
_________________________
(1)	At September 30, 2007, the total collateralized borrowing limit was $140.2 million, of which we had $37.6 million outstanding.

	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Lines of credit(1)	$ 29,210	$ 3,490	$ 358	$ 910	$ 24,452
Land lease - Bloomfield	2,407	116	277	277	1,737
Building lease - Nutley	1,500	84	184	185	1,047
Construction loans in process(1)	15,969	13,010	2,959	-	-
Other commitments to extend credit(1)	22,400	22,400	-	-	-
Total	$ 71,486	$ 39,100	$ 3,778	$ 1,372	$ 27,236

_________________________
(1)	Represents amounts committed to customers.

NEXT PAGE

As noted in the table above, the Bank has entered into a land lease agreement through which it is committed to pay $2,407,079 over a 15 year term. This commitment relates to the relocation of the Bank's Bloomfield branch site which is expected to commence in January, 2008. Such relocation will significantly upgrade and modernize the Bloomfield branch facility supporting the Company's deposit growth and customer service enhancement objectives. The relocation will also support potential expansion of the administrative and lending office space within the Company's existing headquarters facility where the branch is currently located should such expansion be required to support the Company's business plan. This commitment is contingent upon the fulfillment of certain conditions outlined in the lease contract. Additionally, the Bank will receive an abatement of rent for a total of $100,000 upon lease payment inception conditioned upon the Bank's compliance with all its obligations under the terms of the lease agreement.

The Bank also has one outstanding standby letter of credit totaling $160,714. The standby letter of credit, which represents a contingent liability to the Bank, expires in May 2008.

Regulatory Capital

Consistent with its goals to operate a sound and profitable financial organization, American Bank of New Jersey actively seeks to maintain its classification as a "well capitalized" institution in accordance with regulatory standards. The Bank's total equity was $76.8 million at September 30, 2007, or 13.70% of total assets on that date. As of September 30, 2007, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank's regulatory capital ratios at September 30, 2007 were as follows: core capital 13.74%; Tier I risk-based capital, 21.72%; and total risk-based capital, 22.45%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

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

NEXT PAGE

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements is presented in "Footnote 1 - Summary of Significant Accounting Policies" contained within the Consolidated Financial Statements included in this annual report.

Quantitative and Qualitative Disclosures About Market Risk

Qualitative Analysis. Because the income on the majority of our assets and the cost of the majority of our liabilities are sensitive to changes in interest rates, a significant form of market risk for us is interest rate risk. Changes in interest rates may have a significant, adverse impact on our net interest income.

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

The prepayment characteristics of our loans and mortgage-backed and related securities are greatly influenced by movements in market interest rates. For example, a reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we are generally not able to reinvest prepayment proceeds at rates that are comparable to the rates we previously earned on the prepaid loans or securities. By contrast, increases in interest rates reduce the incentive for borrowers to refinance their debt. In such cases, prepayments on loans and mortgage-backed and related securities may decrease thereby extending the average lives of such assets and reducing the cash flows that are available to be reinvested by the Company at higher interest rates.

Tables presenting the composition and allocation of the Company's interest-earning assets and interest-costing liabilities from an interest rate risk perspective are set forth in the preceding section of this report titled "Comparison of Financial Condition at September 30, 2007 and September 30, 2006." These tables present the Company's investment securities, loans, deposits, and borrowings by categories that reflect the interest rate risk characteristics of the

NEXT PAGE

underlying assets or liabilities. Shown as a percentage of total assets, the comparative data presents changes in the interest rate risk characteristics of the Company's balance sheet.

Our net interest margin may be adversely affected throughout several possible interest rate environments. For example, during fiscal 2007, the continued inversion of the yield curve, by which shorter term market interest rates exceed those of longer term rates, triggered further increases in the Bank's cost of interest-bearing liabilities that outpaced our increase in yield on earning assets causing further net interest spread compression. As noted in the Executive Summary discussion earlier, such compression resulted in a 0.36% reduction in our net interest spread to 1.44% from 1.80% for the fiscal year ended September 30, 2006. During that time, the continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets, which increased 52 basis points from 5.12% to 5.64%. However, these improved yields were more than offset by increases in the cost of interest-bearing liabilities which grew by 89 basis points from 3.32% to 4.21%. Contributing to this increase in the cost of interest-bearing liabilities was the impact of higher promotional interest rates paid on new deposit accounts at the Bank's Verona, Nutley and Clifton branches. However, a portion of this increase was also attributable to continued upward pressure on deposit interest rates which generally reflect movements in shorter term market interest rates.

Depending upon the movement of market interest rates, our earnings may continue to be impacted by an "earnings squeeze" in the future. For example, we are vulnerable to an increase in interest rates because the majority of our loan portfolio consists of longer-term, fixed rate loans and adjustable rate mortgages, most of which are fixed rate for an initial period of time. At September 30, 2007, excluding allowance for loan losses and net deferred origination costs and including loans held for sale, loans totaled $440.6 million comprising 76.8% of total assets. As presented in the loan-related tables in the preceding section of this report titled "Comparison of Financial Condition at September 30, 2007 and September 30, 2006", loans reported as fixed rate mortgages totaled $181.2 million or 31.6% of total assets while ARMs totaled $199.4 million or 34.8% of total assets. In a rising rate environment, our cost of funds may increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially greater repricing sensitivity than that of our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets is detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings.

Notwithstanding the risks presented by the flat to inverted yield curve that was prevalent during fiscal 2007, or those resulting from further increases to short term interest rates, a significant decrease in market interest rates could, by contrast, trigger a new wave of loan refinancing that could result in the margin compression experienced in prior years when rates fell to their historical lows.

The Bank also faces the risk of continued disintermediation of our deposits into higher cost accounts as well as the expectation for some amount of deposit outflows. Specifically, we were successful in growing non-maturity deposits during fiscal 2007 due, in part, to higher promotional interest rates paid at the Bank's three newest branches. Our ability to retain such

NEXT PAGE

deposits as rates on such accounts are incrementally adjusted to "non-promotional" levels continues to be rigorously tested. We expect that a portion of recently acquired deposits may be subject to disintermediation into higher yielding deposit accounts, such as certificates of deposit, while the most "price sensitive" of those deposits may be withdrawn. A portion of the Bank's recent accumulation of short term liquid assets has been attributable to managing the contingency of that latter risk.

Quantitative Aspects of Market Risk. The following table presents American Bank of New Jersey's net portfolio value as of September 30, 2007 - the latest date for which information is available. The net portfolio value was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets			Board Established Limits
Changes in Rates	$ Amount	$ Change	% Change	Net Portfolio Value Ratio	Basis Point Change	Net Portfolio Value Ratio	Basis Point Change
(Dollars in thousands)
+300 bp	68,496	-20,370	-23%	12.56%	-289bp	5.00%	-450bp
+200 bp	75,408	-13,458	-15%	13.59%	-186bp	6.00%	-300bp
+100 bp	82,544	-6,322	-7%	14.60%	-85bp	7.00%	-150bp
0 bp	88,866			15.45%		8.00%
-100 bp	92,869	4,003	+5%	15.93%	+48bp	7.00%	-150bp
-200 bp	94,509	5,644	+6%	16.06%	+61bp	6.00%	-300bp

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

Strategies for the Management of Interest Rate Risk and Market Risk. The Board of Directors has established an Asset/Liability Management Committee which is responsible for

NEXT PAGE

monitoring interest rate risk. The committee comprises the Bank's Chief Executive Officer, the Bank's President and Chief Operating Officer, the Bank's Senior Vice President and Chief Financial Officer, the Bank's Senior Vice President and Chief Lending Officer, the Bank's Senior Vice President Commercial Real Estate, the Bank's VP Branch Administration and the Bank's Vice President and Controller. Management conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of the Bank, including review of the Bank's short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee generally meets quarterly to formally review such matters. The results of the committee's quarterly review are reported to the full Board, which makes adjustments to the Bank's interest rate risk policy and strategies, as it considers necessary and appropriate.

The qualitative and quantitative interest rate analysis presented above indicate that various foreseeable movements in market interest rates may have an adverse effect on our net interest margin and earnings. The growth and diversification strategies outlined in the Company's current business plan are designed not only to enhance earnings, but also to better support the resiliency of those earnings throughout various movements in interest rates. Toward that end, implementation of the Company's business plan over time is expected to result in a better matching of the repricing characteristics of its interest-earning assets and interest-bearing liabilities. Specific business plan strategies to achieve this objective include:

(1)	Open up to three de novo branches over the next five years with an emphasis on growth in non-maturity deposits;

(2)	Attract and retain lower cost business transaction accounts by expanding and enhancing business deposit services including online cash management and remote deposit capture services;

(3)	Attract and retain lower cost personal checking and savings accounts through expanded and enhanced cross selling efforts and modified ATM surcharge policies;

(4)	Originate and retain commercial loans with terms that increase overall loan portfolio repricing frequency and cash flows while reducing call risk through prepayment compensation provisions;

(5)	Originate and retain 1-4 family home equity loans and variable rate lines of credit to increase loan portfolio repricing frequency and cash flows;

(6)	Originate both fixed and adjustable rate 1-4 family first mortgage loans eligible for sale in the secondary market and, if warranted, sell such loans on either a servicing retained or servicing released basis. The strategy reduces the balance of longer duration and/or non-prepayment protected loans while enhancing non interest income.

NEXT PAGE

With regard to this last strategy, for the years ended September 30, 2007 and 2006, we sold a total of $9.3 million and $5.8 million, respectively, of longer term, fixed rate loans into the secondary market which resulted in gains on sales of mortgage loans held for sale of $43,000 and $15,000, respectively. At September 30, 2007, the Bank had six outstanding contracts to sell a total of $1.6 million of long term, fixed rate mortgage loans into the secondary market.

After fulfilling its loan sale commitments noted above, the Bank intends to discontinue the sale of 1-4 family mortgage loan originations for a period of time to augment the growth in commercial loans through which the Bank will reinvest a portion of the balances of cash and cash equivalents accumulated during fiscal 2007. As discussed in the preceding section titled "Comparison of Financial Condition at September 30, 2007 and September 30, 2006", such balances resulted from significant growth in deposits acquired through the Bank's de novo branches opened during the current year. The Bank will carefully monitor the earnings, liquidity, and balance sheet allocation impact of this strategy and make interim adjustments, as necessary, to support achievement of the Company's business plan goals and objectives.

In addition to the strategies noted above, we may utilize other strategies aimed at improving the matching of interest-earning asset maturities to interest-bearing liability maturities. Such strategies may include:

(1)	Purchase short to intermediate term securities and maintain a securities portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles;

(2)	Lengthen the maturities of our liabilities through utilization of FHLB advances and other wholesale funding alternatives.

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

Management assessed the Company's systems of internal control over financial reporting as of September 30, 2007. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of September 30, 2007, the Company maintained effective internal control over financial reporting based on those criteria.

The Company's independent registered public accounting firm that audited the consolidated financial statements that are included in this annual report on Form 10-K, has issued an attestation report on management's assessment of the Company's internal control over financial reporting. The attestation report of Crowe Chizek and Company LLC appears on the following page.

NEXT PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Bancorp of New Jersey, Inc.
Bloomfield, New Jersey

We have audited the accompanying consolidated balance sheets of American Bancorp of New Jersey Inc. as of September 30, 2007 and 2006, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2007. We also have audited American Bancorp of New Jersey Inc.'s internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). American Bancorp of New Jersey Inc.'s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide

NEXT PAGE

reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp of New Jersey Inc. as of September 30, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2007 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, American Bancorp of New Jersey Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey
December 11, 2007

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2007 and 2006
(In thousands except share data)

	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks	$ 9,983	$ 6,671
Interest-bearing deposits	14,638	494
Federal funds sold	12,800	-
Total cash and cash equivalents	37,421	7,165

Securities available-for-sale	58,093	74,523
Securities held-to-maturity (fair value: 2007-$6,671, 2006 - $10,423)	6,730	10,547
Loans held for sale	1,243	-
Loans receivable, net of allowance for loan losses (2007-$2,568, 2006-$2,123)	437,883	398,624
Premises and equipment	10,856	6,523
Federal Home Loan Bank stock, at cost	2,553	3,356
Cash surrender value of life insurance	13,214	8,747
Accrued interest receivable	2,212	1,979
Other assets	3,533	2,855
Total assets	$ 573,738	$ 514,319

LIABILITIES AND EQUITY
Deposits
Non-interest-bearing	$ 30,494	$ 23,545
Interest-bearing	398,106	303,602
Total deposits	428,600	327,147
Advance payments by borrowers for taxes and insurance	2,702	2,466
Federal Home Loan Bank advances	37,612	56,075
Accrued expenses and other liabilities	4,231	3,770
Total liabilities	473,145	389,458

Commitments and contingent liabilities

Stockholders' Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized at September 30, 2007 and 2006;	-	-

Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 shares issued at September 30, 2007 and September 30, 2006, 11,946,190 and 14,163,220 outstanding at September 30, 2007 and September 30, 2006	1,453	1,453

Additional paid in capital	113,607	111,780
Unearned ESOP shares	(8,099)	(8,549)
Retained earnings	24,258	25,438
Treasury Stock; 2007-2,581,763, 2006-364,733 shares	(30,353)	(4,380)
Accumulated other comprehensive loss	(273)	(881)
Total stockholders' equity	100,593	124,861

Total liabilities and stockholders' equity	$ 573,738	$ 514,319

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2007, 2006, and 2005
(In thousands except share data)

	2007	2006	2005
Interest and dividend income
Loans, including fees	$ 24,656	$ 20,291	$ 17,459
Securities	2,953	3,928	2,734
Federal funds sold and other	1,420	1,125	408
Total interest income	29,029	25,344	20,601

Interest Expense
Now and money market	3,358	785	490
Savings	2,674	2,389	2,130
Certificates of deposit	8,425	6,017	4,082
Federal Home Loan Bank advances	2,274	2,611	2,844
Total interest expense	16,731	11,802	9,546

Net interest income	12,298	13,542	11,055

Provision for loan losses	445	465	81

Net interest income after provision for loan losses	11,853	13,077	10,974

Noninterest income
Deposit service fees and charges	721	722	690
Income from cash surrender value of life insurance	468	315	270
Gain on sale of loans	43	15	16
Loss on sales of securities available-for-sale	(11)	(271)	(16)
Other	201	240	236
Total noninterest income	1,422	1,021	1,196

Noninterest expense
Salaries and employee benefits	8,607	6,910	5,896
Occupancy and equipment	1,098	949	830
Data processing	764	669	686
Advertising	409	314	252
Professional and consulting	407	530	274
Legal	136	286	234
Other	1,123	999	752
Total noninterest expense	12,544	10,657	8,924

Income before provision for income taxes	731	3,441	3,246

Provision for income taxes	174	1,308	1,203

Net income	$ 557	$ 2,133	$ 2,043

Earnings per share:
Basic	$ 0.05	$ 0.16	$ 0.15
Diluted	$ 0.05	$ 0.16	$ 0.15

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended September 30, 2007, 2006 and 2005
(In thousands)

	Common Stock	Additional Paid-in Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Amount Reclassified On ESOP Shares	Total Equity	Compre hensive Income (Loss)
Balance at September 30, 2004	$ 555	$ 15,687	$ (1,200)	$ -	$ 24,806	$ (482)	$ (52)	$ 39,314
RSP stock grants	-	1,419	-	(1,419)	-	-	-	-
RSP shares earned	-		-	207	-	-	-	207
ESOP shares earned	-	136	136	-	-	-	-	272
Cash dividends paid - $0.93 per share	-	-	-	-	(1,432)	-	-	(1,432)
Reclassification due to change in fair value of common stock in ESOP subject to contingent repurchase obligation	-	-	-	-	-	-	(421)	(421)
Comprehensive income
Net income	-	-	-	-	2,043	-	-	2,043	$2,043
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	-	-	-	-	-	(477)	-	(477)	(477)
Total comprehensive income									$ 1,566
Balance at September 30, 2005	$ 555	$ 17,242	$ (1,064)	$ (1,212)	$ 25,417	$ (959)	$ (473)	$ 39,506

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended September 30, 2007, 2006 and 2005
(In thousands)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Amount Reclassified On ESOP Shares	Total Equity	Compre- hensive Income (Loss)
Balance at September 30, 2005	$ 555	$17,242	$ (1,064)	$ (1,212)	$ 25,417	$ (959)	$ -	$ (473)	$ 39,506
Transfer of Unearned RSP to APIC due to adoption of FAS 123R	-	(1,212)	-	1,212	-	-	-	-
Issuance and exchange of common stock, net of issuance costs (9,918,750 shares issued)	862	96,661	(7,935)	-	-	-	-	-	89,588
MHC capital infusion from merger	-	99	-	-	-	-	-	-	99
RSP stock grants (358,484 shares issued)	36	(36)	-	-	-	-	-
Share purchases (566,779 shares)	-	(2,254)	-	-	-	-	(4,282)	-	(6,536)
RSP shares earned including tax benefit of vested awards	-	668	-		-	-	-	-	668
RSP shares transfer from APIC	-	98	-	-	-	-	(98)	-	-
Stock options earned	-	384	-	-	-	-	-	-	384
ESOP shares earned	-	130	450	-	-	-	-	-	580
Cash dividends paid - $0.16 per share	-	-	-	-	(2,112)	-	-	-	(2,112)
Reclassification due to elimination of repurchase obligation	-	-	-	-	-	-	-	473	473
Comprehensive income
Net income	-	-	-	-	2,133	-	-	-	2,133	$ 2,133
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	-	-	-	-	-	78	-	-	78	78
Total comprehensive income										$ 2,211
Balance at September 30, 2006	$ 1,453	$111,780	$ (8,549)	$ -	$ 25,438	$ (881)	$ (4,380)	$ -	$124,861

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended September 30, 2007, 2006 and 2005
(In thousands)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity	Compre- hensive Income (Loss)
Balance at September 30, 2006	$ 1,453	$ 111,780	$ (8,549)	$ 25,438	$ (881)	$ (4,380)	$ 124,861
Cumulative effect of adoption of SAB 108	-	-	-	130	-	-	130
Balance at October 1, 2006	1,453	111,780	(8,549)	$ 25,568	(881)	(4,380)	124,991
RSP stock grants (6,249 shares issued)	-	(76)	-	-	-	76	-
RSP shares earned including tax benefit of vested awards	-	1,183	-	-	-	-	1,183
Share purchases (2,223,279 shares)	-	-	-	-	-	(26,049)	(26,049)
Stock options earned		563	-	-	-	-	563
ESOP shares earned	-	157	450	-	-	-	607
Cash dividends paid - $0.16 per share	-	-	-	(1,867)	-	-	(1,867)
Comprehensive income
Net income	-	-	-	557	-	-	557	$ 557
Change in unrealized loss on securities available-for-sale, net of taxes	-	-	-	-	608	-	608	608
Total comprehensive income								$ 1,165
Balance at September 30, 2007	$ 1,453	$ 113,607	$ (8,099)	$ 24,258	$ (273)	$ (30,353)	$ 100,593

See accompanying notes to consolidated financial statements

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007, 2006, and 2005
(In thousands)

	2007	2006	2005
Cash flows from operating activities
Net Income	$ 557	$ 2,133	$ 2,043
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	379	342	353
Net amortization of premiums and discounts	(10)	(89)	126
Losses on sales of securities available-for-sale	11	271	16
ESOP compensation expense	607	580	272
RSP compensation expense	1,111	637	207
SOP compensation expense	563	384	-
Provision for loan losses	445	465	81
Increase in cash surrender value of life insurance	(467)	(315)	(270)
Gain on sale of loans	(43)	(15)	(16)
Proceeds from sales of loans	9,337	5,775	2,431
Origination of loans held for sale	(10,543)	(5,525)	(2,695)
Decrease (increase) in accrued interest receivable	(233)	(511)	(109)
Decrease (increase) in other assets	(400)	61	(732)
Change in deferred income taxes	(633)	(520)	(174)
Increase (decrease) in other liabilities	591	192	529
Net cash provided by operating activities	1,272	3,865	2,062
Cash flows from investing activities
Net increase in loans receivable	(39,704)	(58,083)	(32,117)
Purchases of securities held-to-maturity	-	(4,935)	(6,227)
Maturities of securities held-to-maturity	2,000	-	-
Principal paydowns on securities held-to-maturity	1,800	2,184	1,183
Purchases of securities available-for-sale	(18,753)	(52,606)	-
Sales of securities available-for-sale	3,227	9,750	1,984
Maturities of securities available-for-sale	16,000	11,000	-
Calls of securities available-for-sale	-	-	2,000
Principal paydowns on securities available-for-sale	16,941	19,654	22,315
Purchase of Federal Home Loan Bank stock	(1,999)	(2,836)	(2,734)
Redemption of Federal Home Loan Bank stock	2,802	2,599	2,505
Purchase of bank-owned life insurance	(4,000)	(920)	(1,000)
Purchase of premises and equipment	(4,712)	(2,734)	(574)
Net cash used in investing activities	(26,398)	(76,927)	(12,665)
Cash flows from financing activities
Net increase in deposits	101,453	(13,778)	18,209
Stock subscriptions held for parent received (refunded or applied)	-	(115,201)	115,201
Net change in advance payments by borrowers for taxes and insurance	236	22	121
Repayment of Federal Home Loan Bank of New York advances	(8,063)	(8,059)	(16,057)
Federal Home Loan Bank of New York advances	-	-	15,000
Net change in Federal Home Loan Bank of New York overnight lines of credit	(10,400)	10,400	(2,700)
RSP tax benefit of vested awards	72	31	-
Cash dividends paid	(1,867)	(2,112)	(1,432)
MHC Capital infusion	-	99	-
RSP and treasury share purchases	(26,049)	(6,536)	-
Net proceeds from stock issuance	-	89,588	-
Net cash provided by (used in) financing activities	55,382	(45,546)	128,342
Net change in cash and cash equivalents	30,256	(118,608)	117,739
Cash and cash equivalents at beginning of year	7,165	125,773	8,034
Cash and cash equivalents at end of year	$ 37,421	$ 7,165	$ 125,773

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2007, 2006, and 2005
(In thousands)

	2007	2006	2005
Supplemental cash flow information:
Cash paid during the period for
Interest	$16,871	$11,814	$9,544
Income taxes, net of refunds	909	1,797	1,675

See accompanying notes to consolidated financial statements)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
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
September 30, 2007, 2006, and 2005
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

Cash and Cash Equivalents: For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and in banks; interest-bearing deposits with original maturities of 90 days or less; and federal funds sold, which are generally sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions, and federal funds purchased.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

The Bank generally identifies the population of potentially impaired loans to be all nonaccrual commercial loans. However, additional criteria may be considered in identifying commercial loans that may be potentially impaired. Commercial loans are defined herein as multifamily, commercial real estate, construction and business loans. Potentially impaired loans are individually assessed to determine if the loan's carrying value exceeds the fair value of the collateral or the present value of the loan's expected future cash flows. If full repayment of the loan is not expected, the loan is identified as impaired. Smaller balance homogeneous loans that may be collectively evaluated for impairment such as residential mortgage loans and installment loans, are specifically excluded from the impaired loan portfolio.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Held-For-Sale: Loans held-for-sale are carried at the lower of cost or market, using the aggregate method. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses on sales of mortgage loans are recognized at the time of sale.

Allowance For Loan Losses: The allowance for loan losses is a valuation account that reflects our estimation of the losses in our loan portfolio to the extent they are both probable and reasonable to estimate. The allowance is maintained through provisions for loan losses that are charged to income in the period they are established. We charge losses on loans against the allowance for loan losses when we believe the collection of loan principal is unlikely. Recoveries on loans previously charged-off are added back to the allowance.

Our methodology for calculating the allowance for lease and loan losses is based upon FAS 5 and FAS 114. Under FAS 114, we identify and analyze certain loans for impairment. If an impairment is identified on a specific loan, a loss allocation is recorded in the amount of that impairment. Loan types subject to FAS 114 are, multi-family mortgage loans, non-residential mortgage loans, construction loans and business loans. We also conduct a separate review of all loans on which the collectibility of principal may not be reasonably assured. We evaluate all classified loans individually and base our determination of a loss factor on the likelihood of collectibility of principal including consideration of the value of the underlying collateral securing the loan.

Under our implementation of FAS 5, we segregate loans by loan category and evaluate homogeneous loans as a group. The loss characteristics of aggregated homogeneous loans are examined using two sets of factors: (1) annual historical loss experience factors that consider the net charge-off history of the Bank and (2) environmental factors. Although there may be other factors that also warrant consideration, we consider the following environmental factors:

    levels and trends of delinquencies and impaired loans;
    levels and trends of charge-offs and recoveries;
    trends in volume and terms of loans;
    changes to lending policies, procedures and practices;
    experience, ability and depth of lending management and staff;
    national, regional and local economic trends and conditions;
    industry conditions; and
    changes in credit concentration.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

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

Premises and Equipment: Land is carried at cost. Office properties and equipment are carried at cost, less accumulated depreciation. Office buildings and improvements are depreciated using the straight-line method with useful lives ranging from 20 to 40 years. Furniture, fixtures, and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Leasehold Improvements are depreciated using the straight-line method with useful lives over the lesser of estimated life or lease term.

Mortgage Servicing Rights: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights totaled $81,186 and $99,484 at September 30, 2007 and 2006 and are included with other assets on the balance sheet.

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
September 30, 2007, 2006, and 2005
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

For the years ended September 30, 2006 and September 30, 2007, compensation expense regarding stock options was recorded using the fair value recognition provisions of FASB Statement No. 123R, Accounting for Stock-Based Compensation (see Note 11 Other Stock-Based Compensation).

For accounting purposes, the Bank is recognizing compensation expense for shares of common stock awarded under the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan. Expense is recognized over the vesting period of five years from the date of award at the fair market value of the shares on the date they were awarded.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards. Weighted average shares for 2005 have been adjusted to reflect the exchange of shares resulting from our second step conversion.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale, net of tax, which are also recognized as separate components of equity.

Federal Home Loan Bank (FHLB) stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at the amount that can be realized.

Long-term Assets: Premises and equipment, core deposit and other intangible assets, and other long term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

Recent Accounting Pronouncements and Developments:

In July 2006, the FASB released Interpretation No. 48, "Accounting for Uncertainty in Income Taxes." This Interpretation revises the recognition tests for tax positions taken in tax returns such that a tax benefit is recorded only when it is more likely than not that the tax position will be allowed upon examination by taxing authorities. The amount of such a tax benefit to record is the largest amount that is more likely than not to be allowed. Any reduction in deferred tax assets or increase in tax liabilities upon adoption will correspondingly reduce retained earnings. The adoption of Interpretation No. 48 on October 1, 2007 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard is effective for financial assets acquired or issued after the beginning of the entity's first fiscal year that begins after September 15, 2006. The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity's exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 "Fair Value Measurements" ("SFAS No. 157"), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 when it becomes effective for the Company on October 1, 2008 is not expected to have a material impact on the Company's consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"), SFAS No. 159 permits entities to choose to measure certain financial assets and financial liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the effect of adopting SFAS No. 159, which is effective for it on October 1, 2008, but may be adopted as early as October 1, 2007.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At its September 2006 meeting, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 06-04, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements." The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Principles Board Opinion ("APB") No. 12, "Omnibus Opinion - 1967." The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The provisions of Issue 06-04 should be applied through either a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption or retrospective application. The Company is currently assessing the financial statement impact of implementing EITF 06-04.

At its September 2006 meeting, the Emerging Issues Task Force ("EITF") reached a final consensus on Issue 06-05, "Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No 85-4" ("EITF 06-05"). EITF 06-05 clarifies the accounting for bank-owned life insurance and stipulates that policyholders should consider any additional amounts included in the contractual terms of the insurance policies other than cash surrender value in determining the amount that could be realized under the insurance contract in accordance with FASB Technical Bulletin No. 85-4. EITF 06-05 also establishes that policyholders should determine the amount that could be realized under the life insurance contracts assuming the surrender of an individual-life by individual-life policy. EITF 06-05 is effective for fiscal years beginning after December 31, 2006. The Company is currently assessing the financial statement impact of implementing EITF 06-05.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. The amount so recorded is shown as a cumulative effect adjustment is recorded in opening retained earnings as of October 1, 2006.

Included in this cumulative effect adjustment is a debit to deferred taxes payable for $130,000. This amount resulted from the deferred recognition of income tax benefit arising from the Bank's utilization of net operating losses from its subsidiaries that were dissolved in the early 1990's. At the time, the Bank's eligibility to utilize those net operating losses was unclear due to complications associated with the dissolution of those subsidiaries. As such, the Bank elected to defer the recognition of that income tax benefit for accounting purposes in the event that its utilization of those net operating losses were to be successfully challenged by tax authorities. Management considered the above amount previously to be immaterial. The total of $130,000 appears on the consolidated statement of changes in stockholders' equity as an adjustment to closing retained earnings as of September 30, 2006 (opening balance of October 1, 2006).

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 2 - SECURITIES

The fair value of securities available-for-sale was as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2007
U.S. Government and federal agency	$ 2,005	$ 5	$ -
Mortgage-backed
FHLMC	9,040	39	(22)
FNMA	11,696	25	(321)
GNMA	81	1	-
Collateralized mortgage obligations
Agency	35,271	93	(247)
	$ 58,093	$ 163	$ (590)

2006
U.S. Government and federal agency	$ 10,917	$ -	$ (72)
Mortgage-backed
FHLMC	12,882	16	(64)
FNMA	18,223	18	(583)
GNMA	108	-	-
Collateralized mortgage obligations
Agency	32,393	1	(712)
	$ 74,523	$ 35	$ (1,431)

Proceeds from sales of available-for-sale securities amounted to $3,227,089, $9,750,233 and $1,983,620 during the years ended September 30, 2007, 2006 and 2005 resulting in gross gains of $0 for fiscal 2007, 2006 and 2005 and gross losses of $10,734, $271,084 and $16,380 for those same periods. Security sale gains and losses are recorded on the trade date using the specific identification method.

The gross losses noted above represent capital losses for which the Bank recognized a deferred income tax benefit. At September 30, 2007, the remaining balance of the deferred tax asset relating to these capital losses was approximately $119,000. For income tax purposes, the benefit of such capital losses may only be recognized to the extent that the Company records future capital gains within the carry-forward timeframes established by tax authorities.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2007
U.S. Government and federal agency	$ -	$ -	$ -	$ -
Mortgage-backed
FHLMC	138	-	(1)	137
FNMA	4,545	1	(43)	4,503
GNMA	145	2	-	147
Collateralized mortgage obligations
Agency	47	-	-	47
Non-agency	1,855	-	(18)	1,837
	$ 6,730	$ 3	$ (62)	$ 6,671

2006
U.S. Government and federal agency	$ 2,000	$ -	$ (24)	$ 1,976
Mortgage-backed
FHLMC	286	1	(1)	286
FNMA	5,866	2	(49)	5,819
GNMA	200	2	-	202
Collateralized mortgage obligations
Agency	58	1	-	59
Non-agency	2,137	-	(56)	2,081
	$ 10,547	$ 6	$ (130)	$ 10,423

The fair value of debt securities and carrying amount, if different, at September 30, 2007 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held-to-Maturity		Available for Sale
	Carrying Amount	Fair Value	Fair Value

Due less than one year	$ -	$ -	$ 2,005
Mortgage-backed	6,730	6,661	56,088
Total	$ 6,730	$ 6,671	$ 58,093

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

Securities with carrying values of $6,180,398 and $12,513,151 at September 30, 2007 and 2006, respectively, were pledged to secure public deposits and advances as required or permitted by law.

Available-for-sale securities with unrealized losses at September 30, 2007 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage backed	3,557	(6)	7,508	(337)	11,065	(343)
Collateralized mortgage obligations	2,249	(1)	13,573	(246)	15,822	(247)
Total temporarily impaired	$ 5,806	$ (7)	$ 21,081	$ (583)	$ 26,887	$ (590)

Available-for-sale securities with unrealized losses at September 30, 2006 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ 5,985	$ (4)	$ 4,932	$ (68)	$10,917	$ (72)
Mortgage backed	21,953	(68)	9,260	(579)	31,213	(647)
Collateralized mortgage obligations	15,593	(111)	16,800	(601)	32,393	(712)
Total temporarily impaired	$43,531	$ (183)	$ 30,992	$ (1,248)	$ 74,523	$ (1,431)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

Held-to-maturity securities with unrealized losses at September 30, 2007 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage backed	3,325	(12)	1,097	(32)	4,422	(44)
Collateralized mortgage obligations	-	-	1,837	(18)	1,837	(18)
Total temporarily impaired	$3,325	$ (12)	$ 2,934	$ (50)	$ 6,259	$ (62)

Held-to-maturity securities with unrealized losses at September 30, 2006 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$ -	$ -	$ 1,976	$ (24)	$ 1,976	$ (24)
Mortgage backed	4,670	(7)	1,637	(43)	6,307	(50)
Collateralized mortgage obligations	-	-	2,081	(56)	2,081	(56)
Total temporarily impaired	$4,670	$ (7)	$ 5,694	$ (123)	$ 10,364	$ (130)

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

At September 30, 2007, securities with unrealized losses had depreciated 1.9% from the Company's amortized cost basis. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company concluded that the financial strength of the issuers of its securities - primarily U.S. agencies - did not contribute to any impairment of value. Rather, these unrealized losses related principally to changes in market interest rates. The Company then evaluated the expected timeframe and conditions within which a recovery of such impairments could be reasonably forecasted. For example, the Company's debenture, mortgage backed security and collateralized mortgage obligation portfolios are expected to reprice, amortize, prepay or mature within a timeframe that is supported by the Company's ability and intent to hold such securities. Forecasted repricing of the Company's adjustable rate investments to market levels is one means by which an impairment resulting from a security's "below market" yields can be recovered. Another means of impairment recovery is through the timely return of principal invested. Given the relatively short duration of these investment securities, the Company can reasonably forecast a timely and full return of the principal invested thereby recovering the impairment that had resulted from movements in market interest rates.

Based on that evaluation and the Company's ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those securities to be other-than-temporarily impaired at September 30, 2007.

NOTE 3 - LOANS

Loans at period-end were as follows:

	2007	2006

Mortgage loans:
One-to-four-family	$ 276,947	$ 283,469
Multi-family and nonresidential	99,059	73,496
Construction	48,561	33,155
Land	3,341	534
Consumer	655	720
Home equity	19,756	19,122
Business	7,024	6,068
Total loans	455,343	416,564
Allowance for loan losses	(2,568)	(2,123)
Net deferred loan costs	1,077	1,100
Loans in process	(15,969)	(16,917)

Loans, net	$ 437,883	$ 398,624

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 3 - LOANS (Continued)

At September 30, 2007 and 2006, the balance of one-to-four-family mortgage loans included $22.6 million and $20.0 million, respectively, of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan's remaining term to maturity.

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

	2007	2006

Beginning balance	$ 1,617	$ 922
New loans	77	103
Effect of changes in related parties	(745)	726
Repayments	(332)	(134)
Ending balance	$ 617	$ 1,617

Mortgage loans serviced for others are not included in the accompanying financial statements. At September 30, 2007 and 2006, the unpaid principal balances of these loans totaled $19,073,838 and $20,481,818, respectively.

Activity in the allowance for loan losses was as follows:

	2007	2006	2005

Balance at beginning of year	$ 2,123	$ 1,658	$ 1,578
Provision charged to income	445	465	81
Charge-offs	-	-	-
Recoveries	-	-	-
Balance at end of year	$ 2,568	$ 2,123	$ 1,658

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

	2007	2006	2005

Period-end loans with no allocated allowance for loan losses	$ -	$ -	$ -
Period-end loans with allocated allowance for loan losses	-	172	174
Total	$ -	$ 172	$ 174

	2007	2006	2005

Amount of the allowance for loan losses allocated	$ -	$ 86	$ 87
Average of impaired loans during the period	43	173	225
Interest income recognized during impairment	-	10	10
Cash-basis interest income recognized	-	10	10

Nonperforming loans were as follows:

	2007	2006	2005

Loans past due over 90 days still on accrual	$ -	$ -	$ -
Nonaccrual loans	1,249	2,089	1,163

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	2007	2006

Securities	$ 290	$ 406
Loans receivable	1,922	1,573
Total	$ 2,212	$ 1,979

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2007	2006

Land	$ 4,212	$ 840
Office buildings and improvements	6,396	3,448
Furniture and equipment	4,477	3,743
Leasehold improvements	359	-
Future branch site costs	331	3,032
	15,775	11,063
Less accumulated depreciation	4,919	4,540

Total	$ 10,856	$ 6,523

The table above includes the net book value of funds disbursed through September 30, 2007 relating to the relocation of our Bloomfield branch that is expected to open in January, 2008. Additional capitalized costs estimated to total approximately $1.3 million are expected to be paid in early fiscal 2008 relating to the completion of that branch.

The Company leases certain branch properties and equipment under operating leases. Rent expense was $49,477, $0 and $0 for fiscal years 2007, 2006, and 2005, respectively. Rent commitments, before considering renewal options that generally are present, were as follows:

2008	$ 100
2009	230
2010	231
2011	231
2012	231
Thereafter	2,784
Total	$ 3,807

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 6 - DEPOSITS

Deposit accounts are summarized as follows:

	2007	2006

Demand deposits	$ 30,494	$ 23,545
NOW and money market accounts	111,795	31,429
Savings accounts	92,778	107,008
Certificates of deposit	193,533	165,165
Total deposits	$ 428,600	$ 327,147

Certificates of deposit accounts with balances over $100,000 totaled $73,198,702 and $59,392,422 at September 30, 2007 and 2006, respectively. All other deposit accounts with balances over $100,000 totaled $115,307,591 and $86,490,684 at September 30, 2007 and 2006, respectively. Generally, deposit balances over $100,000 are not federally insured.

Scheduled maturities of certificates of deposit were as follows:

2008	$155,610
2009	21,843
2010	1,673
2011	1,751
2012 and thereafter	12,656
$193,533

NOTE 7 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES

The Bank has $37.6 million of fixed rate advances with the Federal Home Loan Bank with maturities through fiscal 2013 and fixed rates ranging from 3.79% to 6.18% at September 30, 2007. None of the advances are callable prior to maturity. One advance for $1.6 million with a coupon of 4.57% has a five-year final maturity in June 2009, with a twenty-year amortization schedule. The remaining $36.0 million of Federal Home Loan Bank advances are non-amortizing term advances. The Bank also has an overnight line of credit with the ability to borrow $53.8 million of which $0 was drawn at September 30, 2007. For the years ended September 30, 2007 and 2006, the scheduled repayments and maturities of FHLB advances by fiscal year are as follows:

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 7 - FEDERAL HOME LOAN BANK OF NEW YORK ADVANCES (Continued)

	September 30, 2007		September 30, 2006
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Maturing in 2007	$ -	-%	$ 8,063	4.39%
Maturing in 2008	12,065	5.51	12,065	5.51
Maturing in 2009	7,547	4.88	7,547	4.88
Maturing in 2010	6,000	5.15	6,000	5.15
Maturing in 2011	6,000	5.18	6,000	5.18
Maturing in 2012	5,000	5.22	5,000	5.22
Maturing in 2013	1,000	4.79	1,000	4.79
Overnight line of credit	-	-	10,400	5.57
	$37,612	5.21%	$56,075	5.16%

At September 30, 2007, advances are secured primarily by mortgage loans totaling $81,422,361, and all stock in the Federal Home Loan Bank totaling $2,553,400 under a blanket collateral agreement for the amount of the notes outstanding. Additionally, specific investment securities with a carrying value totaling $4,165,293 also secure such advances. At September 30, 2007, the Bank's borrowing limit with the Federal Home Loan Bank was approximately $140.2 million.

NOTE 8 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

	2007	2006	2005
Current
Federal	$ 586	$ 1,507	$ 1,196
State and local	221	321	264
	807	1,828	1,460

Deferred
Federal	(362)	(404)	(193)
State and local	(271)	(96)	(84)
	(633)	(500)	(277)

Change in valuation allowance	-	(20)	20

	$ 174	$ 1,308	$ 1,203

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 8 - INCOME TAXES (Continued)

A reconciliation of income tax expense at the statutory federal income tax rate and the actual income tax expense was as follows:

	2007	2006	2005

Federal income tax expense at statutory rate	$ 249	$ 1,170	$ 1,104
Increase in taxes resulting from
State income taxes, net of federal benefit	(32)	135	132
Tax-exempt income from life insurance	(159)	(107)	(92)
Nondeductible ESOP expense	53	44	46
Nondeductible stock options expense	53	49	-
Other, net	10	17	13
Income tax expense	$ 174	$ 1,308	$ 1,203

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2007	2006
Deferred tax assets
Unrealized loss on securities available-for-sale	$ 154	$ 515
Provision for loan losses	1,032	848
Capital losses on security sales	119	114
State of New Jersey Net Operating Loss (Bank)	90	-
Accrued expenses and other liabilities	1,706	1,346
Total gross deferred tax assets	3,101	2,823

Deferred tax liabilities
Depreciation	(168)	(198)
Deferred loan origination costs	(869)	(815)
Other	(59)	(207)
Total gross deferred tax liabilities	(1,096)	(1,220)
Valuation allowance	-	-

Net deferred tax asset	$ 2,005	$ 1,603

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 8 - INCOME TAXES (Continued)

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $4,034,000 through September 30, 2007 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $1,611,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

NOTE 9 - BENEFIT PLANS

The Bank has a directors' retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the years ended September 30, 2007, 2006, and 2005 the Bank recorded expenses related to the plan totaling $196,990, $64,165 and $476,860, respectively. Expenses in 2005 included $444,000 related to an amendment to the plan by which retirement benefits would be calculated based upon the sum of the annual retainer and regular meeting fees paid by the Company as well as the Bank. Previously, such retirement plan benefits were based upon the annual retainer paid by the Bank only. The balance of the accrued liability for the director's retirement plan at September 30, 2007 was approximately $1,770,000.

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan in fiscal 2007 and fiscal 2006 were limited to participant salary deferrals along with a matching contribution provided by the Bank. For the year ended September 30, 2007, 401(k) matching contribution expense totaled $88,291. Such costs in fiscal 2006 totaled $74,220. Offsetting that cost in fiscal 2006 was the reversal of $131,250 of profit sharing expense that had been accrued during fiscal 2005 for which no discretionary contribution to the plan was made in 2006. Related expenses in fiscal 2005 totaled $247,906 which comprised $72,906 of 401(k) matching contribution expense plus a total of $175,000 of discretionary plan contribution expense. Of the latter amount, $43,750 was actually contributed to the plan during fiscal 2005 and $131,250 that had been accrued was subsequently reversed during fiscal 2006 as noted.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 9 - BENEFIT PLANS (Continued)

The Bank implemented a supplemental executive retirement plan that provides benefits to certain key officers in accordance with the plan document. During the years ended September 30, 2007, 2006 and 2005 Bank expenses related to the plan totaled $284,658, $226,371 and $235,611. The Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan. The cash surrender value of the Company's bank-owned life insurance policies at September 30, 2007 was $13.2 million of which approximately $9.9 million relate to policies originally purchased to provide income to offset the costs of the Bank's supplemental executive retirement plans. The remaining $3.3 million of cash surrender value relate to policies that provide life insurance benefits primarily to the Bank's senior officers. The balance of the accrued liability for the supplemental executive retirement plan at September 30, 2007 was approximately $1,271,000.

The Bank has entered into employment agreements with its Chief Executive Officer (CEO), President & Chief Operating Officer (COO), and two Senior Vice Presidents (SVPs). The CEO's and President & COO's employment agreements have a term of three years while the two SVPs' agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive's performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of the CEO and President & COO, and two years, in the case of the two SVPs. If the Bank terminates the officer without "just cause" as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement at a minimum. The agreements also provide for various payouts if the officer is terminated without just cause following a change in control.

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

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

ESOP activity for the years ended September 30, 2007, 2006 and 2005 and shares held by the ESOP at the end of those periods are presented below.

	2007	2006	2005
Allocated to participants	131,509	80,408	43,146
Committed to be released	39,936	39,936	25,505
Unearned	958,455	1,011,702	271,420
Total ESOP shares	1,129,900	1,132,046	340,071

Fair value of unearned shares	$ 10,418	$ 11,989	$ 2,975
Fair value of allocated shares subject to repurchase obligation	$ -	$ -	$ 473

ESOP compensation expense	$ 607	$ 580	$ 270

The reported number of total shares and allocated shares held by the ESOP at September 30, 2007 each reflect the cumulative distribution of 3,671 allocated shares to participants in accordance with the plan. The original number of ESOP plan shares totaled 1,133,571 of which a total of 135,180 have been allocated through September 30, 2007.

NOTE 11 - OTHER STOCK-BASED COMPENSATION

At the annual meeting held on January 20, 2005, stockholders of ASBH approved the ASB Holding Company 2005 Stock Option Plan and the American Bank of New Jersey 2005 Restricted Stock Plan. 272,171 shares of common stock were made available under the 2005 Stock Option Plan. On January 20, 2005, options to purchase 259,923 shares were awarded with the remaining 12,248 shares awarded on May 6, 2005. In addition, 81,651 shares of common stock were made available under the 2005 Restricted Stock Plan. On January 20, 2005, 76,752 shares of restricted stock were awarded with the remaining 4,899 shares awarded on May 6, 2005.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 11 - OTHER STOCK-BASED COMPENSATION (Continued)

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

Shares of common stock issuable pursuant to outstanding options under the 2005 Stock Option Plan and 2006 Equity Incentive Plan are considered outstanding for purposes of calculating earnings per share on a diluted basis. The Company adopted FASB 123(R) on October 1, 2005. Under that accounting requirement, the Company is now required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. For the years ended September 30, 2007 and 2006, the Company recognized approximately $563,000 and $384,000, respectively, of compensation expense relating stock options awarded through the 2005 Stock Option Plan and 2006 Equity Incentive Plan ("SOP" options). The Company recognized approximately $163,000 and $96,000, respectively, of income tax benefit resulting from this expense for those periods.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 11 - OTHER STOCK-BASED COMPENSATION (Continued)

For accounting purposes, the Company continues to recognize compensation expense for restricted shares of common stock awarded under the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan over the vesting period at the fair market value of the shares on the date they are awarded. For the year ended September 30, 2007, 2006 and 2005, the Company recognized approximately $1,111,000, $637,000 and $207,000 respectively, of compensation expense relating to restricted stock plan shares awarded through the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan ("RSP" shares). The Company recognized approximately $445,000, $254,000 and $83,000 of income tax benefit in fiscal 2007, 2006 and 2005 respectively, resulting from this expense.

During the year ended September 30, 2007, the Company awarded the remaining 6,249 RSP shares and 19,094 SOP options that were available under the Company's applicable benefit plans. Consequently, at September 30, 2007, all available shares and options relating to the 2005 Restricted Stock Plan, 2005 Stock Option Plan and the 2006 Equity Incentive Plan had been awarded to participants.

As of September 30, 2007, there were approximately $1.7 million and $3.6 million, respectively of total unrecognized compensation costs related to nonvested stock options and nonvested restricted stock plan shares. Those costs are expected to be recognized over a weighted-average period of 3.2 and 3.4 years respectively.

The fair value of options granted and actual effects are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of the grant dates.

	December 19, 2006	May 23, 2006	May 6, 2005	January 20, 2005
Options Awarded

Risk free interest rate	4.56%	4.91%	3.95%	3.67%

Expected option life	5.00	5.00	5.00	5.00

Expected stock price volatility	12.17%	11.00%	22.00%	22.00%

Dividend yield	1.35%	1.39%	0.00%	0.00%

Weighted average fair value of options granted during year	$ 2.20	$ 2.11	$ 1.96	$ 1.86

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 11 - OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the Company's stock option plans for the years ended September 30, 2007, 2006 and 2005 is as follows.

	For the years ended
	September 30, 2007		September 30, 2006		September 30, 2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	1,397,854	$ 9.23	694,315	$ 6.81	-	$ -
Granted	19,094	11.87	722,633	11.49	694,315	6.81
Exercised	-	-	-	-	-	-
Forfeited of expired	-	-	(19,094)	6.80	-	-
Outstanding at end of period	1,416,948	$ 9.26	1,397,854	$ 9.23	694,315	$ 6.81

Options exercisable at period end	417,094	$ 8.43	138,369	$ 6.81	-	$ -
Weighted average remaining contractual life		7.8 years		8.3 years		9.3 years

The aggregate intrinsic value of all outstanding stock options at September 30, 2007 was approximately $2,742,000. The aggregate intrinsic value of all exercisable stock options outstanding at September 30, 2007 was approximately $1,107,000. There were no stock options outstanding and exercisable at September 30, 2005.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 11 - OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the status of the Company's nonvested restricted stock plan shares as of September 30, 2007, 2006 and 2005 and changes during the years ended September 30, 2007, 2006 and 2005 are as follows.

	For the years ended
	September 30, 2007		September 30, 2006		September 30, 2005
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	520,126	$ 10.04	208,295	$ 6.81	-	$ -
Granted	6,249	11.87	358,484	11.49	208,295	6.81
Vested	(112,094)	9.80	(40,404)	6.81	-	-
Forfeited or expired	-	-	(6,249)	6.80	-	-
Outstanding at end of period	414,281	$10.13	520,126	$ 10.04	208,295	$6.81

The fair value at the vesting date of the restricted stock plan shares vested during the year ended September 30, 2007 and 2006 was $1,276,276 and $413,700, respectively. No restricted stock plan shares vested in fiscal 2005.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

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

The contract amounts of these financial instruments are summarized as follows:

	2007	2006

Commitments to extend credit	$ 22,400	$ 19,045
Unused lines of credit	29,210	23,541
Construction loans in process	15,969	16,917

Fixed rate loan commitments totaled $6,433,000 at September 30, 2007 and have interest rates ranging from 5.875% to 7.375%.

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

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 13 - EARNINGS PER SHARE (EPS)

Amounts reported as basic earnings per share of common stock reflect earnings available to common stockholders for the period divided by the weighted average number of common shares outstanding during the period less unearned ESOP shares. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock awards and options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed by dividing income by the weighted-average number of shares outstanding for the period plus common-equivalent shares computed using the treasury stock method. Weighted average shares for 2005 have been adjusted to reflect the exchange of shares in the second step conversion.

The factors used in the earnings per share computation follow.

	2007	2006	2005
Basic
Net income	$ 557	$ 2,133	$ 2,043

Weighted average common shares outstanding	11,526,179	13,021,667	13,892,396

Basic earnings per common share	$ 0.05	$ 0.16	$ 0.15

Diluted
Net income	$ 557	$ 2,133	$ 2,043

Weighted average common shares outstanding for basic earnings per common share	11,526,179	13,021,667	13,892,396

Add: Dilutive effects of assumed exercises of stock options	154,323	111,925	60,418

Add: Dilutive effects of full vesting of stock awards	27,645	35,868	11,781

Average shares and dilutive potential common shares	11,708,147	13,169,460	13,964,595

Diluted earnings per common share	$ 0.05	$ 0.16	$ 0.15

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

American Bancorp of New Jersey, Inc. as a unitary thrift holding company is not subject to specific regulatory capital guidelines. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

The Bank's actual and required capital amounts and ratios are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2007
Total capital (to risk-weighted assets	$ 79,694	22.45%	$ 28,402	8.00%	$ 35,502	10.00%
Tier I capital (to risk-weighted assets)	77,126	21.72	14,201	4.00	21,301	6.00
Tier I (core) capital (to adjusted total assets)	77,126	13.74	22,447	4.00	28,058	5.00

As of September 30, 2006
Total capital (to risk-weighted assets)	$ 84,658	28.52%	$ 23,750	8.00%	$ 29,687	10.00%
Tier I capital (to risk-weighted assets)	82,621	27.83	11,875	4.00	17,812	6.00
Tier I (core) capital (to adjusted total assets)	82,621	16.86	19,597	4.00	24,497	5.00

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)

As of September 30, 2007, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital as of the dates indicated:

	2007	2006

GAAP equity	$ 76,839	$ 81,825
Accumulated other comprehensive	287	796
Tier I capital	77,126	82,621
General regulatory allowance for loan losses	2,568	2,037

Total capital	$ 79,694	$ 84,658

Other than the funds held at the holding company level, the Company's principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is generally limited to the current year's net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. Notwithstanding this general limitation, during the fiscal year ended September 30, 2007, the Bank applied for, and received, regulatory approval to pay two $4.0 million dividends to the holding company which were distributed during the quarters ended June 30 and September 30, 2007. The change in the Bank's equity capital reported above reflects the $8.0 million in total dividends paid from the Bank to the holding company during fiscal 2007.

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$ 37,421	$ 37,421	$ 7,165	$ 7,165
Securities available-for-sale	58,093	58,093	74,523	74,523
Securities held-to-maturity	6,730	6,671	10,547	10,423
Loans receivable, net	437,883	436,811	398,624	394,496
Loans held for sale	1,243	1,260	-	-
Federal Home Loan Bank stock	2,553	2,553	3,356	3,356
Accrued interest receivable	2,212	2,212	1,979	1,979

Financial liabilities
Deposits	428,600	428,737	327,147	326,781
Advance payments by borrowers for taxes and insurance	2,702	2,702	2,466	2,466
Federal Home Loan Bank advances	37,612	37,872	56,075	56,011
Accrued interest payable	213	213	254	254

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

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

NOTE 16 - OTHER COMPREHENSIVE INCOME AND LOSS

Other comprehensive income and loss components and related taxes were as follows.

	2007	2006	2005
Unrealized holding gains (losses) on available-for-sale securities	$ 958	$ (133)	$ (747)
Reclassification adjustments for losses later recognized in income	11	271	16
Net unrealized gains and (losses)	969	138	(731)
Tax effect	(361)	(60)	254

Other comprehensive income (loss)	$ 608	$ 78	$ (477)

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
	Income	Income	Income	Basic	Fully Diluted
2007
First quarter	$6,708	$3,170	$329	$0.03	$0.03
Second quarter	7,159	3,057	150	0.01	0.01
Third quarter	7,508	3,064	150	0.01	0.01
Fourth quarter	7,654	3,008	(72)	0.00	0.00

2006
First quarter	$6,081	$3,379	$663	$0.05	$0.05
Second quarter	6,239	3,466	688	0.05	0.05
Third quarter	6,432	3,399	464	0.04	0.04
Fourth quarter	6,592	3,298	318	0.02	0.02

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 18 - PARENT COMPANY FINANCIAL STATMENTS

American Bancorp of New Jersey, Inc. Condensed Statement of Financial Condition (In thousands, except share data)	At September 30,
	2007	2006
ASSETS
Cash and cash equivalents	$ 3,263	$ 8,944
Securities available-for-sale	11,858	25,123
Investment in subsidiaries	76,837	81,824
ESOP note receivable from bank subsidiary	8,541	8,778
Accrued interest receivable	46	140
Other assets	54	71
Total assets	$ 100,599	$ 124,880
LIABILITIES AND EQUITY

Accrued expenses and other liabilities	$ 6	$ 19
Total liabilities	6	19

Stockholders equity
Preferred stock, $.10 par value, 10,000,000 shares authorized at September 30, 2007 and 2006;	-	-

Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 shares issued at September 30, 2007 and September 30, 2006, 11,946,190 and 14,163,220 outstanding at September 30, 2007 and September 30, 2006	1,453	1,453
Additional paid in capital	113,607	111,780
Unearned ESOP shares	(8,099)	(8,549)
Retained earnings	24,258	25,438
Treasury Stock; 2007 - 2,581,763, 2006 - 364,733 shares	(30,353)	(4,380)
Accumulated other comprehensive loss	(273)	(881)
Total stockholders' equity	100,593	124,861
Total liabilities and stockholders' equity	$100,599	$124,880

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

American Bancorp of New Jersey, Inc. Condensed Statement of Income (In thousands, except share data)	For the years ended September 30,
	2007	2006	2005

Interest income	$ 1,480	$ 2,081	$ 153
Dividends from subsidiaries	8,000	-	-
Other income - (loss) on sales of securities available-for-sale	(11)	-	(16)
Interest expense	-	-	-
Other expense	296	377	362
Income before income tax and undistributed (overdistributed) subsidiary income	9,173	1,704	(225)
Provision (benefit) for income taxes	475	681	(77)
Equity in undistributed (overdistributed) subsidiary income	(8,141)	1,110	2,191
Net income	$ 557	$ 2,133	$ 2,043
Earnings per share:
Basic	$ 0.05	$ 0.16	$ 0.15
Diluted	$ 0.05	$ 0.16	$ 0.15

(Continued)

NEXT PAGE

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2007, 2006, and 2005
(Tables in Thousands)

NOTE 18 - PARENT COMPANY FINANCIAL STATEMENTS (Continued)

American Bancorp of New Jersey, Inc. Condensed Statement Cash Flows (In thousands, except share data)	For the years ended September 30,
	2007	2006	2005
Cash flows from operating activities
Net Income	$ 557	$ 2,133	$ 2,043
Adjustments to reconcile net income to net cash provided by operating activities
Equity in overdistributed (undistributed) earnings of subsidiary	8,141	(1,110)	(2,191)
Net amortization of premiums and discounts	(39)	(156)	3
Losses on securities available-for-sale	11	-	16
Decrease (increase) in accrued interest receivable	94	(140)	52
Decrease (increase) in other assets	(210)	(15)	(111)
Increase (decrease) in other liabilities	(13)	(4)	12
Net cash provided by operating activities	8,541	708	(176)

Cash flows from investing activities
Decrease in loans receivable	237	221	236
Purchases of securities available-for-sale	-	(33,795)	-
Sales of securities available-for-sale	3,227	-	1,984
Maturities of securities available-for-sale	6,000	6,000	-
Principal paydowns on securities available-for-sale	4,230	2,687	457
Net cash used in investing activities	13,694	(24,887)	2,677

Cash flows from financing activities
Net proceeds from stock issuance	-	89,588	-
MHC Capital infusion	-	99	-
RSP and treasury share purchases	(26,049)	(4,380)	-
Capital contribution to subsidiary	-	(52,506)	(118)
Cash dividends paid	(1,867)	(2,112)	(1,432)
Net cash provided by (used in) financing activities	(27,916)	30,689	(1,550)
Net change in cash and cash equivalents	(5,681)	6,510	951
Cash and cash equivalents at beginning of year	8,944	2,434	1,483
Cash and cash equivalents at end of year	$ 3,263	$ 8,944	$ 2,434

NEXT PAGE

DIRECTORS AND OFFICERS

Directors of American Bancorp
of New Jersey and American
Bank of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

W. George Parker
Chairman of the Board
President and Retired Chief
Executive Officer of Adco
Chemical Company

James H. Ward III
Vice Chairman,
Retired Investor

Robert A. Gaccione
Partner of the law firm Gaccione,
Pomaco & Malanga P.C.

H. Joseph North
Retired Town Administrator of
Bloomfield, NJ

Vincent S. Rospond
Attorney and majority
stockholder of the law firm
Rospond, Rospond & Conte, P.A.	Officers of American
Bancorp of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

Eric B. Heyer
Sr. Vice President, Treasurer and
Chief Financial Officer

Richard M. Bzdek
Sr. Vice President, Corporate
Secretary	Officers of American Bank
of New Jersey

Joseph Kliminski
Chief Executive Officer

Fred G. Kowal
President and Chief Operating
Officer

Eric B. Heyer
Sr. Vice President, Treasurer and
Chief Financial Officer

Richard M. Bzdek
Sr. Vice President, Corporate
Secretary

Catherine M. Bringuier
Sr. Vice President, Chief
Lending Officer

Glenn Miller III
Sr. Vice President, Commercial
Real Estate Lending

Robert L. Cusick
Vice President, Construction Lending

Teresa W. Ko
Vice President, Commercial Loan
Underwriting

Josephine Castaldo
Vice President, Deposit
Operations/BSA Officer

Lois Anderson
Vice President, Branch
Administration

Robert A. Gaccione, Jr.
Vice President, Loan Origination

John Scognamiglio
Vice President, Controller

NEXT PAGE

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of Stock holders will be held at 8:30 a.m. local time, on February 26, 2008, at The Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey.

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

Fiscal Year 2007	High	Low	Dividends
First Quarter	$12.24	$ 11.74	$0.04
Second Quarter	$12.02	$ 11.50	$0.04
Third Quarter	$11.60	$10.24	$0.04
Fourth Quarter	$11.10	$10.24	$0.04

The combination of our regular quarterly dividends resulted in total cash dividends of $0.16 per share paid to public shareholders in fiscal 2007.

Fiscal Year 2006	High	Low	Dividends
First Quarter	$10.88	$ 9.75	$0.04
Second Quarter	$10.99	$ 9.90	$0.04
Third Quarter	$11.89	$10.80	$0.04
Fourth Quarter	$12.09	$11.57	$0.04

The combination of our regular quarterly dividends resulted in total cash dividends of $0.16 per share paid to public shareholders in fiscal 2006.

At December 7, 2007, there were 11,729,062 shares of American Bancorp of New Jersey, Inc common stock issued and outstanding and approximately 845 stockholders of record.

NEXT PAGE

Stock Performance Graph

COMPARE CUMULATIVE TOTAL RETURN
AMONG AMERICAN BANCORP OF NEW JERSEY,
NASDAQ MARKET INDEX AND HEMSCOTT SAVINGS & LOAN INDEX

DOLLARS
175
150
125
100
75
50
25
0
10/6/05
12/31/05
3/31/06
6/30/06
9/30/06
12/31/06
3/31/07
6/30/07
9/30/07
AMERICAN BANCORP OF NEW JERSEY
HEMSCOTT SAVINGS & LOAN INDEX
NASDAQ MARKET INDEX

ASSUMES $100 INVESTED ON OCT. 6, 2005
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING SEPT. 30, 2007

Stockholder and General Inquiries American Bancorp of New Jersey 365 Broad Street Bloomfield, New Jersey 07003 (973) 748-3600 Attention: Eric B. Heyer Investor Relations	Transfer Agent Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016 (800) 525-7686

Annual Reports

A copy of the Annual Report on Form 10-K without exhibits for the year ended September 30, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Eric B. Heyer, Investor Relations, American Bancorp of New Jersey, 365 Broad Street, Bloomfield, New Jersey, 07003.

NEXT PAGE

OFFICE LOCATIONS

Main Office
     365 Broad Street
     Bloomfield, New Jersey 07003
     (973) 748-3600

          Main Office Drive Up Facility
          16 Pitt Street
          Bloomfield, New Jersey 07003

Cedar Grove Branch
     310 Pompton Avenue
Cedar Grove, New Jersey 07009
     (973) 239-6450

Verona Branch
     725 Bloomfield Avenue
     Verona, New Jersey 07044
     (973) 857-0856

Nutley Branch
     213 Harrison Street
     Nutley, New Jersey 07110
     (973) 798-6150

Clifton Branch
     500 Clifton Avenue
     Clifton, New Jersey 07011
     (973) 798-6250