Form 10-K, Exhibit 13
period 2008-10-01
AMERICAN BANCORP OF NEW JERSEY INC
filed 2008-12-12
CIK 1330039

Exhibit 13

TABLE OF CONTENTS

Letter from the President & Chief Operating Officer	1

Financial Highlights	3

Management’s Discussion and Analysis of Financial Condition and Results of Operations	5

Management’s Report on Internal Control Over Financial Reporting	38

Report of Independent Registered Public Accounting Firm	39

Consolidated Statements of Financial Condition	41

Consolidated Statements of Income	42

Consolidated Statements of Changes in Stockholders’ Equity	43

Consolidated Statements of Cash Flows	46

Notes to Consolidated Financial Statements	48

Directors and Officers	87

Investor and Corporate Information	88

Office Locations	90

LETTER FROM THE PRESIDENT & CHIEF OPERATING OFFICER

Dear Fellow Stockholders:

           On behalf of the Board of Directors and employees, I am pleased to present the 2008 Annual Report to Stockholders.

           This was another successful year for American Bank of New Jersey that was highlighted by a number of strategic accomplishments in the face of a very difficult and challenging market environment. Our Verona and Nutley branches, opened during the prior fiscal year, each achieved profitability during fiscal 2008. Our Clifton branch, which opened in August 2007, continues to grow and is expected to achieve profitability during fiscal 2009. In total, our three newest branches grew $21.4 million or 22.7% during fiscal 2008 resulting in an average deposit balance of $38.5 million per branch at September 30, 2008 for those newest branches.

           A portion of the increase in our total deposits provided the funding for continued growth in loans during the same period. Our loans receivable, net increased by $40.7 million, or 9.3%, from $437.9 million at September 30, 2007 to $478.6 million at September 30, 2008. Our loan growth during fiscal 2008 was highlighted by a $39.9 million or 28.1% increase in the balance of commercial loans reflecting our strategic emphasis on the origination of such loans. As a percentage of loans receivable, net, our commercial loans increased from 32.4% at September 30, 2007 to 38.0% at September 30, 2008.

           The overall level of market interest rates fell significantly during fiscal 2008 while the yield curve steepened from the inversion that characterized most of fiscal 2007. The steepening of the yield curve during fiscal 2008, coupled with the reduction of deposit rates from the prior year’s promotional levels, enabled us to significantly reduce our funding costs while our yield on earning assets declined only modestly for the year. As such, our net interest spread increased from 1.44% for fiscal 2007 to 1.87% for fiscal 2008 while our net interest margin increased from 2.39% to 2.50% for the same periods.

           The change in the Company’s net interest margin was also significantly impacted by our capital management strategies. During fiscal 2008, we repurchased an additional 1.1 million shares, or approximately 9% of the Company’s stock. These share repurchases utilized approximately $11.4 million of our earning assets whose foregone interest income partially offset the growth in the Company’s net interest margin.

           While our business plan strategies are expected to increase shareholder value over time, their continued execution resulted in an 8.0% or $998,000 increase in noninterest expense to $13.5 million for fiscal 2008 from $12.5 million for fiscal 2007. A significant portion of this increase was attributable to the recognition of a full year’s personnel, occupancy and equipment and administrative costs during fiscal 2008 associated with those branches opened during 2007.

           In total, net income increased to $1.2 million for the fiscal year ended September 30, 2008 from $557,000 for fiscal 2007. Much of the increase in our earnings during fiscal 2008 was recognized during the latter two quarters when the Company recorded earnings of $431,000 and $716,000, respectively, and basic and diluted earnings per share of $0.04 and $0.07, respectively. These improvements in earnings enabled us to increase our quarterly cash dividend to shareholders from $0.04 to $0.05 per share for the third and fourth quarters of fiscal 2008.

           We were particularly pleased that we have successfully grown and improved earnings in the face of the current economic downturn and unprecedented volatility in the financial markets. Our commitment to a conservative and disciplined approach to executing our business plan has enabled us to continue achieving our growth, diversification and performance goals.

           On behalf of the Board of Directors and the employees, I would like to once again thank you for your investment and your continued confidence in our people and our plan. We are genuinely pleased about our vision for American Bancorp of New Jersey, and are committed to making further progress toward our #1 goal – enhancing your investment in us.

Sincerely,

/s/ Fred G. Kowal

Fred G. Kowal
President & Chief Operating Officer

FINANCIAL HIGHLIGHTS

	At September 30,
	2008	2007	2006	2005	2004
	(In thousands)
SELECTED FINANCIAL DATA:
Total assets	$621,633	$573,738	$514,319	$555,860	$424,944
Cash and cash equivalents	20,375	37,421	7,165	125,773	8,034
Securities available-for-sale	81,163	58,093	74,523	62,337	89,495
Securities held-to-maturity	7,509	6,730	10,547	7,824	2,794
Loans held for sale	—	1,243	—	280	—
Loans receivable, net	478,574	437,883	398,624	341,006	308,970
Federal Home Loan Bank stock	2,743	2,553	3,356	3,119	2,890
Cash surrender value of life insurance	13,761	13,214	8,747	7,512	6,242
Deposits	447,687	428,600	327,147	340,925	322,716
Stock subscriptions received	—	—	—	115,201	—
Borrowings	75,547	37,612	56,075	53,734	57,491
Total stockholders’ equity	90,848	100,593	124,861	39,506	39,314

	Years Ended September 30,
	2008	2007	2006	2005	2004
	(In thousands)
SELECTED OPERATING DATA:
Total interest income	$31,437	$29,029	$25,344	$20,601	$18,204
Total interest expense	17,397	16,731	11,802	9,546	8,105
Net interest income	14,040	12,298	13,542	11,055	10,099
Provision for loan losses	501	445	465	81	207
Net interest income after provision for loan losses	13,539	11,853	13,077	10,974	9,892
Noninterest income	1,791	1,422	1,021	1,196	1,298
Noninterest expense	13,542	12,544	10,657	8,924	7,657
Income before income taxes	1,788	731	3,441	3,246	3,533
Income tax provision	560	174	1,308	1,203	1,371

Net income	$1,228	$557	$2,133	$2,043	$2,162

	At or for the year ended September 30,
	2008	2007	2006	2005	2004
SELECTED FINANCIAL DATA*:
Performance Ratios:
Return on average assets (1)	0.21%	0.10%	0.42%	0.46%	0.54%
Return on average equity (2)	1.31	0.51	1.68	5.30	5.77
Net interest rate spread (3)	1.87	1.44	1.80	2.28	2.28
Net interest margin (4)	2.50	2.39	2.73	2.60	2.60
Operating (noninterest) expense to average total assets	2.27	2.31	2.08	2.02	1.92
Efficiency ratio (5)	85.54	91.43	73.18	72.84	67.18
Average interest-earning assets to average interest-bearing liabilities	120.39	129.35	139.21	114.30	115.67

Capital Ratios:
Equity to total assets at end of period	14.61	17.53	24.28	7.11	9.25
Average equity to average assets	15.65	20.23	24.72	8.74	9.37

Asset Quality Ratios:
Non-performing loans to total loans (6)	0.24	0.28	0.52	0.34	0.17
Non-performing assets to total assets (6)	0.18	0.22	0.41	0.21	0.12
Net charge-offs to average loans outstanding	0.01	0.00	0.00	0.00	0.00
Allowance for loan losses to non-performing loans (6)	266.97	205.56	101.64	142.62	304.05
Allowance for loan losses to total loans	0.63	0.58	0.53	0.48	0.50

PER SHARE DATA:
Earnings per share:
Basic	$0.12	$0.05	$0.16	$0.15	$0.16
Diluted	$0.12	$0.05	$0.16	$0.15	$0.16

Cash Dividends Paid (7)	$0.18	$0.16	$0.16	$0.36	$0.00

Dividend Payout Ratio	150.00%	335.19%	99.02%	70.09%	—%

*
Certain ratios were significantly affected by stock subscriptions received pending completion of the Company’s first and second public offerings. At September 30, 2005, stock subscriptions received relating to the Company’s second public offering which closed October 5, 2005 totaled $115.2 million. At the time of closing, approximately $91.3 million, less offering expenses, became capital of the Company with the remainder returned on oversubscriptions.

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

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

           This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; and demand for financial services in the Company’s market area. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

           Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

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

•
Grow and diversify the deposit mix by emphasizing non-maturity account relationships acquired through de novo branching and existing deposit growth. Our current business plan calls for us to open up to three de novo branches over approximately the next five years.

Having opened three full service branches located in Verona, Nutley and Clifton, New Jersey during fiscal 2007, the Company did not open additional de novo deposit branches during fiscal 2008. Rather, the Company directed significant strategic effort during fiscal 2008 toward achieving and enhancing profitability of these three branches. Based on the Company’s internal branch profitability model, the Verona branch, which opened in December 2006, achieved profitability during the quarter ended March 31, 2008 and continued to operate profitably during the remainder of fiscal 2008. The Bank’s Nutley branch, which opened in May 2007, achieved quarterly profitability during the most recent quarter ended September 30, 2008. The quarterly operating loss for the Clifton branch, which opened in August 2007, decreased during the quarter ended September 30, 2008 compared with prior quarters. The Company expects the Clifton branch to achieve profitability during fiscal 2009. While the Company currently has no commitments to open additional de novo deposit branches during the next fiscal year, the Company would consider additional branching projects during fiscal 2009 if appropriate opportunities were to arise.

•	Increase and diversify the loan mix by increasing commercial loan origination volume while increasing the balance of such loans as a percentage of total loans.

For the fiscal year ended September 30, 2008, our commercial loans, including multi-family, nonresidential real estate, construction and business loans, increased $39.9 million, or 28.1%, from $141.9 million to $181.8 million. This increase has resulted in commercial loans growing from 32.4% to 38.0% of loans receivable, net over that same twelve month period. We expect to continue our strategic emphasis on commercial lending during fiscal 2009 and thereafter.

•	Continue to implement or enhance alternative delivery channels for the origination and servicing of loan and deposit products.

In support of this objective, we previously completed a significant overhaul of our Internet website which serves as a portal through which our customers access a growing menu of online services. Having enhanced our online services for retail customers, we are currently addressing the growth in business demand for such services. Toward that end, we have expanded our business online banking product and service offerings to now include remote check deposit, online cash management and online bill payment services for business.

•	Broaden and strengthen customer relationships by bolstering cross marketing strategies and tactics with a focus on multiple account/service relationships.

We will continue to cross market other products and services to promote multiple account/service relationships and the retention of long term customers and core deposits. These efforts are expected to be directed to customers within all five of the Bank’s branches.

•	Utilize capital markets tools to effectively manage capital and enhance shareholder value.

Toward that end, the Company completed two previous share repurchase plans during fiscal 2007 through which it repurchased ten percent and five percent, respectively, of its outstanding shares. During fiscal 2008, the Company completed its third and fourth share repurchase programs through each of which it repurchased an additional five percent of its outstanding shares. A fifth share repurchase plan for an additional five percent of its outstanding shares was announced in August 2008 and remains ongoing at September 30, 2008. Additionally, the Company increased its regular quarterly cash dividend paid to shareholders from $0.04 per share to $0.05 per share during the quarter ended June 30, 2008 and continued paying a quarterly dividend of $0.05 per share during the quarter ended September 30, 2008.

           A number of the strategies outlined above have historically had a detrimental impact on short term earnings. Notwithstanding, we expect to continue to execute these growth and diversification strategies designed to enhance future earnings and resist adverse changes in market conditions toward the goal of enhancing shareholder value. Toward that end, our deposit pricing strategy through the first half of fiscal 2008 continued to reduce interest costs by incrementally lowering interest rates paid on de novo branch deposits acquired during fiscal 2007 from the higher promotional rates initially offered. By September 30, 2008, most deposits acquired through those de novo branches no longer reflected the effects of grand opening promotional pricing. However, the Company did continue to offer highly competitive certificate of deposit rates on select products at its Nutley and Clifton branches to achieve its branch growth and profitability objectives.

           In general, we expect that the reductions in market interest rates and steepening of the yield curve during fiscal 2008 may continue to have a beneficial impact on earnings during the coming fiscal year. However, the resiliency of the Bank’s branch deposits to future movements in market interest rates and/or competitive pricing pressures – and their respective impact on earnings - cannot be assured. In particular, recent volatility in the financial markets has resulted in competitors seeking to attract and/or retain liquidity through their retail deposit product offerings. Such strategies have resulted in significant upward pressure on retail deposit rates in relation to the general level of market interest rates.

Executive Summary

           The Company’s results of operations depend primarily on its net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. It is a function of the average balances of loans and investments versus deposits and borrowed funds outstanding in any one period and the yields earned on those loans and investments versus the cost of those deposits and borrowed funds. Our loans consist primarily of residential mortgage loans, comprising first and second mortgages and home equity lines of credit, and commercial loans, comprising multi-family and nonresidential real estate mortgage loans, construction loans and business loans. Our investments primarily include U.S. Agency residential mortgage-related securities but may also include U.S. Agency debentures and U.S. Government debentures and mortgage-related securities. Our interest-bearing liabilities consist primarily of retail deposits, advances from the Federal Home Loan Bank of New York and other borrowings associated with reverse repurchase agreement transactions with institutional counterparties.

           During fiscal 2008, the Company’s net interest rate spread increased 43 basis points to 1.87% in comparison to 1.44% during fiscal 2007. The increase in net interest rate spread resulted primarily from a reduction in the Company’s cost of interest-bearing liabilities of 48 basis points to 3.73% from 4.21% for those same comparative periods. The decrease in interest costs was partially offset by a reduction in the Company’s yield on earning assets which decreased 5 basis points to 5.59% from 5.64% for the same comparative periods. This widening of our net interest rate spread reversed the trend of spread compression previously reported during fiscal 2007 when the Company’s net interest rate spread decreased 36 basis points from 1.80% during fiscal 2006.

           The improvements in net interest rate spread for the year ended September 30, 2008 resulted primarily from continued decreases in the cost of retail deposits augmented by the addition of lower cost borrowings during the year. The decrease in retail deposit interest costs continues to reflect the overall reduction in market interest rates coupled with the downward adjustment of interest rates paid on deposits acquired through the de novo branches opened during fiscal 2007 on which the Company originally paid higher, promotional interest rates. By contrast, the effects of lower market interest rates on the Company’s adjustable rate loans, including construction loans, business loans and home equity lines of credit, have been significantly offset by the positive effect on overall loan yields attributable to the Company’s commercial lending strategies.

           The factors resulting in the widening of the Company’s net interest rate spread also positively impacted the Company’s net interest margin. However, the impact of improved net interest rate spread was substantially offset by the impact of the Company’s share repurchase program on the Company’s net interest margin. The foregone interest income on the earning assets used to fund share repurchases contributed significantly to limiting the increase in the Company’s net interest margin which increased 11 basis points to 2.50% for the year ended September 30, 2008 from 2.39% for all of fiscal 2007.

           Our net interest rate spread and margin may be adversely affected throughout several possible interest rate environments. The risks presented by movements in interest rates is addressed more fully under Item 3. Quantitative and Qualitative Disclosures About Market Risk found later in this report.

           Our results of operations are also affected by our provision for loan losses. For the year ended September 30, 2008, the Company recorded a net loan loss provision of $501,000. The provision for loan losses for the year ended September 30, 2008 generally reflected the Bank’s increased strategic emphasis in commercial lending and the comparatively higher rate of growth in such loan balances than in earlier years. The provision for loan losses for fiscal 2008 also reflected a specific provision of $34,000 attributable to one impaired construction loan, a portion of which was deemed uncollectible by management and was therefore charged off in the second quarter of fiscal 2008. No other additions to the allowance for loan losses were required during fiscal 2008 for nonperforming loans which decreased as a percentage of total assets to 0.18% at September 30, 2008 from 0.22% at September 30, 2007. Net loan loss provision expense, reflected as a percentage of average earning assets, was reported as 0.09% for both fiscal 2008 and fiscal 2007.

           Our results of operations also depend on our noninterest income and noninterest expense. Noninterest income includes deposit service fees and charges, income on the cash surrender value of life insurance, gains on sales of loans and securities, gains on sales of other real estate owned and loan related fees and charges. Noninterest income as a percentage of average assets increased four basis points to 0.30% for fiscal 2008 from 0.26% for all of fiscal 2007 primarily due to increases in deposit services fees and charges. Such increases were attributable, in part, to deposit service fees and charges at the Bank’s de novo branches opened during fiscal 2007 as well as growth in deposit-related fees and charges within the Bank’s other branches.

           Gains and losses on sale of assets, included in noninterest income, typically resulted from the Company selling long term, fixed rate mortgage loan originations into the secondary market. Demand for such loans typically fluctuates with market interest rates. As interest rates rise, market demand for long term, fixed rate mortgage loans diminishes in favor of hybrid ARMs which the Company has historically retained in its portfolio rather than selling into the secondary market. Consequently, the gains and losses on sale of loans reported by the Company have historically fluctuated with market conditions. Additionally, changes to the Company’s asset/liability management strategy - such as those implemented during fiscal 2008 by which all loans originated were added to the portfolio - will also cause fluctuations in gains and losses on sale of loans. Additionally, such gains and losses also reflected the impact of infrequent investment security sales for asset/liability management purposes. As a percentage of average total assets, gains and losses on asset sales for the year ended September 30, 2008 totaled less than 0.01% which was relatively unchanged from the 0.01% reported for all of fiscal 2007.

           Noninterest expense includes salaries and employee benefits, occupancy and equipment expenses, data processing and other general and administrative expenses. As a percentage of average total assets, noninterest expense for the year ended September 30, 2008 totaled 2.27% representing a decrease of four basis points from 2.31% reported for all of fiscal 2007.

           The noninterest expense reported above for fiscal 2008 fully reflects the ongoing costs of the three full service branches opened during the prior fiscal year. In general, management expects occupancy and equipment expense to increase in the future as we continue to implement our de novo branching strategy to expand our branch office network. As noted earlier, while the Company currently has no commitments to open additional de novo deposit branches during the next fiscal year, the Company would consider additional branching projects during fiscal 2009 if appropriate opportunities were to arise. Our current business plan targets the opening of up to three additional de novo branches over approximately the next five years. The costs for land purchases or leases, branch construction costs and ongoing operating costs for additional branches will impact future earnings.

           The Company also expects occupancy expense to continue to reflect the costs associated with the relocation of the Bank’s Bloomfield branch which opened in April 2008. This relocation has significantly upgraded and modernized the Bloomfield branch facility, supporting the Company’s deposit growth and customer service enhancement objectives. The relocation will also support potential expansion of the administrative and lending office space within the Company’s existing headquarters facility, where the branch had previously been located, should such expansion be required to support the Company’s business plan.

           In an effort to reduce ongoing operating expenses, the Company enacted a reduction in workforce during the first quarter of fiscal 2008 resulting in the elimination of five managerial and administrative support positions. Salary and employee benefit expense reductions resulting from this initiative are expected to total approximately $388,000 per year which began during the second quarter of fiscal 2008, equal to annual after-tax earnings of approximately $0.02 per share based upon the Company’s outstanding shares at September 30, 2008. This action, in conjunction with other adjustments to staffing, has enabled the Company to reduce the number of full time equivalent employees by nearly 10% during fiscal 2008.

           The effect of these compensation expense reduction measures during fiscal 2008 was lessened by an offsetting increase in expense attributable to the death of a Director Emeritus of the Company during the second fiscal quarter. Under the terms of the Company’s restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the director through these plans was automatically accelerated. As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during fiscal 2008.

           The Company will continue to monitor its employee staffing levels in relation to the goals and objectives of its business plan and may consider further opportunities to adjust such staffing levels, as appropriate, to support the achievement of those goals and objectives.

           In total, our return on average assets increased 11 basis points to 0.21% for the year ended September 30, 2008 from 0.10% for all of fiscal 2007, while return on average equity increased 80 basis points to 1.31% from 0.51% for the same comparative periods. Included in these fiscal 2008 performance ratios are the earnings of the most recent quarter ended September 30, 2008 when our annualized return on average assets and return on average equity increased to 0.46% and 3.19%, respectively.

Comparison of Financial Condition at September 30, 2008 and September 30, 2007

           Our total assets increased by $47.9 million, or 8.3%, to $621.6 million at September 30, 2008 from $573.7 million at September 30, 2007. The increase primarily reflected comparatively higher balances of investment securities and loans receivable, net partially offset by lower balances of cash and cash equivalents and loans held for sale.

           Cash and cash equivalents decreased by $17.0 million, or 45.6%, to $20.4 million at September 30, 2008 from $37.4 million at September 30, 2007. The net decrease in cash and cash equivalents primarily reflects cash outflows funding share repurchases, growth in loans receivable, net and repayment of maturing and amortizing borrowings partially offset by cash inflows from investment security maturities and repayments, reductions in the balance of loans held for sale and continued net growth in deposits.

           The Company expects to continue reinvesting the proceeds received through its growth in deposits into the loan portfolio over time as lending opportunities arise. To the extent supported by loan demand and origination volume, the Company expects to reinvest deposit proceeds into its commercial loan portfolio. However, the net addition of residential mortgages to the loan portfolio, including longer term, fixed rate one- to four-family mortgages which were historically sold into the secondary market, is expected to continue augmenting the growth in the Company’s commercial loans. (See further discussion in the subsequent section titled “Quantitative and Qualitative Disclosures About Market Risk”.)

           Securities classified as available-for-sale increased $23.1 million, or 39.7%, to $81.2 million at September 30, 2008 from $58.1 million at September 30, 2007 while securities held-to-maturity increased approximately $779,000, or 11.6% to $7.5 million from $6.7 million for those same comparative periods.

           The net increase in available-for-sale securities was largely attributable to a wholesale growth transaction in March 2008 through which the Company purchased approximately $50.0 million of mortgage-related investment securities funded by an equivalent amount of borrowings. The ongoing net interest income resulting from this transaction continues to augment the Company’s earnings to offset a portion of the near term costs associated with executing its business plan. Through this transaction, the Company took advantage of the opportunity presented by recent turmoil in the mortgage securities markets to acquire agency, AAA-rated mortgage-related securities at historically wide interest rate spreads in relation to the cost of wholesale funding sources. The growth in available-for-sale securities associated with this transaction was partially offset by the continued reinvestment of a significant portion of the funds received from maturing debentures and other mortgage-related security repayments into the loan portfolio.

           The following table compares the composition of the Company’s investment securities portfolio by security type as a percentage of total assets at September 30, 2008 with that of September 30, 2007. Amounts reported exclude unrealized gains and losses on the available for sale portfolio.

	September 30, 2008		September 30, 2007
Type of Securities	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Fixed rate MBS	$48,669	7.83%	$11,454	2.00%
ARM MBS	9,454	1.52	14,470	2.52
Fixed rate CMO	29,699	4.78	35,280	6.14
Floating rate CMO	1,750	0.28	2,047	0.36
Fixed rate agency debentures	—	—	2,000	0.35
Total	$89,572	14.41%	$65,251	11.37%

           Assuming no change in interest rates, the estimated average life of the investment securities portfolio was 4.42 years and 2.24 years, respectively, at September 30, 2008 and September 30, 2007. Assuming a hypothetical immediate and permanent increase in interest rates of 300 basis points, the estimated average life of the portfolio would have extended to 6.03 years and 2.65 years at September 30, 2008 and September 30, 2007, respectively.

           Loans receivable, net increased by $40.7 million, or 9.3%, to $478.6 million at September 30, 2008 from $437.9 million at September 30, 2007. The growth was comprised of net increases in commercial loans totaling $39.9 million or 28.1%. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable, net also included net increases in one- to four-family first mortgages of $297,000, net increases in home equity loans and home equity lines of credit totaling $486,000 and net increases in consumer loans of $504,000. Offsetting the growth in these categories was a net increase to the allowance for loan losses totaling $467,000 due to overall growth in the loan portfolio.

           One- to four-family mortgage loans are generally grouped by the Bank into one of three categories based upon underwriting criteria: “Prime”, “Alt-A” and “Sub-prime” mortgages. Sub-prime loans are generally defined by the Bank as loans to borrowers with deficient credit histories and/or higher debt-to-income ratios. Loans falling within the Alt-A category, as defined by the Bank, include loans to borrowers with blemished credit credentials that are less severe than those characterized by Sub- prime loans but otherwise preclude the loan from being considered Prime. Alt-A loans may also be characterized by other underwriting or documentation exceptions such as reduced or limited loan documentation. Loans without the deficiencies or exceptions characterizing Sub-prime and Alt-A loans are considered Prime and comprise over 97% of the one- to four-family mortgages within the Bank’s loan portfolio.

           The Bank does not currently offer Sub-prime loan programs. Prior to fiscal 2007, the Bank had offered a limited number of one- to four-family loan programs through which it originated and retained Sub-prime loans to borrowers with deficient credit histories or higher debt-to-income ratios. At September 30, 2008 and September 30, 2007, the remaining balance of these loans was approximately $1.2 million and $1.4 million, respectively, comprising 9 and 11 loans, respectively, at each date. One Sub-prime loan with a balance of $142,700 was 30 days past due at September 30, 2008. The remaining eight loans were performing in accordance with their terms for the periods reported.

           Through fiscal 2007, the Bank offered an Alt-A stated income loan program by which it originated and retained loans to borrowers whose income was affirmatively stated at the time of application, but not verified by the Bank. The Bank discontinued that program in the first quarter of fiscal 2008. At September 30, 2008 and September 30, 2007, the remaining balance of these loans was approximately $6.7 million and $8.6 million, respectively, comprising 25 and 29 loans, respectively, at each date. Two of these loans, with balances of $418,000 and $80,000 were 30 days or less past due at September 30, 2008. The remaining 23 loans were performing in accordance with their terms for the periods reported.

           The Bank continues to offer a limited Alt-A program through which it originates and sells all such loans to Fannie Mae under its Expanded Approval program on a non-recourse, servicing retained basis. A significant portion of the loans originated under this remaining Alt-A program support the procurement of mortgage financing for first time home buyers.

           At September 30, 2008 and September 30, 2007, respectively, the balance of one- to four-family mortgage loans included $22.5 million and $22.6 million of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan’s remaining term to maturity.

           The following two tables compare the composition of the Company’s loan portfolio by loan type as a percentage of total assets at September 30, 2008 with that of September 30, 2007. Amounts reported exclude allowance for loan losses and net deferred origination costs.

           The table below generally defines loan type by loan maturity and/or repricing characteristics:

	September 30, 2008		September 30, 2007
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Construction (1)	$40,119	6.45%	$32,592	5.68%
Prime-indexed Land	3,666	0.59	—	—
1/1 and 3/3 ARMs	7,275	1.17	7,642	1.33
3/1 and 5/1 ARMs	128,984	20.75	142,254	24.80
5/5 and 10/10 ARMs	46,565	7.49	46,017	8.02
7/1 and 10/1 ARMs	5,489	0.88	3,500	0.61
15 year fixed or less	150,117	24.15	129,158	22.52
Greater than 15 year fixed	68,850	11.08	52,012	9.07
Prime-indexed HELOC	20,836	3.35	19,756	3.44
Consumer (2)	1,159	0.19	655	0.11
Business (3)	7,543	1.21	7,024	1.22

Total	$480,603	77.31%	$440,610	76.80%

(1)	Construction loans are generally floating rate with original maturities of two years or less.
(2)	Consumer loans are generally fixed rate with original maturities of less than five years.
(3)	Business loans are generally fixed or floating rate with original maturities of five years or less.

           The table below generally defines loan type by collateral or purpose:

	September 30, 2008		September 30, 2007
Type of Loans	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Construction (1)	$40,119	6.45%	$32,592	5.68%
1-4 family mortgage	276,690	44.51	278,183	48.50
Multifamily (5+) mortgage	36,869	5.93	30,585	5.33
Nonresidential mortgage	90,704	14.59	68,474	11.94
Land	6,683	1.08	3,341	0.58
1-4 family HELOC	20,836	3.35	19,756	3.44
Consumer (2)	1,159	0.19	655	0.11
Business (3)	7,543	1.21	7,024	1.22

Total	$480,603	77.31%	$440,610	76.80%

(1)	Construction loans generally include loans collateralized by land and one- to four family, multifamily and commercial buildings in process of construction.
(2)	Consumer loans generally include secured account loans and unsecured overdraft protection balances.
(3)	Business loans generally include secured and unsecured business lines of credit and term notes.

           Total deposits increased by $19.1 million, or 4.5%, to $447.7 million at September 30, 2008 from $428.6 million at September 30, 2007. This net growth reflected increases in certificates of deposit and noninterest-bearing checking accounts of $62.3 million and $953,000, respectively, offset by reductions in the balance of interest-bearing checking, including money market checking, and savings accounts of $36.5 million and $7.7 million, respectively. These net changes reflect, in part, the disintermediation of a portion of the non-maturity deposits generated through the three branches opened during fiscal 2007 on which interest rates have been reduced from the higher, promotional levels originally paid.

           The following table compares the composition of the Company’s deposit portfolio by category as a percentage of total assets at September 30, 2008 with that of September 30, 2007.

	September 30, 2008		September 30, 2007
Deposit category	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Noninterest bearing checking	$31,447	5.06%	$30,494	5.31%
Money market checking	60,580	9.75	92,550	16.13
Interest bearing checking	14,727	2.37	19,245	3.35
Money market savings	8,355	1.34	10,263	1.79
Other savings	76,737	12.34	82,515	14.38
Certificates of deposit	255,841	41.16	193,533	33.74

Total	$447,687	72.02%	$428,600	74.70%

           The following table compares the composition of the Company’s deposit portfolio by branch as a percentage of total assets at September 30, 2008 with that of September 30, 2007.

	September 30, 2008		September 30, 2007
Branch	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Bloomfield	$220,421	35.45%	$223,557	38.97%
Cedar Grove	111,876	18.00	111,030	19.35
Verona	46,298	7.45	55,193	9.62
Nutley	37,789	6.08	23,534	4.10
Clifton	31,303	5.04	15,286	2.66

Total	$447,687	72.02%	$428,600	74.70%

           The reported reduction in the Verona branch deposit balances largely reflects the outflow of a portion of the deposits generated through this branch during the prior fiscal year on which interest rates have been reduced from the higher, promotional levels originally paid.

           Borrowings increased $37.9 million, or 100.9%, to $75.5 million at September 30, 2008 from $37.6 million at September 30, 2007. The growth in borrowings was primarily attributable to the additions in FHLB advances and reverse repurchase agreements associated with the $50.0 million wholesale growth transaction noted earlier partially offset by the net repayment of $12.1 million of maturing and amortizing fixed rate FHLB term advances.

           The following table compares the composition of the Company’s borrowing portfolio by remaining term to maturity as a percentage of total assets at September 30, 2008 with that of September 30, 2007. Scheduled principal payments on amortizing borrowings are reported as maturities.

	September 30, 2008		September 30, 2007
Remaining Term	Amount	Percent of Total Assets	Amount	Percent of Total Assets
	(Dollars in thousands)
Overnight	$—	—%	$—	—%
One year or less	12,547	2.02	12,065	2.10
Greater than one to two years	16,000	2.57	7,547	1.32
Greater than two to three years	6,000	0.97	6,000	1.05
Greater than three to four years	5,000	0.80	6,000	1.05
Greater than four to five years	1,000	0.16	5,000	0.87
More than five years (1)	35,000	5.63	1,000	0.17

Total	$75,547	12.15%	$37,612	6.56%

(1)  Borrowing category includes two reverse repurchase agreements totaling $35.0 million originally drawn in March 2008 and maturing in March 2018 whose terms enable the counterparty, at their option, to require full repayment of the borrowing at par prior to maturity. Early repayment may be required on one $25.0 million borrowing on or after the two year anniversary of its original funding. Similarly, early repayment may be required on the remaining $10.0 million borrowing on or after the four year anniversary of its original funding.

           Equity decreased $9.7 million, or 9.7% to $90.8 million at September 30, 2008 from $100.6 million at September 30, 2007. The reported decrease in equity was primarily attributable to a $11.4 million increase in Treasury stock resulting from the Company’s share repurchases during fiscal 2008 during which time the Company had repurchased a total of 1,090,664 shares at an average price of $10.43 per share.

Comparison of Operating Results for the Years Ended September 30, 2008 and 2007

           General. The Company recorded net income of $1.2 million for the year ended September 30, 2008, an increase $671,000, or 120.5% from the year ended September 30, 2007 when the Company reported net income of $557,000. The increase in net income resulted from increases in net interest income and noninterest income partially offset by increases in noninterest expense, the provision for loan losses and the provision for income taxes.

           Interest Income. Total interest income increased $2.4 million or 8.3% to $31.4 million for the year ended September 30, 2008 from $29.0 million for the year ended September 30, 2007. For those same comparative periods, the average yield on interest-earning assets decreased 5 basis points to 5.59% from 5.64% while the average balance of interest-earning assets increased $47.5 million to $561.9 million from $514.4 million.

           Interest income on loans increased $2.3 million or 9.4%, to $27.0 million for the year ended September 30, 2008 from $24.7 million for the year ended September 30, 2007. This increase was due, in part, to a $41.0 million increase in the average balance of loans receivable, including loans held for sale, to $459.9 million for the year ended September 30, 2008 from $419.0 million for the year ended September 30, 2007. The impact of the higher average balance was partially offset by an reduction in the average yield on loans which decreased 2 basis points to 5.86% from 5.88% for those same comparative periods. The increase in the average balance of loans receivable, and the resilience of the yield on loans receivable to the reductions in overall market interest rates, was largely attributable to the Company’s strategic emphasis on commercial lending.

           Interest income on securities increased $576,000 or 19.5% to $3.5 million for the year ended September 30, 2008 from $3.0 million for the year ended September 30, 2007. The increase was due, in part, to a 38 basis point increase in the yield on investment securities which increased to 4.58% for the year ended September 30, 2008 from 4.20% for the year ended September 30, 2007. The increase in yield primarily resulted from the maturity and repayment of lower yielding investment securities coupled with higher yields on newly purchased securities, including those relating to the $50.0 million wholesale growth transaction completed in March 2008. The impact on interest income attributable to the increase in the yield was augmented by a $6.7 million increase in the average balance of investment securities, excluding the available for sale mark to market adjustment, to $77.0 million for the year ended September 30, 2008 from $70.3 million for the year ended September 30, 2007.

           Interest and dividend income on federal funds sold, other interest-earning deposits and FHLB stock decreased $482,000 to $938,000 for the year ended September 30, 2008 from $1.4 million for the year ended September 30, 2007. This decrease in income was primarily due to a decline in the average yield on these assets which decreased 190 basis points to 3.76% from 5.66% for the same comparative periods reflecting reductions in short term market interest rates. A $122,000 decline in the average balance of these assets to $25.0 million for the year ended September 30, 2008 from $25.1 million for the year ended September 30, 2007 also contributed to the reduced interest income reported for these assets. The average balances reported and used for yield calculations reflect, where appropriate, the reduction for outstanding checks issued against such accounts. This has the effect of increasing the reported yield on such assets.

           Interest Expense. Total interest expense increased by $665,000 or 4.0% to $17.4 million for the year ended September 30, 2008 from $16.7 million for the year ended September 30, 2007. For those same comparative periods, the average cost of interest-bearing liabilities decreased 48 basis points from 4.21% to 3.73%, while the average balance of interest-bearing liabilities increased $69.1 million or 17.4% to $466.7 million for the year ended September 30, 2008 from $397.6 million for the year ended September 30, 2007.

           Interest expense on deposits increased $543,000 or 3.8% to $15.0 million for the year ended September 30, 2008 from $14.5 million for the year ended September 30, 2007. This increase was due largely to growth in the average balance of interest-bearing deposits which grew $52.0 million to $405.4 million for the year ended September 30, 2008 from $353.4 million for the year ended September 30, 2007. The reported net growth in average interest-bearing deposits comprised $23.6 million and $39.1 million of growth in the average balance of interest-bearing checking accounts and certificates of deposit, respectively. Offsetting this growth was a net decline in the average balance of savings accounts totaling $10.7 million primarily reflecting the disintermediation of such deposits into higher yielding time deposits.

           The overall growth in the average balance of interest-bearing deposits for the more recent period was primarily attributable to the Bank’s three de novo branches which opened during fiscal 2007. The growth in deposits at these branches contributed significantly to the reported increase in deposit interest expense.

           The impact on interest expense attributable to the growth in the average balance of interest-bearing deposits was partially offset by a reduction in the cost of such deposits. Specifically, the Company’s overall cost of interest-bearing deposits decreased 39 basis points to 3.70% for the year ended September 30, 2008 from 4.09% for the year ended September 30, 2007. The components of this decrease include a 105 basis point reduction in the average cost of interest-bearing checking accounts to 3.36% from 4.41%, a 41 basis point reduction in the average cost of savings accounts to 2.25% from 2.66% and a 31 basis point reduction in the cost of certificates of deposit to 4.46% from 4.77%. The decrease in the cost of interest-bearing deposits was primarily attributable to two related factors. First, the Company has reduced the interest rates paid on deposits generated through the three full service branches opened during the prior fiscal year on which promotional interest rates had originally been paid. Deposits acquired through those de novo branches no longer reflect the effects of promotional pricing. Second, reductions in market interest rates enabled the Company to reduce rates paid on many interest-bearing deposit types across all branches.

           Interest expense on borrowings increased $122,000 to $2.4 million for the year ended September 30, 2008 from $2.3 million for the year ended September 30, 2007. This increase in interest expense reflects a $17.1 million increase in the average balance of borrowings to $61.4 million for the year ended September 30, 2008 from $44.3 million for the year ended September 30, 2007. The impact on interest expense attributable to this increase in average balance was partially offset by a decline in cost of borrowings which decreased 123 basis points to 3.91% for the year ended September 30, 2008 from 5.14% for the year ended September 30, 2007. The changes in the average cost and average balance of borrowings between the two comparative periods generally reflects the addition of $50.0 million of comparatively lower costing borrowings relating to the wholesale growth transaction noted earlier, partially offset by the repayment of all other maturing FHLB term advances not related to that transaction since the close of the earlier comparative period.

           Net Interest Income. Net interest income increased by $1.7 million or 14.2%, to $14.0 million for the year ended September 30, 2008 from $12.3 million for the year ended September 30, 2007. For those same comparative periods, the Company’s net interest rate spread widened 43 basis points to 1.87% from 1.44% while the net interest margin increased 11 basis points to 2.50% from 2.39%. As noted earlier, the change in the Company’s net interest margin was significantly impacted by the Company’s share repurchase plans. The average balance of the Company’s treasury stock increased $17.8 million to $37.3 million for the year ended September 30, 2008 from $19.6 million for the year ended September 30, 2007. Based upon that growth in the average balance of the Company’s treasury stock account and its average yield on interest-earning assets reported for the earlier comparative period, the Company estimates that the net increase of $1.7 million in net interest income was reduced by approximately $1.0 million attributable to interest earned during the earlier comparative period on the interest-earning assets that were subsequently utilized to fund share repurchases.

           Provision for Loan Losses. Using the loan loss allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $501,000 for the year ended September 30, 2008, representing an increase of $56,000 from the year ended September 30, 2007. The expense for fiscal 2008 reflected a provision of $34,000 attributable to one impaired construction loan, that portion of which was deemed uncollectible by management during its asset quality review conducted at March 31, 2008 and therefore charged off. By contrast, the expense in the earlier comparative period reflected a reversal of an $86,000 impairment reserve that was no longer required. Excluding these adjustments, the provision for loan losses for both comparative periods resulted from the application of historical and environmental loss factors against the net growth in loans in accordance with the Bank’s loan loss methodology.

           In total, the allowance for loan losses as a percentage of gross loans outstanding increased to 0.63% at September 30, 2008 representing an increase of 5 basis points from 0.58% at September 30, 2007. These ratios reflect allowance for loan loss balances of $3.0 million and $2.6 million, respectively. The overall increase in the ratio of allowance to gross loans reported continues to reflect the changing composition of the portfolio with greater strategic emphasis on loans with higher risk factors. As noted earlier, nonperforming loans decreased to 0.18% of total assets at September 30, 2008 compared with 0.22% at September 30, 2007. The level of the allowance is based on estimates and the ultimate losses may vary from those estimates.

           Noninterest Income. Noninterest income increased $369,000 to $1.8 million for the year ended September 30, 2008 from $1.4 million for the year ended September 30, 2007. The growth in noninterest income was largely attributable to increases in deposit service fees and charges which increased $233,000 in fiscal 2008 compared to fiscal 2007. A portion of that increase was attributable to deposit service fees and charges at the Bank’s de novo branches opened during fiscal 2007. However, the reported increase was also due to growth in deposit-related fees and charges within the Bank’s other branches. The Company also reported an increase of $78,000 in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Additionally, the Company reported an increase of $85,000 in other noninterest income attributable primarily to growth in loan-related fees and charges including, but not limited to, increases in prepayment penalties and late charges. Offsetting a portion of these increases in noninterest income was a $34,000 reduction in loan sale gains during fiscal 2008 compared with fiscal 2007. The reduction reflects the Company’s discontinuation of selling a portion of one-to four-family loans originated into the secondary market – as had been the Company’s strategy during fiscal 2007 - in favor of adding all loans originated in fiscal 2008 to the portfolio.

           Noninterest Expense. Noninterest expense increased $998,000 to $13.5 million for the year ended September 30, 2008 from $12.5 million for the year ended September 30, 2007. This growth in noninterest expense was primarily attributable to comparative increases in salaries and employee benefits of $206,000, increases in occupancy and equipment expense of $791,000 and increases in data processing, legal and other noninterest expenses totaling $34,000, $48,000 and $103,000, respectively. These increases in noninterest expense were partially offset by a $177,000 reduction in advertising and marketing expenses.

           The reported increase in salaries and employee benefits for fiscal 2008 included a charge resulting from the death of a director emeritus of the Company during the second fiscal quarter ended March 31, 2008. Under the terms of the Company’s restricted stock and stock option plans, the vesting of the remaining unearned benefits accruing to the former director through these plans was automatically accelerated. As such, the Company incurred an acceleration of the remaining pre-tax expenses associated with these benefits totaling approximately $254,000 during that quarter. Other increases in compensation expense, including those attributable to the three de novo branches opened during fiscal 2007, were more than offset by the Company’s compensation expense control efforts which resulted in a nearly 10% reduction in the number of full time equivalent employees during fiscal 2008.

           The reported decrease in advertising and marketing expense during fiscal 2008 was largely attributable to the absence of grand opening expenses during fiscal 2008 associated with the three de novo branches opened during fiscal 2007. The full year’s operating costs of those branches contributed significantly to the reported increase in occupancy and equipment and data processing expenses for fiscal 2008. However, such increases also reflected the ongoing operating costs associated with the Bank’s relocated Bloomfield branch which opened in April, 2008. Additionally, the reported increase in occupancy and equipment expense also reflected the costs associated with outsourcing a significant portion of the Company’s information technology infrastructure support services that had been provided by in-house resources during the earlier comparative period.

           The reported increase in legal expense was primarily attributable to revisions to benefit plan agreements as required by newly-implemented Internal Revenue Service regulations as well as other human resource-related legal expenses.

           Finally, the reported increase in other noninterest expense resulted primarily from increases in FDIC insurance expense. This increase was attributable, in part, to overall growth in the balance of FDIC-insured deposits. However, the increase also reflected the expiration of FDIC insurance credits during fiscal 2008 which had previously reduced the Bank’s net cost of FDIC deposit insurance throughout fiscal 2007.

           Provision for Income Taxes. The provision for income taxes increased $386,000 for the year ended September 30, 2008 compared with the year ended September 30, 2007. For the more recent period, the Company’s effective income tax rate was 31.3% compared with an effective income tax rate of 23.8% for the earlier comparative period. The tax expense in the current and prior period, respectively, reflects the comparative levels of pre-tax income coupled with the level of “tax favored” income reported by the Company during each period. “Tax favored” income arises from revenue sources on which the Company pays income taxes at a comparatively lower effective tax rate than it generally pays on other sources of income.

           Specifically, the Company’s effective tax rate is influenced by the level of interest income on investment securities held by the Bank’s investment subsidiary, American Savings Investment Corporation (“ASIC”). ASIC is a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the state of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, the Company also recognizes tax exempt income from the cash surrender value of bank owned life insurance.

           The Company recognized income from these two “tax favored” sources during both comparative periods. However, the comparatively lower pretax net income reported for earlier comparative period resulted in the items discussed above having a proportionally greater net beneficial impact on the Company’s reported effective tax rate in the current period.

           Additionally, during the fourth quarter of fiscal 2008, the Company established an $18,000 valuation allowance against a net deferred state income tax asset that originally resulted from capital losses associated with the sale of certain investment securities during prior periods. The expense associated with this valuation allowance is included in the provision for income taxes which contributed to the reported increase in the Company’s effective income tax rate for fiscal 2008.

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

           Interest income on loans increased $4.4 million or 21.5%, to $24.7 million for fiscal 2007 from $20.3 million for fiscal 2006. This increase was due, in part, to a $49.1 million increase in the average balance of loans receivable, including loans held for sale, to $419.0 million for fiscal 2007 from $369.9 million for fiscal 2006. In addition, the average yield on loans increased 39 basis points to 5.88% from 5.49% for those same comparative periods. The increase in the average balance and yield on loans receivable was primarily attributable to the Company’s strategic emphasis on commercial lending.

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

           Interest Expense. Total interest expense increased by $4.9 million or 41.8% to $16.7 million for fiscal 2007 from $11.8 million for fiscal 2006. For those same comparative years, the average cost of interest-bearing liabilities increased 89 basis points from 3.32% to 4.21%, while the average balance of interest-bearing liabilities increased $41.8 million or 11.7% to $397.6 million for fiscal 2007 from $355.9 million for fiscal 2006.

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

           The growth in the average balance of interest-bearing deposits for fiscal 2007 was primarily attributable to the Bank’s branch in Verona, New Jersey which opened in the first quarter of fiscal 2007. To a lesser extent, average balance of interest bearing deposits was also influenced by the growth in the Nutley and Clifton branches which opened later in the year. The growth in deposits at the Bank’s three newest branches, coupled with higher promotional interest rates paid on those deposits, contributed significantly to the reported increase in deposit interest expense. However, a portion of this increase was also attributable to continued upward pressure on deposit interest rates in the other highly competitive markets serviced by the Bank.

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

           Net Interest Income. Net interest income decreased by $1.2 million or 9.2%, to $12.3 million for fiscal 2007 from $13.5 million for fiscal 2006. The Company’s net interest rate spread declined 36 basis points to 1.44% from 1.80% for the same comparative periods, while the net interest margin decreased 34 basis points to 2.39% from 2.73%. As noted earlier, the change in the Company’s net interest margin was also significantly impacted by the Company’s share repurchase plans through which approximately $26.0 million of interest earning assets was utilized to repurchase 2.2 million shares, or approximately 15%, of the Company’s stock. Based upon the growth in the average balance of the Company’s treasury stock account during fiscal 2007 and its average yield on earning assets reported for fiscal 2006, the Company estimates that approximately $777,000, or 63%, of the $1.2 million decrease in net interest income was attributable to interest earned during fiscal 2006 on the earning assets that were subsequently utilized in fiscal 2007 to repurchase shares.

           Provision for Loan Losses. Using the allowance methodology described under Critical Accounting Policies found later in this discussion, the provision for loan losses totaled $445,000 for fiscal 2007, representing a decrease of $20,000 from fiscal 2006. The provision expense for 2007 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation. Management’s review of the loan conducted as of December 31, 2006 concluded that, based upon the loan’s consistent payment history and the improved financial performance of the underlying commercial property, the loan was no longer impaired resulting in the reversal of the prior impairment reserve. The loan’s classification was also upgraded from doubtful to substandard. Excluding this adjustment, the Bank’s provision expense for 2007 totaled $531,000 or an increase of $66,000 compared with that recorded during fiscal 2006. This adjusted variance reflects the increase in loan loss provision generally attributable to the comparatively higher net growth in our commercial loan portfolio between the two fiscal years. Specifically, as adjusted, each period’s provision resulted largely from the incremental growth in the outstanding balance of the loans on which historical and environmental loss factors are applied. For the year ended September 30, 2007, outstanding loan balances, excluding the allowance for loan loss and loans held for sale, increased $39.8 million to $440.5 million from $400.7 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $45.7 million. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable net also included net increases in home equity loans and home equity lines of credit totaling $3.0 million. Offsetting the growth in these categories was a $8.9 million decrease in the balance of 1-4 family first mortgages.

           By comparison, for the year ended September 30, 2006, total outstanding loan balances, excluding the allowance for loan loss and loans held for sale, grew by $58.1 million – an amount exceeding that of the current year. However, the growth was comprised of net increases in the outstanding balance of commercial loans, as defined above, of approximately $35.8 million – comparatively lower net growth on those loans on which the Bank applies relatively higher historical and environment loss factors. Loan growth in the earlier period also included net increases in one- to four-family mortgages totaling $13.0 million coupled with increases in home equity loans and home equity lines of credit of $9.2 million – loan types for which the Bank applies comparatively lower historical and environmental loss factors.

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

           The $1.7 million increase in salaries and employee benefits for the comparative periods includes increases of approximately $551,000 that were directly attributable to the Bank’s three full service branches that were opened during fiscal 2007. Salary and employee benefit expenses for 2007 also increased approximately $113,000 due to net staffing additions in the Bank’s commercial lending department. Other noteworthy increases to salaries and employee benefits resulted from the implementation of the Company’s 2006 Equity Incentive Plan approved by shareholders in May, 2006. Specifically, total expenses associated with the Company’s restricted stock and stock option plans increased approximately $653,000 in fiscal 2007 compared with that reported for fiscal 2006. Finally, the variance for the comparative years also reflects the reversal of $131,000 of profit sharing expense recorded in the first quarter of the earlier comparative period resulting from the discontinuation of that benefit.

           The remaining $190,000 increase in noninterest expense during fiscal 2007 included increases in occupancy and equipment, advertising and other noninterest expense totaling $368,000 which were largely attributable to the start up and ongoing operation of the Bank’s three newest branches opened during fiscal 2007. The Company also recognized an increase in data processing costs of $95,000 in 2007. A portion of this increase was also attributable to the start up and ongoing operation of the Bank’s newest branches. However, the increase in data processing costs for fiscal 2007 also included approximately $64,000 of one-time expenses attributable to upgrading the Bank’s public website and online banking services and the implementation of certain outsourced network infrastructure management services. The latter expense resulted from the Bank’s decision to consolidate the provision of a variety of information technology administration support services under a single outsourced service provider. Such services had previously been rendered by a combination of other outsourced and in-house resources. This decision also resulted in the elimination of one managerial position within the Bank’s MIS department during the fourth quarter ended September 30, 2007.

           The reported decrease in legal fees was primarily attributable to comparatively lower utilization of legal services during fiscal 2007. The earlier comparative period included expenses for legal services resulting from the completion of the Company’s second step conversion for which similar expenses were not incurred during the current year. Legal expenses during the earlier comparative period included those relating to the modification of the Bank’s employee benefit plans, including the Bank’s 401k and ESOP, as well as the development of the 2006 Equity Incentive Plan.

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

           Provision for Income Taxes. The provision for income taxes decreased $1.1 million for fiscal 2007 compared with fiscal 2006. For those same comparative years, the Company’s effective tax rate was 23.8% and 38.0%, respectively. The lower effective tax rate in the current period rate was largely the result of the level of “tax favored” income reported by the Company for the comparative years in relation to the level of pretax net income reported by the Company for those same periods. “Tax favored” income arises from revenue sources on which the Company pays income taxes at a comparatively lower effective tax rate than it generally pays on other sources of income.

           Specifically, the Company’s effective tax rate is influenced by the level of interest income on investment securities held by the Bank’s investment subsidiary, American Savings Investment Corporation (“ASIC”). ASIC is a wholly owned New Jersey investment subsidiary formed in August 2004 by American Bank of New Jersey. The purpose of this subsidiary is to invest in stocks, bonds, notes and all types of equity, mortgages, debentures and other investment securities. Interest income from this subsidiary is taxed by the state of New Jersey at an effective rate lower than the statutory corporate state income tax rate. Additionally, the Company also recognizes tax exempt income from the cash surrender value of bank owned life insurance.

           The Company recognized income from these two “tax favored” sources during both fiscal 2007 and fiscal 2006. However, the comparatively lower pretax net income reported for fiscal 2007 resulted in the items discussed above having a proportionally greater net beneficial impact on the Company’s reported effective tax rate in the current year.

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

	At September 30,		Years Ended September 30,
	2008		2008			2007			2006
	Balance	Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost	Average Balance	Interest Earned/ Paid	Average Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net(1)	$478,574	5.82%	$459,931	$26,970	5.86%	$418,969	$24,656	5.88%	$369,916	$20,291	5.49%
Investment securities(2)	89,572	4.72	76,997	3,529	4.58	70,301	2,953	4.20	98,405	3,928	3.99
Other interest-earning assets(3)	17,961	2.14	24,964	938	3.76	25,085	1,420	5.66	27,058	1,125	4.16
Total interest-earning assets	586,107	5.54	561,892	31,437	5.59	514,355	29,029	5.64	495,379	25,344	5.12
Non-interest-earning assets	35,526		34,672			28,130			17,415
Total assets	$621,633		$596,564			$542,485			$512,794
Interest-bearing liabilities:
NOW & money market	$75,307	2.58%	$99,742	$3,355	3.36%	$76,114	$3,358	4.41%	$36,379	$785	2.16%
Savings deposits	85,092	2.00	89,926	2,020	2.25	100,665	2,674	2.66	111,398	2,389	2.14
Certificates of deposit	255,841	3.91	215,687	9,625	4.46	176,601	8,425	4.77	155,350	6,017	3.87
Total interest-bearing deposits	416,240	3.28	405,355	15,000	3.70	353,380	14,457	4.09	303,127	9,191	3.03
Borrowings	75,547	3.18	61,370	2,397	3.91	44,256	2,274	5.14	52,725	2,611	4.95
Total interest-bearing liabilities	491,787	3.26	466,725	17,397	3.73	397,636	16,731	4.21	355,852	11,802	3.32
Non-interest-bearing deposits	31,447		29,050			28,183			23,664
Other non-interest-bearing liabilities	7,551		7,397			6,905			6,522
Total liabilities	530,785		503,172			432,724			386,038
Accumulated other comprehensive income	(541)		(257)			(620)			(1,129)
Retained earnings & other equity	91,389		93,649			110,381			127,885
Total liabilities and equity	$621,633		$596,564			$542,485			$512,794
Net interest spread(4)		2.28%		$14,040	1.87%		$12,298	1.44%		$13,542	1.80%
Net interest margin(5)		2.80%			2.50%			2.39%			2.73%
Ratio of interest-earning assets to interest-bearing liabilities	119.18%		120.39%			129.35%			139.21%

(1)	Calculated net of deferred fees and loss reserves. Includes loans held for sale.
(2)	Calculated based on amortized cost and excludes FAS 115 market value adjustment.
(3)	Includes Federal Home Loan Bank stock at cost and term deposits with other financial institutions.
(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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

	2008-2007
	Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,411	$(88)	$(9)	$2,314
Securities	281	269	26	576
Other interest-earning assets	(7)	(477)	2	(482)
Total interest-earning assets	2,685	(296)	19	2,408

Interest-bearing liabilities:
NOW and money market accounts	1,042	(798)	(248)	(4)
Savings accounts	(285)	(413)	44	(654)
Certificates of deposit	1,865	(544)	(120)	1,201
Total interest bearing deposits	2,622	(1,755)	(324)	543
Federal Home Loan Bank advances	879	(545)	(211)	123
Total interest-bearing liabilities	3,501	(2,300)	(535)	666

Increase (decrease) in net interest income	$(816)	$2,004	$554	$1,742

	2007-2006
	Increase (Decrease)
	Volume	Rate	Rate/ Volume	Net
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$2,691	$1,478	$196	$4,365
Securities	(1,122)	206	(59)	(975)
Other interest-earning assets	(82)	407	(30)	295
Total interest-earning assets	1,487	2,091	107	3,685

Interest-bearing liabilities:
NOW and money market accounts	857	820	896	2,573
Savings accounts	(230)	570	(55)	285
Certificates of deposit	823	1,394	191	2,408
Total interest bearing deposits	1,450	2,784	1,032	5,266
Federal Home Loan Bank advances	(419)	98	(16)	(337)
Total interest-bearing liabilities	1,031	2,882	1,016	4,929

Increase (decrease) in net interest income	$456	$(791)	$(909)	$(1,244)

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

           In evaluating the level of the allowance for loan losses, management considers the Company’s historical loss experience as well as various “environmental factors” including the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, industry condition information, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate and home equity and consumer loans, are evaluated in the aggregate using historical loss factors adjusted for current economic conditions. Large balance and/or more complex loans, such as multi-family, nonresidential real estate, construction and business loans, are evaluated individually for impairment. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as projected events change.

           Management assesses the allowance for loan losses quarterly. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses in the periods presented was maintained at a level that represented management’s best estimate of losses in the loan portfolio to the extent they were both probable and reasonable to estimate.

           Application of the Bank’s loan loss methodology outlined above results, in part, in historical and environmental loss factors being applied to the outstanding balance of homogeneous groups of loans to estimate probable credit losses. Both historical and environmental loss factors are reviewed and updated quarterly, where appropriate, as part of management’s assessment of the allowance for loan losses.

           During fiscal 2008, changes to environmental factors used in the Bank’s allowance for loan loss calculations were made during the third fiscal quarter and continued to reflect the Company’s increased strategic focus on commercial lending within an increasing challenging economic and lending environment . Environmental factors applied to the outstanding balance of commercial loans reflected the changes to overall lending policies, procedures and practices associated with that strategic emphasis, the increased volume of commercial loans in relation to total loan originations, changes in credit concentration reflecting larger loan balances to borrowers and concerns about deteriorating economic conditions and their impact on regional real estate values. The impact of these increases were largely offset by reductions in environmental factors attributable to tightened underwriting standards within the one- to four-family mortgage loan portfolio.

           Management generally expects the allowance for loan losses to continue to increase to the extent that the Company’s strategic emphasis on commercial lending, coupled with its traditional one- to four-family lending activities, continues to result in net loan growth given the currently challenging economic and lending environment.

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

           The Bank’s short term liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank’s primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the level of market interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. The Bank also generates cash through borrowings. The Bank utilizes Federal Home Loan Bank advances and reverse repurchase agreements to leverage its capital base by providing funds for its lending and investing activities, and to enhance its interest rate risk management.

           Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer-term basis, the Bank maintains a strategy of investing in various loan products and in securities collateralized by loans. The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At September 30, 2008, the total approved loan origination commitments outstanding amounted to $16.3 million. At the same date, unused lines of credit were $31.3 million and loans in process were $14.5 million.

           Certificates of deposit scheduled to mature in one year or less at September 30, 2008, totaled $234.0 million. Management’s policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. Additionally, at September 30, 2008 the Bank has $12.5 million of borrowings from the Federal Home Loan Bank of New York (“FHLB”) maturing in one year or less of which approximately $7.5 million is currently expected to repaid without renewal at maturity. Repayment of such advances increases the Bank’s unused borrowing capacity from the FHLB which, at September 30, 2008 totaled $114.9 million. In calculating our borrowing capacity, the Bank utilizes the FHLB’s guideline, which generally limits advances secured by residential mortgage collateral to 25% of the Bank’s total assets. On that basis, the total collateralized borrowing limit from the FHLB was $155.4 million of which we had $40.5 million outstanding.

           The following tables disclose our contractual obligations and commercial commitments as of September 30, 2008. Scheduled principal payments on amortizing borrowings are reported as maturities.

	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Time Deposits	$255,841	$234,031	$7,712	$4,511	$9,587
Borrowings(1)	75,547	12,547	22,000	6,000	35,000

Total	$331,388	$246,578	$29,712	$10,511	$44,587

	Total Amounts Committed	Less Than 1 Year	1-3 Years	4-5 Years	Over 5 Years
	(In thousands)
Lines of credit(1)	$31,318	$3,353	$2,079	$787	$25,099
Land lease - Bloomfield	2,279	127	277	295	1,580
Building lease - Nutley	1,408	84	184	189	951
Loans in process(1)	14,530	9,000	5,530	—	—
Other commitments to extend credit(1)	16,288	16,288	—	—	—

Total	$65,823	$28,852	$8,070	$1,271	$27,630

(1)	Represents amounts committed to customers.
In addition to the commitment included in the table above, the Bank has one outstanding standby letter of credit totaling $247,320. The standby letter of credit, which represents a contingent liability to the Bank, expires in June 2009.

Regulatory Capital

           Consistent with its goals to operate a sound and profitable financial organization, American Bank of New Jersey actively seeks to maintain its classification as a “well capitalized” institution in accordance with regulatory standards. The Bank’s total equity was $73.7 million at September 30, 2008, or 11.87% of total assets on that date. As of September 30, 2008, the Bank exceeded all capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios at September 30, 2008 were as follows: core capital 11.94%; Tier I risk-based capital, 18.52%; and total risk-based capital, 19.28%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

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

Recent Accounting Pronouncements

           A discussion of recent accounting pronouncements is presented in “Footnote 1 – Summary of Significant Accounting Policies” contained within the Consolidated Financial Statements included in this annual report.

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

           Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	The interest income we earn on our interest-earning assets such as loans and securities; and

•	The interest expense we pay on our interest-bearing liabilities such as deposits and amounts we borrow.

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

           Tables presenting the composition and allocation of the Company’s interest-earning assets and interest-costing liabilities from an interest rate risk perspective are set forth in the preceding section of this report titled “Comparison of Financial Condition at September 30, 2008 and September 30, 2007.” These tables present the Company’s investment securities, loans, deposits, and borrowings by categories that reflect certain characteristics of the underlying assets or liabilities that impact the Company’s interest rate risk. Shown as a percentage of total assets, the comparative data presents changes in the composition and allocation of those interest-earning assets and interest-bearing liabilities that have influenced the level of interest rate risk embedded within the Company’s balance sheet.

           Our net interest margin may be adversely affected throughout several possible interest rate environments. For example, during fiscal 2007, the continued inversion of the yield curve, by which shorter term market interest rates exceed those of longer term rates, triggered further increases in the Bank’s cost of interest-bearing liabilities that outpaced our increase in yield on earning assets causing further net interest rate spread compression. Such compression resulted in a 0.36% reduction in our net interest rate spread to 1.44% for fiscal 2007 from 1.80% for the fiscal year ended September 30, 2006.

           As noted in the Executive Summary discussion earlier, that trend was reversed during fiscal 2008 when the Company’s net interest rate spread increased 43 basis points to 1.87% in comparison to 1.44% for fiscal 2007 as reductions in the Company’s cost of interest-bearing liabilities outpaced that of the reductions in our yield on earning assets. In large part, the improvements in net interest rate spread for fiscal 2008 resulted from the Company’s ability to support its yield on loans through its commercial lending strategies while it decreased its cost of retail deposits. The reduction in retail deposit interest costs reflects the overall reduction in market interest rates coupled with the downward adjustment of interest rates paid on deposits acquired through the de novo branches opened during fiscal 2007 on which the Company originally paid higher, promotional interest rates.

           Notwithstanding the reported improvement in the net interest rate spread reported for fiscal 2008,, our earnings may be impacted by an “earnings squeeze” in the future resulting from further movements in market interest rates. For example, we are vulnerable to an increase in interest rates because the majority of our loan portfolio consists of longer-term, fixed rate loans and adjustable rate mortgages, most of which are fixed rate for an initial period of time. At September 30, 2008, excluding allowance for loan losses and net deferred origination costs and including loans held for sale, loans totaled $480.6 million comprising 77.3% of total assets. As presented in the loan-related tables in the preceding section of this report titled “Comparison of Financial Condition at September 30, 2008 and September 30, 2007”, loans reported as fixed rate mortgages totaled $219.0 million or 35.2% of total assets while adjustable rate mortgages (“ARMs”) totaled $188.3 million or 30.3% of total assets. In a rising rate environment, our cost of funds may increase more rapidly than the interest earned on our loan portfolio and investment securities portfolio because our primary source of funds is deposits with substantially greater repricing sensitivity than that of our loans and investment securities. Having interest-bearing liabilities that reprice more frequently than interest-earning assets is detrimental during periods of rising interest rates and could cause our net interest rate spread to shrink because the increase in the rates we would earn on our securities and loan portfolios would be less than the increase in the rates we would pay on deposits and borrowings.

           Notwithstanding the risks presented by the flat to inverted yield curve that was prevalent during fiscal 2007, or those resulting from increases to short term interest rates, a significant decrease in market interest rates could, by contrast, trigger a new wave of loan refinancing that could result in the margin compression experienced in prior years when rates fell to their historical lows.

           The Bank also faces the risk of continued disintermediation of our deposits into higher cost accounts and/or the potential for additional net deposit outflows. Specifically, we were successful in growing non-maturity deposits during fiscal 2007 due, in part, to higher promotional interest rates paid at the Bank’s three newest branches. Our ability to retain such deposits as rates on such accounts were incrementally adjusted to “non-promotional” levels was rigorously tested throughout fiscal 2008. While some expected outflows of the most price sensitive deposits was experienced – as evidenced particularly within the Verona branch – we also experienced noteworthy disintermediation of deposits across all branches into higher yielding accounts, such as certificates of deposit. Moreover, as noted earlier, recent volatility in the financial markets has resulted in competitors seeking to attract and/or retain liquidity through their retail deposit product offerings. Such strategies have resulted in significant upward pressure on retail deposit rates in relation to the general level of market interest rates.

          Quantitative Aspects of Market Risk. The following table presents American Bank of New Jersey’s net portfolio value as of September 30, 2008 – the latest date for which information is available. The net portfolio value was calculated by the Office of Thrift Supervision, based on information provided by the Bank.

Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets			Board Established Limits
Changes in Rates	$ Amount	$ Change	% Change	Net Portfolio Value Ratio	Basis Point Change	Net Portfolio Value Ratio	Basis Point Change
(Dollars in thousands)

+300 bp	54,270	-27,544	-34%	9.09%	-379bp	5.00%	-450bp
+200 bp	64,193	-17,621	-22%	10.53%	-236bp	6.00%	-300bp
+100 bp	73,474	-8,341	-10%	11.80%	-108bp	7.00%	-150bp
0 bp	81,814			12.89%		8.00%
-100 bp	86,530	4,716	+6%	13.42%	+54bp	7.00%	-150bp

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

           Strategies for the Management of Interest Rate Risk and Market Risk. The Board of Directors has established an Asset/Liability Management Committee which is responsible for monitoring interest rate risk. The committee comprises the Bank’s Chief Executive Officer, the Bank’s President and Chief Operating Officer, the Bank’s Senior Vice President and Chief Financial Officer, the Bank’s Senior Vice President and Chief Lending Officer, the Bank’s Senior Vice President Commercial Real Estate, the Bank’s VP Branch Administration and the Bank’s Vice President and Controller. Management conducts regular, informal meetings, generally on a weekly basis, to address the day-to-day management of the assets and liabilities of the Bank, including review of the Bank’s short term liquidity position; loan and deposit pricing and production volumes and alternative funding sources; current investments; average lives, durations and repricing frequencies of loans and securities; and a variety of other asset and liability management topics. The committee generally meets quarterly to formally review such matters. The results of the committee’s quarterly review are reported to the full Board, which makes adjustments to the Bank’s interest rate risk policy and strategies, as it considers necessary and appropriate.

           The qualitative and quantitative interest rate analysis presented above indicate that various foreseeable movements in market interest rates may have an adverse effect on our net interest margin and earnings. The growth and diversification strategies outlined in the Company’s current business plan are designed not only to enhance earnings, but also to better support the resiliency of those earnings throughout various movements in interest rates. Toward that end, implementation of the Company’s business plan over time is expected to result in a better matching of the repricing characteristics of its interest-earning assets and interest-bearing liabilities. Specific business plan strategies to achieve this objective include:

            (1)          Open up to three de novo branches over the next five years with an emphasis on growth in non-maturity deposits;

           (2)           Attract and retain lower cost business transaction accounts by expanding and enhancing business deposit services including online cash management and remote deposit capture services;

           (3)           Attract and retain lower cost personal checking and savings accounts through expanded and enhanced cross selling efforts;

           (4)           Originate and retain commercial loans with terms that increase overall loan portfolio repricing frequency and cash flows while reducing call risk through prepayment compensation provisions;

           (5)           Originate and retain one- to four family home equity loans and variable rate lines of credit to increase loan portfolio repricing frequency and cash flows;

           (6)           Originate both fixed and adjustable rate one- to four family first mortgage loans eligible for sale in the secondary market and, if warranted, sell such loans on either a servicing retained or servicing released basis. The strategy reduces the balance of longer duration and/or non-prepayment protected loans while enhancing noninterest income.

           At September 30, 2008, the Bank did not have any outstanding contracts to sell mortgage loans into the secondary market. In general, the Bank intends to continue retaining most one- to four family mortgage loan originations for a period of time to augment the growth in commercial loans. The Bank continues to offer a limited Alt-A program through which it originates and sells all such loans to Fannie Mae under its Expanded Approval program on a non-recourse, servicing retained basis. The Bank will carefully monitor the earnings, liquidity, and balance sheet allocation impact of these strategies and make interim adjustments, as necessary, to support achievement of the Company’s business plan goals and objectives.

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

           The Bank will also selectively consider certain strategies to enhance net interest income as opportunities arise to do so in a manner that supports the goals and objectives of the Company’s business plan. Notwithstanding the discussion above, the implementation of these strategies may result in an acceptable and manageable increase to the level of interest rate risk within the balance sheet. Such an opportunity arose during the second quarter of fiscal 2008 when the Company completed a wholesale growth transaction through which the Company purchased approximately $50.0 million of mortgage-related investment securities funded by an equivalent amount of borrowings. Through this transaction, the Company took advantage of the opportunity presented by recent turmoil in the mortgage securities markets to acquire agency, AAA-rated mortgage-related securities at historically wide interest rate spreads in relation to the cost of wholesale funding sources.

           The ongoing net interest income resulting from this transaction is intended to augment the Company’s earnings as it continues to incur the near term costs associated with executing its business plan. However, the characteristics of the specific investment securities and borrowings underlying the transaction have added a measurable and manageable degree of interest rate risk to the Company’s balance sheet. This additional risk primarily arises from the potential “mismatch” between the repricing of investment security cash flows and that of the related borrowings. For example, mortgage-related security cash flows are largely determined by market interest rates and their effect on loan prepayments. Similarly, market interest rates will largely determine the likelihood that certain borrowings underlying the transaction may require full repayment at par prior to maturity – an option granted to the reverse repurchase agreement counterparty in a portion of the borrowings utilized in the transaction.

           The Company carefully evaluated the impact of the transaction on the Company’s overall interest rate risk profile from both an earnings and net portfolio value perspective. Through this evaluation, the Company confirmed that movements in market interest rates may significantly impact the relative market value of the financial instruments underlying this transaction and the amount of additional net interest income earned by the Company resulting from it. However, the Company concluded that the additional interest rate risk, as measured and evaluated, was both manageable and appropriate given the additional net interest income that is expected to be earned by the Company throughout the various market interest rate scenarios modeled.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of American Bancorp of New Jersey, Inc. (“the Company”) is responsible for establishing and maintaining an effective system of internal control over financial reporting. The Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. There are inherent limitations in the effectiveness of any system of internal control over financial reporting, including the possibility of human error and circumvention or overriding of controls. Accordingly, even an effective system of internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the Company’s systems of internal control over financial reporting as of September 30, 2008. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of September 30, 2008, the Company maintained effective internal control over financial reporting based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements that are included in this annual report on Form 10-K, has expressed an opinion of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2008. The attestation report of Crowe Horwath LLP appears on the following page.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
American Bancorp of New Jersey, Inc.
Bloomfield, New Jersey

We have audited the accompanying consolidated balance sheets of American Bancorp of New Jersey Inc. as of September 30, 2008 and 2007, and the related statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2008. We also have audited American Bancorp of New Jersey Inc.’s internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). American Bancorp of New Jersey Inc.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Bancorp of New Jersey Inc. as of September 30, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, American Bancorp of New Jersey Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
December 8, 2008

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 2008 and 2007
(In thousands except share data)

	2008	2007
ASSETS
Cash and cash equivalents
Cash and due from banks	$5,158	$9,983
Interest-bearing deposits	15,217	14,638
Federal funds sold	—	12,800
Total cash and cash equivalents	20,375	37,421

Securities available-for-sale	81,163	58,093
Securities held-to-maturity (fair value: 2008-$7,443, 2007 - $6,671)	7,509	6,730
Loans held for sale	—	1,243
Loans receivable, net of allowance for loan losses (2008-$3,035, 2007-$2,568)	478,574	437,883
Premises and equipment	11,894	10,856
Federal Home Loan Bank stock, at cost	2,743	2,553
Cash surrender value of life insurance	13,761	13,214
Accrued interest receivable	2,391	2,212
Other assets	3,223	3,533
Total assets	$621,633	$573,738

LIABILITIES AND EQUITY
Deposits
Non-interest-bearing	$31,447	$30,494
Interest-bearing	416,240	398,106
Total deposits	447,687	428,600
Advance payments by borrowers for taxes and insurance	2,811	2,702
Borrowings	75,547	37,612
Accrued expenses and other liabilities	4,740	4,231
Total liabilities	530,785	473,145

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.10 par value, 10,000,000 shares authorized at September 30, 2008 and 2007;	—	—

Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 shares issued at September 30, 2008 and September 30, 2007, 10,859,692 and 11,946,190 outstanding at September 30, 2008 and September 30, 2007	1,453	1,453

Additional paid in capital	115,661	113,607
Unearned ESOP shares	(7,649)	(8,099)
Retained earnings	23,648	24,258
Treasury Stock; 2008-3,668,261, 2007-2,581,763 shares	(41,724)	(30,353)
Accumulated other comprehensive loss	(541)	(273)
Total stockholders’ equity	90,848	100,593

Total liabilities and stockholders’ equity	$621,633	$573,738

See accompanying notes to consolidated financial statements

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 2008, 2007 and 2006
(In thousands except share data)

	2008	2007	2006
Interest and dividend income
Loans, including fees	$26,970	$24,656	$20,291
Securities	3,529	2,953	3,928
Federal funds sold and other	938	1,420	1,125
Total interest income	31,437	29,029	25,344

Interest Expense
Now and money market	3,355	3,358	785
Savings	2,020	2,674	2,389
Certificates of deposit	9,625	8,425	6,017
Federal Home Loan Bank advances	2,397	2,274	2,611
Total interest expense	17,397	16,731	11,802

Net interest income	14,040	12,298	13,542

Provision for loan losses	501	445	465

Net interest income after provision for loan losses	13,539	11,853	13,077

Noninterest income
Deposit service fees and charges	954	721	722
Income from cash surrender value of life insurance	547	468	315
Gain on sale of loans	9	43	15
Loss on sales of securities available-for-sale	(5)	(11)	(271)
Other	286	201	240
Total noninterest income	1,791	1,422	1,021

Noninterest expense
Salaries, benefits, and director fees	8,813	8,607	6,910
Occupancy and equipment	1,889	1,098	949
Data processing	798	764	669
Advertising	232	409	314
Professional and consulting	400	407	530
Legal	184	136	286
Other	1,226	1,123	999
Total noninterest expense	13,542	12,544	10,657

Income before provision for income taxes	1,788	731	3,441

Provision for income taxes	560	174	1,308
Net income	$1,228	$557	$2,133

Earnings per share:
Basic	$0.12	$0.05	$0.16
Diluted	$0.12	$0.05	$0.16

See accompanying notes to consolidated financial statements

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended September 30, 2008, 2007 and 2006
(In thousands)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Unearned RSP Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Amount Reclassified On ESOP Shares	Total Equity	Compre- hensive Income (Loss)
Balance at September 30, 2005	$555	$17,242	$(1,064)	$(1,212)	$25,417	$(959)	$—	$(473)	$39,506

Transfer of Unearned RSP to APIC due to adoption of FAS 123R	—	(1,212)	—	1,212	—	—	—	—	—
Issuance and exchange of common stock, net of issuance costs (9,918,750 shares issued)	862	96,661	(7,935)	—	—	—	—	—	89,588
MHC capital infusion from merger	—	99	—	—	—	—	—	—	99
RSP stock grants (358,484 shares issued)	36	(36)	—	—	—	—	—	—	—
Share purchases (566,779 shares)	—	(2,254)	—	—	—	—	(4,282)	—	(6,536)
RSP shares earned including tax benefit of vested awards	—	668	—		—	—	—	—	668
RSP shares transfer from APIC	—	98	—	—	—	—	(98)	—	—
Stock options earned	—	384	—	—	—	—	—	—	384
ESOP shares earned	—	130	450	—	—	—	—	—	580
Cash dividends paid – $0.16 per share	—	—	—	—	(2,112)	—	—	—	(2,112)
Reclassification due to elimination of repurchase obligation	—	—	—	—	—	—	—	473	473
Comprehensive income
Net income	—	—	—	—	2,133	—	—	—	2,133	$2,133
Change in unrealized gain (loss) on securities available-for-sale, net of taxes	—	—	—	—	—	78	—	—	78	78
Total comprehensive income										$2,211

Balance at September 30, 2006	$1,453	$111,780	$(8,549)	$—	$25,438	$(881)	$(4,380)	$—	$124,861

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended September 30, 2008, 2007 and 2006
(In thousands)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity	Compre- hensive Income (Loss)
Balance at September 30, 2006	$1,453	$111,780	$(8,549)	$25,438	$(881)	$(4,380)	$124,861
Cumulative effect of adoption of SAB 108	—	—	—	130	—	—	130

Balance at October 1, 2006	1,453	111,780	(8,549)	$25,568	(881)	(4,380)	124,991
RSP stock grants (6,249 shares issued)	—	(76)	—	—	—	76	—
RSP shares earned including tax benefit of vested awards	—	1,183	—	—	—	—	1,183
Share purchases (2,223,279 shares)	—	—	—	—	—	(26,049)	(26,049)
Stock options earned		563	—	—	—	—	563
ESOP shares earned	—	157	450	—	—	—	607
Cash dividends paid – $0.16 per share	—	—	—	(1,867)	—	—	(1,867)
Comprehensive income
Net income	—	—	—	557	—	—	557	$557
Change in unrealized loss on securities available-for-sale, net of taxes	—	—	—	—	608	—	608	608
Total comprehensive income								$1,165

Balance at September 30, 2007	$1,453	$113,607	$(8,099)	$24,258	$(273)	$(30,353)	$100,593

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years Ended September 30, 2008, 2007 and 2006
(In thousands)

	Common Stock	Additional Paid-In Capital	Unearned ESOP Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Equity	Compre- hensive Income (Loss)
Balance at September 30, 2007	$1,453	$113,607	$(8,099)	$24,258	$(273)	$(30,353)	$100,593

RSP shares earned including tax benefit of vested awards	—	1,274	—	—	—	—	1,274
Tax benefit on dividends paid on unvested RSP shares	—	72	—	—	—	—	72
Share purchases (1,090,664 shares)	—	—	—	—	—	(11,419)	(11,419)
Stock options earned	—	623	—	—	—	—	623
Stock options exercised		(19)	—	—	—	48	29
ESOP shares earned	—	104	450	—	—	—	554
Cash dividends paid – $0.18 per share	—	—	—	(1,838)	—	—	(1,838)
Comprehensive income
Net income	—	—	—	1,228	—	—	1,228	$1,228
Change in unrealized loss on securities available-for-sale, net of taxes	—	—	—	—	(268)	—	(268)	(268)
Total comprehensive income								$960

Balance at September 30, 2008	$1,453	$115,661	$(7,649)	$23,648	$(541)	$(41,724)	$90,848

See accompanying notes to consolidated financial statements

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2008, 2007, and 2006
(In thousands)

	2008	2007	2006
Cash flows from operating activities
Net Income	$1,228	$557	$2,133
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	566	379	342
Net amortization of premiums and discounts	(69)	(10)	(89)
Losses on sales of securities available-for-sale	5	11	271
ESOP compensation expense	554	607	580
RSP compensation expense	1,243	1,111	637
SOP compensation expense	623	563	384
Provision for loan losses	501	445	465
Increase in cash surrender value of life insurance	(547)	(467)	(315)
Gain on sale of loans	(7)	(43)	(15)
Proceeds from sales of loans	1,869	9,337	5,775
Origination of loans held for sale	(619)	(10,543)	(5,525)
Increase in accrued interest receivable	(179)	(233)	(511)
Decrease (increase) in other assets	1,077	(400)	61
Change in deferred income taxes	(562)	(633)	(520)
Increase in other liabilities	509	591	192
Net cash provided by operating activities	6,192	1,272	3,865

Cash flows from investing activities
Net increase in loans receivable	(41,192)	(39,704)	(58,083)
Purchases of securities held-to-maturity	(2,157)	—	(4,935)
Maturities of securities held-to-maturity	—	2,000	—
Principal paydowns on securities held-to-maturity	1,365	1,800	2,184
Purchases of securities available-for-sale	(54,841)	(18,753)	(52,606)
Sales of securities available-for-sale	11,510	3,227	9,750
Maturities of securities available-for-sale	2,000	16,000	11,000
Principal paydowns on securities available-for-sale	17,865	16,941	19,654
Purchase of Federal Home Loan Bank stock	(958)	(1,999)	(2,836)
Redemption of Federal Home Loan Bank stock	768	2,802	2,599
Purchase of bank-owned life insurance	—	(4,000)	(920)
Purchase of premises and equipment	(1,604)	(4,712)	(2,734)
Net cash used in investing activities	(67,244)	(26,398)	(76,927)

Cash flows from financing activities
Net increase in deposits	19,087	101,453	(13,778)
Stock subscriptions held for parent received (refunded or applied)	—	—	(115,201)
Net change in advance payments by borrowers for taxes and insurance	109	236	22
Proceeds from borrowings	60,000	—	—
Repayment of borrowings	(22,065)	(8,063)	(8,059)
Net change in FHLB of New York overnight lines of credit	—	(10,400)	10,400
RSP tax benefit of vested awards	31	72	31
Tax benefit on dividends paid on unvested RSP shares	72	—	—
Proceeds from stock option exercises	29	—	—
Cash dividends paid	(1,838)	(1,867)	(2,112)
MHC capital infusion	—	—	99
RSP and treasury share purchases	(11,419)	(26,049)	(6,536)
Net proceeds from stock issuance	—	—	89,588
Net cash provided by (used in) financing activities	44,006	55,382	(45,546)
Net change in cash and cash equivalents	(17,046)	30,256	(118,608)
Cash and cash equivalents at beginning of year	37,421	7,165	125,773
Cash and cash equivalents at end of year	$20,375	$37,421	$7,165

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 2008, 2007, and 2006
(In thousands)

	2008	2007	2006

Supplemental cash flow information:
Cash paid during the period for
Interest	$17,455	$16,871	$11,814
Income taxes, net of refunds	525	909	1,797

See accompanying notes to consolidated financial statements.

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: American Bancorp of New Jersey, Inc. (“ABNJ”) is a New Jersey chartered corporation organized in May, 2005 that was formed for the purpose of acquiring all of the capital stock of American Bank of New Jersey, which was previously owned by ASB Holding Company (“ASBH”) and American Savings, MHC, a federally chartered mutual holding company. American Bank of New Jersey originally converted from a mutual to a stock savings bank in a mutual holding company reorganization in 1999 in which no stock was sold to any person other than American Savings, MHC.

On October 3, 2003, ASB Holding Company, the predecessor of American Bancorp of New Jersey, Inc., completed a minority stock offering and sold 1,666,350 shares of common stock in a subscription offering at $10 per share and received proceeds of $16,060,000 net of offering costs of $603,000. ASBH contributed $9,616,000 or approximately 60% of the net proceeds to the Bank in the form of a capital contribution. ASBH loaned $1,333,080 to the Bank’s employee stock ownership plan and the ESOP used those funds to acquire 133,308 shares of common stock at $10 per share.

After the sale of the stock, the MHC held 70%, or 3,888,150 shares, of the outstanding stock of ASBH with the remaining 30% or, 1,666,350 shares, held by persons other than the MHC. ASBH held 100% of the Bank’s outstanding common stock.

On October 5, 2005, the Company completed a second step conversion in which the 3,888,150 shares of ASB Holding Company held by American Savings, MHC were converted and sold in a subscription offering. Through this transaction, ASB Holding company ceased to exist and was supplanted by American Bancorp of New Jersey as the holding company for the Bank. A total of 9,918,750 shares of common stock were sold in the offering at $10 per share through which the Company received proceeds of $97,524,302 net of offering costs of $1,663,198. The Company contributed $48,762,151 or approximately 50% of the net proceeds to the Bank in the form of a capital contribution. The Company loaned $7,935,000 to the Bank’s employee stock ownership plan and the ESOP used those funds to acquire 793,500 shares of common stock at $10 per share.

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
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The consolidated financial statements include American Bancorp of New Jersey, Inc. and its wholly owned subsidiaries, American Bank of New Jersey (“the Bank”) and ASB Investment Corp (“the Investment Corp”), and the Bank’s wholly owned subsidiary American Savings Investment Corp (“ASIC”), together referred to as “the Company.” Intercompany transactions and balances are eliminated in consolidation.

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

Use of Estimates: In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements and the disclosures provided. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Additionally, prepayment speed assumptions related to mortgage-backed securities and collateralized mortgage obligations are the primary basis upon which related discounts and premiums are accreted and amortized into interest income. As such, these assumptions affect the carrying values and yields reported for such securities.

A substantial portion of the Bank’s loans are secured by real estate in the New Jersey market. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio is susceptible to changes in market conditions.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

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
September 30, 2008, 2007, and 2006
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

Under our implementation of FAS 5, we segregate loans by loan category and evaluate homogeneous loans as a group. The loss characteristics of aggregated homogeneous loans are examined using two sets of factors: (1) annual historical loss experience factors that consider the net charge-off history of the Bank and (2) environmental factors. Although there may be other factors that also warrant consideration, we consider the following environmental factors:

•	levels and trends of delinquencies and impaired loans;

•	levels and trends of charge-offs and recoveries;

•	trends in volume and terms of loans;

•	changes to lending policies, procedures and practices;

•	experience, ability and depth of lending management and staff;

•	national, regional and local economic trends and conditions;

•	industry conditions; and

•	changes in credit concentration.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Mortgage Servicing Rights: Servicing rights are recognized separately when they are acquired through sales of loans. For sales of mortgage loans prior to October 1, 2007, a portion of the cost of the loan was allocated to the servicing right based on relative fair values. The Company adopted SFAS No. 156 on October 1, 2007, and for sales of mortgage loans beginning in 2007, servicing rights are initially recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. The Company compares the valuation model inputs and results to published industry data in order to validate the model results and assumptions. All classes of servicing assets are subsequently measured using the amortization method which requires servicing rights to be amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Company later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported with other income on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income which is reported on the income statement as other income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income. Servicing fees totaled $22,988, $31,508 and $16,703 for the years ended September 30, 2008, 2007 and 2006. Late fees and ancillary fees related to loan servicing are not material.

Income Taxes: The provision for income taxes is the total of the current year income tax due or refundable and the change in the deferred tax assets and liabilities. Deferred tax assets and liabilities are the estimated future tax consequences attributable to differences between the financial statements’ carrying amounts of existing assets and liabilities and their respective tax bases, computed using enacted tax rates. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Stock Ownership Plan: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

Stock-Based Compensation: Compensation expense regarding stock options is recognized using the modified prospective transition method under Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-based Payment. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method since 2006. See Note 11 Other-Stock-Based Compensation..

The Bank is recognizing compensation expense for shares of common stock awarded under the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan. Expense is recognized over the vesting period of five years from the date of award at the fair market value of the shares on the date they were awarded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares and restricted stock awards are considered outstanding for this calculation unless unearned. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards.

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

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Recent Accounting Pronouncements and Developments:

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position (FSP) 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The adoption of SFAS No. 157 when it becomes effective for the Company on October 1, 2008 is not expected to have a material impact on the Company’s consolidated financial statements.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), SFAS No. 159 permits entities to choose to measure certain financial assets and financial liabilities at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 when it becomes effective for the Company on October 1, 2008 is not expected to have a material impact on the Company’s consolidated financial statements. The Company will not adopt the fair value option under SFAS No. 159 as of October 1, 2008

At its September 2006 meeting, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” The consensus stipulates that an agreement by an employer to share a portion of the proceeds of a life insurance policy with an employee during the postretirement period is a postretirement benefit arrangement required to be accounted for under SFAS No. 106 or Accounting Principles Board Opinion (“APB”) No. 12, “Omnibus Opinion – 1967.” The consensus concludes that the purchase of a split-dollar life insurance policy does not constitute a settlement under SFAS No. 106 and, therefore, a liability for the postretirement obligation must be recognized under SFAS No. 106 if the benefit is offered under an arrangement that constitutes a plan or under APB No. 12 if it is not part of a plan. Issue 06-04 is effective for annual or interim reporting periods beginning after December 15, 2007. The provisions of Issue 06-04 should be applied through either a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption or retrospective application. The Company will record a cumulative effect adjustment to retained earnings of $193,281 on October 1, 2008 resulting from the adoption of EITF 06-04.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-5, Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance){Issue}. This Issue requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, the Issue requires disclosure when there are contractual restrictions on the Company’s ability to surrender a policy. The adoption of EITF 06-5 on October 1, 2007 had no impact on the Company’s financial condition or results of operation.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). Previously, SAB 105, Application of Accounting Principles to Loan Commitments, stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supersedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 is effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company does not expect the impact of this standard to be material.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 2 – SECURITIES

The fair value of securities available-for-sale was as follows:
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
2008
U.S. Government and federal agency	$—	$—	$—
Mortgage-backed
FHLMC	24,507	7	(314)
FNMA	26,791	3	(577)
GNMA	64	—	—
Collateralized mortgage obligations Agency	29,801	207	(227)

	$81,163	$217	$(1,118)

2007
U.S. Government and federal agency	$2,005	$5	$—
Mortgage-backed
FHLMC	9,040	39	(22)
FNMA	11,696	25	(321)
GNMA	81	1	—
Collateralized mortgage obligations Agency	35,271	93	(247)

	$58,093	$163	$(590)

Proceeds from sales of available-for-sale securities amounted to $11,510,206, $3,227,089 and $9,750,233 during the years ended September 30, 2008, 2007 and 2006 resulting in gross gains of $0 for fiscal 2008, 2007 and 2006 and gross losses of $5,234, $10,734 and $271,084 for those same periods. Security sale gains and losses are recorded on the trade date using the specific identification method.

The gross losses noted above represent capital losses for which the Bank recognized a deferred income tax benefit. At September 30, 2008, the remaining balance of the deferred tax asset relating to these capital losses was approximately $122,000. For income tax purposes, the benefit of such capital losses may only be recognized to the extent that the Company records future capital gains within the carry-forward timeframes established by tax authorities. During fiscal 2008, the Company recorded a state deferred tax valuation allowance of approximately $18,000 pertaining to a portion of the previously recognized deferred tax assets related to the capital losses on sales of securities.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

The amortized cost and fair value of securities held-to-maturity were as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2008
U.S. Government and federal agency	$—	$—	$—	$—
Mortgage-backed
FHLMC	$116	$—	$(1)	$115
FNMA	5,646	42	(13)	5,675
GNMA	120	1	(1)	120
Collateralized mortgage obligations Agency	40	1	—	41
Non-agency	1,587	—	(95)	1,492

	$7,509	$44	$(110)	$7,443

2007
U.S. Government and federal agency	$—	$—	$—	$—
Mortgage-backed
FHLMC	$138	$—	$(1)	$137
FNMA	4,545	1	(43)	4,503
GNMA	145	2	—	147
Collateralized mortgage obligations Agency	47	—	—	47
Non-agency	1,855	—	(18)	1,837

	$6,730	$3	$(62)	$6,671

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

Securities with carrying values of $39,549,385 and $6,180,398 at September 30, 2008 and 2007, respectively, were pledged to secure reverse repurchase agreements and public deposits as required or permitted by law.

Available-for-sale securities with unrealized losses at September 30, 2008 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
Mortgage backed	44,374	(749)	3,366	(142)	47,740	(891)
Collateralized mortgage obligations	13,956	(209)	2,523	(18)	16,479	(227)

Total temporarily impaired	$58,330	$(958)	$5,889	$(160)	$64,219	$(1,118)

Available-for-sale securities with unrealized losses at September 30, 2007 not recognized in income are presented below by length of time the securities have been in an unrealized loss position:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
Mortgage backed	3,557	(6)	7,508	(337)	11,065	(343)
Collateralized mortgage obligations	2,249	(1)	13,573	(246)	15,822	(247)

Total temporarily impaired	$5,806	$(7)	$21,081	$(583)	$26,887	$(590)

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

Held-to-maturity securities with unrealized losses at September 30, 2008 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
Mortgage-backed	928	(9)	327	(6)	1,255	(15)
Collateralized mortgage obligations	1,493	(95)	—	—	1,493	(95)
Total temporarily impaired	$2,421	$(104)	$327	$(6)	$2,748	$(110)

Held-to-maturity securities with unrealized losses at September 30, 2007 not recognized in income are as follows:

	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

U.S. Government and federal agency	$—	$—	$—	$—	$—	$—
Mortgage-backed	3,325	(12)	1,097	(32)	4,422	(44)
Collateralized mortgage obligations	—	—	1,837	(18)	1,837	(18)
Total temporarily impaired	$3,325	$(12)	$2,934	$(50)	$6,259	$(62)

The Company evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 2 - SECURITIES (Continued)

At September 30, 2008, securities with unrealized losses had depreciated 1.37% from the Company’s amortized cost basis. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. The Company concluded that the financial strength of the issuers of its securities - primarily U.S. agencies – did not contribute to any impairment of value. Rather, these unrealized losses related principally to changes in market interest rates. The Company then evaluated the expected timeframe and conditions within which a recovery of such impairments could be reasonably forecasted. For example, the Company’s mortgage backed security and collateralized mortgage obligation portfolios are expected to reprice, amortize, prepay or mature within a timeframe that is supported by the Company’s ability and intent to hold such securities. Forecasted repricing of the Company’s adjustable rate investments to market levels is one means by which an impairment resulting from a security’s “below market” yields can be recovered. Another means of impairment recovery is through the timely return of principal invested. Given the duration of these investment securities, the Company can reasonably forecast a timely and full return of the principal invested thereby recovering the impairment that had resulted from movements in market interest rates.

Based on that evaluation and the Company’s ability and intent to hold those securities for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider those securities to be other-than-temporarily impaired at September 30, 2008.

NOTE 3 - LOANS

Loans at period-end were as follows:

	2008	2007
Mortgage loans:
One-to-four-family	$276,690	$276,947
Multi-family and nonresidential	127,573	99,059
Construction	53,315	48,561
Land	8,017	3,341
Consumer	1,159	655
Home equity lines of credit	20,836	19,756
Business	7,543	7,024
Total loans	495,133	455,343
Allowance for loan losses	(3,035)	(2,568)
Net deferred loan costs	1,006	1,077
Loans in process	(14,530)	(15,969)

Loans, net	$478,574	$437,883

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 3 - LOANS (Continued)

At September 30, 2008 and 2007, the balance of one-to-four-family mortgage loans included $22.5 million and $22.6 million, respectively, of thirty year adjustable rate loans with initial fixed interest rate periods of three to five years during which time monthly loan payments comprise interest only. After the initial period, the monthly payments on such loans are adjusted to reflect the collection of both interest and principal over the loan’s remaining term to maturity.

Certain directors and officers of the Bank and companies with which they are affiliated have obtained loans from the Bank on various occasions. A summary of such loans made by the Bank is as follows:

	2008	2007

Beginning balance	$617	$1,617
New loans	—	77
Effect of changes in related parties	—	(745)
Repayments	(90)	(332)

Ending balance	$527	$617

Mortgage loans serviced for others are not included in the accompanying financial statements. At September 30, 2008 and 2007, the unpaid principal balances of these loans totaled $16,817,308 and $19,073,838, respectively.

Activity in the allowance for loan losses was as follows:

	2008	2007	2006

Balance at beginning of year	$2,568	$2,123	$1,658
Provision charged to income	501	445	465
Charge-offs	(34)	—	—
Recoveries	—	—	—

Balance at end of year	$3,035	$2,568	$2,123

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 3 - LOANS (Continued)

Impaired loans were as follows:

	2008	2007	2006
Period-end loans with no allocated allowance for loan losses	$244	$—	$—
Period-end loans with allocated allowance for loan losses	—	—	172

Total	$244	$—	$172

	2008	2007	2006

Amount of the allowance for loan losses allocated	$—	$—	$86
Average of impaired loans during the period	43	43	173
Interest income recognized during impairment	—	—	10
Cash-basis interest income recognized	—	—	10

Nonperforming loans were as follows:

	2008	2007	2006
Loans past due over 90 days still on accrual	$—	$—	$—
Nonaccrual loans	1,137	1,249	2,089

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	2008	2007

Securities	$371	$290
Loans receivable	2,020	1,922

Total	$2,391	$2,212

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2008	2007

Land	$4,212	$4,212
Office buildings and improvements	6,388	6,396
Furniture and equipment	4,952	4,477
Leasehold improvements	1,827	359
Future branch site costs	—	331
	17,379	15,775
Less accumulated depreciation	5,485	4,919

Total	$11,894	$10,856

The Company leases certain branch properties and equipment under operating leases. Rent expense was $346,931, $49,477 and $0 for fiscal years 2008, 2007, and 2006, respectively. Rent commitments, before considering renewal options that generally are present, were as follows:

2009	$211
2010	231
2011	231
2012	232
2013	252
Thereafter	2,531
Total	$3,688

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 6 - DEPOSITS

Deposit accounts are summarized as follows:

	2008	2007

Demand deposits	$31,447	$30,494
NOW and money market accounts	75,307	111,795
Savings accounts	85,092	92,778
Certificates of deposit	255,841	193,533

Total deposits	$447,687	$428,600

Certificates of deposit accounts with balances over $100,000 totaled $94,196,254 and $73,198,702 at September 30, 2008 and 2007, respectively. All other deposit accounts with balances over $100,000 totaled $92,382,776 and $115,307,591 at September 30, 2008 and 2007, respectively.

Scheduled maturities of certificates of deposit were as follows:

2009	$234,032
2010	5,308
2011	2,404
2012	3,094
2013 and thereafter	11,003

$255,841

NOTE 7 - BORROWED FUNDS

The Bank has $40.5 million of fixed rate advances with the Federal Home Loan Bank with maturities through fiscal 2013 and fixed rates ranging from 2.08% to 6.18% at September 30, 2008. None of the advances are callable prior to maturity. One advance for $1.5 million with a coupon of 4.57% has a five-year final maturity in June 2009, with a twenty-year amortization schedule. The remaining $39.0 million of Federal Home Loan Bank advances are non-amortizing term advances. The Bank also has an overnight line of credit with the ability to borrow $62.4 million of which $0 was drawn at September 30, 2008.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 7 - BORROWED FUNDS (Continued)

Additionally, at September 30, 2008, the Bank has an outstanding balance of $35.0 million in reverse repurchase agreements. These borrowings includes two agreements originally drawn in March 2008 and maturing in March 2018 whose terms enable the counterparty, at their option, to require full repayment of the borrowing at par prior to maturity. Early repayment may be required on one $25.0 million borrowing on or after the two year anniversary of its original funding. Similarly, early repayment may be required on the remaining $10.0 million borrowing on or after the four year anniversary of its original funding.

For the years ended September 30, 2008 and 2007, the scheduled repayments and maturities of borrowed funds, including both Federal Home Loan Bank advances and reverse repurchase agreements, are as follows:

	September 30, 2008		September 30, 2007
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Maturing in 2008	$—	—%	$12,065	5.51%
Maturing in 2009	12,547	3.76	7,547	4.88
Maturing in 2010	16,000	3.56	6,000	5.15
Maturing in 2011	6,000	5.18	6,000	5.18
Maturing in 2012	5,000	5.22	5,000	5.22
Maturing in 2013	1,000	4.79	1,000	4.79
Maturing in 2018	35,000	2.11	—	—
Overnight line of credit	—	—	—	—

	$75,547	3.18%	$37,612	5.21%

At September 30, 2008, the FHLB advances are secured by mortgage loans totaling $68,137,884, and all stock in the Federal Home Loan Bank totaling $2,743,400 under a blanket collateral agreement for the amount of the notes outstanding. Additionally, specific investment securities with a carrying value totaling $37,317,667 also secure the reverse repurchase agreements. At September 30, 2008, the Bank’s borrowing limit with the Federal Home Loan Bank was approximately $155.4 million.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 8 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

	2008	2007	2006
Current
Federal	$979	$586	$1,507
State and local	143	221	321
	1,122	807	1,828
Deferred
Federal	(470)	(362)	(404)
State and local	(110)	(271)	(96)
	(580)	(633)	(500)

Change in valuation allowance	18	—	(20)

	$560	$174	$1,308

A reconciliation of income tax expense at the statutory federal income tax rate and the actual income tax expense was as follows:

	2008	2007	2006

Federal income tax expense at statutory rate	$608	$249	$1,170
Increase in taxes resulting from
State income taxes, net of federal benefit	34	(32)	135
Tax-exempt income from life insurance	(186)	(159)	(107)
Nondeductible ESOP expense	35	53	44
Nondeductible stock options expense	53	53	49
Other, net	16	10	17

Income tax expense	$560	$174	$1,308

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 8 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2008	2007
Deferred tax assets
Unrealized loss on securities available-for-sale	$360	$154
Provision for loan losses	1,220	1,032
Capital losses on security sales	121	119
State of New Jersey net operating loss (Bank)	74	90
Accrued expenses and other liabilities	2,116	1,706
Total gross deferred tax assets	3,891	3,101

Deferred tax liabilities
Depreciation	(143)	(168)
Deferred loan origination costs	(917)	(869)
Other	(40)	(59)
Total gross deferred tax liabilities	(1,100)	(1,096)
Valuation allowance	(18)	—

Net deferred tax asset	$2,773	$2,005

Retained earnings includes allocations for federal income tax purposes representing tax bad debt deductions of approximately $4,034,000 through September 30, 2008 on which no tax has been paid and no deferred federal income taxes have been provided. The related amount of deferred tax liability is approximately $1,611,000. Reductions of amounts so allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 8 - INCOME TAXES (Continued)

In July 2006, the FASB released Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” This Interpretation revises the recognition tests for tax positions taken in tax returns such that a tax benefit is recorded only when it is more likely than not that the tax position will be allowed upon examination by taxing authorities. The amount of such a tax benefit to record is the largest amount that is more likely than not to be allowed. Any reduction in deferred tax assets or increase in tax liabilities upon adoption will correspondingly reduce retained earnings. The adoption of Interpretation No. 48 on October 1, 2007 did not have a material impact on the Company’s consolidated financial statements. The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of the state of New Jersey. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest and penalties related to income tax matters as other expense. The Company did not have any amounts accrued for interest and penalties at October 1, 2007 and September 30, 2008. The Company is no longer subject to examination by taxing authorities for years before 2004.

NOTE 9 - BENEFIT PLANS

The Bank has a directors’ retirement plan that provides retirement benefits to all members of the Board of Directors vested under the plan in accordance with the plan document. During the years ended September 30, 2008, 2007, and 2006 the Bank recorded expenses related to the plan totaling $60,873, $196,990 and $64,165, respectively. The balance of the accrued liability for the director’s retirement plan at September 30, 2008 was approximately $1,775,000.

The Bank has a 401(k) profit sharing plan covering substantially all employees. Contributions to the plan in fiscal 2008, 2007 and 2006 were limited to participant salary deferrals along with a matching contribution provided by the Bank. For the years ended September 30, 2008 and September 30, 2007, 401(k) matching contribution expense totaled $92,558 and $88,291, respectively. Related expenses for the year ended September 30, 2006 totaled $74,220. However, offsetting the cost in fiscal 2006 was the reversal of $131,250 of profit sharing expense that had been accrued during fiscal 2005 for which no discretionary contribution to the plan was made in 2006.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 9 - BENEFIT PLANS (Continued)

The Bank implemented a supplemental executive retirement plan that provides benefits to certain key officers in accordance with the plan document. During the years ended September 30, 2008, 2007 and 2006, Bank expenses related to the plan totaled $385,867, $284,658 and $226,371. The Bank also purchased bank-owned life insurance on the individuals covered by the supplemental executive retirement plan. The cash surrender value of the Company’s bank-owned life insurance policies at September 30, 2008 was $13.8 million of which approximately $10.4 million relate to policies originally purchased to provide income to offset the costs of the Bank’s supplemental executive retirement plans. The remaining $3.4 million of cash surrender value relate to policies that provide life insurance benefits primarily to the Bank’s senior officers. The balance of the accrued liability for the supplemental executive retirement plan at September 30, 2008 was approximately $1,657,000.

The Bank has entered into employment agreements with its Chief Executive Officer (CEO), President & Chief Operating Officer (COO), and two Senior Vice Presidents (SVPs). The CEO’s and President & COO’s employment agreements have a term of three years while the two SVPs’ agreements have a term of two years. Each of the agreements provides for an annual one-year extension of the term of the agreement upon determination of the Board of Directors that the executive’s performance has met the requirements and standards of the Board, so that the remaining term of the agreement continues to be three years, in the case of the CEO and President & COO, and two years, in the case of the two SVPs. If the Bank terminates the officer without “just cause” as defined in the agreement, they will be entitled to a continuation of their salary from the date of termination through the remaining term of their agreement at a minimum. The agreements also provide for various payouts if the officer is terminated without just cause following a change in control.

NOTE 10 – EMPLOYEE STOCK OWNERSHIP PLAN

As part of the minority stock offering, the Bank established an employee stock ownership plan (“ESOP”) for the benefit of substantially all employees. The ESOP borrowed $1,333,080 from ASBH and used those funds to acquire 133,308 shares of ASBH stock at $10 per share. As part of the second step conversion, the ESOP borrowed $7,935,000 from the Company to acquire an additional 793,500 shares of the Company’s stock at $10 per share. At the time of the closing of the second step conversion, the unpaid balance of the first ESOP borrowing of approximately $1,064,000 was combined with the balance of the second ESOP borrowing resulting in a total ESOP borrowing obligation of approximately $8,999,000 to the Company. Additionally, each of the 133,308 ASBH shares held by the ESOP from the minority offering were exchanged for 2.55102 shares of the Company.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 10 – EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

Shares issued to the ESOP are allocated to ESOP participants based on principal and interest repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and is being repaid by the ESOP with funds from the Bank’s discretionary contributions to the ESOP and earnings on the ESOP’s assets. The Bank’s contributions to the ESOP during 2008, 2007 and 2006 were $651,018, $661,401 and $653,460, respectively. ESOP expense for those same periods was $554,093, $607,584 and $579,961, respectively. Principal and interest payments are scheduled to occur over a twenty-year period.

ESOP activity for the years ended September 30, 2008, 2007 and 2006 and shares held by the ESOP at the end of those periods are presented below.

	2008	2007	2006
Allocated to participants	175,675	131,509	80,408
Committed to be released	39,936	39,936	39,936
Unearned	905,207	958,455	1,011,702

Total ESOP shares	1,120,818	1,129,900	1,132,046

Fair value of unearned shares	$9,324	$10,418	$11,989

ESOP compensation expense	$554	$607	$580

The reported number of total shares and allocated shares held by the ESOP at September 30, 2008 reflects the cumulative distribution of 12,753 allocated shares to participants in accordance with the plan. The original number of ESOP plan shares totaled 1,133,571 of which a total of 188,428 have been allocated through September 30, 2008.

NOTE 11 – OTHER STOCK-BASED COMPENSATION

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

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 11 – OTHER STOCK-BASED COMPENSATION (Continued)

As of the closing of the Company’s second step conversion on October 5, 2005, each of the ASBH shares included in the 2005 Restricted Stock Plan and 2005 Stock Option Plan were exchanged for 2.55102 shares of American Bancorp of New Jersey, Inc. Consequently, awarded shares under the 2005 Restricted Stock Plan and 2005 Stock Option Plan totaled 208,295 and 694,315, respectively, at that time.

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

Shares of common stock issuable pursuant to outstanding options under the 2005 Stock Option Plan and 2006 Equity Incentive Plan are considered outstanding for purposes of calculating earnings per share on a diluted basis. The Company adopted FASB 123(R) on October 1, 2005. Under that accounting requirement, the Company is now required to recognize compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. For the years ended September 30, 2008, 2007 and 2006 the Company recognized approximately $623,000, $563,000 and $384,000, respectively, of compensation expense relating stock options awarded through the 2005 Stock Option Plan and 2006 Equity Incentive Plan (“SOP” options). The Company recognized approximately $187,000, $163,000 and $96,000, respectively, of income tax benefit resulting from this expense for those periods.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 11 – OTHER STOCK-BASED COMPENSATION (Continued)

For accounting purposes, the Company continues to recognize compensation expense for restricted shares of common stock awarded under the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan over the vesting period at the fair market value of the shares on the date they are awarded. For the year ended September 30, 2008, 2007 and 2006, the Company recognized approximately $1,243,000, $1,111,000 and $637,000 respectively, of compensation expense relating to restricted stock plan shares awarded through the 2005 Restricted Stock Plan and 2006 Equity Incentive Plan (“RSP” shares). The Company recognized approximately $496,000, $445,000 and $254,000 respectively, of income tax benefit resulting from this expense for those periods.

At September 30, 2008, all available shares and options relating to the 2005 Restricted Stock Plan, 2005 Stock Option Plan and the 2006 Equity Incentive Plan had been awarded to participants.

As of September 30, 2008, there were approximately $1.1 million and $2.4 million, respectively, of total unrecognized compensation costs related to nonvested stock options and nonvested restricted stock plan shares. Those costs are expected to be recognized over a weighted-average period of 2.2 and 2.4 years respectively.

The fair value of options granted and actual effects are computed using the Black-Scholes option pricing model, using the following weighted-average assumptions as of the grant dates.

	December 19, 2006	May 23, 2006	May 6, 2005	January 20, 2005
Options Awarded

Risk free interest rate	4.56%	4.91%	3.95%	3.67%

Expected option life	5.00	5.00	5.00	5.00

Expected stock price volatility	12.17%	11.00%	22.00%	22.00%

Dividend yield	1.35%	1.39%	0.00%	0.00%

Weighted average fair value of options granted during year	$2.20	$2.11	$1.96	$1.86

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 11 – OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the activity in the Company’s stock option plans for the years ended September 30, 2008, 2007 and 2006 is as follows.

	September 30, 2008		For the years ended September 30, 2007		September 30, 2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	1,416,948	$9.26	1,397,854	$9.23	694,315	$6.81
Granted	—	—	19,094	11.87	722,633	11.49
Exercised	(4,166)	6.80	—	—	—	—
Forfeited or expired	—	—	—	—	(19,094)	6.80
Outstanding at end of period	1,412,782	$9.27	1,416,948	$9.26	1,397,854	$9.23

Options exercisable at period end	733,125	$8.82	417,094	$8.43	138,369	$6.81
Weighted average remaining contractual life		7.0 years		7.8 years		8.3 years

The aggregate intrinsic value of all outstanding stock options at September 30, 2008 was approximately $2,343,000. The aggregate intrinsic value of all exercisable stock options outstanding at September 30, 2008 was approximately $1,461,000.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 11 – OTHER STOCK-BASED COMPENSATION (Continued)

A summary of the status of the Company’s nonvested restricted stock plan shares as of September 30, 2008, 2007 and 2006 and changes during the years ended September 30, 2008, 2007 and 2006 are as follows.
	September 30, 2008		For the years ended September 30, 2007		September 30, 2006

	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	414,281	$10.13	520,126	$10.04	208,295	$6.81
Granted	—	—	6,249	11.87	358,484	11.49
Vested	(129,112)	9.85	(112,094)	9.80	(40,404)	6.81
Forfeited or expired	—	—	—	—	(6,249)	6.80
Outstanding at end of period	285,169	$10.25	414,281	$10.13	520,126	$10.04

The fair value at the vesting date of the restricted stock plan shares vested during the year ended September 30, 2008, 2007 and 2006 was $1,348,617, $1,276,276 and $413,700, respectively.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank’s exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items.

The contract amounts of these financial instruments are summarized as follows:

	2008	2007

Commitments to extend credit	$16,288	$22,400
Unused lines of credit	31,318	29,210
Loans in process	14,530	15,969

Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

In addition to the commitments included in the table above, the Bank has one outstanding standby letter of credit totaling $247,320. The standby letter of credit, which represents a contingent liability to the Bank, expires in June 2009.

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

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 13 - EARNINGS PER SHARE (EPS) (Continued)

The factors used in the earnings per share computation follow.

	2008	2007	2006
Basic
Net income	$1,228	$557	$2,133

Weighted average common shares outstanding	10,065,765	11,526,186	13,021,674

Basic earnings per common share	$0.12	$0.05	$0.16

Diluted
Net income	$1,228	$557	$2,133

Weighted average common shares outstanding for basic earnings per common share	10,065,765	11,526,186	13,021,674

Add: Dilutive effects of assumed exercises of stock options	143,622	154,703	112,124

Add: Dilutive effects of full vesting of stock awards	14,640	27,643	35,866

Average shares and dilutive potential common shares	10,224,027	11,708,532	13,169,664

Diluted earnings per common share	$0.12	$0.05	$0.16

For the years ended September 30, 2008, 2007 and 2006, stock options and restricted stock awards for 965,222, 1,038,910 and 259,356 shares of common stock , respectively, were not considered in computing diluted earnings per common share because they were antidilutive.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS

American Bancorp of New Jersey, Inc. as a unitary thrift holding company is not subject to specific regulatory capital guidelines. The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

The Bank’s actual and required capital amounts and ratios are presented below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2008
Total capital (to risk-weighted assets)	$77,325	19.28%	$32,085	8.00%	$40,106	10.00%
Tier I capital (to risk-weighted) assets)	74,290	18.52	16,042	4.00	24,064	6.00
Tier I (core) capital (to adjusted total assets)	74,290	11.94	24,878	4.00	31,098	5.00

As of September 30, 2007
Total capital (to risk-weighted assets)	$79,694	22.45%	$28,402	8.00%	$35,502	10.00%
Tier I capital (to risk-weighted) assets)	77,126	21.72	14,201	4.00	21,301	6.00
Tier I (core) capital (to adjusted total assets)	77,126	13.74	22,447	4.00	28,058	5.00

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 14 - REGULATORY CAPITAL REQUIREMENTS (Continued)

As of September 30, 2008, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following is a reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital as of the dates indicated:

	2008	2007

GAAP equity	$73,749	$76,839
Accumulated other comprehensive loss	541	287
Tier I capital	74,290	77,126
General regulatory allowance for loan losses	3,035	2,568

Total capital	$77,325	$79,694

Other than the funds held at the holding company level, the Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is generally limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. Notwithstanding this general limitation, during the fiscal year ended September 30, 2008, the Bank applied for, and received, regulatory approval to pay a $6.5 million dividend to the holding company which was distributed during the quarter ended September 30, 2008. The change in the Bank’s equity capital reported above reflects the dividend paid from the Bank to the holding company during fiscal 2008.

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair value of financial instruments were as follows:

	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$20,375	$20,375	$37,421	$37,421
Securities available-for-sale	81,163	81,163	58,093	58,093
Securities held-to-maturity	7,509	7,443	6,730	6,671
Loans receivable, net	478,574	475,225	437,883	436,811
Loans held for sale	—	—	1,243	1,260
Federal Home Loan Bank stock	2,743	2,743	2,553	2,553
Accrued interest receivable	2,391	2,391	2,212	2,212

Financial liabilities
Deposits	(447,687)	(448,304)	(428,600)	(428,737)
Advance payments by borrowers for taxes and insurance	(2,811)	(2,811)	(2,702)	(2,702)
Borrowings	(75,547)	(76,002)	(37,612)	(37,872)
Accrued interest payable	(172)	(172)	(213)	(213)

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, stock subscriptions received, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt, including Federal Home Loan Bank advances and reverse repurchase agreements, is based on current rates for similar financing. The fair value of off- balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of these off-balance-sheet items is not material.

NOTE 16 - OTHER COMPREHENSIVE INCOME AND LOSS

Other comprehensive income and loss components and related taxes were as follows.

	2008	2007	2006

Unrealized holding gains (losses) on available-for-sale securities	$(479)	$958	$(133)
Reclassification adjustments for losses later recognized in income	5	11	271
Net unrealized gains and (losses)	(474)	969	138
Tax effect	206	(361)	(60)

Other comprehensive income (loss)	$(268)	$608	$78

(Continued)

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 17 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest Income	Net Interest Income	Net Income	Earnings per Share
				Basic	Fully Diluted
2008
First quarter	$7,834	$3,102	$93	$0.01	$0.01
Second quarter	7,590	3,206	(13)	0.00	0.00
Third quarter	7,963	3,713	431	0.04	0.04
Fourth quarter	8,050	4,019	717	0.07	0.07

2007
First quarter	$6,708	$3,170	$329	$0.03	$0.03
Second quarter	7,159	3,057	150	0.01	0.01
Third quarter	7,508	3,064	150	0.01	0.01
Fourth quarter	7,654	3,008	(72)	0.00	0.00

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 18 – PARENT COMPANY FINANCIAL STATMENTS

American Bancorp of New Jersey, Inc. Condensed Statement of Financial Condition (In thousands, except share data)	At September 30,
	2008	2007
ASSETS
Cash and cash equivalents	$8,252	$3,263
Securities available-for-sale	—	11,858
Investment in subsidiaries	73,745	76,837
ESOP note receivable from bank subsidiary	8,288	8,541
Accrued interest receivable	—	46
Other assets	569	54
Total assets	$90,854	$100,599

LIABILITIES AND EQUITY

Accrued expenses and other liabilities	$6	$6
Total liabilities	6	6

Stockholders equity

Preferred stock, $.10 par value, 10,000,000 shares authorized at September 30, 2008 and 2007;	—	—

Common stock, $.10 par value, 20,000,000 shares authorized, 14,527,953 shares issued at September 30, 2008 and September 30, 2007, 10,859,692 and 11,946,190 outstanding at September 30, 2008 and September 30, 2007	1,453	1,453
Additional paid in capital	115,661	113,607
Unearned ESOP shares	(7,649)	(8,099)
Retained earnings	23,648	24,258
Treasury Stock; 2008 – 3,668,261, 2007 – 2,581,763 shares	(41,724)	(30,353)
Accumulated other comprehensive loss	(541)	(273)
Total stockholders’ equity	90,848	100,593

Total liabilities and stockholders’ equity	$90,854	$100,599

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 18 – PARENT COMPANY FINANCIAL STATEMENTS (Continued)

American Bancorp of New Jersey, Inc. Condensed Statement of Income (In thousands, except share data)	For the years ended September 30,
	2008	2007	2006

Interest income	$799	$1,480	$2,081
Dividends from subsidiaries	6,500	8,000	—
Other income - (loss) on sales of securities available-for-sale	(5)	(11)	—
Interest expense	—	—	—
Other expense	355	296	377
Income before income tax and undistributed (overdistributed) subsidiary income	6,939	9,173	1,704

Provision (benefit) for income taxes	177	475	681
Equity in undistributed (overdistributed) subsidiary income	(5,534)	(8,141)	1,110

Net income	$1,228	$557	$2,133
Earnings per share:
Basic	$0.12	$0.05	$0.16
Diluted	$0.12	$0.05	$0.16

AMERICAN BANCORP OF NEW JERSEY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008, 2007, and 2006
(Tables in Thousands)

NOTE 18 – PARENT COMPANY FINANCIAL STATEMENTS (Continued)

American Bancorp of New Jersey, Inc. Condensed Statement Cash Flows (In thousands, except share data)	For the years ended September 30,
	2008	2007	2006
Cash flows from operating activities
Net Income	$1,228	$557	$2,133
Adjustments to reconcile net income to net cash provided by operating activities
Equity in overdistributed (undistributed) earnings of subsidiary	5,534	8,141	(1,110)
Net amortization of premiums and discounts	(2)	(39)	(156)
Losses on securities available-for-sale	5	11	—
Decrease (increase) in accrued interest receivable	46	94	(140)
Decrease (increase) in other assets	(678)	(210)	(15)
Increase (decrease) in other liabilities	—	(13)	(4)
Net cash provided by operating activities	6,133	8,541	708

Cash flows from investing activities
Decrease in ESOP note receivable	253	237	221
Purchases of securities available-for-sale	—	—	(33,795)
Sales of securities available-for-sale	11,510	3,227	—
Maturities of securities available-for-sale	—	6,000	6,000
Principal paydowns on securities available-for-sale	321	4,230	2,687
Net cash used in investing activities	12,084	13,694	(24,887)

Cash flows from financing activities
Net proceeds from stock issuance	—	—	89,588
MHC Capital infusion	—	—	99
RSP and treasury share purchases	(11,419)	(26,049)	(4,380)
Proceeds from stock option exercises	29	—	—
Capital contribution to subsidiary	—	—	(52,506)
Cash dividends paid	(1,838)	(1,867)	(2,112)
Net cash provided by (used in) financing activities	(13,228)	(27,916)	30,689
Net change in cash and cash equivalents	4,989	(5,681)	6,510
Cash and cash equivalents at beginning of year	3,263	8,944	2,434
Cash and cash equivalents at end of year	$8,252	$3,263	$8,944

DIRECTORS AND OFFICERS

Directors of American Bancorp of New Jersey and American Bank of New Jersey	Officers of American Bancorp of New Jersey	Officers of American Bank of New Jersey

Joseph Kliminski	Joseph Kliminski	Joseph Kliminski
Chief Executive Officer	Chief Executive Officer	Chief Executive Officer

Fred G. Kowal	Fred G. Kowal	Fred G. Kowal
President and Chief Operating	President and Chief Operating	President and Chief Operating
Officer	Officer	Officer

W. George Parker	Eric B. Heyer	Eric B. Heyer
Chairman of the Board	Sr. Vice President, Treasurer and	Sr. Vice President, Treasurer and
President and Retired Chief	Chief Financial Officer	Chief Financial Officer
Executive Officer of Adco
Chemical Company	Richard M. Bzdek	Richard M. Bzdek
	Sr. Vice President, Corporate	Sr. Vice President, Corporate
James H. Ward III	Secretary	Secretary
Vice Chairman,
Retired Investor		Catherine M. Bringuier
Sr. Vice President, Chief Lending Officer
Robert A. Gaccione
Partner of the law firm Gaccione,		Glenn Miller III
Pomaco & Malanga P.C.		Sr. Vice President, Commercial
Real Estate Lending
H. Joseph North
Retired Town Administrator of		Teresa W. Ko
Bloomfield, NJ		Vice President, Commercial Loan
Underwriting
Vincent S. Rospond
Attorney and majority stockholder		Josephine Castaldo
of the law firm Rospond, Rospond		Vice President, Deposit
& Conte, P.A.		Operations/BSA Officer

Lois Anderson
Vice President, Branch
Administration

Robert A. Gaccione, Jr.
Vice President, Loan Origination

John Scognamiglio
Vice President, Controller

INVESTOR AND CORPORATE INFORMATION

Annual Meeting

The Annual Meeting of Stock holders will be held at 8:30 a.m. local time, on February 24, 2009, at The Wilshire Grand Hotel, 350 Pleasant Valley Way, West Orange, New Jersey.

Stock Listing

American Bancorp of New Jersey common stock is listed on the Nasdaq Global Market under the symbol “ABNJ.”

Price Range of Common Stock

Shares of American Bancorp of New Jersey, Inc. (“ABNJ”) began trading on October 6, 2005 following the completion of the Company’s second step conversion. The high and low closing prices for the common stock as reported on the NASDAQ Global Market, as well as the dividends declare per share, are reflected in the table below. Such information reflects inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Fiscal Year 2008	High	Low	Dividends
First Quarter	$10.98	$10.11	$0.04
Second Quarter	$10.86	$10.10	$0.04
Third Quarter	$11.32	$9.90	$0.05
Fourth Quarter	$10.60	$9.51	$0.05

The combination of our regular quarterly dividends resulted in total cash dividends of $0.18 per share paid to public shareholders in fiscal 2008.

Fiscal Year 2007	High	Low	Dividends
First Quarter	$12.24	$11.74	$0.04
Second Quarter	$12.02	$11.50	$0.04
Third Quarter	$11.60	$10.24	$0.04
Fourth Quarter	$11.10	$10.24	$0.04

The combination of our regular quarterly dividends resulted in total cash dividends of $0.16 per share paid to public shareholders in fiscal 2007.

At December 11, 2008, there were 10,859,692 shares of American Bancorp of New Jersey, Inc common stock issued and outstanding and approximately 831 stockholders of record.

Stock Performance Graph

The Company has added the SNL Thrift Index to its stock performance graph due to its familiarity to investors as a representative index of the stock performance of the thrift industry. The SNL Thrift Index is expected to replace the Hemscott Savings & Loan Index in the Company’s stock performance graphs included in future reports.

Stockholder and General Inquiries	Transfer Agent

American Bancorp of New Jersey	Registrar and Transfer Company
365 Broad Street	10 Commerce Drive
Bloomfield, New Jersey 07003	Cranford, New Jersey 07016
(973) 748-3600	(800) 525-7686
Attention: Eric B. Heyer
Investor Relations

Annual Reports

A copy of the Annual Report on Form 10-K without exhibits for the year ended September 30, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Eric B. Heyer, Investor Relations, American Bancorp of New Jersey, 365 Broad Street, Bloomfield, New Jersey, 07003.

OFFICE LOCATIONS

Administrative Headquarters
365 Broad Street
Bloomfield, New Jersey 07003
(973) 748-3600

Bloomfield Branch
347 Broad Street
Bloomfield, New Jersey 07003
(973) 748-3600

Bloomfield Drive Up Facility
16 Pitt Street
Bloomfield, New Jersey 07003

Cedar Grove Branch
310 Pompton Avenue
Cedar Grove, New Jersey 07009
(973) 239-6450

Verona Branch
725 Bloomfield Avenue
Verona, New Jersey 07044
(973) 857-0856

Nutley Branch
213 Harrison Street
Nutley, New Jersey 07110
(973) 798-6150

Clifton Branch
500 Clifton Avenue
Clifton, New Jersey 07011
(973) 798-6250